As filed with the Securities and Exchange Commission on July 27, 2009

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

under

the Securities Act of 1933

INTERNATIONAL ASSETS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	5231	59-2921318
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

220 E. Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

(407) 741-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian T. Sephton, Chief Financial Officer

International Assets Holding Corporation

220 E. Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

(407) 741-5300

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Alfred G. Smith, Esq. William G. McCullough, Esq. Shutts & Bowen LLP 1500 Miami Center 201 South Biscayne Boulevard Miami, Florida 33131 (305) 379-9147	Craig L. Evans, Esq. Scott D. Claassen, Esq. Stinson Morrison Hecker LLP 1201 Walnut, Suite 2900 Kansas City, Missouri 64106 (816) 842-8600

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, $0.01 par value	9,053,916 shares	N/A	$144,248,842	$8,049.09

(1)	This registration statement covers the maximum number of shares of common stock, $0.01 par value per share, of International Assets Holding Corporation, a Delaware corporation (“International Assets”), that may be issued as part of the proposed merger described herein to the holders of the common stock, $0.0001 par value per share, of FCStone Group, Inc. (“FCStone”), and to holders of FCStone outstanding options to acquire FCStone common stock.

(2)	Based on the maximum number of shares of International Assets common stock that may be issued as part of the proposed merger described herein, calculated as the product of (a) an exchange ratio of 0.2950 shares of International Assets common stock for each whole share of FCStone common stock multiplied by (b) the sum of (i) 27,930,188, the number of shares of FCStone common stock outstanding as of the close of business on July 23, 2009, and (ii) 2,761,055 shares of FCStone common stock issuable pursuant to options outstanding as of the close of business on July 23, 2009 (whether or not currently exercisable).

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and Rule 457(f)(1), based upon the product of: (A) 30,691,243, the estimated maximum number of shares of FCStone common stock that may be cancelled in the merger, multiplied by (B) $4.70, the average of the high and low sale prices for shares of FCStone common stock as reported on the NASDAQ Global Select Market on July 23, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JULY 27, 2009

[Logo of IAAC]	[Logo of FCStone]

SPECIAL MEETINGS OF STOCKHOLDERS MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of International Assets Holding Corporation and FCStone Group, Inc., we are pleased to deliver our joint proxy statement/prospectus for the combination of our two companies in a transaction structured as a merger of equals.

The combined company is expected to be a leading global provider of consulting and trade execution services, servicing more than 10,000 customers from an employee base of 650 people in eleven countries. We believe the combined company will be well positioned to achieve strong financial performance and increase stockholder value by adhering closely to our customer-centric strategies.

If the merger is consummated, FCStone stockholders will receive 0.2950 shares of common stock of International Assets for each share of FCStone common stock held as of the record date. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. The stockholders of International Assets will continue to own their existing shares, which will not be affected by the merger. We estimate that International Assets will issue approximately 8,239,405 shares of its common stock to FCStone stockholders in the merger based on the exchange ratio and the number of shares of FCStone common stock outstanding on July 25, 2009 assuming no exercises of FCStone stock options prior to the merger. Upon completion of the merger, we estimate that FCStone’s former stockholders will own approximately 47.5% of the common stock of International Assets.

International Assets common stock is listed on the NASDAQ Global Market under the symbol “IAAC.” On                     , 2009, the last trading day before the date of this joint proxy statement/prospectus, the closing price of International Assets common stock was $             per share. FCStone common stock is listed on the NASDAQ Global Select Market under the symbol “FCSX.”

Your vote is very important. We cannot complete the merger unless the International Assets common stockholders vote to approve the issuance of International Assets common stock in the merger and the amendments to the certificate of incorporation of International Assets, and the FCStone common stockholders vote to approve and adopt the merger agreement.

Each of International Assets and FCStone will hold a special meeting of stockholders to vote on proposals related to the merger, and in the case of International Assets, additional proposals relating to its certificate of incorporation. The meetings of stockholders will be held at the dates, times and locations set forth below. Whether or not you plan to attend your company’s meeting, please take the time to submit your proxy by completing and returning the enclosed proxy card or voting instruction form or voting by telephone or the internet as instructed on the enclosed proxy card. If your shares of International Assets common stock or FCStone common stock are held in an account with a bank, broker or other nominee, you must instruct your bank, broker or other nominee how to vote those shares.

The dates, times and places of the special meetings are as follows:

For International Assets stockholders: , 2009 10:00 a.m., local time	For FCStone stockholders: , 2009 9:00 a.m., local time Kansas City, Missouri
The International Assets board of directors recommends that International Assets stockholders vote FOR the issuance of International Assets common stock in the merger, and FOR the amendments to the certificate of incorporation.	The FCStone board of directors recommends that FCStone stockholders vote FOR the adoption of the merger agreement.
Sean M. O’Connor Chief Executive Officer International Assets Holding Corporation	Paul G. Anderson Chief Executive Officer FCStone Group, Inc.

For a discussion of significant matters that should be considered before voting at the special meetings, see “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger and other transactions described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger under this joint proxy statement/prospectus nor have they determined if the attached joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2009, and is first being mailed to stockholders of International Assets and FCStone on or about                     , 2009.

INTERNATIONAL ASSETS HOLDING CORPORATION

220 E. Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held                     , 2009

To the Stockholders of International Assets Holding Corporation:

On behalf of the board of directors of International Assets Holding Corporation, a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed combination of International Assets and FCStone Group, Inc., a Delaware corporation. A special meeting of stockholders of International Assets will be held on                     , 2009 at 10:00 a.m., local time, at                     , for the following purposes:

1. To consider and vote upon the issuance of shares of International Assets common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of July 1, 2009, by and among International Assets Holding Corporation, International Assets Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of International Assets, and FCStone Group, Inc., a Delaware corporation;

2. To consider and vote upon a proposal to approve an amendment to International Assets’ certificate of incorporation to increase the number of authorized shares of International Assets common stock from 17,000,000 shares to 30,000,000 shares;

3. To consider and vote upon a proposal to approve an amendment to International Assets’ certificate of incorporation to establish a classified board of directors initially consisting of thirteen members to be divided into three classes, the reduction in the size of the board to eleven members in 2012 and to nine members in 2013, and the elimination of the classified board in 2013;

4. To consider and vote upon a proposal to approve an amendment to International Assets’ certificate of incorporation to eliminate a provision that requires the affirmative vote of the holders of 75% of the outstanding shares of International Assets common stock to remove or change the chairman of the board;

5. To consider and vote upon an adjournment of the International Assets special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of International Assets Proposal Nos. 1, 2, 3 or 4; and

6. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of International Assets has fixed                     , 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the International Assets special meeting and any adjournment or postponement thereof. Only holders of record of shares of International Assets common stock at the close of business on the record date are entitled to notice of, and to vote at, the International Assets special meeting. At the close of business on the record date, International Assets had outstanding and entitled to vote              shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the shares voting in person or by proxy at the International Assets special meeting is required for approval of each of International Assets Proposal Nos. 1 and 5. The affirmative vote of the holders of a majority of the shares of International Assets common stock outstanding on the record date for the International Assets special meeting is required for approval of International Assets Proposal Nos. 2 and 3. The affirmative vote of the holders of 75% of the shares of the common stock of International Assets outstanding on the record date for the International Assets special meeting is required for approval of International Assets Proposal No. 4. Even if you plan to attend the International Assets special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of each of International Assets Proposal Nos. 1, 2, 3, 4 and 5. If you fail to return your proxy card or vote by telephone or by using the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the International Assets special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Sean M. O’Connor

Chief Executive Officer

New York, New York

                    , 2009

The board of directors of International Assets has unanimously determined that each of the International Assets proposals outlined above is advisable and fair to, and in the best interests of, International Assets and its stockholders, and has approved each such proposal. The International Assets board of directors unanimously recommends that International Assets’ stockholders vote “For” each proposal.

FCSTONE GROUP, INC.

1251 NW Briarcliff Parkway, Suite 800

Kansas City, Missouri 64116

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2009

To the Stockholders of FCStone Group, Inc.:

On behalf of the board of directors of FCStone Group, Inc., a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed combination of International Assets Holding Corporation, a Delaware corporation, and FCStone. A special meeting of stockholders of FCStone will be held on                     , 2009 at 9:00 a.m., local time, at                      for the following purposes:

1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of July 1, 2009, by and among International Assets Holding Corporation, a Delaware corporation, International Assets Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of International Assets, and FCStone Group, Inc.;

2. To consider and vote upon any adjournment of the special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of FCStone has fixed                     , 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of FCStone common stock at the close of business on the record date are entitled to notice of, and to vote at, the FCStone special meeting. At the close of business on the record date, FCStone had outstanding and entitled to vote              shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the shares of FCStone common stock outstanding on the record date for the FCStone special meeting is required for approval of FCStone Proposal No. 1 regarding the adoption of the merger agreement. The affirmative vote of the holders of a majority of the shares voting in person or by proxy at the FCStone special meeting is required to approve FCStone Proposal No. 2 regarding an adjournment of the FCStone special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes in favor of FCStone Proposal No. 1.

Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card or voting instruction form, or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card or voting instruction form without indicating how you wish to vote, your proxy or voting instruction form will be counted as a vote in favor of the adoption of the merger agreement and in favor of an adjournment of the FCStone special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes in favor of FCStone Proposal No. 1. If you fail to return your proxy card or voting instruction form, or vote by telephone or by using the Internet, the effect will be a vote against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the FCStone special meeting. If you do attend the FCStone special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send any certificates representing your FCStone common stock at this time.

By Order of the Board of Directors,

Paul G. Anderson

Chief Executive Officer

Kansas City, Missouri

                    , 2009

The board of directors of FCStone has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, FCStone and its stockholders, and unanimously recommends that FCStone stockholders vote “For” each proposal.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus refers to important business and financial information about FCStone that is not included in or delivered with this joint proxy statement/prospectus. This information is available for your review at the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549 and through the SEC’s website at www.sec.gov. Such information is also available to you without charge upon written or oral request at the following address: FCStone Group, Inc., Attn: Investor Relations, 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116 or by telephone at (800) 255-6381.

If you are an FCStone stockholder and you have questions about the merger, this joint proxy statement/prospectus, voting your shares, would like additional copies of this joint proxy statement/prospectus or need to obtain other information related to the proxy solicitation, you may contact FCStone’s proxy solicitor, at the following address and telephone number:

You will not be charged for any of these documents that you request.

To obtain timely delivery, FCStone stockholders must request information or documents from FCStone or its proxy solicitor no later than five business days before the date of the FCStone special meeting, or no later than                     , 2009.

See “Where You Can Find More Information” on page 200 for a detailed description of the documents incorporated by reference into this joint proxy statement/prospectus. Information contained on the International Assets and FCStone websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by International Assets (File No. 333-                    ), constitutes a prospectus of International Assets under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of International Assets common stock to be issued in the merger contemplated by the merger agreement.

This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (i) with respect to the International Assets special meeting, at which International Assets stockholders will be asked to consider and vote upon certain proposals, including a proposal to approve the issuance of shares of International Assets common stock in the merger contemplated by the merger agreement, and (ii) with respect to the FCStone special meeting, at which FCStone stockholders will be asked to consider and vote upon certain proposals, including a proposal to adopt the merger agreement.

As used in this joint proxy statement/prospectus, references to “International Assets” refer collectively to International Assets Holding Corporation and all of its subsidiaries unless the context requires otherwise, references to “FCStone” refer to FCStone Group, Inc. and all of its subsidiaries unless the context requires otherwise, and references to the “combined company” refer to International Assets following the consummation of the proposed merger described in this joint proxy statement/prospectus.

i

Page
International Assets’ Reasons for the Merger and recommendation of the International Assets’ Board of Directors	57
FCStone’s Reasons for the Merger and recommendation of the FCStone’s Board of Directors	61
Opinion of International Assets’ Financial Advisor	62
Opinion of FCStone’s Financial Advisor	74
Financial Projections	79
Interests of International Assets’ Directors in the Merger	81
Interests of FCStone’s Executive Officers and Directors in the Merger	81
Material U.S. Federal Income Tax Consequences of the Merger	84
Anticipated Accounting Treatment	86
Appraisal Rights	86
Regulatory Approvals	86
Restrictions on Resales	87
Legal Proceedings Related to the Merger	87
Vote Required	88

THE MERGER AGREEMENT	89
Form and Effective Time of the Merger	89
Consideration to be Received in Merger	90
Procedures for Exchange of Share Certificates	91
Representations and Warranties	92
Covenants and Agreements	93
Conditions to the Merger	98
Termination of the Merger Agreement	99
Expenses and Termination Fees	100
Amendment; Extensions and Waivers	101
Governing Law	102

STOCK OPTION AGREEMENT	103

SUPPORT AGREEMENT	105

INTERNATIONAL ASSETS PROPOSAL NO. 2 — AMENDMENT TO INTERNATIONAL ASSETS’ CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF INTERNATIONAL ASSETS COMMON STOCK	106
Overview	106
Reasons for the Increase in Authorized Shares	106
Effects of the Increase in Authorized Shares	107
Vote Required; Recommendation of International Assets Board of Directors	107

INTERNATIONAL ASSETS PROPOSAL NO. 3 — AMENDMENTS TO INTERNATIONAL ASSETS’ CERTIFICATE OF INCORPORATION TO ESTABLISH A CLASSIFIED BOARD	108
Overview	108
Proposed Amendment	108
Background and Reasons for the Amendment	109
Effect of the Amendment	109
Advantages of the Amendment	110
Disadvantages of the Amendment	110
Relationship to Merger Agreement	110
Vote Required; Recommendation of International Assets Board of Directors	111

Page
INTERNATIONAL ASSETS PROPOSAL NO. 4 — AMENDMENTS TO INTERNATIONAL ASSETS’ CERTIFICATE OF INCORPORATION TO ELIMINATE THE REQUIREMENT OF STOCKHOLDER APPROVAL TO REPLACE OR CHANGE THE CHAIRMAN OF THE BOARD	112
Overview	112
Reasons for the Amendment	112
Vote Required; Recommendation of International Assets Board of Directors	113

INTERNATIONAL ASSETS PROPOSAL NO. 5 — POSSIBLE ADJOURNMENT OF THE INTERNATIONAL ASSETS SPECIAL MEETING	114
Vote Required; Recommendation of International Assets Board of Directors	114

FCSTONE PROPOSAL NO. 2 — POSSIBLE ADJOURNMENT OF THE FCSTONE SPECIAL MEETING	115
Vote Required; Recommendation of FCStone Board of Directors	115

BUSINESS OF INTERNATIONAL ASSETS	116

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF INTERNATIONAL ASSETS	123

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF INTERNATIONAL ASSETS	150

MANAGEMENT OF INTERNATIONAL ASSETS FOLLOWING THE MERGER	152
Resignation of FCStone Directors	152
Executive Officers and Directors of the Combined Company	152
Composition of the Board	155
Director Independence	155
Committees of the Board of Directors	155
Director Compensation	157
Compensation Committee Interlocks and Insider Participation	160

EXECUTIVE COMPENSATION OF INTERNATIONAL ASSETS	161

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF THE COMBINED COMPANY	173

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF INTERNATIONAL ASSETS	174

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER	176

DESCRIPTION OF CAPITAL STOCK OF INTERNATIONAL ASSETS	179
Authorized Capital Stock	179
Common Stock	179
Preferred Stock	179
Dividends	180
Listing	180
Transfer Agent and Registrar	180
Anti-Takeover Provisions	180
Classified Board Provision	181
Limitations on Liability and Indemnification of Officers and Directors	181

COMPARATIVE RIGHTS OF INTERNATIONAL ASSETS STOCKHOLDERS AND FCSTONE STOCKHOLDERS	182

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	190

LEGAL MATTERS	200

EXPERTS	200

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS	200

WHERE YOU CAN FIND MORE INFORMATION	200

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF INTERNATIONAL ASSETS	F-1

ANNEXES
Annex A:	Agreement and Plan of Merger
Annex B:	Stock Option Agreement between International Assets and FCStone
Annex C:	Support Agreement between FCStone and certain International Assets Stockholders
Annex D:	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
Annex E:	Opinion of BMO Capital Markets Corp.
Annex F:	Form of Certificate of Amendment to the Certificate of Incorporation of International Assets to Increase the Authorized Shares of International Assets Common Stock
Annex G:	Form of Certificate of Amendment to the Certificate of Incorporation of International Assets to Establish Classified Board

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE STOCKHOLDER MEETINGS

The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of International Assets common stock and FCStone common stock, the International Assets special meeting and the FCStone special meeting. This section, however, only provides summary information. International Assets and FCStone urge you to read carefully the remainder of this joint proxy statement/prospectus, including the annexes to this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you regarding the merger and the other matters being considered at the International Assets special meeting and the FCStone special meeting.

Q:	What is the proposed transaction?

A:	International Assets and FCStone have entered into an Agreement and Plan of Merger dated July 1, 2009, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of International Assets and FCStone. Under the merger agreement, International Assets Acquisition Corp., a wholly owned subsidiary of International Assets, will merge with and into FCStone, with FCStone surviving as a wholly owned subsidiary of International Assets, which transaction is referred to as the merger. The shares of International Assets common stock issued to FCStone stockholders in connection with the merger are expected to represent approximately 47.5% of the outstanding shares of International Assets common stock immediately following the consummation of the merger, based on the number of shares of International Assets common stock and FCStone common stock that were outstanding on July 1, 2009, assuming that no FCStone or International Assets stock options are exercised after July 1, 2009 and prior to the effective time of the merger. For a more complete description of the merger, please see the section entitled “International Assets Proposal No. 1 and FCStone Proposal No. 1 — The Merger” on page 52 of this joint proxy statement/prospectus.

Q:	Why are the two companies proposing to merge?

A:	Both International Assets and FCStone believe that the combination will create a leading global provider of consulting and trade execution services. Management believes the combined entity will be better positioned to take advantage of market opportunities and enjoy better access to capital sources. For a discussion of the reasons for the merger, we urge you to read the information in the section entitled “International Assets Proposal No. 1 — The Merger — International Assets’ Reasons For the Merger and Recommendation of International Assets’ Board of Directors” on page 57 and “FCStone Proposal No. 1 — The Merger — FCStone’s Reasons For the Merger and Recommendation of FCStone’s Board of Directors” on page 61 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either International Assets or FCStone, and thus you are entitled to vote at such company’s special meeting. This document serves as both a joint proxy statement of International Assets and FCStone, used to solicit proxies for each of the company’s special meetings, and as a prospectus of International Assets, used to offer shares of International Assets common stock in exchange for shares of FCStone common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of International Assets and FCStone, and you should read it carefully.

Q:	When and where will the FCStone special meeting take place?

A:	The FCStone special meeting will be held on , 2009 at 9:00 a.m., local time, at .

Q:	When and where will the International Assets special meeting take place?

A:	The International Assets special meeting will be on , 2009 at 10:00 a.m., local time, at .

Q:	Who can attend and vote at the stockholders meetings?

A:	FCStone: All FCStone stockholders of record as of the close of business on , 2009, the record date for the FCStone special meeting, are entitled to receive notice of and to vote at the FCStone special meeting.

International Assets: All International Assets stockholders of record as of the close of business on                     , 2009, the record date for the International Assets special meeting, are entitled to receive notice of and to vote at the International Assets special meeting.

Q:	How many votes do I have?

A:	FCStone: You are entitled to one vote at the FCStone special meeting for each share of FCStone common stock that you owned as of the record date. As of the close of business on the record date, there were approximately outstanding shares of FCStone common stock. As of that date, % of the outstanding shares of FCStone common stock were held by the directors and executive officers of FCStone.

International Assets: You are entitled to one vote at the International Assets special meeting for each share of International Assets common stock that you owned as of the record date. As of the close of business on the record date, there were approximately              outstanding shares of International Assets common stock. As of that date,     % of the outstanding shares of International Assets common stock were held by the directors and executive officers of International Assets.

Q:	What do I need to do now?

A:	We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you.

If you are an FCStone stockholder, you may provide your proxy instructions in three different ways. First, you may vote by completing and signing the FCStone proxy card that accompanies this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. Alternatively, you may submit your proxy to vote your shares by telephone by following the “Vote By Phone” instructions set forth on the enclosed FCStone proxy card. Finally, you may submit your proxy to vote your shares from any location in the world by following the “Vote By Internet” instructions set forth on the enclosed FCStone proxy card. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of FCStone stockholders.

If your FCStone shares are held for you in an FCStone benefit plan, such as the employee stock ownership plan or “ESOP,” you are receiving a voting instruction form from the plan trustee or administrator. To vote these shares, you will need to follow the specific voting instructions appearing on the voting instruction form. You must provide your completed voting instruction form by the deadline specified in such form. If your voting instructions are not received by this deadline, it is anticipated that FCStone, as the plan administrator, will direct the plan trustee to vote the shares credited to your account in accordance with the recommendation of our board of directors. You may attend the special meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the plan trustee.

If you are an International Assets stockholder, you may provide your proxy instructions in three different ways. First, you may vote by completing and signing the International Assets proxy card that accompanies this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. Alternatively, you may submit your proxy to vote your shares by telephone by following the “Vote By Phone” instructions set forth on the enclosed International Assets proxy card. Finally, you may submit your proxy to vote your shares from any location in the world by following the “Vote By Internet” instructions set forth on the enclosed International Assets proxy card. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of International Assets stockholders.

Q:	What happens if I do not return a proxy card or voting instruction form or otherwise provide proxy or voting instructions?

A:	If you are an International Assets stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the special meeting of International Assets stockholders, which is required to transact business at the meeting. If you are an International Assets stockholder and you do not submit a proxy card or vote at the International Assets special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum and will have no effect on the approval of International Assets Proposal Nos. 1 and 5, but would have the same effect as voting against International Assets Proposal Nos. 2, 3 and 4. Broker non-votes will similarly have no effect on the approval of International Assets Proposal Nos. 1 and 5, but would have the same effect as voting against International Assets Proposal Nos. 2, 3 and 4. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting of International Assets stockholders, but will not be voted at the meeting. As a result, your abstention will have no effect on the approval of International Assets Proposal Nos. 1 and 5, but would have the same effect as voting against International Assets Proposal Nos. 2, 3, and 4.

If you are an FCStone stockholder, the failure to return your proxy card or voting instruction form or otherwise provide proxy or voting instructions will have the same effect as voting against the adoption of the merger agreement and could be a factor in establishing a quorum for the special meeting of FCStone stockholders, which is required to transact business at the meeting. The failure to submit a proxy card or voting instruction form, or to vote at the FCStone special meeting, or an abstention, vote withheld or “broker non-vote” will have no effect on the outcome of FCStone Proposal No. 2.

Q:	May I vote in person?

A:	If your shares of International Assets common stock or FCStone common stock are registered directly in your name with International Assets’ or FCStone’s transfer agent, respectively, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by International Assets or FCStone, respectively. If you are an International Assets stockholder of record, you may attend the special meeting of International Assets stockholders to be held on , 2009 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. If you are an FCStone stockholder of record, you may attend the special meeting of FCStone stockholders to be held on , 2009 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of International Assets common stock or FCStone common stock are held in a brokerage account or by another nominee, including the FCStone Employee Stock Ownership Plan, or ESOP, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of International Assets stockholders or the special meeting of FCStone stockholders, respectively. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	May I change my vote after I have provided proxy instructions?

A:	Yes. If you are stockholder of record, you may change your vote at any time before your proxy is voted at the International Assets special meeting or FCStone special meeting, as applicable. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the International Assets special meeting or FCStone special meeting, as applicable, and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

You may revoke your voting instructions with respect to any shares of FCStone common stock you hold in the FCStone ESOP by delivering a valid, later-dated voting instruction form by the deadline specified in the voting instructions furnished by the plan trustee or administrator.

Q:	What is required to consummate the merger?

A:	To consummate the merger, International Assets stockholders must approve: (1) the issuance of shares of International Assets common stock in the merger; (2) an amendment to International Assets’ certificate of incorporation to increase the number of authorized shares of International Assets common stock; (3) an amendment to International Assets’ certificate of incorporation to establish a classified board of directors; and (4) an amendment to International Assets’ certificate of incorporation to eliminate a provision that requires stockholder approval to remove or change the chairman of the board of International Assets.

The affirmative vote of the holders of a majority of the shares voting in person or by proxy at the International Assets special meeting is required for approval of Proposal No. 1. The affirmative vote of the holders of a majority of the shares of International Assets common stock outstanding on the record date for the International Assets special meeting is required for approval of Proposal Nos. 2 and 3. The affirmative vote of the holders of 75% of the shares of the common stock of International Assets outstanding on the record date for the International Assets special meeting is required for approval of Proposal No. 4.

In addition, FCStone stockholders must adopt the merger agreement, which adoption requires the affirmative vote of the holders of a majority of the shares of FCStone common stock outstanding on the record date for the FCStone special meeting.

In addition to the receipt of stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled “The Merger Agreement — Conditions to the Merger” on page 98 of this joint proxy statement/prospectus and the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Q:	Why is International Assets asking to amend its certificate of incorporation to increase the number of authorized shares of its common stock?

A:	Approval of an amendment to International Assets’ certificate of incorporation to increase the number of authorized shares of International Assets common stock (which is the subject of International Assets Proposal No. 2) is one of the conditions to the consummation of the merger. Without an increase in the number of authorized shares of International Assets common stock, International Assets would not have a sufficient number of authorized shares to effect the merger and to issue the International Assets common stock to the FCStone stockholders in the merger pursuant to the merger agreement.

Q:	Why is International Assets asking to amend its certificate of incorporation to establish a classified board of directors initially consisting of thirteen members to be divided into three classes, the reduction in the size of the board to eleven members in 2012 and to nine members in 2013, and the elimination of the classified board in 2013?

A:	Approval of an amendment to International Assets’ certificate of incorporation to establish a classified board initially consisting of thirteen members, the reduction in the size of the board to eleven members in 2012 and to nine members in 2013, and the elimination of the classified board in 2013 (which is the subject of International Assets’ Proposal No. 3) is one of the conditions to the consummation of the merger. The establishment of the classified board initially consisting of thirteen members is designed to accommodate the addition of six new members to be designated by FCStone to the existing seven member Board of Directors of International Assets. International Assets and FCStone have agreed that the use of the classified board would continue for a period of three years in order to facilitate an integration of the companies during this period. Commencing in 2013, the classified board would be eliminated and directors would thereafter serve for terms of one year.

Q:	Why is International Assets asking to amend its certificate of incorporation to eliminate a provision that requires the affirmative vote of the holders of 75% of the outstanding shares of International Assets common stock to remove or change the chairman of the board of International Assets?

A:	Approval of an amendment to International Assets’ certificate of incorporation to eliminate a provision that requires stockholder approval to remove or change the chairman of the board of International Assets (which is the subject of International Assets’ Proposal No. 4) is one of the conditions to the consummation of the merger. The elimination of the provision will mean that the chairman of the board of International Assets will be selected by the majority of the directors of International Assets. The board of International Assets believes that the elimination of this provision will improve corporate governance by facilitating changes in this position when considered appropriate by a majority of the directors.

Q:	What will FCStone stockholders receive in the merger?

A:	As a result of the merger, FCStone stockholders will receive 0.2950 shares of International Assets common stock for each share of FCStone common stock they own, which we refer to as the exchange ratio. For example, if you own 1,000 shares of FCStone common stock, you will receive 295 shares of International Assets common stock in exchange for your FCStone shares. The number of shares of International Assets common stock to be issued for each share of FCStone common stock is fixed and will not be adjusted based upon changes in the value of FCStone common stock or International Assets common stock before the merger is consummated (however, the exchange ratio is subject to adjustments for changes in the number of outstanding shares of International Assets or FCStone by reason of future stock splits, reverse stock splits, division of shares, stock dividends or other similar transactions). As a result, the value of the International Assets shares FCStone stockholders will receive in the merger will not be known before the merger, and will go up or down as the market price of International Assets common stock goes up or down. We encourage you to obtain current market quotations of FCStone common stock and International Assets common stock. No fractional shares of International Assets common stock will be issued in the merger. Instead, each FCStone stockholder otherwise entitled to a fraction of a share of International Assets common stock will be entitled to receive in cash the dollar amount determined by multiplying such fraction by the average closing price of International Assets common stock over a ten day period as specified in the merger agreement. For a more complete description of what FCStone stockholders will receive in the merger, please see the section entitled “The Merger Agreement — Consideration to be Received in the Merger” on page 90 of this joint proxy statement/prospectus.

Q:	What will FCStone option holders receive in the merger?

A:	At the effective time of the merger, each FCStone stock option that is outstanding and unexercised immediately prior to the effective time will be converted into an option to purchase International Assets common stock (adjusted to give effect to the exchange ratio) and International Assets will assume such stock option in accordance with the terms of the applicable FCStone stock option plan and terms of the stock option agreement relating to such FCStone stock option, subject to adjustments to the number of shares subject to such option and the exercise price applicable to such option to reflect the exchange ratio in the merger. For more information, please see “The Merger Agreement — Cancellation of FCStone Stock Options” on page 90.

Q:	Will there be any changes to the International Assets board of directors if the merger becomes effective?

A:	The merger agreement provides that the International Assets board of directors following the effective time of the merger will be increased from seven members to thirteen members, with six members to be designated by FCStone (currently expected to be Paul G. Anderson, Brent Bunte, Jack Friedman, Daryl Henze, Bruce Krehbiel and Eric Parthemore) joining the seven current directors of International Assets (currently Scott Branch, John Fowler, Robert Miller, Sean O’Connor, John Radziwill, Diego J. Veitia and Justin Wheeler). For more information, please see the sections entitled “Management of International Assets Following the Merger” on page 152.

Q:	Who will be the executive officers of International Assets immediately following the merger?

A:	It is currently expected that the executive officers of International Assets following the merger will be as follows:

Sean M. O’Connor	Chief Executive Officer
Paul G. Anderson	President
Scott J. Branch	Chief Operating Officer
William J. Dunaway	Chief Financial Officer
Brian T. Sephton	Chief Legal and Governance Officer
Nancey M. McMurtry	Vice President and Secretary
James W. Tivy	Group Controller

Q:	How will International Assets stockholders be affected by the merger and issuance of shares of International Assets common stock?

A:	After the merger, each International Assets stockholder will have the same number of shares of International Assets common stock that the stockholder held immediately prior to the effective time of the merger. However, because International Assets will be issuing new shares of International Assets common stock to FCStone stockholders in the merger, each share of International Assets common stock outstanding immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of International Assets common stock outstanding after the merger. As a result of the merger, each International Assets stockholder will own a smaller percentage of the shares of common stock of a larger company with more outstanding shares and more assets. Based on the number of shares of International Assets and FCStone that were outstanding on July 1, 2009, International Assets stockholders would own in the aggregate approximately 52.5% of International Assets following the merger, assuming that no FCStone or International Assets stock options are exercised after July 1, 2009 and prior to the effective time of the merger.

Q:	What are the material federal income tax consequences of the merger to me?

A:	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that International Assets and FCStone receive opinions of their respective outside counsel regarding such qualification. As a result of the merger’s anticipated qualification as a reorganization, FCStone stockholders will generally not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of FCStone common stock for shares of International Assets common stock, except with respect to cash received in lieu of fractional shares of International Assets common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “International Assets Proposal No. 1 and FCStone Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger” on page 84 of this joint proxy statement/prospectus.

Q:	How does International Assets’ board of directors recommend that International Assets stockholders vote?

A:	After careful consideration, International Assets’ board of directors unanimously recommends that International Assets stockholders vote “FOR” International Assets Proposal No. 1 to approve the issuance of shares of International Assets common stock in the merger; “FOR” International Assets Proposal No. 2 to approve an amendment to International Assets’ certificate of incorporation to increase its authorized shares of common stock; “FOR” International Assets Proposal No. 3 to approve amendments to International Assets’ certificate of incorporation in order to establish a classified board of directors; “FOR” International Assets Proposal No. 4 to approve amendments to International Assets’ certificate of incorporation in order to eliminate a provision that requires stockholder approval to remove or change the chairman of the board; and “FOR” International Assets Proposal No. 5 to adjourn the International Assets special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of International Assets Proposal Nos. 1, 2, 3 or 4.

For a description of the reasons underlying the recommendations of International Assets’ board, see the sections entitled “International Assets Proposal No. 1 — The Merger — International Assets’ Reasons for the Merger and Recommendation of International Assets’ board of directors” on page 57; “International Assets Proposal No. 2 — Amendment to International Assets’ Certificate of Incorporation to Increase the Authorized Shares of International Assets Common Stock” on page 106; “International Assets Proposal No. 3 — Amendments to International Assets’ Certificate of Incorporation to Establish a Classified Board of Directors” on page 108; “International Assets Proposal No. 4 — Amendments to International Assets’ Certificate of Incorporation to Eliminate the Requirement of Stockholder Approval to Replace or Change the Chairman of the Board” on page 112 and the section entitled “International Assets Proposal No. 5 — Possible Adjournment of the International Assets Special Meeting” on page 114.

Q:	How does the FCStone board of directors recommend that FCStone stockholders vote?

A:	After careful consideration, FCStone’s board of directors unanimously recommends that the FCStone stockholders vote “FOR” FCStone Proposal No. 1 to adopt the merger agreement and “FOR” FCStone Proposal No. 2 to adjourn the FCStone special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes in favor of FCStone Proposal No. 1. For a description of the reasons underlying the recommendations of FCStone’s board, see the sections entitled “FCStone Proposal No. 1 — The Merger — FCStone’s Reasons for the Merger” on page 61, and the section entitled “FCStone Proposal No. 2 — Possible Adjournment of the FCStone Special Meeting” on page 115.

Q:	What risks should I consider in deciding whether to vote in favor of the share issuance or the adoption of the merger agreement?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 17, which presents risks and uncertainties related to the merger and risks and uncertainties related to the business and operations of each of International Assets and FCStone.

Q:	When do you expect the merger to be consummated?

A:	International Assets and FCStone are working to complete the merger as quickly as practicable and currently anticipate that the consummation of the merger will occur during the fall of 2009, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to the Merger” on page 98.

Q:	Should FCStone stockholders send in their stock certificates now?

A:	No. If you are an FCStone stockholder, after the merger is consummated, you will receive written instructions from an exchange agent explaining how to exchange your stock certificates representing shares of FCStone common stock for certificates representing shares of International Assets common stock. You will also receive a cash payment in lieu of any fractional share of International Assets common stock. International Assets stockholders will not exchange their stock certificates in connection with the merger.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	No. Under Delaware law, holders of FCStone common stock are not entitled to appraisal rights in connection with the merger because the International Assets common stock is listed on the NASDAQ Global Market and the FCStone common stock is listed on the NASDAQ Global Select Market. Under Delaware law, International Assets stockholders are not entitled to appraisal rights in connection with the merger.

Q:	Who is paying for this proxy solicitation?

A:	International Assets and FCStone are conducting this proxy solicitation and will bear their own costs for soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. FCStone has retained to aid in FCStone’s proxy solicitation process. FCStone estimates that its proxy solicitor fees will be approximately $ . International Assets and FCStone may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:	Who can help answer my questions?

A:	If you are an International Assets stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

International Assets Holding Corporation

Attn: Investor Relations

220 E. Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

Telephone: (888) 345-4685 ext. 335

Email: bsephton@intlassets.com

If you are an FCStone stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

FCStone Group, Inc.

Attn: Investor Relations

1251 N.W. Briarcliff Parkway

Suite 800

Kansas City, Missouri 64116

Telephone: (800) 255-6381

Email: BillD@fcstone.com

SUMMARY

This summary highlights selected information from this document. To understand the merger fully, you should read carefully this entire document and the documents to which we refer, including the annexes attached hereto. See “Where You Can Find More Information” on page 200. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary.

The Merger (Page 52)

In the merger, International Assets Acquisition Corp., a wholly owned subsidiary of International Assets, will merge with and into FCStone, and FCStone will become a wholly owned subsidiary of International Assets. Holders of FCStone common stock and options will become holders of International Assets common stock and stock options, respectively, following the merger. The shares of International Assets common stock issued to FCStone stockholders in connection with the merger are expected to represent approximately 47.5% of the outstanding shares of International Assets common stock immediately following the consummation of the merger, based on the number of shares of International Assets common stock and FCStone common stock that were outstanding on July 1, 2009, assuming that no FCStone or International Assets stock options are exercised after July 1, 2009 and prior to the effective time of the merger.

The Companies (Page 42)

International Assets Holding Corporation

220 E. Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

Telephone: (407) 741-5300

International Assets and its subsidiaries form a financial services group focused on select international markets. International Assets commits its capital and expertise to market-making and dealing in financial instruments, currencies and commodities, and to asset management. International Assets’ activities are divided into five reportable business segments — international equities market-making, foreign exchange trading, commodities trading, international debt capital markets and asset management.

International Assets common stock is traded on the NASDAQ Global Market under the symbol “IAAC.”

International Assets Acquisition Corp. is a wholly owned subsidiary of International Assets that was incorporated in Delaware in June 2009. International Assets Acquisition Corp. does not engage in any operations and exists solely to facilitate the merger.

FCStone Group, Inc.

1251 N.W. Briarcliff, Suite 800

Kansas City, Missouri 64116

Telephone: (816) 410-7120

FCStone is an integrated company providing risk management consulting and transaction execution services to commercial commodity intermediaries, users and producers. FCStone assists primarily middle-market customers in optimizing their profit margins and mitigating commodity price risk. In addition to its risk management consulting services, FCStone operates an independent clearing and execution platform for exchange-traded futures and options contracts. During the last twelve months, FCStone served more than 8,000 customers and transacted more than 73.7 million contracts in the exchange-traded and over-the-counter (“OTC”) markets. FCStone also assists its customers with the financing, transportation and merchandising of their physical commodity inventories.

The Special Meetings

The International Assets Special Meeting (Page 44)

Time, Date and Place. A special meeting of the stockholders of International Assets will be held on                     , 2009, at                                          at 10:00 a.m., local time, to vote on: International Assets Proposal No. 1 to approve the issuance of shares of International Assets common stock in the merger; International Assets Proposal No. 2 to approve an amendment to International Assets’ certificate of incorporation to increase the authorized shares of its common stock; International Assets Proposal No. 3 to approve amendments to International Assets’ certificate of incorporation in order to establish a classified board of directors; International Assets Proposal No. 4 to approve amendments to International Assets’ certificate of incorporation in order to eliminate a provision that requires stockholder approval to remove or change the chairman of the board; and International Assets Proposal No. 5 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of International Assets Proposal Nos. 1, 2, 3 or 4.

Record Date and Voting Power for International Assets. You are entitled to vote at the International Assets special meeting if you owned shares of International Assets common stock at the close of business on                     , 2009, the record date for the International Assets special meeting. You will have one vote at the International Assets special meeting for each share of International Assets common stock you owned at the close of business on the record date. There are              shares of International Assets common stock entitled to be voted at the International Assets special meeting.

Share Ownership of Management. As of                     , 2009, the directors and executive officers of International Assets and their affiliates beneficially owned approximately 33.7% of the shares entitled to vote at the International Assets special meeting. Certain directors and officers of International Assets and their affiliates have entered into a support agreement with FCStone pursuant to which they have agreed to vote their shares of International Assets common stock in favor of the issuance of shares of International Assets common stock in the merger and the related amendments to the certificate of incorporation. A total of 2,784,976 shares are subject to the support agreement representing approximately 30.6% of the shares of International Assets common stock entitled to vote at the International Assets Special Meeting.

The FCStone Special Meeting (Page 48)

Time, Date and Place. A special meeting of the stockholders of FCStone will be held on                     , 2009, at                                         , at 9:00 a.m., local time, to vote on FCStone Proposal No. 1 to adopt the merger agreement and FCStone Proposal No. 2 to adjourn the FCStone special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FCStone Proposal No. 1.

Record Date and Voting Power for FCStone. You are entitled to vote at the FCStone special meeting if you owned shares of FCStone common stock at the close of business on                     , 2009, the record date for the FCStone special meeting. You will have one vote at the FCStone special meeting for each share of FCStone common stock you owned at the close of business on the record date. There are              shares of FCStone common stock entitled to be voted at the FCStone special meeting.

Share Ownership of Management. As of                     , 2009, the directors and executive officers of FCStone and their affiliates beneficially owned approximately 4.1% of the shares entitled to vote at the FCStone special meeting.

Risks Relating to the Merger (Page 17)

In evaluating the merger agreement or the issuance of shares of International Assets common stock in the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors — Risks Relating to the Merger” on page 17.

Reasons for the Merger

Both International Assets and FCStone believe that the combination will create a leading global provider of consulting and trade execution services, and that the combined entity will be better positioned to take advantage of market opportunities and enjoy better access to capital sources. In addition to the foregoing reasons, the International Assets board of directors considered in evaluating the merger a number of other factors. See the section entitled “International Assets Proposal No. 1 — The Merger — International Assets’ Reasons for the Merger and Recommendation of International Assets’ Board of Directors” on page 57. Also, in addition to the foregoing reasons, the FCStone board of directors considered in evaluating the merger a number of other factors. See the section entitled “FCStone Proposal No. 1 — The Merger — FCStone’s Reasons for the Merger” on page 61.

Opinions of Financial Advisors

Opinion of International Assets’ Financial Advisor (Page 62). On June 30, 2009, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey, rendered an oral opinion to International Assets’ board of directors, which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated July 1, 2009, that, as of July 1, 2009, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the exchange ratio in the merger was fair, from a financial point of view, to International Assets.

Houlihan Lokey’s opinion was directed to International Assets’ board of directors and only addressed the fairness from a financial point of view to International Assets of the exchange ratio in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. International Assets encourages its stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to International Assets’ board of directors or any stockholder as to how to act or vote with respect to the proposed merger or related matters. See “International Assets Proposal No. 1 and FCStone Proposal No. 1 — The Merger — Opinion of International Assets’ Financial Advisor”.

Opinion of FCStone’s Financial Advisor (Page 74). In connection with the merger, FCStone’s financial advisor, BMO Capital Markets Corp., which we refer to as BMO Capital Markets, rendered to FCStone’s board of directors a written opinion, dated July 1, 2009, that, as of July 1, 2009, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio provided for in the merger agreement of 0.2950 of a share of International Assets common stock to be paid for each outstanding share of FCStone common stock was fair, from a financial point of view, to the holders of FCStone common stock (other than International Assets or its affiliates). The full text of the written opinion, dated July 1, 2009, of BMO Capital Markets, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety. BMO Capital Markets’ opinion is directed to FCStone’s board of directors for the benefit and use of FCStone’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BMO Capital Markets’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger. FCStone encourages holders of FCStone common stock to read the opinion carefully in its entirety. Pursuant to an engagement letter between FCStone and BMO Capital Markets, FCStone has agreed to pay BMO Capital Markets a transaction fee, a principal portion of which is contingent upon completion of the transaction.

Interests of International Assets’ Directors in the Merger (Page 81)

When considering the recommendations by the International Assets board of directors, you should be aware that a number of International Assets’ directors have interests in the merger that are different from those of other International Assets stockholders.

Interests of FCStone’s Executive Officers and Directors in the Merger (Page 81)

When considering the recommendations by the FCStone board of directors, you should be aware that a number of FCStone’s executive officers and directors have interests in the merger that are different from those of other FCStone stockholders.

Restrictions on Resales (Page 87)

All shares of International Assets common stock received by FCStone stockholders in the merger will be freely tradable, except that shares of International Assets common stock received by persons who become affiliates of International Assets for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Limitation on the Solicitation, Negotiation and Discussion by FCStone and International Assets of Other Acquisition Proposals (Page 94)

Each of FCStone and International Assets has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than FCStone and International Assets, and to certain related matters. The merger agreement does not, however, prohibit either party from considering a bona fide acquisition proposal from a third party if certain specified conditions are met.

Change of Board Recommendation (Page 101)

Subject to limited conditions, the board of directors of FCStone or International Assets may withdraw or modify its recommendation, in the case of FCStone, in support of the adoption of the merger agreement and, in the case of International Assets, in support of the issuance of shares of International Assets common stock in the merger and the amendments to International Assets’ certificate of incorporation.

In the event that the board of directors of International Assets withdraws or modifies its recommendation in a manner adverse to FCStone, International Assets may be required to pay a termination fee of $4.9 million to FCStone and reimburse up to $2.0 million in expenses incurred by FCStone related to the merger.

In the event that the board of directors of FCStone withdraws or modifies its recommendation in a manner adverse to International Assets, the stock option granted by FCStone to International Assets will become exercisable and FCStone will reimburse up to $2.0 million in expenses incurred by International Assets.

Conditions to the Merger (Page 98)

The respective obligations of International Assets and FCStone to consummate the merger are subject to the satisfaction of certain conditions.

Termination of the Merger Agreement (Page 99)

Either International Assets or FCStone can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

Expenses and Termination Fees (Page 100)

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses.

International Assets will be required to pay a termination fee of $4.9 million to FCStone upon the termination of the merger agreement under several circumstances. Further, in these same circumstances, International Assets will be required to reimburse FCStone for expenses incurred in connection with the merger, up to a maximum of $2.0 million.

FCStone will be required to pay a termination fee of $4.9 million to International Assets upon the termination of the merger agreement in the event holders of a majority of the outstanding shares of FCStone common stock do not vote for the adoption of the merger agreement, unless, under the terms of the stock option agreement described below, the option becomes exercisable. Further, in these same circumstances (or if the option becomes exercisable under the stock option agreement), FCStone will be required to reimburse International Assets for expenses incurred in connection with the merger, up to a maximum of $2.0 million.

Stock Option Agreement (Page 103)

In connection with entering into the merger agreement, International Assets and FCStone entered into a Option Agreement, pursuant to which FCStone granted International Assets the option to purchase newly-issued shares of FCStone equal to 19.9% of the total number of shares of FCStone common stock then outstanding. The option is not currently exercisable and, pursuant to the terms of the Option Agreement, will only become exercisable upon the occurrence of certain events related to a change of the recommendation of the board of directors of FCStone regarding the merger or a third-party acquisition proposal relating to FCStone. Under certain circumstances FCStone may be required to repurchase for cash the option or shares acquired pursuant to the exercise of the option. The Option Agreement is attached to this joint proxy statement/prospectus as Annex B.

Tax Matters (Page 84)

Shutts & Bowen LLP, outside counsel to International Assets, and Stinson Morrison Hecker LLP, outside counsel to FCStone, are expected to each issue a tax opinion to the effect that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. In a reorganization, an FCStone stockholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of FCStone common stock for shares of International Assets common stock. However, any cash received for any fractional share will result in the recognition of gain or loss as if such stockholder sold its fractional share. An FCStone stockholder’s tax basis in the shares of International Assets common stock that it receives in the merger will equal its current tax basis in its FCStone common stock (reduced by the basis allocable to any fractional share interest for which it receives cash).

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Regulatory Approvals (Page 86)

International Assets and FCStone have agreed to use commercially reasonable efforts to obtain as promptly as practicable all regulatory approvals that are required to complete the transactions contemplated by the merger agreement.

International Assets must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Global Market in connection with the issuance of shares of International Assets common stock in the merger and the filing of this joint proxy statement/prospectus with the U.S. Securities and Exchange Commission, or the SEC.

The merger is subject to the reporting requirements of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976. Under this act, the merger may not be consummated until the pre-merger notifications and required information have been furnished to the Department of Justice and Federal Trade Commission and the relevant waiting periods have been terminated or have expired.

Although neither International Assets nor FCStone know of any reason why these regulatory approvals would not be obtained in a timely manner, neither International Assets nor FCStone can be certain when or if the approvals will be obtained.

Anticipated Accounting Treatment (Page 86)

For accounting purposes, International Assets is considered to be acquiring FCStone in this transaction. The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus have been prepared in accordance with Article 11 of Regulation S-X, and assume that the transaction will be treated as a purchase pursuant to SFAS 141. Under this method of accounting, the excess of fair values of acquired net assets over the purchase price (if any) is first allocated to reduce the carrying values of non-current assets, such as intangible and fixed assets, with any remaining balance recorded as an extraordinary gain.

However, if the transaction were to be consummated in the 2010 fiscal year of International Assets (i.e. after September 30, 2009), SFAS 141R would apply and would materially change the accounting treatment. Under SFAS 141R, the following items likely would have a material impact on accounting for the transaction: (1) the excess of fair values of acquired net assets over the purchase price (if any) would not first be allocated to reduce the carrying values of various assets, but instead, would all be recorded as an ordinary gain in the statement of operations as opposed to an extraordinary gain; (2) intangible assets, such as FCStone’s customer lists and non-compete agreements, would be valued after the merger, carried on the consolidated balance sheet at fair value and amortized over the appropriate periods through the consolidated income statement; (3) acquisition-related costs would not be part of the purchase price and, as a result, the impact to the pro forma balance sheet would be to reduce the purchase price and the related excess of fair value of acquired net assets over purchase price, with a corresponding decrease to pro forma retained earnings; and (4) any restructuring costs would be expensed as incurred.

Listing of International Assets Common Stock and Delisting and Deregistration of FCStone Common Stock

Application will be made to have the shares of International Assets common stock issued in the merger approved for listing on the NASDAQ Global Market. If the merger is completed, FCStone common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Exchange Act, and FCStone will no longer file periodic reports with the SEC.

Comparative Rights of International Assets Stockholders and FCStone Stockholders (Page 182)

FCStone stockholders, whose rights are currently governed by the FCStone amended certificate of incorporation, the FCStone bylaws and Delaware law, will, upon completion of the merger, become stockholders of International Assets and their rights will be governed by the International Assets certificate of incorporation, the International Assets bylaws, and Delaware law.

Legal Proceedings Related to the Merger

On July 7, 2009, the plaintiffs in a stockholder derivative case previously filed against FCStone (solely as a nominal defendant) and its directors and certain officers and former officers in the Circuit Court of Platte County, Missouri filed a motion for leave to amend the existing case to add a purported class action claim on behalf of the holders of FCStone common stock. If amended, the complaint would allege that the defendants breached their fiduciary duties by engaging in an unfair process in connection with the contemplated merger of FCStone and International Assets. If amended, the complaint would allege that the defendants aided the other defendants’ breaches of their fiduciary duties. If plaintiffs are permitted to amend the complaint, they would seek to enjoin the merger with International Assets, to rescind the merger, and recover legal fees and expenses. FCStone, to the extent it is named as a direct defendant, and the individual defendants intend to defend against the complaint vigorously.

On July 8, 2009, a purported class action complaint was filed against FCStone and its directors, International Assets and International Assets Acquisition Corp. in the Circuit Court of Clay County, Missouri by two individuals who purport to be stockholders of FCStone. Plaintiffs purport to bring this action on behalf of all stockholders of FCStone. The complaint alleges that the defendants breached their fiduciary duties by failing to maximize stockholder value in connection with the contemplated merger of FCStone and International Assets. The complaint also alleges that FCStone, International Assets, and International Assets Acquisition Corp. aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with International Assets, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. FCStone, International Assets and the individual defendants intend to defend against the complaint vigorously.

Market Price and Dividend Information (Page 39)

International Assets common stock is listed on the NASDAQ Global Market under the symbol “IAAC” and FCStone common stock is listed on the NASDAQ Global Select Market under the symbol “FCSX.” On July 1, 2009, the last full trading day prior to the public announcement of the proposed merger, International Assets common stock closed at $15.74 and FCStone common stock closed at $4.15. On July 24, 2009, International Assets common stock closed at $16.40 and FCStone common stock closed at $4.96.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41, you should carefully consider the following risk factors before deciding whether to vote for approval of the merger proposal and the related issuance of stock, the proposals on the amendment of the certificate of incorporation of International Assets and the adjournment proposal. In addition, you should read and consider the risks associated with the business of FCStone because these risks will also affect the combined company. These risks can be found in FCStone’s Annual Report on Form 10-K/A, for the fiscal year ended August 31, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2009, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 200.

Risks Related to the Merger

Because FCStone stockholders will receive in the merger a fixed number of shares of International Assets common stock rather than a fixed value, if the market price of International Assets common stock declines, the value of the International Assets common stock to be received by FCStone stockholders will also decline.

Upon completion of the merger, each share of FCStone common stock will be converted into merger consideration consisting of 0.2950 of a share of International Assets common stock. The market value of the merger consideration may vary from the closing price of International Assets common stock on the date the merger was announced, on the date that this document was mailed to FCStone stockholders, on the date of the special meeting of the FCStone stockholders and on the date of completion of the merger and thereafter. Any change in the market price of International Assets common stock prior to completion of the merger will affect the market value of the merger consideration that FCStone stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, FCStone stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of FCStone stockholders solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of International Assets common stock or shares of FCStone common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of International Assets and FCStone, or regulatory considerations. Many of these factors are beyond the control of International Assets and FCStone. You should obtain current market quotations for shares of International Assets common stock and for shares of FCStone common stock.

Legal proceedings in connection with the merger, the outcomes of which are uncertain, could delay or prevent the completion of the merger.

Since the announcement of the merger, a putative class action lawsuit has been filed on behalf of the stockholders of FCStone (alleging, among other things, that the merger consideration is too low from the perspective of such stockholders). The complaint seeks, among other things, class action status, an order preliminarily and permanently enjoining the proposed transaction, rescission of the transaction if it is consummated, damages, and attorneys’ fees and expenses. In addition, the plaintiffs in an existing lawsuit are seeking to amend their complaint to include a putative class action claim to allege that certain directors and officers of FCStone breached their fiduciary duties by engaging in an unfair sale process in connection with the proposed merger. The plaintiffs are seeking, among other things, to enjoin the merger or to rescind the portions of the transactions that have been completed, and attorneys’ fees. Such legal proceedings could delay or prevent the transaction from becoming effective within the agreed timeframe.

The merger agreement limits the ability of FCStone and International Assets to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit the ability of FCStone and International Assets to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of FCStone or International Assets, as well as a termination fee that is payable by FCStone and International Assets under certain circumstances. In addition, the stock option agreement provides that International Assets may acquire up to 19.9% of the common stock of FCStone under certain circumstances. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of FCStone or International Assets from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per-share market price than that proposed in the merger or might result in a potential competing acquiror proposing to pay a lower per-share price to acquire FCStone or International Assets than it might otherwise have proposed to pay.

The merger is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on International Assets or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, various approvals or consents must be obtained from securities and commodities regulatory and other authorities. In addition, these governmental authorities may impose conditions on the completion of the merger or require changes to the terms of the merger, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of International Assets following the merger, any of which might have a material adverse effect on International Assets following the merger. For a full description of the regulatory clearances, consents and approvals required for the merger, please see “International Assets Proposal No. 1 and FCStone Proposal No. 1 — The Merger — Regulatory Approvals” on page 86.

Failure to complete the merger could negatively affect the stock price of FCStone and International Assets and their future business and operations.

If the merger is not completed for any reason, including as a result of an injunction granted in connection with the ongoing FCStone stockholder litigation relating to the merger (described on pages 87 and 122), FCStone and International Assets may be subject to a number of material risks, including the following:

•	FCStone may be required under certain circumstances to pay International Assets a termination fee of $4.9 million and to reimburse International Assets for up to $2.0 million in expenses;

•

FCStone may be required under certain circumstances to issue to International Assets shares of FCStone common stock up to 19.9% of its outstanding common stock at a price, subject to certain adjustments, of $4.15 per share, and to reimburse International Assets for up to $2.0 million in expenses;

•	International Assets may be required under certain circumstances to pay FCStone a termination fee of $4.9 million and to reimburse FCStone for up to $2.0 million in expenses;

•	the price of the common stock of FCStone and International Assets may decline; and

•	costs related to the merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the merger is not completed.

FCStone and International Assets could also be subject to litigation related to any failure to complete the merger or related to any enforcement proceedings commenced against FCStone or International Assets to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect FCStone’s and International Assets’ business, financial results and stock price.

International Assets and FCStone may waive one or more of the conditions to the merger without re-soliciting stockholder approval for the merger.

Each of the conditions to the obligations of International Assets and FCStone to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of International Assets and FCStone, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of International Assets and FCStone may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. International Assets and FCStone, however, generally do not expect any such waiver to be significant enough to require re-solicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval. If the closing condition requiring receipt by International Assets and FCStone of the opinions of their respective tax counsel were waived, the merger would not be completed before further approval of the FCStone stockholders was obtained following delivery of relevant additional disclosure to the stockholders.

The non-executive directors of International Assets have interests that differ from other International Assets stockholders’ interests and may influence them to support and approve the merger.

Certain members of the board of directors of International Assets have interests in the merger that are different from, or are in addition to, their interests as International Assets stockholders. These interests relate to changes in the director compensation policies of International Assets to be implemented in the event that the merger is completed. These changes will be as follows:

•	The compensation payable to each non-executive director for service as a board member will increase from $18,000 per year to $50,000 per year;

•	The board will add a new position of vice-chairman, and the director holding this position will receive an additional $15,000 per year; and

•	Each non-executive director will also receive an annual grant of restricted stock having a fair value of $25,000 on the date of the annual meeting of stockholders.

As a result, the non-executive directors of International Assets could be more likely to vote for the proposal to approve and adopt the merger agreement and approve the merger than if they did not have these interests. International Assets stockholders should review the section titled “International Assets Proposal No. 1 and FCStone Proposal No. 1 — The Merger — Interests of International Assets’ Directors in the Merger” beginning on page 81 for a more complete description of these considerations.

FCStone’s directors and executive officers have interests that differ from other FCStone stockholders’ interests and may influence them to support and approve the merger.

FCStone’s directors and executive officers have certain interests in the merger that differ from the interests of other FCStone stockholders. First, as of the effective time of the merger, all of the outstanding options to acquire shares of the FCStone common stock that have been granted to FCStone executive officers and employees will become fully vested. Second, certain executive officers of FCStone have entered into change in control agreements with FCStone providing them with certain severance payments if they are terminated under certain circumstances within two years of the execution of the merger agreement. In addition, each FCStone director and officer will also be entitled to continuing indemnification from FCStone for a period of six years following the merger. As a result, FCStone directors and officers could be more likely to vote for the proposal to approve and adopt the merger agreement and approve the merger than if they did not have these interests. FCStone stockholders should review the section titled “International Assets Proposal No. 1 and FCStone Proposal No. 1 — The Merger — Interests of FCStone’s Executive Officers and Directors in the Merger” beginning on page 81 for a more complete description of these considerations.

Uncertainty regarding the merger may cause clients to delay or defer decisions concerning International Assets and FCStone and adversely affect each company’s ability to attract and retain key employees.

The merger will happen only if stated conditions are met, including the approval of the merger proposal by the stockholders of FCStone and International Assets, the receipt of regulatory approvals, and the absence of any material adverse effect in the businesses of FCStone and International Assets. Many of the conditions are outside the control of FCStone and International Assets, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause clients to delay or defer decisions concerning FCStone or International Assets, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of FCStone and International Assets, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the merger could have a material adverse effect on each company’s business, regardless of whether the merger is completed. Current and prospective employees of each company may experience uncertainty about their future roles with the combined company. This may adversely affect the each company’s ability to attract and retain key management, sales, marketing and technical personnel.

Risks Related to the Combined Company

The failure of International Assets to operate and manage the combined company effectively could have a material adverse effect on International Assets’ business, financial condition and operating results.

International Assets will need to meet significant challenges to realize the expected benefits and synergies of the merger. These challenges include:

•	integrating the management teams, strategies, cultures, technologies and operations of the two companies;

•	retaining and assimilating the key personnel of each company;

•	retaining existing clients of FCStone;

•	creating uniform standards, controls, procedures, policies and information systems; and

•

achieving revenue growth because of risks involving (1) the ability to retain clients in FCStone’s commodities business, (2) the ability to sell the services and products of FCStone to the existing clients of International Assets, and (3) the ability to sell the services and products of International Assets to the existing clients of FCStone.

The accomplishment of these post-merger objectives will involve considerable risk, including:

•	the potential disruption of each company’s ongoing business and distraction of their respective management teams;

•	unanticipated expenses related to technology integration; and

•	potential unknown liabilities associated with the merger.

International Assets and FCStone have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of the technical skills and management expertise of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies due to possible cultural conflicts or differences of opinions on technical decisions and product road maps that adversely affect International Assets’ ability to maintain relationships with clients, software developers, customers and employees or to achieve the anticipated benefits of the merger.

Failure to retain key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their financial, technical or management expertise. Employees may experience uncertainty about their future role with FCStone and International Assets until strategies with regard to these employees are announced or executed. If FCStone and International Assets are unable to retain personnel, including FCStone’s key management and risk consultants that are critical to the successful integration and future operations of the companies, the combined company could face disruptions in its operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

As a result of the merger, the combined company will be a larger and more geographically diverse organization, and if the combined company’s management is unable to manage the combined organization efficiently, its operating results will suffer.

Following the merger, the combined company will have approximately 650 employees in 28 offices in eleven countries around the world. As a result, the combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse (including from a cultural perspective) and substantially larger combined organization could have a material adverse effect on the operating results of the combined company after the merger and, as a result, on the market price of International Assets common stock.

The market price of International Assets common stock after the merger may be affected by factors different from those affecting the shares of FCStone or International Assets currently.

The businesses of International Assets and FCStone differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of International Assets and FCStone. For a discussion of the businesses of International Assets and FCStone and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 200.

The market price of International Assets’ common stock may decline as a result of the merger.

The market price of International Assets’ common stock may decline as a result of the merger for a number of reasons, including:

•	the integration of FCStone by International Assets may be unsuccessful;

•	International Assets may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	the effect of the merger on the financial results of International Assets may not be consistent with the expectations of financial or industry analysts.

These factors are, to some extent, beyond the control of International Assets.

The ownership and voting interests of International Assets stockholders will be diluted as a result of the issuance of shares of International Assets common stock to the stockholders of FCStone in the merger.

After the merger, stockholders of FCStone who receive International Assets common stock in the merger will represent approximately 47.5% of International Assets common stock as of the date of the merger, based on the number of shares of International Assets common stock and FCStone common stock that were outstanding on July 1, 2009, assuming that no FCStone or International Assets stock options are exercised after July 1, 2009 and prior to the effective time of the merger. After the merger, International Assets stockholders will have the same number of shares of International Assets common stock held immediately prior to the merger and will therefore hold a smaller percentage, approximately 52.5%, of the aggregate number of shares of International Assets common stock outstanding after the merger, based on the same assumptions as included in the previous sentence.

Risks Relating to International Assets

International Assets faces a variety of risks that could adversely impact its financial condition and results of operations. The risks faced by International Assets include the following:

International Assets does not have a consistent history of profitability, and International Assets’ ability to achieve consistent profitability in the future is subject to uncertainty.

During the fiscal year ended September 30, 2008, International Assets recorded net income of $27.8 million, compared with a net loss of $4.5 million in 2007, and net income of $3.5 million in 2006. During the six months ended March 31, 2009, International Assets had net income of $7.3 million compared to $18.9 million for the six months ended March 31, 2008.

International Assets’ ability to achieve consistent profitability is subject to uncertainty due to the nature of its businesses and the markets in which it operates. In particular, International Assets’ revenues and operating results may fluctuate significantly in the future because of the following factors:

•	Volatility in the securities and commodities markets in which International Assets operates

•	Changes in the volume of International Assets’ market making and trading activities

•	Changes in the value of International Assets’ financial instruments, currency and commodities positions and International Assets’ ability to manage related risks

•	International Assets’ ability to manage personnel, overhead and other expenses

•	Changes in execution and clearing fees

•	The addition or loss of sales or trading professionals

•	Changes in legal requirements

•	General economic and political conditions

Although International Assets is continuing its efforts to diversify the sources of its revenues, it is likely that its revenues and operating results will continue to fluctuate substantially in the future and such fluctuations could result in losses. These losses could have a material adverse affect on International Assets’ business, financial condition and operating results.

The manner in which International Assets accounts for its commodities inventory and forward commitments may increase the volatility of its reported earnings in the future.

International Assets’ net income is subject to volatility due to the manner in which it reports its commodities inventory. This inventory is stated at the lower of cost or market value. International Assets generally mitigates the price risk associated with its commodities inventory through the use of derivatives. This price risk mitigation does not generally qualify for hedge accounting under GAAP. In such situations, any unrealized gains in inventory are not recognized under GAAP, but unrealized gains and losses in related derivative positions are recognized under GAAP. Additionally, GAAP does not require International Assets to reflect changes in estimated values of forward commitments to purchase and sell commodities. As a result, International Assets’ reported earnings from this business segment are subject to greater volatility than the earnings from its other business segments.

International Assets’ substantial indebtedness could adversely affect its financial condition.

As of March 31, 2009, International Assets’ total consolidated indebtedness to lenders and noteholders was approximately $97.4 million. International Assets expects to increase its indebtedness in the future as it continues to expand its business. International Assets’ indebtedness could have important consequences, including:

•	increasing its vulnerability to general adverse economic and industry conditions

•

requiring that a portion of its cash flow from operations be used for the payment of interest on its debt, thereby reducing its ability to use cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements

•	limiting its ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and general corporate requirements

•	limiting its flexibility in planning for, or reacting to, changes in its business and the securities industry

•	restricting its ability to pay dividends or make other payments

•	placing International Assets at a competitive disadvantage to its competitors that have less indebtedness

International Assets may be able to incur additional indebtedness in the future, including secured indebtedness. If new indebtedness is added to International Assets’ current indebtedness levels, the related risks that International Assets now faces could intensify.

Committed credit facilities currently available to International Assets might not be renewed.

As of July 15, 2009, International Assets had four credit facilities under which it may borrow up to $137 million. Of these, three are committed facilities:

•	one for $62 million available to International Assets’ wholly-owned subsidiary, INTL Commodities, for its commodities trading activities, is committed until June 25, 2010.

•	one for $35 million available to International Assets for general purposes is committed until December 31, 2010.

•	one for $25 million available to International Assets’ wholly-owned subsidiary, INTL Global Currencies, for its foreign exchange trading activities, is committed until December 31, 2010.

It is possible that these facilities might not be renewed at the end of their commitment periods and that International Assets will be unable to replace them with other facilities. In such an event, International Assets will be compelled to shrink its business activities, leading to reduced profitability.

International Assets faces risks associated with its market making and trading activities.

International Assets conducts its market-making and trading activities predominantly as a principal, which subjects its capital to significant risks. These activities involve the purchase, sale or short sale for customers and for its own account of financial instruments, including equity and debt securities, commodities and foreign exchange. These activities are subject to a number of risks, including risks of price fluctuations, rapid changes in the liquidity of markets and counterparty creditworthiness.

These risks may limit International Assets’ ability to either resell financial instruments purchased by it or to repurchase securities sold by it in these transactions. In addition, International Assets may experience difficulty borrowing financial instruments to make delivery to purchasers to whom it sold short, or lenders from whom it has borrowed. From time to time, International Assets has large position concentrations in securities of a single issuer or issuers in specific countries and markets. This concentration could result in higher trading losses than would occur if International Assets’ positions and activities were less concentrated.

The success of International Assets’ market-making activities depends on:

•	the price volatility of specific financial instruments, currencies and commodities

•	its ability to attract order flow

•	the skill of its personnel

•	the availability of capital

•	general market conditions

To attract market-trading and trading business, International Assets must be competitive in:

•	providing enhanced liquidity to its customers

•	the efficiency of its order execution

•	the sophistication of its trading technology

•	the quality of its customer service

In its role as a market maker and trader, International Assets attempts to derive a profit from the difference between the prices at which it buys and sells financial instruments, currencies and commodities. However, competitive forces often require International Assets to:

•	match the quotes other market makers display; and

•	hold varying amounts of financial instruments, currencies and commodities in inventory.

By having to maintain inventory positions, International Assets is subject to a high degree of risk. International Assets cannot ensure that it will be able to manage its inventory risk successfully or that it will not experience significant losses, either of which could materially adversely affect its business, financial condition and operating results.

The current global financial crisis has adversely affected International Assets’ asset management business.

International Assets incurred losses in its asset management segment during the fourth quarter of the 2008 fiscal year due to redemptions and losses in the funds managed by International Assets and losses in proprietary accounts of International Assets. As a result of these losses, total third party assets under management in this segment dropped from $2.3 billion at June 30, 2008, $1.2 billion at September 30, 2008 and to $0.7 billion at March 31, 2009. Performance in the funds did not meet required hurdles and there was a clawback of performance fees previously accrued. Management fees were earned on a lower asset base. International Assets recognized marked-to-market losses in its proprietary investments (investments in registered funds and the proprietary account referred to above) of $4.2 million during the fourth quarter of 2008. The fair value of these proprietary investments at March 31, 2009 was $27.8 million.

The adverse developments in the asset management business were directly attributable to the global financial crisis and have led to continued dramatic shrinkage of that business, including disposition by International Assets of its ownership interest in its former subsidiary, INTL Consilium, LLC effective April 30, 2009. In the event that the financial crisis persists, then this business segment may continue to suffer and International Assets may continue to suffer losses in its proprietary accounts.

The current global financial crisis has heightened many of the risks to which International Assets is exposed.

The current financial crisis has increased many of the risks which accompany International Assets’ business, including the risks of counterparty failure, inability to obtain necessary financing and absence of liquid markets. To date, International Assets has not suffered any material adverse developments from the financial crisis other than the losses in its asset management business and a decline in revenues in its debt capital markets business. However, the continuation of the crisis may affect other aspects of International Assets’ businesses for a variety of reasons. A general decrease in worldwide economic activity could reduce demand for International Assets’ equity market making and foreign exchange business. The substantial decline in commodities prices may affect the levels of business in the commodities trading segment. The ultimate effect of the crisis on International Assets’ liquidity, financial condition and capital resources is unpredictable.

International Assets may have difficulty managing its growth.

Since October 1, 2005, International Assets has experienced significant growth in its business. International Assets’ operating revenues grew from $35.9 million in the 2006 fiscal year, to $53.6 million in 2007, $127.4 million in 2008 and $56.7 for the first six months of fiscal year 2009.

This growth has required and will continue to require International Assets to increase its investment in management personnel, financial and management systems and controls, and facilities. In the absence of continued revenue growth, the costs associated with International Assets’ expected growth would cause its operating margins to decline from current levels. In addition, as is common in the financial industry, International Assets is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems.

The scope of procedures for assuring compliance with applicable rules and regulations has changed as the size and complexity of International Assets’ business has increased. In response, International Assets has implemented and continues to revise formal compliance procedures.

It is possible that International Assets will not be able to manage its growth successfully. International Assets’ inability to do so could have a material adverse effect on its business, financial condition and operating results.

Counterparties or customers may fail to pay International Assets.

As a market-maker of OTC and listed securities, the majority of International Assets’ securities transactions are conducted as principal with broker-dealer counterparties located in the United States. International Assets clears its securities transactions through an unaffiliated clearing broker. Substantially all of its equity and debt securities are held by this clearing broker. International Assets’ clearing broker has the right to charge International Assets for losses that result from a counterparty’s failure to fulfill its contractual obligations.

International Assets is responsible for self-clearing its foreign exchange and commodities activities and, in addition, takes principal risk to counterparties and customers in these activities. The settlement of exchange traded options is effected through clearing institutions. Any metals or other physical commodities positions are held by third party custodians.

International Assets’ policy is to monitor the credit standing of the counterparties and customers with which it conducts business. Nevertheless, one or more of these counterparties or customers may default on their obligations. If any do, International Assets’ business, financial condition and operating results could be materially adversely affected.

In its equity, debt and commodities trading businesses, International Assets relies on the ability of its clearing brokers to adequately discharge their obligations on a timely basis. International Assets also depends on the solvency of its clearing brokers and custodians. Any failure by a clearing broker to adequately discharge its obligations on a timely basis, or insolvency of a clearing broker or custodian, or any event adversely affecting International Assets’ clearing brokers or custodians, could have a material adverse effect on International Assets’ business, financial condition and operating results.

International Assets’ revenues may decrease due to changes in market volume, prices or liquidity.

International Assets’ revenues may decrease due to changes in market volume, prices or liquidity. Declines in the volume of securities, foreign exchange and commodities transactions and in market liquidity generally may result in lower revenues from market-making and trading activities. Changes in price levels of securities and commodities also may result in reduced trading activity and reduce International Assets’ revenues from market-making transactions. Changed price levels also can result in losses from changes in the market value of securities and commodities held in inventory. Sudden sharp changes in market values of securities and commodities can result in:

•	illiquid markets

•	fair value losses arising from positions held by International Assets

•	the failure of buyers and sellers of securities and commodities to fulfill their settlement obligations

•	redemptions from funds managed in International Assets’ asset management business segment and consequent reductions in management fees

•	reductions in accrued performance fees in International Assets’ asset management business segment

•	increases in claims and litigation

Any change in market volume, price or liquidity or any other of these factors could have a material adverse effect on International Assets’ business, financial condition and operating results.

International Assets’ revenues may be impacted by diminished market activity due to adverse economic, political and market conditions.

The amount of International Assets’ revenues depends in part on the level of activity in the securities, foreign exchange and commodities markets in which International Assets conducts business. The level of activity in these markets is directly affected by numerous national and international factors that are beyond International Assets’ control, including:

•	economic, political and market conditions

•	the availability of short-term and long-term funding and capital

•	the level and volatility of interest rates

•	legislative and regulatory changes

•	currency values and inflation

Any one or more of these factors may reduce the level of activity in these markets, which could result in lower revenues from International Assets’ market-making and trading activities. Any reduction in revenues or any loss resulting from these factors could have a material adverse effect on International Assets’ business, financial condition and operating results.

International Assets depends significantly on a limited group of customers.

International Assets believes that a small number of customers account for a significant portion of its revenues in each of its businesses. International Assets is unable to measure the level of this concentration because its dealing activities do not permit it to quantify revenues generated by each customer. International Assets expects a significant portion of the future demand for each of its market-making and trading services to remain concentrated within a limited number of customers. None of these customers is obligated contractually to use International Assets’ market-making or trading services. Accordingly, these customers may direct their trading activities to other market-makers or traders at any time. The loss of or a significant reduction in demand for International Assets’ services from any of these customers could have a material adverse effect on International Assets’ business, financial condition and operating results.

International Assets depends on its ability to attract and retain key personnel.

Competition for key personnel and other highly qualified management, sales, trading, compliance and technical personnel is significant. It is possible that International Assets will be unable to retain its key personnel and to attract, assimilate or retain other highly qualified personnel in the future. The loss of the services of any of its key personnel or the inability to identify, hire, train and retain other qualified personnel in the future could have a material adverse effect on International Assets’ business, financial condition and operating results.

From time to time, other companies in the financial sector have experienced losses of sales and trading professionals. The level of competition to attract these professionals is intense. It is possible that International Assets will lose professionals due to increased competition or other factors in the future. The loss of a sales and trading professional, particularly a senior professional with broad industry expertise, could have a material adverse affect on International Assets’ business, financial condition and operating results.

International Assets depends significantly on its computer and communications systems.

International Assets’ market-making and trading activities depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary trading volumes or other events could cause International Assets’ computer systems to operate at an unacceptably low speed or even fail. Any significant degradation or failure of International Assets’ computer systems or any other systems in the trading process could cause customers to suffer delays in trading. These delays could cause substantial losses for customers and could subject International Assets to claims from customers for losses. International Assets’ systems may also fail as a result of:

•	hurricanes, tornados, fires or other natural disasters

•	power or telecommunications failures

•	acts of God

•	computer hacking activities

•	terrorism

•	war

Any computer or communications system failure or decrease in computer systems performance that causes interruptions in International Assets’ operations could have a material adverse effect on its business, financial condition and operating results.

International Assets is subject to extensive government regulation.

The securities industry is subject to extensive regulation under federal, state and foreign laws. In addition, the SEC, FINRA and other self-regulatory organizations, commonly referred to as SROs, state securities commissions, and foreign securities regulators require strict compliance with their respective rules and regulations. These regulatory bodies are responsible for safeguarding the integrity of the financial markets and protecting the interests of participants in those markets. As a participant in various financial markets, International Assets may be subject to regulation concerning certain aspects of International Assets’ business, including:

•	trade practices

•	capital structure

•	record retention

•	the conduct of International Assets’ directors, officers and employees

Failure to comply with any of these laws, rules or regulations could result in adverse consequences. International Assets and certain of International Assets’ officers and employees have, in the past, been subject to claims arising from acts in contravention of these laws, rules and regulations. These claims have resulted in the payment of fines and settlements. It is possible that International Assets and its officers and other employees will, in the future, be subject to similar claims. An adverse ruling against International Assets or its officers and other employees could result in International Assets’ or its officers’ and other employees’ being required to pay a substantial fine or settlement and could result in suspension or expulsion. This could have a material adverse effect on International Assets’ business, financial condition and operating results.

The regulatory environment in which International Assets operates is subject to change. New or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities, or FINRA or other SROs could have a material adverse effect on International Assets’ business, financial condition and operating results. Changes in the interpretation or enforcement of existing laws and rules by these governmental authorities, FINRA and other SROs could also have a material adverse effect on International Assets’ business, financial condition and operating results.

Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often directly affect securities firms. International Assets cannot predict what effect any such changes might have. International Assets’ business, financial condition and operating results may be materially affected by both regulations that are directly applicable to International Assets and regulations of general application. International Assets’ level of trading and market-making activities can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations.

International Assets is subject to net capital requirements.

The SEC, FINRA and various other regulatory agencies require International Assets’ broker-dealer subsidiary, INTL Trading, to maintain specific levels of net capital. Failure to maintain the required net capital may subject this subsidiary to suspension or revocation of registration by the SEC and suspension or expulsion by FINRA and other regulatory bodies. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit International Assets’ operations that require the intensive use of capital. They could also restrict International Assets’ ability to withdraw capital from International Assets’ brokerage subsidiary. Any limitation on International Assets’ ability to withdraw capital could limit International Assets’ ability to pay cash dividends, repay debt and repurchase shares of International Assets’ outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect International Assets’ ability to expand or even maintain International Assets’ present levels of business, which could have a material adverse effect on International Assets’ business, financial condition and operating results.

INTL Capital in Dubai is also subject to minimum net capital requirements.

International Assets is subject to risks relating to litigation and potential securities laws liability.

Many aspects of International Assets’ business involve substantial risks of liability. A market maker is exposed to substantial liability under federal and state securities laws, other federal, state and foreign laws and court decisions, as well as rules and regulations promulgated by the SEC, FINRA and other regulatory bodies. International Assets is also subject to the risks of litigation and claims that may be without merit. As International Assets intends to defend actively any such litigation, significant legal expenses could be incurred. An adverse resolution of any future lawsuits or claims against International Assets could have a material adverse effect on its business, financial condition and operating results.

International Assets may be subject to potentially large claims for violations of environmental laws.

International Assets’ base metals trading business may be subject to potential claims under certain federal, state and foreign environmental laws. This business involves the purchase and sale of base metals such as lead and other potentially hazardous materials. As part of this business, International Assets engages third parties located both in the United States and in other countries to acquire, store, transport and recycle used automotive and industrial batteries on its behalf. In the event that these third parties fail to comply with federal, state or foreign environmental laws in handling or disposing of these batteries and other hazardous substances used in or arising from the recycling of these batteries, International Assets may be exposed to claims for the cost of remediating sites impacted by such improper handling and disposal, as well as other related costs. International Assets seeks to mitigate this risk by dealing with third parties that it believes are in compliance with applicable laws and that have established reputations in the industry.

International Assets is subject to intense competition.

International Assets derives most of its revenues from market-making and trading activities. The market for these services, particularly market-making services through electronic communications gateways, is rapidly evolving and intensely competitive. International Assets expects competition to continue and intensify in the future. International Assets competes primarily with wholesale, national, and regional broker-dealers, as well as electronic communications networks. International Assets competes primarily on the basis of its expertise and quality of service.

A number of International Assets’ competitors have significantly greater financial, technical, marketing and other resources than International Assets has. Some of them may:

•	offer alternative forms of financial intermediation as a result of superior technology and greater availability of information

•	offer a wider range of services and products than International Assets offers

•	have greater name recognition

•	have more extensive customer bases

These competitors may be able to respond more quickly to new or evolving opportunities and customer requirements. They may also be able to undertake more extensive promotional activities and offer more attractive terms to customers. Recent advances in computing and communications technology are substantially changing the means by which market-making services are delivered, including more direct access on-line to a wide variety of services and information. This has created demand for more sophisticated levels of customer service. Providing these services may entail considerable cost without an offsetting increase in revenues. In addition, current and potential competitors have established or may establish cooperative relationships or may consolidate to enhance their services and products. New competitors or alliances among competitors may emerge and they may acquire significant market share.

International Assets cannot assure you that it will be able to compete effectively with current or future competitors or that the competitive pressures International Assets faces will not have a material adverse effect on its business, financial condition and operating results.

Certain provisions of Delaware law and International Assets’ charter may adversely affect the rights of holders of International Assets’ common stock and make a takeover of International Assets more difficult.

International Assets is organized under the laws of the State of Delaware. Certain provisions of Delaware law may have the effect of delaying or preventing a change in control. In addition, certain provisions of International Assets’ certificate of incorporation may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. International Assets’ certificate of incorporation authorizes the board to determine the terms of International Assets’ unissued series of preferred stock and to fix the number of shares of any series of preferred stock without any vote or action by International Assets’ stockholders. As a result, the board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of International Assets’ common stock. In addition, the issuance of preferred stock may have the effect of delaying or preventing a change of control, because the rights given to the holders of a series of preferred stock may prohibit a merger, reorganization, sale, liquidation or other extraordinary corporate transaction.

International Assets’ stock price is subject to volatility.

The market price of International Assets’ common stock has been and can be expected to be subject to fluctuation as a result of a variety of factors, many of which are beyond International Assets’ control, including:

•	actual or anticipated variations in its results of operations

•	announcements of new products by International Assets or its competitors

•	technological innovations by International Assets or its competitors

•	changes in earnings estimates or buy/sell recommendations by financial analysts

•	the operating and stock price performance of other companies

•	general market conditions or conditions specific in specific markets

•	conditions or trends affecting International Assets’ industry or the economy generally

•	announcements relating to strategic relationships or acquisitions

•	risk factors and uncertainties set forth elsewhere in this joint proxy statement/prospectus

Because of this volatility, International Assets may fail to meet the expectations of its stockholders or of securities analysts, and the trading prices of its common stock could decline as a result. In addition, any negative change in the public’s perception of the securities industry could depress the price of International Assets’ stock regardless of its operating results.

Future sales by existing stockholders could depress the market price of International Assets common stock.

If International Assets’ stockholders sell substantial amounts of International Assets common stock in the public market, the market price of International Assets common stock could fall. Such sales also might make it more difficult for International Assets to sell equity securities in the future at a time and price that International Assets deems appropriate.

Two of International Assets’ executive officers, Sean M. O’Connor and Scott J. Branch, have agreed to restrict the sale of the shares of the common stock of International Assets owned by them. They beneficially own 1,934,619 outstanding shares, or 21.2% of the total shares outstanding as of July 15, 2009. These restrictions will expire upon the repayment of International Assets’ senior subordinated convertible notes. The agreement contains several exceptions which permit each officer to sell these shares in limited amounts and/or under limited circumstances. These exceptions include the ability to sell up to 20,000 shares in each calendar quarter, plus additional shares in any period provided certain pricing or other conditions are satisfied.

Risks Relating to FCStone

For a discussion of the risks relating to FCStone, see “Risk Factors” in FCStone’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2008, as amended, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INTERNATIONAL ASSETS

The following tables set forth the selected historical consolidated financial data for International Assets. The selected consolidated financial data as of and for the fiscal years ended September 30, 2008, 2007 and 2006 have been derived from International Assets’ audited consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus. The selected consolidated financial data as of and for the fiscal years ended September 30, 2005 and 2004 have been derived from International Assets’ audited consolidated financial statements not included in this joint proxy statement/prospectus. The selected consolidated financial data as of and for the six months ended March 31, 2009 and 2008 have been derived from International Assets’ unaudited condensed consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

This selected consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations of International Assets appearing elsewhere in this joint proxy statement/prospectus.

	As of and for the Six Months Ended March 31,		As of and for the Fiscal Years Ended September 30,
(In millions, except share and per share numbers)	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
Income Statement
Operating revenues	$56.7	$74.7	$127.4	$53.6	$35.9	$26.1	$22.0
Interest expense	4.6	5.8	11.2	9.4	2.1	1.3	3.2
Non-interest expenses	41.0	35.3	68.6	49.9	28.5	20.7	16.9

Income (loss) before taxes and minority interest	11.1	33.6	47.6	(5.7)	5.3	4.1	1.9
Taxes	3.3	12.5	18.0	(2.0)	1.7	1.5	2.0
Minority interest	0.5	1.3	0.4	0.6	0.1	—	—

Income (loss) from continuing operations	7.3	19.8	29.2	(4.3)	3.5	2.6	(0.1)
Discontinued operations	—	0.9	1.4	0.2	—	—	—

Net income (loss)	$7.3	$18.9	$27.8	$(4.5)	$3.5	$2.6	$(0.1)

Earnings (loss) per share:
- Basic	$0.82	$2.26	$3.30	$(0.56)	$0.45	$0.36	$(0.02)

- Diluted	$0.78	$1.97	$2.95	$(0.56)	$0.41	$0.33	$(0.02)

Number of shares:
- Basic	8,864,298	8,362,265	8,434,976	8,086,837	7,636,808	7,303,065	5,090,304

- Diluted	9,972,697	9,945,082	9,901,766	8,086,837	8,387,761	8,023,891	5,090,304

Balance Sheet
Total assets	$365.5	$398.6	$438.0	$361.2	$199.9	$147.0	$67.7

Total stockholders’ equity	$79.3	$57.1	$74.8	$35.6	$33.9	$28.1	$24.6

Net book value per share outstanding	$8.78	$6.68	$8.38	$4.31	$4.32	$3.78	$3.48

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FCSTONE

The following tables set forth the selected historical consolidated financial and operating data for FCStone. The selected consolidated financial and operating data as of and for the fiscal years ended August 31, 2008, 2007 and 2006 have been derived from FCStone’s audited consolidated financial statements, which have been incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial and operating data as of and for the fiscal years ended August 31, 2005 and 2004 have been derived from FCStone’s audited consolidated financial statements not included in this joint proxy statement/prospectus. The selected consolidated financial and operating data as of and for the nine months ended May 31, 2009 have been derived from FCStone’s unaudited condensed consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

This selected consolidated financial and operating data should be read in conjunction with FCStone’s Annual Report on Form 10-K/A for the fiscal year ended August 31, 2008 and FCStone’s Quarterly Report on Form 10-Q for the nine months ended May 31, 2009 incorporated by reference into this joint proxy statement/prospectus.

	Nine Months Ended May 31,		Year Ended August 31,
	2009	2008	2008	2007	2006	2005	2004
	(amounts in millions, except per share amounts)
Statement of Operations Data:
Revenues:
Commissions and clearing fees	$109.7	$132.7	$179.2	$145.1	$105.6	$76.7	$67.6
Service, consulting and brokerage fees	43.3	68.8	97.7	47.7	33.4	18.9	12.0
Interest	21.8	37.5	48.3	42.9	23.2	8.2	4.0
Other	5.6	8.3	10.4	4.5	2.6	7.4	4.5
Sales of commodities	19.3	2.0	1.9	1,101.7	1,130.0	1,290.6	1,536.2

Total revenues	199.7	249.3	337.5	1,341.9	1,294.8	1,401.8	1,624.3

Costs and expenses:
Cost of commodities sold	19.1	1.0	1.1	1,084.2	1,112.9	1,275.1	1,519.2
Employee compensation and broker commissions	41.0	46.6	65.9	49.5	44.3	32.6	30.2
Pit brokerage and clearing fees	65.3	73.6	104.0	68.0	47.6	33.1	26.7
Introducing broker commissions	16.9	24.9	33.3	36.1	22.8	14.5	10.7
Employee benefits and payroll taxes	6.3	9.8	13.7	10.7	9.8	8.0	7.1
Interest	3.4	4.4	5.7	9.9	5.7	3.9	4.4
Depreciation and amortization	2.2	1.3	2.0	1.7	1.7	1.6	0.9
Provision for bad debts	118.2	1.9	2.0	1.6	1.9	4.1	0.7
Impairment loss on goodwill	1.9	—	—	—	—	—	—
Other expenses	29.3	23.0	31.6	26.0	23.6	18.9	15.4

Total costs and expenses	303.6	186.5	259.3	1,287.7	1,270.3	1,391.8	1,615.3

Income (loss) from continuing operations before income tax (benefit) expense and minority interest	(103.9)	62.8	78.2	54.2	24.5	10.0	9.0
Minority interest	(0.6)	—	(0.1)	0.6	(0.2)	(0.5)	0.6

Income (loss) from continuing operations after minority interest and before income tax (benefit) expense	(103.2)	62.8	78.3	53.6	24.7	10.5	8.4
Income tax (benefit) expense	(42.1)	23.5	30.9	20.0	9.5	3.9	2.0

Net income (loss) from continuing operations	(61.1)	39.3	47.4	33.6	15.2	6.6	6.4

	Nine Months Ended May 31,		Year Ended August 31,
	2009	2008	2008	2007	2006	2005	2004
	(amounts in millions, except per share amounts)
Loss from discontinued operations, net of tax	(0.1)	(6.1)	(6.8)	(0.3)	—	—	—

Net income (loss)	$(61.2)	$33.2	$40.6	$33.3	$15.2	$6.6	$6.4

Basic shares outstanding(1)	27.9	27.7	27.7	24.5	21.7	19.6
Diluted shares outstanding(1)	27.9	29.0	28.9	25.1	21.7	19.6
Basic earnings (loss) per share:
Continuing operations	(2.19)	1.42	$1.71	$1.37	$0.70	$0.34
Discontinued operations	—	(0.22)	(0.25)	(0.01)	—	—

Net income (loss)	(2.19)	1.20	$1.46	$1.36	$0.70	$0.34

Diluted earnings (loss) per share:
Continuing operations	(2.19)	1.36	$1.64	$1.34	$0.70	$0.34
Discontinued operations	—	(0.21)	(0.24)	(0.01)	—	—

Net income (loss)	(2.19)	1.15	$1.40	$1.33	$0.70	$0.34

Cash dividends declared per share(4)	—	—	$—	$0.28	$0.13	$—

	Nine Months Ended May 31,		August 31,
	2009	2008	2008	2007	2006	2005	2004
	(amounts in millions)
Statement of Financial Condition Data:
Total assets(3)	$1,477.1	$2,426.3	$2,421.5	$1,420.2	$1,057.2	$809.6	$603.8
Notes payable and subordinated debt(3)	41.0	92.3	95.2	36.1	55.2	42.4	47.3
Obligations under capital leases(3)	—	—	—	—	3.6	4.1	4.7
Minority interest(3)	6.7	5.0	4.9	—	3.6	4.8	5.5
Common stock and equity	$165.9	$217.2	$227.6	$173.7	$58.9	$45.2	$39.8

	Nine Months Ended May 31,		Year Ended August 31,
	2009	2008	2008	2007	2006	2005	2004
	(amounts in thousands)
Segment and Other Data:
Income (loss) before minority interest and income tax (benefit) expense:
Commodity and Risk Management Services	$10.8	$54.3	$67.6	$45.7	$21.9	$11.1	$7.9
Clearing and Execution Services	(97.1)	15.0	20.2	9.6	10.9	5.2	3.4
Financial Services	0.3	1.2	1.7	1.1	—	0.5	(0.5)
Grain Merchandising(3)	—	—	—	2.1	(0.4)	(2.0)	2.2
Corporate and other	(17.9)	(7.8)	(11.2)	(4.3)	(7.9)	(4.8)	(4.0)

	$(103.9)	$62.7	$78.1	$54.2	$24.5	$10.0	$9.0

Revenues, net of cost of commodities sold(2)	$180.6	$248.2	$336.5	$257.8	$181.9	$126.8	$105.1
EBITDA(2)	$(95.8)	$68.5	$86.0	$65.3	$32.1	$16.0	$13.7
Return on equity	(51.8)%	28.3%	20.1%	33.8%	30.1%	15.4%	16.5%
Exchange contract trading volume	51.3	77.1	98.6	61.0	47.5	36.2	29.9
OTC contract volume	0.4	1.0	1.4	0.8	0.3	0.2	.1
Customer segregated assets, end of period	$835.4	$1,386.6	$1,528.0	$997.4	$764.8	$594.7	$390.0

(1)	The basic and diluted shares outstanding, for all periods, have been adjusted to reflect the three-for-one stock split effected on February 26, 2007 and the three-for-two split distributed on September 27, 2007. Additionally, the calculation of the basic and diluted shares outstanding for the year ended August 31, 2005 assumes the shares issued as a result of the restructuring, from a cooperative to a corporation, have been issued and outstanding for the full year.

(2)	FCStone has provided a reconciliation of Revenues, net of cost of commodities sold and EBITDA to Revenues and Net Income, respectively, which FCStone believes are the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, in its Annual Report on From 10-K/A for the year ended August 31, 2008 and its Quarterly Report on Form 10-Q for the nine months ended May 31, 2009 under the caption “Selected Financial Data – Non-GAAP Financial Measures,” which are incorporated by reference into this joint proxy statement/prospectus.

(3)	On June 1, 2007, FCStone closed an equity purchase agreement to sell its majority interest in FGDI to Agrex, the other existing member of FGDI. Subsequent to the sale, FCStone retains a 25% interest in the equity of FGDI and account for this non-controlling interest on the equity method of accounting. Accordingly, FCStone’s consolidated statements of financial condition at August 31, 2008 and 2007 do not include FGDI’s assets and liabilities. Also, FCStone’s consolidated statement of operations at August 31, 2007 includes FGDI’s revenues and expenses for only the nine month period ended May 31, 2007. Minority interest attributable to Agrex prior to the sale of FCStone’s controlling interest are reflected for the years ended August 31, 2006, 2005 and 2004, respectively. FCStone has recorded its equity interest in FGDI’s operating results subsequent to the sale as other revenue.

(4)	Such information has been adjusted to reflect retroactively the three-for-one stock split effective February 26, 2007, and the three-for-two split effective on September 27, 2007. Historical dividend data has been omitted for fiscal years prior to 2005 because earnings were distributed as patronage dividends to members based on the level of business conducted.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined income statement data for the nine months ended March 31, 2009 and fiscal year ended September 30, 2008 reflect the merger and related transactions as if they had occurred on October 1, 2007. The following selected unaudited pro forma condensed combined balance sheet data as of March 31, 2009 reflect the merger and related transactions as if they had occurred on March 31, 2009.

Such unaudited pro forma condensed combined financial data is based on the historical financial statements of International Assets and FCStone and on publicly available information and certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 190. This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of International Assets or FCStone would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The following should be read in connection with the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 190 and other information included in or incorporated by reference into this joint proxy statement/prospectus.

(In millions, except share and per share numbers)	As of and for the Nine Months Ended March 31, 2009	As of and for the Fiscal Year Ended September 30, 2008
Income Statement
Operating revenues	$259.0	$463.8
Interest expense	10.9	16.9
Non-interest expenses	336.6	319.1

(Loss) income before taxes and minority interest	(88.5)	127.8
Income tax expense (benefit)	(37.0)	49.7
Minority interest	(1.2)	0.2

(Loss) income from continuing operations	$(50.3)	$77.9

(Loss) earnings from continuing operations per share:
- Basic	$(2.94)	$4.69

- Diluted	$(2.94)	$4.23

Number of shares:
- Basic	17,101,288	16,620,931

- Diluted	17,101,288	18,437,296

Balance Sheet
Total assets	$1,827.4

Total stockholders’ equity	$231.2

Net book value per share outstanding	$13.38

UNAUDITED PRO FORMA COMBINED PER SHARE INFORMATION

The following selected unaudited pro forma combined per share information for the nine months ended March 31, 2009 and fiscal year ended September 30, 2008 reflects the merger and related transactions as if they had occurred on October 1, 2007. The unaudited pro forma combined book value per common share outstanding reflects the merger and related transactions as if they had occurred on March 31, 2009. Because of different fiscal period ends, the unaudited pro forma condensed combined income statement data for the nine months ended March 31, 2009 combines International Assets’ historical consolidated income statement for the nine months then ended with FCStone’s historical consolidated statement of operations for the nine months ended May 31, 2009. The unaudited pro forma condensed combined income statement data for the fiscal year ended September 30, 2008 combines International Assets’ historical consolidated income statement for the fiscal year then ended with FCStone’s results of operations for the fiscal year ended August 31, 2008.

Such unaudited pro forma combined per share information is based on the historical financial statements of International Assets and FCStone and on publicly available information and certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 190. This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of International Assets or FCStone would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The following should be read in connection with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 190, and other information included in or incorporated by reference into this joint proxy statement/prospectus.

International Assets

	Nine Months Ended March 31, 2009	Fiscal Year Ended September 30, 2008
Historical Per Common Share Data:
Basic net income per share	$0.82	$3.30

Diluted net income per share	$0.78	$2.95

Book value per share as of the period end(1)	$8.78	$8.38

FCStone

	Nine Months Ended May 31, 2009	Fiscal Year Ended August 31, 2008
Historical Per Common Share Data:
Basic net (loss) income per share	$(2.19)	$1.46

Diluted net (loss) income per share	$(2.19)	$1.40

Book value per share as of the period end(1)	$5.94	$8.15

Pro Forma Combined Company

	Nine Months Ended March 31, 2009	Fiscal Year Ended September 30, 2008
Unaudited Pro Forma Combined Per Common Share Data:
Basic net (loss) income per share	$(2.94)	$4.69

Diluted net (loss) income per share	$(2.94)	$4.23

Book value per share as of the period end(1)	$13.38

(1)	The historical book value per International Assets share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at March 31, 2009 and September 30, 2008. The historical book value per FCStone share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at May 31, 2009 and August 31, 2008. The unaudited pro forma combined book value per share as of March 31, 2008 is computed by dividing the unaudited pro forma combined stockholders’ equity by the unaudited pro forma weighted average combined number of shares of International Assets common stock outstanding at March 31, 2009 assuming the merger had occurred as of that date.

MARKET PRICE AND DIVIDEND INFORMATION

International Assets common stock is listed on the NASDAQ Global Market under the symbol “IAAC” and FCStone common stock is listed on the NASDAQ Global Select Market under the symbol “FCSX.” The following tables present, for the periods indicated, the range of high and low per share sales prices for International Assets common stock and FCStone common stock as reported on the these markets. Neither International Assets nor FCStone has declared or paid any cash dividend on shares of its common stock since September 1, 2006.

International Assets’ fiscal year ends on September 30, and FCStone’s fiscal year ends on August 31.

International Assets Common Stock

	Price Range
	High	Low
2009:
Fourth Quarter (through July 23, 2009)	$16.75	$12.50
Third Quarter	$16.95	$9.35
Second Quarter	$11.82	$6.25
First Quarter	$27.50	$5.29
2008:
Fourth Quarter	$37.74	$18.11
Third Quarter	$32.68	$21.78
Second Quarter	$28.77	$21.48
First Quarter	$31.11	$24.46
2007:
Fourth Quarter	$26.79	$20.41
Third Quarter	$28.35	$20.52
Second Quarter	$29.62	$15.36
First Quarter	$49.53	$21.41

FCStone Common Stock

	Price Range
	High	Low
2009:
Fourth Quarter (through July 23, 2009)	$5.45	$3.74
Third Quarter	$4.80	$1.23
Second Quarter	$5.60	$1.45
First Quarter	$21.53	$1.90
2008:
Fourth Quarter	$41.12	$13.00
Third Quarter	$46.18	$18.39
Second Quarter	$53.25	$39.02
First Quarter	$43.98	$28.67
2007:
Fourth Quarter	$42.97	$26.76
Third Quarter	$34.56	$18.17

The following table presents the closing per share price of International Assets common stock as reported on the NASDAQ Global Market, and the closing price per share of FCStone common stock as reported on the NASDAQ Global Select Market and the estimated equivalent per share price (as explained below) of FCStone common stock on July 1, 2009, the last full trading day before the public announcement of the proposed merger, and on July 23, 2009:

	International Assets Common Stock	FCStone Common Stock	Estimated Equivalent FCStone Per Share Price
July 1, 2009	$15.74	$4.15	$4.64
July 23, 2009	$16.74	$4.93	$4.94

The estimated equivalent per share price of a share of FCStone common stock equals the exchange ratio of 0.2950 multiplied by the price of a share of International Assets common stock. You may use this calculation to estimate what your shares of FCStone common stock will be worth if the merger is consummated. If the merger had occurred on July 23, 2009, you would have received a number of shares of International Assets common stock worth $4.94 for each share of FCStone common stock you owned. The actual equivalent per share price of a share of FCStone common stock that you will receive if the merger is consummated may be different from this price because the per share price of International Assets common stock on the NASDAQ Global Market fluctuates continuously.

Following the consummation of the merger, International Assets common stock will continue to be listed on the NASDAQ Global Market, and there will be no further market for FCStone common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by, or including the words “could,” “would,” “should,” “target,” “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions. In particular, forward-looking statements contained in this joint proxy statement/prospectus include expectations regarding the financial conditions, results of operations, earnings outlook and prospects of International Assets, FCStone and the potential combined company and may include statements regarding the period following the completion of the merger.

The forward-looking statements involve certain risks and uncertainties and may differ materially from actual results. The ability of either International Assets or FCStone to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 17 under “Risk Factors”, as well as, among others, the following:

•	factors discussed and identified in public filings with the SEC made by International Assets or FCStone;

•	the effect of changes in domestic and global economic conditions in general;

•

the completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the exposure to litigation, including the possibility that litigation relating to the merger agreement and related transactions could delay or impede the completion of the merger;

•

the integration of FCStone’s business and operations with those of International Assets may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to FCStone’s or International Assets’ existing businesses; and

•	the attrition in key customer and other relationships relating to the merger may be greater than expected.

You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this document. Except to the extent required by applicable law or regulation, International Assets and FCStone undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to International Assets or FCStone or any person acting on their behalf are expressly qualified in their entirety by the preceding cautionary statement.

THE COMPANIES

International Assets

International Assets and its subsidiaries form a financial services group focused on select international markets. International Assets commits its capital and expertise to market-making and dealing in financial instruments, currencies and commodities, and to asset management. International Assets’ activities are divided into five reportable business segments — international equities market-making, foreign exchange trading, commodities trading, international debt capital markets and asset management.

•

International Equities Market-Making. International Assets is a leading U.S. market maker in select foreign securities, including unlisted American Depository Receipts and foreign common shares. International Assets provides execution and liquidity primarily to U.S.-based wire houses, regional broker-dealers and institutional investors.

•

Foreign Exchange Trading. International Assets trades select illiquid currencies of developing countries. International Assets’ target customers are financial institutions, multi-national corporations, and governmental and charitable organizations operating in these developing countries. In addition, International Assets executes trades based on the foreign currency flows inherent in its existing international securities activities. International Assets primarily acts as a principal in buying and selling foreign currencies on a spot basis.

•

Commodities Trading. International Assets provides a full range of over-the-counter precious and base metals trading and hedging capabilities to producers, consumers, recyclers and investors with a particular focus on transactions that include physical delivery. Acting as a principal, International Assets commits its capital to buy and sell the metals on a spot and forward basis.

•

International Debt Capital Markets. International Assets originates international debt transactions for issuers located primarily in emerging markets. This includes bond issues, syndicated loans, asset securitizations as well as forms of other negotiable debt instruments. International Assets also actively trades a wide variety of international debt instruments including both investment grade and higher yielding emerging market bonds with particular focus on smaller emerging market sovereign, corporate and bank bonds that trade worldwide on an over-the-counter basis.

•

Asset Management. International Assets provides asset management services through two wholly owned subsidiaries: INTL Capital Ltd. and Gainvest S.A. Sociedad Gerente de Fondos Communes de Inversion. INTL Capital Ltd. acts as the investment adviser to INTL Trade Finance Fund Ltd. Gainvest acts as an investment adviser to three investment funds organized and traded in Argentina.

International Assets common stock is traded on the NASDAQ Global Market under the symbol “IAAC.”

The address of International Assets’ principal executive offices is 220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701 and its telephone number is (407) 741-5300.

Merger Sub

International Assets Acquisition Corp., or merger sub, is a wholly owned subsidiary of International Assets that was incorporated in Delaware in June 2009. Merger sub does not engage in any operations and exists solely to facilitate the merger.

FCStone

FCStone Group, Inc. is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. FCStone assists primarily middle market customers in optimizing their profit margins and mitigating their exposure to commodity price risk. In addition to its risk management consulting services, FCStone operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts.

FCStone serves more than 8,000 customers and in fiscal 2008, executed more than 100 million derivative contracts in the exchange-traded and over-the-counter (“OTC”) markets. As a complement to its commodity risk management consulting and execution services, FCStone also assists its customers with financing, transportation and merchandising of their physical commodity requirements and inventories through its financial services segment and equity affiliations.

FCStone began offering commodity risk management consulting services to grain elevators in 1968. FCStone originally operated as a member-owned cooperative that was governed by a mission to deliver professional marketing and risk management programs to enhance the profitability of its members and other customers. In 2004, FCStone converted to a stock corporation to improve its access to financial capital and to facilitate continued growth in its operations.

FCStone provides its customers with various levels of commodity risk management services, ranging from value-added consulting services delivered through its Integrated Risk Management Program (“IRMP”) to lower-margin clearing and execution services for exchange-traded derivative contracts. Within its Commodity and Risk Management Services (“C&RM”) segment, its IRMP involves providing its customers with commodity risk management consulting services that are designed to help them mitigate their exposure to commodity price risk and maximize the amount and certainty of their operating profits. In performing consulting services, FCStone educates its customers as to the commodity risks that they may encounter and how they can use the derivative markets to mitigate those risks. The IRMP forms the basis of its value-added approach, and serves as a competitive advantage in customer acquisition and retention. FCStone offers its customers access to both exchange-traded and OTC derivative markets, integrating the two platforms into a seamless product offering delivered by its 120 commodity risk management consultants.

Within its Clearing and Execution Services (“CES”) segment, FCStone also offers clearing and execution services to a broad array of participants in exchange-traded futures and options markets including commercial accounts, professional traders, managed futures funds, introducing brokers and retail customers. Its futures commission merchant (“FCM”) subsidiary holds clearing-member status at all of the major U.S. commodity futures and options exchanges. As of May 31, 2009, FCStone was the fourth largest FCM in the U.S., as measured by required customer segregated assets, not affiliated with a major financial institution or commodity producer, intermediary or end-user. Its exchange-traded futures and options transaction volumes have grown from 16.3 million contracts in fiscal year 2003 to 98.6 million contracts in fiscal 2008. As of May 31, 2009, FCStone had $835.4 million in customer segregated assets.

To compliment its two primary segments, C&RM and CES, FCStone also operates a Financial Services segment. In its Financial Services segment, through FCStone Financial, Inc. (“FCStone Financial”) and FCStone Merchant Services, LLC (“FCStone Merchant Services”), FCStone offers financing and facilitation for its customers with respect to physical commodity inventories and operations. FCStone Financial offers financing services that help its customers finance physical grain inventories, while FCStone Merchant Services provides the same services for grain inventories, as well as other commodities. FCStone Merchant Services also provides structured commodity financing in transactions where it shares in profits with customers in commodity or commodity-related projects in exchange for financial support. The Financial Services segment, while not a primary source of revenue or profit, serves as a facilitation business for C&RM customers, enabling FCStone to provide additional value-added services to its customers. Based on current credit market conditions, FCStone’s activity in this segment is expected to remain reduced throughout the remainder of fiscal 2009.

FCStone common stock is traded on the NASDAQ Global Select Market under the symbol “FCSX.”

The address of FCStone’s principal executive offices is 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116, and its telephone number is (816) 410-7120.

Additional information about FCStone and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 200.

THE INTERNATIONAL ASSETS SPECIAL MEETING

Date, Time and Place

The special meeting of International Assets stockholders will be held on                     , 2009, at                                          commencing at 10:00 a.m. local time. We are sending this joint proxy statement/prospectus to International Assets stockholders in connection with the solicitation of proxies by the International Assets board of directors for use at the International Assets special meeting and any adjournments or postponements of the special meeting.

Purposes of the International Assets Special Meeting

The purposes of the International Assets special meeting are:

1. To consider and vote upon the issuance of shares of International Assets common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of July 1, 2009, by and among International Assets, International Assets Acquisition Corp., a wholly-owned subsidiary of International Assets, and FCStone;

2. To consider and vote upon a proposal to approve an amendment to International Assets’ certificate of incorporation to increase the number of authorized shares of International Assets common stock from 17,000,000 shares to 30,000,000 shares;

3. To consider and vote upon a proposal to approve an amendment to International Assets’ certificate of incorporation to establish a classified board of directors initially consisting of thirteen members to be divided into three classes, the reduction in the size of the board to eleven members in 2012 and to nine members in 2013, and the elimination of the classified board in 2013;

4. To consider and vote upon a proposal to approve an amendment to International Assets’ certificate of incorporation to eliminate a provision that requires the affirmative vote of the holders of 75% of the outstanding shares of International Assets common stock to remove or change the chairman of the board;

5. To consider and vote upon an adjournment of the International Assets special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of International Assets Proposal Nos. 1, 2, 3 or 4; and

6. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Recommendation of the Board of Directors of International Assets

International Assets’ board of directors has unanimously determined that the issuance of shares of International Assets common stock in the merger is advisable and fair to, and in the best interests of, International Assets and its stockholders and has unanimously approved such issuance. International Assets’ board of directors unanimously recommends that International Assets stockholders vote “For” International Assets’ Proposal No. 1 to approve the issuance of shares of International Assets common stock in the merger.

International Assets’ board of directors has unanimously determined that the amendment to the certificate of incorporation to increase its authorized shares of common stock to 30,000,000 shares is advisable and fair to, and in the best interests of, International Assets and its stockholders and has unanimously approved such amendment. International Assets’ board of directors unanimously recommends that International Assets stockholders vote “For” International Assets Proposal No. 2 to approve the amendment to the certificate of incorporation for this purpose.

International Assets’ board of directors has unanimously determined that amendments to the certificate of incorporation to establish a classified board are advisable and fair to, and in the best interests of, International Assets and its stockholders and has unanimously approved such amendments. International Assets’ board of directors unanimously recommends that International Assets stockholders vote “For” International Assets Proposal No. 3 to approve amendments to the certificate of incorporation for these purposes.

International Assets’ board of directors has unanimously determined that amendments to the certificate of incorporation to eliminate the requirement of stockholder approval to change the chairman of the board, are advisable and fair to, and in the best interests of, International Assets and its stockholders and has unanimously approved such amendments. International Assets’ board of directors unanimously recommends that International Assets stockholders vote “For” International Assets Proposal No. 4 to approve amendments to the certificate of incorporation for these purposes.

International Assets’ board of directors has unanimously determined that the proposal to adjourn the International Assets special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of International Assets Proposal Nos. 1, 2, 3 or 4 is advisable and fair to, and in the best interests of, International Assets and its stockholders and has unanimously approved and adopted the proposal. Accordingly, International Assets’ board of directors unanimously recommends that all International Assets stockholders vote “For” International Assets Proposal No. 5 to adjourn the International Assets special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of International Assets Proposal Nos. 1, 2, 3 or 4.

Record Date and Voting Power

Only holders of record of International Assets common stock at the close of business on the record date,                     , 2009, are entitled to notice of, and to vote at, the International Assets special meeting. There were approximately              holders of record of International Assets common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, International Assets is unable to estimate the total number of stockholders represented by these record holders. There were              shares of International Assets common stock issued and outstanding at the close of business on the record date. Each share of International Assets common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership of Certain Beneficial Owners and Management” of International Assets for information regarding persons known to the management of International Assets to be the beneficial owners of more than 5% of the outstanding shares of International Assets common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of International Assets for use at the International Assets special meeting.

If you are a stockholder of record of International Assets as of the record date referred to above, you may vote in person at the International Assets special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the International Assets special meeting, International Assets urges you to vote by proxy to ensure your vote is counted. You may still attend the International Assets special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the International Assets special meeting.

•

You may submit your proxy to vote by mail. You may vote by completing and signing the proxy card that accompanies this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you submit.

•

You may submit your proxy to vote over the Internet. If you have Internet access, you may submit your proxy to vote your shares from any location in the world by following the “Vote By Internet” instructions set forth on the enclosed proxy card.

•	You may submit your proxy to vote by telephone. You may submit your proxy to vote your shares by telephone by following the “Vote By Phone” instructions set forth on the enclosed proxy card.

If your shares are held in “street name” for your account by a bank, broker or other nominee, you may vote:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	Over the internet or by telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•

In person at the meeting. Contact the bank, broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this joint proxy statement/prospectus. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

All properly executed proxies that are not revoked will be voted at the International Assets special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of International Assets common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each of International Assets Proposal Nos. 1, 2, 3, 4 and 5 in accordance with the recommendation of the International Assets board of directors.

An International Assets stockholder who has submitted a proxy may revoke it at any time before it is voted at the International Assets special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Corporate Secretary of International Assets stating that the proxy is revoked or attending the special meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the International Assets special meeting of the holders of a majority of the shares of International Assets common stock outstanding and entitled to vote at the International Assets special meeting is necessary to constitute a quorum at the meeting. If International Assets stockholders do not vote by proxy or in person at the International Assets special meeting, the shares of common stock of such stockholders will not be counted as present for the purpose of determining a quorum. Abstentions and broker non-votes will be counted towards a quorum.

The affirmative vote of the holders of a majority of the shares of common stock voting in person or by proxy at the International Assets special meeting is required for approval of each of International Assets Proposal Nos. 1 and 5. The affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date for the International Assets special meeting is required for approval of International Assets Proposal Nos. 2 and 3. The affirmative vote of the holders of 75% of the shares of common stock outstanding on the record date for the International Assets special meeting is required for approval of International Assets’ Proposal No. 4.

For International Assets Proposal Nos. 1 and 5, a failure to submit a proxy card or vote at the International Assets special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of such proposals. For International Assets Proposal Nos. 2, 3 and 4, a failure to submit a proxy card or vote at the International Assets special meeting, or an abstention, vote withheld or “broker non-vote” for such proposal, will have the same effect as a vote against the approval of International Assets Proposal Nos. 2, 3 and 4.

Voting by International Assets’ Officers and Directors

As of the record date for the International Assets special meeting, the directors and executive officers of International Assets owned approximately     % of the outstanding shares of International Assets common stock entitled to vote at the International Assets special meeting. Sean O’Connor, Scott Branch and John Radziwill, each of whom is either an officer and/or a director of International Assets, and certain of their affiliates have each entered into a support agreement dated July 1, 2009 with FCStone, pursuant to which they have agreed to vote all shares of International Assets common stock owned by them as of the record date in favor of the issuance of shares of International Assets common stock in the merger and the related amendments to International Assets’ certificate of incorporation. Approximately 2,784,976 shares of International Assets common stock, which represent approximately 30.6% of the outstanding shares of International Assets common stock as of the record date, are subject to the support agreement. For more information regarding the support agreement, see the section entitled “Support Agreement.”

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of International Assets may solicit proxies from International Assets’ stockholders by personal interview, telephone, telegram or otherwise. International Assets will bear the cost of the solicitation of proxies. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of International Assets common stock for the forwarding of solicitation materials to the beneficial owners of International Assets common stock. International Assets will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this joint proxy statement/prospectus, the International Assets board of directors does not know of any business to be presented at the International Assets special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals for International Assets’ 2009 Annual Meeting

If an International Assets stockholder intends to submit a proposal for inclusion in the proxy statement and proxy card for the 2010 annual meeting of International Assets, the stockholder must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. International Assets must receive any proposals intended for inclusion in the proxy statement at its principal executive offices, International Assets Holding Corporation, 220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701, Attention: Corporate Secretary, no later than September 1, 2009.

If a stockholder wishes to present a proposal at the 2010 annual meeting of International Assets, but does not wish to have the proposal considered for inclusion in its proxy statement and proxy card, the stockholder must also give written notice to International Assets at the address noted above. International Assets must receive this notice by December 1, 2009.

THE FCSTONE SPECIAL MEETING

Date, Time and Place

The special meeting of FCStone stockholders will be held on                     , 2009, at the                                         , commencing at 9:00 a.m. local time. We are sending this joint proxy statement/prospectus to FCStone stockholders in connection with the solicitation of proxies by the FCStone board of directors for use at the FCStone special meeting and any adjournments or postponements of the FCStone special meeting.

Purposes of the FCStone Special Meeting

The purposes of the FCStone special meeting are:

•	to consider and vote upon FCStone Proposal No. 1 to adopt the merger agreement;

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to consider and vote on FCStone Proposal No. 2 to adjourn the FCStone special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FCStone Proposal No. 1; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the FCStone special meeting.

Recommendations of FCStone’s Board of Directors

FCStone’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, FCStone and its stockholders and has unanimously approved the merger and the merger agreement. FCStone’s board of directors unanimously recommends that FCStone stockholders vote “For” FCStone Proposal No. 1 to adopt the merger agreement.

FCStone’s board of directors has unanimously determined that the proposal to adjourn the FCStone special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FCStone Proposal No. 1 is advisable to, and in the best interests of, FCStone and its stockholders and has unanimously approved and adopted the proposal. Accordingly, FCStone’s board of directors unanimously recommends that FCStone stockholders vote “For” FCStone Proposal No. 2 to adjourn the FCStone special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FCStone Proposal No. 1.

Record Date and Voting Power

Only holders of record of FCStone common stock at the close of business on the record date,                      , 2009, are entitled to notice of, and to vote at, the FCStone special meeting. There were approximately              holders of record of FCStone common stock at the close of business on the record date. There were              shares of FCStone common stock issued and outstanding at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, FCStone is unable to estimate the total number of stockholders represented by these record holders. Each share of FCStone common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of FCStone for use at the FCStone special meeting.

If you are a stockholder of record of FCStone as of the record date referred to above, you may vote in person at the FCStone special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the FCStone special meeting, FCStone urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

Voting by Proxy Card. All shares entitled to vote and represented by properly executed proxy cards received prior to the FCStone special meeting, and not revoked, will be voted at the FCStone special meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the board of directors. If any other matters are properly presented for consideration at the FCStone special meeting, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment.

Voting by Telephone or the Internet. If you are a registered stockholder, you may vote your shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares electronically over the Internet or by telephone; if so, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. FCStone encourages its stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting. A stockholder may vote his or her shares in person at the FCStone special meeting. A stockholder planning to attend the FCStone special meeting should bring proof of identification for entrance to the FCStone special meeting. If a stockholder attends the FCStone special meeting, he or she may submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the FCStone special meeting.

Changing Vote; Revocability of Proxies. If a stockholder has voted by telephone, over the Internet or by returning a proxy card, such stockholder may change his or her vote before the FCStone special meeting.

A stockholder who has voted by telephone or over the Internet may later change his or her vote by making a timely and valid telephone or Internet vote, as the case may be, or by following the procedures in the following paragraph.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by: (1) filing with the Secretary of FCStone, at or before the taking of the vote at the FCStone special meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the FCStone special meeting and voting in person (although attendance at the FCStone special meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of FCStone prior to the taking of the vote at the FCStone special meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of FCStone or should be sent to FCStone Group, Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, MO 64116, Attention: Secretary.

Shares Held in FCStone Company Benefit Plans. If your shares are held for you in the FCStone employee stock ownership plan, or “ESOP,” you are receiving a voting instruction form from the plan trustee or administrator. To vote these shares, you will need to follow the specific voting instructions appearing on the voting instruction form. We must receive your completed voting instruction form by the deadline specified in such form. If your voting instructions are not received by this deadline, it is anticipated that FCStone, as the plan administrator, will direct the plan trustee to vote the shares credited to your account in accordance with the recommendation of FCStone’s board of directors. You may attend the special meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the plan trustee.

Required Vote

The presence, in person or by proxy, at the FCStone special meeting of the holders of a majority of the shares of FCStone common stock outstanding and entitled to vote at the FCStone special meeting is necessary to constitute a quorum at the FCStone special meeting. Approval of FCStone Proposal No. 1 requires the affirmative vote of the holders of a majority of the voting power of the shares of FCStone common stock outstanding on the record date for the FCStone special meeting. Approval of FCStone Proposal No. 2 requires the affirmative vote of holders of a majority of the shares voting in person or by proxy at the FCStone special meeting. Abstentions will be counted towards a quorum and will have the same effect as negative votes on FCStone Proposal No. 1, but will not be counted for any purpose in determining whether FCStone Proposal No. 2 is approved. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether either proposal is approved.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of FCStone may solicit proxies from FCStone stockholders by personal interview, telephone, telegram or otherwise. FCStone will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of FCStone common stock for the forwarding of solicitation materials to the beneficial owners of FCStone common stock. FCStone will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. In connection with this joint proxy statement/prospectus, FCStone has retained a proxy solicitation firm,                         , to aid in the solicitation process and will pay it a fee of approximately $             for its services, plus any reasonable expenses incurred in connection with the solicitation.

Other Matters

As of the date of this joint proxy statement/prospectus, the FCStone board of directors does not know of any business to be presented at the FCStone special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Procedure for Submitting Stockholder Proposals

If the merger is completed, FCStone will not have public stockholders and there will be no public participation in any future meeting of FCStone stockholders. However, if the merger is not completed or if FCStone is otherwise required to do so under applicable law, FCStone will hold a 2010 annual meeting of its stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in FCStone’s Proxy Materials. Stockholders may propose actions for consideration at the 2010 annual meeting either by presenting them for inclusion in FCStone’s proxy statement or by undertaking the solicitation of votes independent of FCStone’s proxy statement. Any stockholder who intends to present a proposal at the 2010 annual meeting must deliver the proposal to FCStone Group, Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, MO 64116, Attention Secretary by the applicable deadline below:

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If the stockholder proposal is intended for inclusion in FCStone’s proxy materials for that meeting pursuant to SEC Rule 14a-8, FCStone must receive the proposal no later than August 10, 2009. Such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

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If the stockholder proposal is to be presented without inclusion in FCStone’s proxy materials for that meeting, FCStone’s bylaws require that FCStone receive notice of the proposal no later than August 10, 2009. In addition, the stockholder must comply with the other advance notice provisions of FCStone’s bylaws. See “Requirements for Stockholder Proposals” below.

Proxies solicited in connection with FCStone’s 2010 annual meeting of stockholders will confer on the appointed proxies discretionary voting authority to vote on stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies FCStone by August 10, 2009 that such proposal will be made at the meeting.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. FCStone’s bylaws provide that advance notice of stockholder nominations for the election of directors or other business must be given. Notice of nominations or other business to be brought before FCStone’s annual meetings of stockholders must be delivered to FCStone Group, Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, MO 64116, Attention Secretary not less than 120 calendar days prior to the date of FCStone’s proxy statement released in connection with the preceding year’s annual meeting of stockholders. In the event that the date of the annual meeting of stockholders is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice instead must be so delivered by the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made. The stockholder’s notice must contain the information required by Section 2.12 of FCStone’s bylaws, including the name and address of the stockholder and, if applicable, of each person to be nominated, a description of any other business proposed for consideration at the meeting and of any material interest of the stockholder in such business, a description of the class and number of shares of FCStone’s common stock owned beneficially and of record by the stockholder, and all other information regarding each nominee or other business proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect, if FCStone’s board of directors were soliciting proxies for such proposal. We urge you to examine FCStone’s bylaws for the advance notice provisions, including a complete listing of the information required to be included in any such notice. You may request a copy of FCStone’s bylaws by writing to FCStone’s corporate secretary, David A. Bolte, at FCStone Group, Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, MO 64116.

INTERNATIONAL ASSETS PROPOSAL NO. 1 AND FCSTONE

PROPOSAL NO. 1

THE MERGER

General Description of the Merger

At the effective time of the merger, International Assets Acquisition Corp., or merger sub, will be merged with and into FCStone. FCStone will be the surviving corporation and will continue as a wholly owned subsidiary of International Assets. In the merger, each share of FCStone common stock outstanding at the effective time will automatically be converted into the right to receive 0.2950 shares of International Assets common stock. Each FCStone stockholder who would otherwise be entitled to receive a fraction of a share of International Assets common stock (after aggregating all fractional shares to be received by such stockholder) will instead of such fraction be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of International Assets common stock on the NASDAQ Global Market for the ten most recent days that International Assets common stock has traded ending on the trading day two days prior to the date the merger becomes effective.

Based on the number of shares of International Assets common stock and FCStone common stock that were outstanding as of the record date, 8,239,405 shares of International Assets common stock will be issuable to the holders of FCStone stock pursuant to the merger agreement, representing approximately 47.5% of the total International Assets common stock to be outstanding after such issuance. This assumes that no FCStone or International Assets stock options are exercised after the record date and prior to the effective time of the merger.

Background of the Merger

Beginning during the fall of 2008, FCStone faced the effects of the global financial crisis, including an exceedingly difficult macro-economic environment and unprecedented volatility in commodity and foreign exchange markets. In particular, rapidly tightening credit markets made it difficult for many of FCStone’s customers to carry and hold commodity positions, resulting in a deleveraging of commodities accounts during a time of volatile markets. FCStone senior management also believed that strategic acquisition opportunities would be available during this time as smaller, less capitalized companies were stressed by the crisis. In response to these conditions, FCStone senior management and board of directors began consideration of a range of options to enhance its liquidity and capital position. At a special board meeting held on September 8, 2008, senior management reviewed with the board of directors of FCStone the potential process of identifying sources of additional capital and other strategic alternatives. At this meeting, management discussed the condition of the credit markets and their impact on customers and the need for additional capital if FCStone desired to pursue business development and acquisition opportunities. The board of directors authorized senior management to proceed with its analysis of a potential equity partner and develop in greater detail management’s future business development plans.

On September 22, 2008, FCStone formally engaged BMO Capital Markets Corp. (“BMO”) to render certain financial advisory and investment banking services, including soliciting interest from select strategic partners and potential financial investors regarding the investment of new capital. BMO was instructed to focus its efforts on the process of raising additional capital for FCStone. At a meeting of the FCStone board of directors held on September 25, 2008, Mr. Anderson reported that BMO would be contacting potential parties for short-term and long-term capital ventures or strategic investments.

In late September and early October 2008, FCStone management became increasingly concerned about the significant decline in the underlying value of an energy trading account owned by a clearing and execution customer. The customer indicated that it was not in a position to cover further losses on the account. Due to the very large size of the positions held in the account, the long-tenored nature of the positions, and the lack of liquidity in the marketplace, FCStone could not immediately liquidate the account without incurring a very substantial loss. These same factors also made it difficult to determine the true value of this account and the associated potential bad debt reserve. Therefore, FCStone engaged a nationally recognized independent consultant to assist FCStone with the estimation of the potential loss associated with the energy trading account. In light of these developments, senior management of FCStone instructed BMO to accelerate the process, with a focus on obtaining an investment from a financially strong partner that could reassure FCStone’s customer base, further validate FCStone’s core business model and enhance FCStone’s capital and liquidity position.

During October 2008, BMO contacted eleven strategic and financial participants and requested their preliminary indications of interest by early November. Of the eleven parties contacted, six met with FCStone management and three parties conducted due diligence on FCStone. At special meetings held on October 9 and October 20, 2008, the board of directors of FCStone was updated on the progress of the contacts with potential buyers and investors by management and BMO. At the October 20 meeting, BMO informed the board of directors and management of FCStone that the contacted parties expressed varying degrees of interest in providing a minority capital investment. Certain parties indicated a preference for a change of control transaction, but also expressed concerns regarding FCStone’s potential exposure to the energy trading account, risk management procedures and the outlook for short-term operating results.

On October 24, 2008, based on FCStone’s view of its financial condition, prospects, and capital needs, the board of directors of FCStone instructed BMO to inform the remaining interested parties that it preferred a transaction structured as a minority investment. At a special meeting held on October 29, 2008, the FCStone board of directors was updated on the progress of the discussions with potential buyers and investors by management and BMO.

Of the three bidders remaining in the process, there were two strategic parties, which we refer to as Company A and Company B, respectively, and one financial sponsor, which we refer to as Investor A. Company A and Company B initially expressed interest due to their knowledge of the business and a perceived strategic fit, but both exited the process by the end of October 2008 expressing concerns regarding the ongoing risks associated with the energy trading account and the risk management requirements of FCStone’s business. Investor A continued in the process and began negotiating a minority investment term sheet with FCStone. On November 1, 2008, representatives of Investor A indicated to BMO that they had concerns with the anticipated deterioration of FCStone’s financial performance.

On November 4, 2008, after receiving a report by the third party consultant on the nature of the energy trading account’s positions, FCStone publicly announced that it would record a pre-tax bad debt expense of $25 million related to three trading accounts, with the energy trading account noted above representing $20 million of the total bad debt expense. In connection with that announcement, FCStone also confirmed that there could be additional losses on the energy trading account.

In early November 2008, Investor A terminated its negotiations with FCStone. In late November, FCStone was contacted by another company, which we refer to as Company C, regarding a potential strategic merger. The parties conducted several meetings between November 2008 and January 2009 to further discuss the merits and structure of a potential transaction. These discussions did not result in any agreements.

In late January 2009, FCStone had growing concerns regarding the energy trading account which, together with the continued deterioration in overall business conditions in the market, heightened FCStone’s interest in raising additional capital or looking for other alternatives. On January 21, 2009, FCStone engaged Winhall LLC, an independent third party consultant, to review the energy trading account and consult with the board of directors and management of FCStone regarding alternatives to mitigate or eliminate the risk associated with the energy account.

On January 13, 2009, BMO provided the executive committee of the board of directors of FCStone with a summary of strategic alternatives to date. At that same meeting, the committee (a) reviewed the available options to FCStone, (b) discussed the partners that could either provide a minority investment, enter into a change of control transaction or enter into a merger of equals transaction, and (c) discussed how the ongoing risk associated with the energy trading account could effect the timing and outcome of identifying a suitable partner for FCStone.

On February 4, 2009, at a meeting of the board of directors of FCStone, representatives of Winhall LLC provided an extensive analysis and report on the energy trading account. At the same meeting, BMO further discussed the strategic alternatives process with the board. On February 12, 2009, the FCStone board authorized senior management to continue negotiations with potential capital investors, strategic alliances or acquisition partners.

From January 23 to March 19, 2009, BMO contacted seventeen parties, including Investor A, Company B, Company C and International Assets. Eight parties expressed preliminary interest and signed confidentiality agreements, and conducted due diligence.

On February 24, 2009, FCStone publicly announced that it expected to incur in the second fiscal quarter of 2009 an additional bad debt provision associated with the energy trading account estimated at $60 to $80 million.

During February 2009, Winhall, LLC informed FCStone that it believed that it was possible to transfer substantially all of the positions and liability related to the energy trading customer account to a third party. FCStone instructed Winhall, LLC to pursue the possibility of that transfer.

On March 12, 2009, FCStone announced the transfer of substantially all of the positions in the energy account, bringing the total loss on the account to approximately $110 million on a pretax basis.

On March 19, 2009, five parties, including International Assets and Company C, submitted preliminary indications of interest regarding a strategic transaction with FCStone. At a special meeting held on March 24, 2009, the board of directors of FCStone was updated by BMO on the preliminary indications of interest received. Subsequently, FCStone continued discussions with four of the five parties, including International Assets and Company C.

In early April, Company C withdrew from the process after being advised by FCStone that the terms of its proposal, which required FCStone to arrange and satisfy its own ongoing capital and liquidity needs, were not acceptable. Also in early April 2009, FCStone was contacted by a financial investor, which we refer to as Investor B, who indicated an interest in providing capital to FCStone in the form of a minority investment. Based on the merits of the proposals from Investor B, the board of directors of FCStone decided to permit Investor B to participate in the process and on April 22, 2009, Investor B and FCStone entered into a confidentiality agreement.

By April 2009, FCStone had become increasingly concerned that its $250 million margin credit facility might not be renewed at necessary levels or on acceptable terms before it expired on July 22, 2009. On April 9, 2009, FCStone disclosed these concerns in its quarterly report for the second quarter of 2009, and indicated that it had begun discussions with current and potential lenders to refinance the margin credit facility. FCStone noted in its disclosure that any refinancing, to the extent available to FCStone, would be on terms reflective of the distressed capital markets, and further indicated as a result of the economic environment FCStone might not have access to the amount of capital that was required, on favorable terms or even at all.

Following further due diligence on April 21, FCStone received a revised indication of interest from Company D, which was structured as a stock-for-stock transaction with an implied price per share of FCStone common stock of approximately $2.43 (FCStone stock closed that day at $3.31 per share). FCStone’s board of directors decided at its April 22, 2009 board meeting to terminate conversations with Company D.

At a special meeting held on April 27, 2009, the board of directors of FCStone was updated on progress of the discussions with the remaining bidders and Investor B by management and BMO.

On May 1, 2009, BMO was informed by one of the remaining bidders, which we refer to as Company E, that Company E would only contemplate the potential business combination with FCStone on the basis of an asset purchase transaction. In addition, Company E was not in a position to provide an implied purchase price, required an exclusivity period to complete its remaining due diligence, and demanded that FCStone agree to termination fees and transaction expense reimbursement in the event that a transaction with Company E was not consummated. The board of directors subsequently decided to cease discussions with Company E.

On May 5 and 6, 2009, Messrs. O’Connor, Branch, and Sephton of International Assets and representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), International Assets’ financial advisor, met with representatives of FCStone and BMO in Kansas City, Missouri, and in Chicago, Illinois, to continue business and financial due diligence on FCStone.

On May 6, 2009, based on progress made in negotiations, FCStone entered into an expense reimbursement agreement (which did not include an exclusivity agreement) with Investor B, whereby FCStone agreed to reimburse Investor B up to $500,000 of due diligence expenses in connection with its consideration of an investment in FCStone. During May 2009, Investor B conducted an extensive due diligence review of FCStone. Also at this time, there were renewed discussions with Company C, but Company C again withdrew from the process shortly thereafter.

At special meetings held on May 11 and May 14, the board of directors of FCStone was updated on progress of the discussions with International Assets and Investor B by management and BMO. On May 20, 2009, Mr. Sean O’Connor, Mr. Scott Branch and BofA Merrill Lynch met with the board of directors of FCStone to discuss the merits of a merger of equals transaction with International Assets.

On May 21, International Assets provided FCStone with a revised indication of interest letter that, among other things, provided for a stock-for-stock merger, with FCStone stockholders receiving International Asset stock that would result in an approximately 45% ownership stake of the combined company. At the time of the delivery of the letter, the offer represented a market value transaction to FCStone stockholders, in that FCStone’s aggregate common stock market value represented approximately 45% of the combined market value of the two companies at that time.

At meetings held on May 28 and May 29, 2009, the board of directors of FCStone was updated on the progress of the discussions with International Assets and Investor B by management and BMO. The board of directors continued to deliberate the options for FCStone which, based on all the alternatives explored to date, consisted of three options: (1) new capital in the form of a minority investment, (2) a stock-for-stock merger of equals transaction, or (3) a discontinuation of efforts to raise capital. The board of directors deliberated the options at length, and determined that FCStone should continue its efforts to raise capital and explore options to enter into a merger of equals transaction. The board considered the desirability of additional capital to support its operations going forward to (a) increase the likelihood that FCStone’s credit facilities would be renewed at acceptable levels and on acceptable terms, (b) enable FCStone to operate with a greater margin for error in light of the recent volatility in the commodity markets, (c) satisfy its needs in connection with its current and future regulatory requirements, and (d) enable FCStone to pursue growth opportunities. The board discussed obtaining additional capital either through a minority investment or through a merger with a better-capitalized party.

Based on the state of discussions and the proposals received from both International Assets and Investor B, the board of directors determined that a strategic stock-for-stock merger of equals transaction was the best option for maximizing stockholder value. The board discussed the advantages of a transaction with International Assets over a minority investment, including (a) the ability for FCStone to gain access to the capital it deemed necessary to prudently operate its business, (b) to become part of a broader, more diversified company with substantial revenue, earnings, capital, and liquidity, (c) to enable FCStone to capitalize on organic growth opportunities as well as pursue external acquisition candidates, (d) to increase its overall access to capital sources, and (e) to avoid a sale transaction at a time when market valuations were at relatively low levels. By contrast, the FCStone board believed that a minority investment would result in substantial stockholder dilution without many of the benefits of the strategic combination.

On June 2, 2009, FCStone signed an exclusivity and standstill agreement with International Assets for a period continuing until June 16, 2009. From June 2, 2009 through the execution of the merger agreement, FCStone, International Assets, their respective legal and financial advisors, auditors and consultants conducted substantial due diligence (including access to data rooms, and meetings both in person and telephonically) on their respective businesses and prospects.

On June 6, 2008, FCStone and Stinson Morrison Hecker LLP, its outside legal counsel, distributed a draft merger agreement to International Assets. On June 8 and 9, 2009, representatives of FCStone and International Assets, together with their respective financial advisors, met in New York as part of the ongoing diligence discussions. On June 11, 2009, the board of directors of FCStone was updated on progress of the due diligence review of International Asset conducted to date. On June 13, 2009, Shutts and Bowen LLP, counsel for International Assets, distributed a revised merger agreement.

On June 16, 2009, Messrs. O’Connor and Sephton, and a representative from BofA Merrill Lynch met with Messrs. Dunaway and Nessler, and other FCStone personnel along with representatives of BMO at FCStone’s offices in Kansas City to conclude diligence discussions.

On June 22, 2009, based on the progress made in the negotiations, FCStone and International Assets extended the exclusivity period until June 30, 2009.

On June 24, 2009, FCStone’s $250 million margin credit line was renewed for $75 million with two of the original four banks participating.

On June 25, 2009, FCStone’s board of directors held a special meeting to receive an update from FCStone management on the proposed terms and conditions to the merger agreement being negotiated by the management teams of International Assets and FCStone. Representatives of BMO and Stinson Morrison Hecker also participated in the meeting at the request of the board. Mr. Anderson updated the board on the proposed acquisition, and representatives of BMO provided the board with an overview of the history and operations of International Assets. The FCStone board engaged in a discussion of the status of the negotiations and the risks and benefits of the proposed transaction. The board authorized Mr. Anderson to continue the negotiations with International Assets, instructing him to revisit with International Assets the exchange ratio, believing that the 45% ownership interest was inadequate based on market developments, and to conclude the discussions regarding composition of the board of directors of the combined company.

On June 25, 2009, the board of directors of International Assets participated in an informational conference call to review the status of the negotiations with FCStone. During this conference call, management provided the board with a summary of the proposed terms and conditions of the merger agreement. Representatives of BofA Merrill Lynch and Shutts & Bowen also participated in the conference call. Representatives of BofA Merrill Lynch reviewed the financial terms of the proposed transaction with the board, while Shutts & Bowen presented an update on the negotiation of the terms of the merger agreement. The board discussed the status of the negotiations and the risks and benefits of the proposed transaction. The board unanimously authorized management to continue the negotiations with FCStone.

On June 26, 2009, Messrs. Anderson and O’Connor discussed the proposed terms and conditions of the merger agreement at which point Mr. Anderson indicated, among other topics, that FCStone’s board of directors would likely be willing to proceed with the merger only if the exchange ratio were adjusted so the existing FCStone stockholders would receive 47.5% ownership interest in the combined company rather than 45%. Messrs. Anderson and O’Connor reached agreement on this issue, subject to both companies’ board approval.

On June 27, 2009, FCStone’s board of directors held a special meeting to receive an update on the status of negotiations and the proposed terms and conditions of the merger agreement. Mr. Anderson updated the board on the proposed terms of the merger. The board authorized Mr. Anderson to continue the negotiations with International Assets on terms that the existing FCStone stockholders would maintain an ownership interest in the combined company of at least 47.5%.

On June 30, 2009, International Assets’ board of directors held a special meeting to consider the proposed merger and the proposed terms and conditions of the merger agreement that had been negotiated by the management teams of International Assets and FCStone. All of the directors of International Assets attended the meeting. Representatives from BofA Merrill Lynch provided an update on the status of the negotiations and summarized the financial terms of the proposed transaction to the board of directors. Representatives of Shutts & Bowen summarized their legal diligence, key legal terms of the merger agreement and risks associated with the transaction. Representatives of Houlihan Lokey delivered their oral opinion that as of June 30, 2009 and based on and subject to the matters to be described in the written opinion of Houlihan Lokey, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to International Assets. The International Assets board of directors then discussed the valuation analysis and the terms of the merger agreement. After deliberation, the International Assets board of directors voted unanimously to approve the merger agreement and recommended that the stockholders of International Assets vote in favor of the issuance of International Assets common stock in the merger as well as the related amendments to the International Assets’ certificate of incorporation.

On July 1, 2009, FCStone’s board of directors held a special meeting to consider and approve the proposed merger and the proposed terms and conditions of the merger agreement that had been negotiated by the management teams of International Assets and FCStone. Representatives of BMO discussed the financial analysis of the proposed transaction and delivered its oral opinion to the board of directors, which was subsequently confirmed by delivery of its written opinion to the board of directors dated July 1, 2009, that, as of the date of the opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to FCStone’s stockholders (other than International Assets or its affiliates). Representatives of Stinson Morrison Hecker provided an update on the status of the negotiations and summarized the terms of the merger agreement. The FCStone board of directors then discussed the valuation analysis and the terms of the merger agreement. After deliberation, the FCStone board unanimously approved the merger agreement, determined that the terms of the merger were fair and advisable and in the best interests of FCStone and its stockholders, and recommended that the stockholders of FCStone vote in favor of the adoption of the merger agreement.

Prior to the opening of the market on July 2, 2009, following approval of the merger agreement by the boards of directors of both companies, the two chief executive officers signed the merger agreement and signature pages were exchanged. On the morning of July 2, 2009, the parties publicly announced the execution of the merger agreement, and the two chief executive officers held a conference call to discuss the merger.

International Assets’ Reasons for the Merger and Recommendation of International Assets’ Board of Directors

The International Assets board of directors, at a special meeting held on July 1, 2009, determined that the merger agreement and the transactions contemplated by the merger agreement were advisable to, and in the best interests of, International Assets and its stockholders, and approved the merger agreement ant the transactions contemplated thereby. The International Assets board of directors unanimously recommends that International Assets stockholders vote “For” the issuance of shares of International Assets common stock in the merger.

Strategic and Business Considerations

The board of directors of International Assets identified and considered the following key strategic and business factors in evaluating the merger:

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Revenue Diversification. The combination will diversify the revenue sources of the combined company, which will enhance its ability to achieve more consistent earnings. One of the key goals of International Assets has been to acquire and operate niche businesses that have uncorrelated operating results. The agricultural, energy and other so-called “soft commodities” businesses operated by FCStone would meet these criteria because they do not overlap with International Assets’ current activities.

•

Additional Product Offerings. The combination will enable the combined company to offer additional products and services to the customers of both International Assets and FCStone. For example, the combined company will be able to offer the current customers of International Assets FCStone’s exchange-based platform for most commodities, as well as the more extensive services and advice provided by FCStone’s CR&M business.

•

Creation of Critical Mass. The combination will create an entity with substantially greater assets, capital and managerial resources. This critical mass is expected to have the following potential long term benefits for the combined company in light of current adverse market conditions:

•	to provide assurance to large customers, resulting in continued and possibly increased business with the combined company;

•	to permit the combined company to increase its risk exposure to important customers and thereby do more business with them; and

•	to facilitate access to additional bank funding due to the larger asset and capital base.

•

Enhanced Geographic Footprint. The combination is expected to enhance the strength of the geographic footprint of the combined company. On a relative basis, International Assets generates more revenues outside of the United States than does FCStone, which has a large domestic customer base. It is expected that each of International Assets and FCStone will benefit from the other’s established teams in a variety of jurisdictions.

•

Expanded Shareholder Base and Liquidity in the Stock. International Assets is a relatively closely-held stock with limited float and liquidity. The combination is expected to create a more widely-held stock with greater liquidity and a more efficient market for the company’s stock, which is expected to benefit the stockholders and provide better access to the capital markets and enhance the company’s ability to use stock in future acquisitions.

•

Experienced Management Team. It is expected that the combined company will be led by a combination of experienced senior management from both International Assets and FCStone, which will provide management continuity to support the integration of the two companies. Additionally, the combined company is expected to benefit from the substantial experience of International Assets’ management in capital allocation and risk management.

In addition to considering the strategic factors outlined above, the International Assets board of directors consulted with senior management, outside legal counsel and its financial advisor, reviewed a significant amount of information, and considered the following factors in reaching its conclusion to approve the merger and to recommend that the International Assets stockholders approve the issuance of shares of International Assets common stock in the merger and the related amendments to International Assets’ certificate of incorporation, all of which it viewed as generally supporting its decision to approve the business combination with FCStone:

•	the complementary nature of International Assets’ and FCStone’s businesses;

•	the board’s and management’s assessment that the merger and FCStone’s operating strategy are consistent with International Assets’ long-term strategic objectives to grow into new markets;

•

the competitive and market environments in which International Assets and FCStone operate, and the potential for the merger to enhance the combined company’s ability to compete effectively in those environments, particularly given current adverse economic conditions;

•

historical and current information about each of the combining companies and their businesses, prospects, financial performance and condition, operations, technology, management and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value, including public reports filed with the SEC, analyst estimates, market data and management’s knowledge of the industry;

•	the financial analysis reviewed by Houlihan Lokey with International Assets’ board of directors based on the financial information provided by International Assets and FCStone.

•	the potential improvement in the share price of International Assets common stock as a result of improved operating results and net asset value per share, thus enhancing stockholder value; and

•	the results of the due diligence review of FCStone’s business and operations by International Assets’ management and legal advisors.

Terms of the Merger Agreement and Merger Consideration

In reaching its decision to approve the merger agreement, the International Assets board of directors considered the following factors relating to the terms of the merger agreement and the merger consideration:

•

the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type and that a fixed exchange ratio fairly captures the respective ownership interests of the International Assets and FCStone stockholders in the combined company based on valuations of International Assets and FCStone at the time of the board’s approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

•

the oral opinion of Houlihan Lokey to International Assets’ board of directors, which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated July 1, 2009, that, as of July 1, 2009, the exchange ratio in the merger was fair, from a financial point of view, to International Assets, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “International Assets Proposal No. 1 and FCStone Proposal No. 1 — The Merger — Opinion of International Assets’ Financial Advisor”;

•

the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of FCStone and that the issuance of shares of International Assets common stock in the merger and the related amendments to International Assets’ certificate of incorporation be submitted to a vote of the stockholders of International Assets;

•

the fact that the merger agreement is not subject to termination solely as a result of any change in the trading price of the stock of either International Assets or FCStone between signing of the merger agreement and consummation of the merger;

•	the nature of the conditions to FCStone’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•

the no-solicitation provisions governing FCStone’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	the limited ability of the parties to terminate the merger agreement;

•	the possible effects of the provisions regarding termination fees and expenses;

•	the possible benefits to be derived from the stock option to acquire shares of FCStone in connection with the termination of the merger agreement;

•	the likelihood that the merger will be consummated on a timely basis; and

•	the likelihood of retaining key International Assets and FCStone employees to help manage the combined entity.

Risks and Challenges of the Merger

The International Assets board of directors also considered the following potential risks and challenges related to the merger, but concluded that the anticipated benefits from the merger with FCStone were likely to outweigh these risks and challenges:

•

the risks, challenges and costs inherent in combining the operations of two major companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of International Assets’ common stock resulting from the merger announcement;

•

the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the potential loss of customers of either company as a result of any such customer’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	risks related to FCStone’s current business and operations including pending litigation against FCStone and its directors;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the risk to International Assets’ business, revenues, operations and financial results in the event that the merger is not consummated;

•	the potential incompatibility of business cultures; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing information and factors considered by the International Assets board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the International Assets board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the International Assets board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the International Assets board of directors may have given different weight to different factors. The International Assets board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, its management and its legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

FCStone’s Reasons for the Merger and Recommendation of FCStone’s Board of Directors

The FCStone board of directors, at a special meeting held on July 1, 2009, determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, advisable and in the best interests of FCStone and its stockholders, and approved the merger agreement and the transactions contemplated thereby. The FCStone board of directors unanimously recommends that FCStone stockholders vote “For” the adoption of the merger agreement.

Strategic and Business Considerations

The board of directors of FCStone identified and considered the following key strategic and business factors in evaluating the merger:

•	The combination of International Assets and FCStone is expected to create a leading global trade and execution platform enhancing the companies’ ability to serve their clients;

•	The companies share an operating strategy that emphasizes service to customers and avoiding directional investments in the market;

•

International Assets’ international equities market-making, international debt capital markets, foreign exchange trading, commodities trading (primarily in “hard commodities” such as precious and base metals) and asset management is expected to provide diversity with FCStone’s current operations, which focus on agricultural, energy and other so-called “soft commodities;”

•

While adequate to meet its current regulatory requirements, FCStone’s capital position leaves little flexibility for growth and, if macro-economic conditions worsen or additional significant bad debt events occur, could become too restrictive to support FCStone’s business and regulatory requirements;

•	FCStone’s diminished ability to obtain bank financing as a stand-alone company due to recent losses and macro-economic conditions places limitations on current business operations;

•

International Assets has established that it could contribute significant capital to FCStone and its subsidiaries or support capital-raising activities by FCStone and its subsidiaries to enable such companies to pursue growth opportunities;

•

International Assets’ focus on international markets provides diversity with FCStone’s strong domestic market share, while providing opportunities to accelerate the development of FCStone’s international opportunities;

•	The diverse markets served by the companies are expected to create significant opportunities to expand product offerings to existing customers;

•	The combined resources of FCStone and International Assets provide additional capital to pursue opportunities arising in the current financial environment and increase market share;

•	The combined company will utilize the risk management protocols developed by International Assets, based on its executives’ strong banking and risk management expertise; and

•

The merger will create a company with a larger market capitalization that is expected to have more liquidity in its common stock and better access to capital markets, which should provide more financial flexibility.

Terms of the Merger Agreement and Merger Consideration

In reaching its decision to approve the merger agreement, the FCStone board of directors considered the following factors relating to the terms of the merger agreement and the merger consideration:

•

the form of merger consideration, consisting of a fixed number of shares of International Assets common stock, which is expected to provide greater market capitalization and related liquidity for the combined company common stock;

•

the analysis and oral opinion of BMO Capital Markets, subsequently confirmed in writing, that as of July 1, 2009 and based upon and subject to the assumptions made, matters considered, qualifications, and limitations set forth in its written opinion, that the exchange ratio was fair, from a financial point of view, to the holders of FCStone common stock;

•

the terms of the merger agreement that permit FCStone to furnish information to, and conduct negotiations with, a third party in connection with an unsolicited proposal for an alternative business combination, and that permit the FCStone board of directors to withdraw its recommendation of the merger to FCStone stockholders and terminate the merger agreement if FCStone receives a superior offer, in each case subject to certain specific conditions set forth in the merger agreement, including in certain circumstances International Assets’ having an option, for a period of six months, to purchase a number of shares equal to 19.9% of the outstanding shares of FCStone common stock at a price of $4.15 per share;

•	the governance agreements of the combined company post-merger, including a 13-member board to consist of seven current International Assets directors and six current FCStone directors; and

•

other terms and conditions of the merger agreement, including the likelihood that the merger would be completed in a timely manner, taking into account regulatory and other approvals required in connection with the merger.

Risks and Challenges of the Merger

The FCStone board of directors also considered the following potential risks and challenges related to the merger, but concluded that the anticipated benefits from the merger with International Assets were likely to outweigh these risks and challenges:

•

the significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•

the capital requirements necessary to achieve the expected growth of the combined company’s businesses will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows;

•	the merger may not be completed as a result of a failure to satisfy the conditions to the merger agreement; and

•	certain other matters described under “Risk Factors” beginning on page 17.

Opinion of International Assets’ Financial Advisor

On June 30, 2009, Houlihan Lokey rendered an oral opinion to the International Assets board of directors, which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated July 1, 2009, to the effect that, as of July 1, 2009, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the exchange ratio in the merger was fair, from a financial point of view, to International Assets.

Houlihan Lokey’s opinion was directed to the International Assets board of directors and only addresses the fairness from a financial point of view to International Assets of the exchange ratio in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage International Assets’ stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to International Assets’ board of directors or any stockholder as to how to act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things, took the following actions:

•	reviewed the following agreements and documents:

•	Execution copy of the merger agreement;

•	Execution copy of the support agreement;

•	Form of stock option agreement; and

•	Form of amended and restated certificate of incorporation of International Assets (as proposed to be amended);

•	reviewed certain publicly available business and financial information relating to International Assets and FCStone that Houlihan Lokey deemed to be relevant;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of International Assets and FCStone made available to Houlihan Lokey by International Assets and FCStone, including (a) financial projections (and adjustments thereto) prepared by or discussed with the managements of International Assets and FCStone relating to International Assets for the fiscal years ending 2009 through 2011, and relating to FCStone for the fiscal years ending 2009 through 2013, including projections relating to FCStone’s underfunded pension obligations, and (b) certain forecasts and estimates of potential cost savings expected to result from the merger, as prepared by the management of International Assets;

•

spoke with certain members of the managements of International Assets and FCStone regarding the respective businesses, operations, financial condition and prospects of International Assets and FCStone, the merger and related matters;

•	compared the financial and operating performance of International Assets and FCStone with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices for International Assets common stock and FCStone common stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•	compared the relative contributions of FCStone and International Assets to certain financial statistics of the combined company on a pro forma basis;

•	reviewed certain potential pro forma financial effects of the merger on earnings per share of International Assets; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the managements of International Assets and FCStone advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of International Assets and FCStone, including the assumption that each company’s outstanding indebtedness will be refinanced on substantially similar terms to its existing indebtedness, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Furthermore, upon the advice of the management of International Assets, Houlihan Lokey assumed that the estimated synergies reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of International Assets and that the synergies will be realized in the amounts and the time periods indicated thereby, and Houlihan Lokey expressed no opinion with respect to such synergies or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of International Assets or FCStone since the date of the most recent financial statements provided to Houlihan Lokey that would be material to its analyses or the opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which either of International Assets or FCStone may be a party (other than as specifically described herein with respect to the merger). Houlihan Lokey is not an expert in the evaluation of provisions for bad debts and did not independently verify such provisions of FCStone or examine any individual extensions of credit. Houlihan Lokey assumed, with the consent of International Assets, that the aggregate provision for bad debts set forth in the financial statements of FCStone is adequate to cover such losses and comply fully with applicable law and regulatory policy as of the date of such financial statements.

With respect to outstanding litigation involving FCStone, Houlihan Lokey has, at the instruction of International Assets, relied, without independent verification, solely upon the judgment of the management of International Assets and its counsel as to the outcome of the litigation and its effect on the financial condition and results of operations of FCStone.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the first bullet point above and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the consent of International Assets, that the merger will be treated as a tax-free transaction. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of International Assets or FCStone, or otherwise have an effect on International Assets or FCStone or any expected benefits of the merger that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any respect from the drafts of said documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of International Assets or FCStone or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which International Assets or FCStone are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which International Assets or FCStone are or may be a party or are or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of International Assets or any other party, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the board of directors of International Assets or any other party with respect to alternatives to the merger. The opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of July 1, 2009. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after July 1, 2009. Houlihan Lokey did not express any opinion as to what the value of International Assets common stock actually will be when issued in connection with the merger or the price or range of prices at which International Assets common stock or FCStone common stock may be purchased or sold at any time.

The opinion was furnished for the use and benefit of the board of directors of International Assets in connection with its consideration of the merger and was not intended to be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion was not intended to be, and does not constitute, a recommendation to the board of directors of International Assets, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of International Assets, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise (other than the exchange ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of International Assets of FCStone or to any other party, except as expressly set forth in the last sentence of the opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for International Assets, FCStone or any other party or the effect of any other transaction in which International Assets, FCStone or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of International Assets, FCStone or any other party’s security holders vis-à-vis any other class or group of International Assets, FCStone or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not International Assets, FCStone, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of International Assets, FCStone or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of International Assets, on the assessments by International Assets and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to International Assets, FCStone and the merger.

In preparing its opinion to the board of directors of International Assets, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of International Assets and FCStone, such as the impact of competition on the business of International Assets and FCStone and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of International Assets or FCStone or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to either International Assets or FCStone or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in International Assets’ and FCStone’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of International Assets or FCStone. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the board of directors of International Assets in connection with its consideration of the proposed merger and was only one of many factors considered by International Assets’ board of directors in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the exchange ratio or of the views of the board of directors or its management with respect to the merger or the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between International Assets and FCStone, and the decision to enter into the merger was solely that of International Assets’ board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with International Assets’ board of directors on June 30, 2009 in connection with Houlihan Lokey’s written opinion rendered on July 1, 2009. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Equity value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, as of a specified date.

•	Earnings adjusted for certain non-recurring items, or adjusted net income.

•	Stockholder’s equity less intangible assets, or net book value.

In addition, Houlihan Lokey performed a financial analysis of International Assets. Although Houlihan Lokey used the International Assets common stock price of $15.20, as of June 29, 2009, to evaluate the implied exchange ratio reference range, as more fully described below, Houlihan Lokey performed a separate financial analysis of International Assets in light of its relatively small market capitalization, limited volume of trading of its common stock and lack of research analyst coverage.

Unless the context indicates otherwise, equity values derived from the selected companies analysis described below were calculated using the closing price of International Assets common stock and FCStone common stock and the common stock of the selected institutional brokerage companies listed below as of June 29, 2009, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates for each of adjusted net income for the next fiscal year for which financial information has not been made public, or NFY adjusted net income, and adjusted net income for the fiscal year following the next fiscal year for which financial information has not been made public, or NFY+1 adjusted net income, for International Assets and FCStone were based on estimates provided by the managements of International Assets and FCStone, respectively. Estimates of NFY adjusted net income and NFY+1 adjusted net income for the selected institutional brokerage companies listed below were based on certain publicly available estimates for those institutional brokerage companies.

Selected Companies Analysis

Houlihan Lokey calculated multiples of the equity value based on certain financial data for International Assets, FCStone and certain companies in the institutional brokerage industry (the “Selected Companies”). Houlihan Lokey selected publicly traded U.S. and European institutional brokerage companies that did not have significant asset management or lending businesses. The calculated multiples included (i) equity market value as a multiple of adjusted net income for the most recent twelve months for which financial information has been made public, or LTM adjusted net income, and (ii) equity market value as a multiple of NFY adjusted net income.

The list of Selected Companies and the related financial data are set forth below.

Selected Company	Equity Market Value ($USD in Millions)	Equity Market Value to Adjusted Net Income								Equity Market Value to Net Book Value
		FYE(1)		LTM		NFY		NFY+1		FYE(1)		LTM
BCG Partners, Inc.	$747.6	NMF	(2)	23.4	x	10.5	x	8.7	x	6.94	x	3.37	x
GFI Group Inc.	$801.5	11.4	x	17.7	x	18.9	x	13.7	x	3.59	x	3.48	x
Tullett Prebon plc	$1,043.2	5.9	x	5.9	x	7.8	x	7.3	x	NMF		NMF
Compagnie Financiere Tradition	$613.9	7.5	x	7.5	x	7.7	x	7.2	x	3.66	x	3.66	x
TradeStation Group Inc.	$356.4	11.6	x	13.2	x	18.3	x	15.2	x	2.16	x	2.13	x
ICAP plc	$4,724.4	16.3	x	16.3	x	15.3	x	13.7	x	NMF		NMF
MF Global Ltd.	$707.4	8.4	x	8.4	x	11.2	x	5.9	x	NMF		NMF
Penson Worldwide Inc.	$236.7	22.2	x	NMF		10.3	x	7.8	x	1.61	x	0.89	x
Investment Technology Group Inc.	$895.8	7.8	x	9.4	x	12.9	x	10.3	x	2.46	x	2.38	x
LaBranche & Co. Inc.	$236.5	NMF		NMF		10.9	x	8.0	x	0.71	x	0.80	x
Knight Capital Group Inc.	$1,659.0	9.3	x	9.5	x	15.3	x	9.6	x	2.35	x	2.27	x
optionsXpress Holdings, Inc.	$923.5	10.2	x	11.5	x	15.9	x	12.7	x	4.22	x	4.28	x
Van der Moolen Holding N.V.	$88.8	2.6	x	2.6	x	NA	(3)	NA		1.99	x	1.99	x
Viel & Cie SA	$257.6	2.8	x	2.8	x	NA		NA		2.97	x	2.97	x
International Assets	$143.7	4.9	x	8.4	x	6.9	x	5.7	x	2.20	x	2.12	x
FCStone	$116.2	2.5	x	3.1	x	5.0	x	6.3	x	0.54	x	0.68	x

(1)	FYE refers to the most recently completed fiscal year for which financial information has been made public.

(2)	NMF refers to not meaningful.

(3)	NA refers to not available.

The calculated multiple range and averages were as follows:

Multiple Description	Multiple Range and Averages
	Low	High	Median	Mean
Equity Market Value as a multiple of:
FYE Adjusted Net Income	2.6x	22.2x	8.9x	9.7x
LTM Adjusted Net Income	2.6x	23.4x	9.5x	10.7x
NFY Adjusted Net Income	7.7x	18.9x	12.1x	12.9x
NFY+1 Adjusted Net Income	5.9x	15.2x	9.1x	10.0x

Equity Market Value as a multiple of:
FYE Net Book Value	0.71x	6.94x	2.46x	2.97x
LTM Net Book Value	0.80x	4.28x	2.38x	2.57x

International Assets

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies analysis to corresponding financial data for International Assets. The selected companies analysis indicated the following implied equity value reference ranges for International Assets:

Multiple Description	Selected Multiple Range		Selected Equity Value Range (in millions)
	Low	High
LTM Adjusted Net Income	7.5x	8.5x	$129.0 – $146.2
NFY Adjusted Net Income	6.5x	7.5x	$134.6 – $155.3

Houlihan Lokey adjusted the equity value reference range to arrive at an implied per share reference range by assuming there were 9.5 million shares outstanding of International Assets common stock on a diluted basis, based on public filings as of May 7, 2009.

The selected companies analysis based on LTM adjusted net income indicated the following implied per share reference range for International Assets, which range overlapped with International Assets per share market price as of June 29, 2009:

Implied Per Share Equity Reference Range for International Assets	Per Share Market Price
$13.65 – $15.47	$15.20

The selected companies analysis based on NFY adjusted net income indicated the following implied per share reference range for International Assets, which range overlapped with International Assets per share market price as of June 29, 2009:

Implied Per Share Equity Reference Range for International Assets	Per Share Market Price
$14.24 – $16.43	$15.20

FCStone

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies analysis to corresponding financial data for FCStone. The selected companies analysis indicated the following implied equity value reference ranges for FCStone:

Multiple Description	Selected Multiple Range		Selected Equity Value Range (in millions)
	Low	High
LTM Adjusted Net Income	3.5x	5.5x	$101.8 – $186.5
NFY Adjusted Net Income	5.5x	7.5x	$99.1 – $155.7

Houlihan Lokey made several adjustments to this selected equity value reference range to arrive at an implied per share reference range. These adjustments included assuming outstanding common shares of 27.9 million, based on public filings as of April 8, 2009, together with subtracting estimated potential litigation liabilities of FCStone of between $5 million and $15 million and a potential pension funding deficit liability of $14 million from the selected equity value reference range.

The selected companies analysis based on LTM adjusted net income indicated the following (i) implied per share reference range for FCStone, and (ii) implied exchange ratio reference range (based on the closing price of International Assets common stock on June 29, 2009 of $15.20), as compared to the proposed exchange ratio:

Implied Per Share Equity Reference Range for FCStone	Implied Exchange Ratio Reference Range	Exchange Ratio
$3.64 – $6.68	0.24 – 0.44	0.295

The selected companies analysis based on NFY adjusted net income indicated the following (i) implied per share reference range for FCStone, and (ii) implied exchange ratio reference range (based on the closing price of International Assets common stock on June 29, 2009 of $15.20), as compared to the proposed exchange ratio:

Implied Per Share Equity Reference Range for FCStone	Implied Exchange Ratio Reference Range	Exchange Ratio
$3.55 – $5.57	0.23 – 0.37	0.295

Selected Transactions Analysis

Houlihan Lokey calculated multiples of equity value and per share equity value based on the estimated purchase prices paid in certain publicly announced institutional brokerage transactions. Houlihan Lokey selected transactions announced within three years prior to the announcement of the proposed merger that involved institutional brokerage firms that did not have significant asset management or lending businesses. The calculated multiples included implied equity value of the target company as a multiple of LTM adjusted net income, which for the selected transactions were based on available LTM adjusted net income as of the announcement date of the relevant transaction.

The list of selected transactions and the related multiples and certain financial data are set forth below:

Announced	Target	Acquiror	Equity Value	Equity Value / Net Income	Price / Gross BV	Price / Tangible BV
01/08/2009	Thinkorswim Group Inc.	TD Ameritrade Holding Corporation	$578.9	10.3x	2.6x	NMF
12/19/2008	International Derivatives Clearing Group, LLC.	NASDAQ OMX Group, Inc.	$104.4	NA	NA	NA
10/30/2008	The Clearing Corporation	Intercontinental Exchange, Inc.	$39.0	NA	NA	NA
07/14/2008	E*Trade Canada Securities Corporation	The Bank Of Nova Scotia	$442.0	NA	NA	NA
06/03/2008	Creditex Group, Inc.	Intercontinental Exchange, Inc.	$522.0	40.4x	6.5x	18.3x
04/07/2008	Link Asset & Securities Co. Ltd.	ICAP plc	$311.0	11.8x	6.8x	NMF
03/17/2008	Primex Energy Brokers Ltd.	Tullett Prebon plc	$26.0	NA	NA	NA
08/01/2007	IWL Ltd.	Commonwealth Bank of Australia	$304.4	21.9x	3.7x	9.9x
06/08/2007	Redsky Financial LLC	Investment Technology Group	$21.1	NA	NA	NA
05/30/2007	BGC Division (Cantor Fitzgerald)	eSpeed	$1,305.1	NMF	18.0x	163.0x
01/24/2007	Xpress Trade LLC	OptionXpress Holdings	$37.0	8.3x	NA	NA
09/14/2006	New York Board of Trade, Inc.	Intercontinental Exchange, Inc	$1,066.4	80.6x	0.0x	0.0x
09/07/2006	Amerex Energy-North American Operations	GFI Group	$86.0	NA	NA	NA

The calculated multiple range and averages were as follows:

Multiple Range and Averages
Multiple Description	Low	High	Median	Mean
Implied Equity Value as a multiple of:
Net Income	8.3x	80.6x	16.9x	28.9x

Implied Equity Value as a multiple of:
Gross Book Value	2.6x	18.0x	6.5x	7.5x
Tangible Book Value	9.9x	163.0x	18.3x	63.7x

International Assets

Houlihan Lokey applied the following selected multiple ranges derived from the selected transactions analysis to corresponding financial data for International Assets. The selected transactions analysis indicated the following implied equity value reference range for International Assets:

Multiple Description	Selected Multiple Range		Selected Equity Value Range ($USD in millions)
	Low	High
LTM Adjusted Net Income	8.0x	9.0x	$137.6 – $154.8

Houlihan Lokey made the per share adjustment for International Assets described above to arrive at an implied per share reference range. The selected transactions analysis indicated the following implied per share reference range for International Assets, which range overlapped with International Assets’ per share market price as of June 29, 2009:

Implied Per Share Equity Reference Range for International Assets	Per Share Market Price
$14.56 – $16.38	$15.20

FCStone

Houlihan Lokey applied the following selected multiple ranges derived from the selected transactions analysis to corresponding financial data for FCStone. The selected transactions analysis indicated the following implied equity value reference range for FCStone:

	Selected Multiple Range		Selected Equity Value Range (in millions)
Multiple Description	Low	High
LTM Adjusted Net Income	4.0x	6.0x	$120.4 – $205.2

Houlihan Lokey made the equity value adjustments described above relating to FCStone to arrive at an implied per share reference range. The selected transactions analysis indicated the following (i) implied per share reference range for FCStone, and (ii) implied exchange ratio reference range (based on the closing price of International Assets common stock on June 29, 2009 of $15.20), as compared to the proposed exchange ratio:

Implied Per Share Equity Reference Range for FCStone	Implied Exchange Ratio Reference Range	Exchange Ratio
$4.31 – $7.35	0.28 – 0.48	0.295

Discounted Cash Flow Analysis

International Assets

Houlihan Lokey calculated the estimated present value of the standalone, after-tax free cash flows that International Assets could generate over the remaining three-months of fiscal year 2009, and fiscal years 2010 and 2011, based on estimates of the future financial performance of International Assets provided by the management of International Assets. Houlihan Lokey then calculated a range of estimated terminal values based on a range of multiples of 6.0x to 8.0x of International Assets’ estimated net income for the fiscal year ending 2011. The estimated after-tax free cash flows and terminal values were then discounted using a mid-year convention to the present value using discount rates ranging from 23.0% to 25.0%.

The discounted cash flow analysis indicated the following implied per share equity reference range for International Assets, which range was above International Assets’ per share market price as of June 29, 2009:

Implied Per Share Equity Reference Range for International Assets	Per Share Market Price
$15.41 – $19.57	$15.20

FCStone

Houlihan Lokey calculated the estimated net present value of the standalone, after-tax free cash flows that FCStone could generate over the remaining three-months of fiscal year 2009, and fiscal years 2010 through 2013, based on estimates for the future financial performance of FCStone provided by FCStone’s management. Houlihan Lokey then calculated a range of estimated terminal values based on a range of multiples of 5.0x to 7.0x of FCStone’s estimated net income for the fiscal year ending 2013. The estimated after-tax free cash flows and terminal values were then discounted using a mid-year convention to the present value using discount rates ranging from 16.0% to 18.0%.

The discounted cash flow analysis indicated the following (i) implied per share equity reference range for FCStone, and (ii) implied exchange ratio reference range (based on the closing price of International Assets common stock on June 29, 2009 of $15.20), as compared to the proposed exchange ratio:

Implied Per Share Equity Reference Range for FCStone	Implied Exchange Ratio Reference Range	Exchange Ratio
$7.11 – $10.28	0.47 – 0.68	0.295

Contribution Analysis

•

Houlihan Lokey analyzed the respective pro forma contributions of International Assets and FCStone based upon the revenue, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and net income for the fiscal year 2008, and estimated revenue, EBITDA and net income for fiscal years 2009 and 2010, based on estimates provided by the managements of International Assets and FCStone. The analysis was based on the following assumptions:

•	2009 and 2010 fiscal years for International Assets correspond to the fiscal years ending September 30, 2009 and 2010, respectively;

•	2009 and 2010 fiscal years for FCStone correspond to the fiscal years ending August 31, 2009 and 2010, respectively; and

•	International Assets revenues were operating revenues and FCStone revenues were net revenues.

The analysis indicated the following relative contributions of International Assets and FCStone, as compared to the pro forma outstanding ownership percentage for the stockholders of each company (as of May 31, 2009 in the case of FCStone; as of June 30, 2009 in the case of International Assets), based on the exchange ratio:

	Relative Contributions
	2008	2009E	2010E
Revenue
International Assets	21.1%	31.0%	33.4%
FCStone	78.9%	69.0%	66.6%
EBITDA
International Assets	26.5%	54.1%	56.6%
FCStone	73.5%	45.9%	43.4%
Net Income
International Assets	18.5%	47.1%	57.4%
FCStone	81.5%	52.9%	42.6%
Pro Forma Ownership
International Assets	52.5%
FCStone	47.5%

Houlihan Lokey also analyzed the respective contributions of International Assets and FCStone on the basis of each company’s tangible book values, as well as their current market values and current stock price in relation to their 52-week high and low trading prices.

The analysis indicated the following relative contributions and relative values of International Assets and FCStone:

	Relative Contribution
	As of June 15, 2008	Latest Reported(4)
Tangible Book Value
International Assets	19.4%	28.1%
FCStone	80.6%	71.9%

	Relative Value
	As of June 15, 2008	As of June 29, 2009
Market Value
International Assets	19.2%	55.3%
FCStone	80.8%	44.7%

	High / Low	Stock Price As of June 29, 2009
Stock Price Compared to 52-Week High-Low
International Assets	$37.74 / $5.29	$15.20
FCStone	$32.25 / $1.23	$ 4.16

(4)	Latest reported tangible book values for International Assets and FCStone were as of February 28, 2009, and March 31, 2009, respectively.

Pro Forma Ownership
International Assets	52.5%
FCStone	47.5%

Other Matters

Houlihan Lokey was engaged by International Assets to provide an opinion to International Assets’ board of directors regarding the fairness from a financial point of view of the exchange ratio in the merger. International Assets engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to the engagement letter, International Assets has agreed to pay Houlihan Lokey a customary fee for its services. Such amount became payable upon the delivery of Houlihan Lokey’s opinion and was not contingent upon the conclusion reached therein. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the merger. International Assets has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, Houlihan Lokey and certain of its affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, International Assets, FCStone or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to International Assets and FCStone and other participants in the merger and certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

Opinion of FCStone’s Financial Advisor

FCStone retained BMO Capital Markets to render an opinion to the FCStone board of directors as to the fairness, from a financial point of view, to FCStone’s stockholders (other than International Assets and its affiliates) of the exchange ratio of 0.2950 of a share of International Assets common stock to be paid for each outstanding share of FCStone stock under the merger agreement, which is referred to herein as the exchange ratio. On July 1, 2009, at a meeting of FCStone’s board of directors held to evaluate the merger, BMO Capital Markets delivered its oral opinion, which opinion was subsequently confirmed by delivery of its written opinion dated July 1, 2009, to the effect that, as of that date and subject to the various assumptions in such opinion, the exchange ratio, was fair, from a financial point of view, to the stockholders of FCStone (other than International Assets and any of its affiliates). BMO Capital Markets does not have any obligation to update, revise or reaffirm its opinion.

The full text of BMO Capital Markets’ written opinion to the FCStone board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Holders of FCStone common stock are encouraged to read the opinion carefully and in its entirety. The following summary is qualified in its entirety by reference to the full text of such opinion. BMO Capital Markets’ analyses and opinion were prepared for and addressed to the FCStone board of directors and are directed only to the fairness, from a financial point of view, to the stockholders of FCStone (other than International Assets and its affiliates) of the exchange ratio. BMO Capital Markets’ opinion does not constitute a recommendation to FCStone stockholders or anyone else on how to vote at any meeting held in connection with the merger. BMO Capital Markets’ opinion also does not in any manner address the prices at which FCStone or International Assets common stock have traded or may trade in the future, including subsequent to the completion of the merger. The BMO Capital Markets opinion has been approved by a fairness committee of BMO Capital Markets.

In preparing its opinion to the FCStone board of directors, BMO Capital Markets performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying BMO Capital Markets’ opinion or the presentation made by BMO Capital Markets to the FCStone board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BMO Capital Markets did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, notwithstanding the separate analyses summarized below, BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In arriving at its opinion, and performing the related financial analysis, BMO Capital Markets:

•	reviewed a draft of the merger agreement dated June 30, 2009;

•	reviewed FCStone’s annual report on Form 10-K and related financial information included therein for the fiscal years ended August 31, 2008, and August 31, 2007, and FCStone’s 10-Q for the quarter ended February 28, 2009, in addition to selected unaudited financial information for the quarter ending May 31, 2009;

•

reviewed International Assets’ annual report on Form 10-K and related financial information included therein for the fiscal years ended September 30, 2008 and September 30, 2007, and International Assets’ 10-Q for the quarter ended March 31, 2009;

•

reviewed certain financial and operating information relating to the business, earnings, cash flow, assets, liabilities and prospects of FCStone and International Assets, including estimated synergies expected to result from the merger, furnished to BMO Capital Markets by FCStone and International Assets;

•	conducted discussions with members of the senior management and other representatives of FCStone and International Assets concerning their respective operations, financial condition and prospects;

•	reviewed the relative contribution of earnings, cash flow, equity, and equity values of FCStone and International Assets to the resulting entity;

•	reviewed historical stock prices of the common stock of FCStone and International Assets;

•

reviewed the pro forma impact of the merger on FCStone, based on assumptions relating to transaction expenses, purchase accounting assumptions and cost savings determined by senior management of FCStone and International Assets;

•	performed discounted cash flow analyses for FCStone and International Assets; and

•	reviewed such other financial studies and performed such other analyses and investigations that took into account such other matters as BMO Capital Markets deemed appropriate.

In rendering its opinion, BMO Capital Markets assumed and relied on the accuracy and completeness of information supplied or otherwise made available to BMO Capital Markets by FCStone, International Assets or their respective representatives or advisors or obtained by BMO Capital Markets from other sources. BMO Capital Markets did not assume any responsibility for independently verifying and did not independently verify such information. BMO Capital Markets did not independently evaluate, physically inspect or appraise any of the respective assets or liabilities (contingent or otherwise) of FCStone or International Assets and was not furnished with any such valuations or appraisals. BMO Capital Markets was not asked to and did not evaluate the solvency or fair value of FCStone or International Assets. With respect to financial projections, including estimated synergies, for FCStone and International Assets, BMO Capital Markets was advised by FCStone, and assumed, without independent investigation, that they had been reasonably prepared and reflected the best currently available estimates and good faith judgments of senior management of FCStone and International Assets of the expected future competitive, operating and regulatory environments and related financial performance of FCStone and International Assets. BMO Capital Markets expresses no opinion with respect to such projections, including estimated synergies, or the assumptions on which they are based. BMO Capital Markets was not asked to and did not consider the possible effects of any litigation or other legal claims. BMO Capital Markets further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement and that all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on FCStone or International Assets or on the contemplated benefits of the merger.

BMO Capital Markets’ opinion is necessarily based upon financial, economic, market and other conditions and circumstances as in effect on, and information made available to BMO Capital Markets as of July 1, 2009. BMO Capital Markets disclaims any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date of the opinion.

BMO Capital Markets’ opinion does not constitute a recommendation as to any action by the board of directors of FCStone or any stockholder of FCStone should take in connection with the merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the adoption of the merger agreement. BMO Capital Markets’ opinion relates solely to the fairness, from a financial point of view, to stockholders of FCStone (other than International Assets and its affiliates) of the exchange ratio. BMO Capital Markets expresses no opinion as to the relative merits of the merger and any other transactions or business strategies discussed by the board of directors of FCStone as alternatives to the merger or the decision of the board of directors of FCStone to proceed with the merger, nor does BMO Capital Markets express any opinion on the structure, terms or effect of any other aspect of the merger or the other transactions contemplated by the merger agreement. BMO Capital Markets is not an expert in, and its opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction, including, without limitation, whether or not the transactions contemplated by the merger agreement constitute a change of control under any contract or agreement to which the Company, International Assets or any of their respective subsidiaries is a party. BMO Capital Markets relied solely on FCStone’s legal, tax and accounting advisors for such matters.

The following is a summary of the material analyses performed by BMO Capital Markets in connection with its opinion to the FCStone board of directors dated July 1, 2009. The following summary, however, does not purport to be a complete description of the financial analyses performed by BMO Capital Markets, nor does the order of analyses described represent relative importance or weight given to those analyses by BMO Capital Markets. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 30, 2009 and is not necessarily indicative of current market conditions. All actual and projected financial statements for International Assets, as utilized by BMO Capital markets, have been provided by International Assets management and have been prepared on a non GAAP basis. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully BMO Capital Markets’ financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BMO Capital Markets’ financial analyses.

Merger Consideration. BMO Capital Markets calculated the implied merger price per share by multiplying the exchange ratio of 0.2950 by the closing price per share of International Assets’ common stock of $14.87 on June 30, 2009. BMO Capital Markets noted that the implied $4.39 per share merger consideration represented an 11.1% premium to the closing stock price per share of FCStone’s common stock on June 30, 2009 of $3.95. BMO Capital Markets noted that based on an exchange ratio of 0.2950 stockholders of FCStone’s would have approximately 47.50% of the economic ownership and voting rights of the combined company.

Historical Exchange Ratio Analysis. BMO Capital Markets analyzed the historical trading price of FCStone stock relative to International Assets’ common stock based on closing prices between June 29, 2008 and June 30, 2009 and calculated the historical exchange ratios during certain periods within those dates implied by dividing the daily closing prices per share of FCStone common stock by those of International Assets’ common stock, and the average of those historical trading ratios for the various periods reviewed. BMO Capital Markets reviewed exchange ratios for periods ending on October 13, 2008 and June 30, 2009. BMO Capital Markets next compared the merger exchange ratio of 0.2950 provided for in the merger agreement with historical exchange ratios for the various periods ending October 13, 2008 and June 30, 2009.

The following table lists the implied exchange ratios for these periods:

Days Trading	Implied Exchange Ratio
June 30, 2009	0.2660
Last 30 days average	0.2950
Last three months average	0.2790
Last six months average	0.3500

FCStone / International Assets merger agreement	0.2950

Relative Contribution Analysis. BMO Capital Markets analyzed the contribution of each of FCStone and International Assets to the pro forma combined company with respect to earnings before interest, taxes and depreciation, or EBITDA, net income, book value, tangible book value, and current market capitalization. BMO Capital Markets analyzed these metrics for the latest twelve-month (“LTM”) period ending and for projected operating results for fiscal year ending 2009 and 2010. For the latest twelve-month period ending, BMO Capital Markets utilized actual results as of May 31, 2009 provided by FCStone management and utilized three quarters of actual results ending March 31, 2009 plus projected quarter results as of June 30, 2009 as provided by management from International Assets. Projected operating results were prepared by FCStone and International Assets management respectively and assumed no cost savings or other synergies.

For purposes of the contribution analysis, BMO Capital Markets assumed that the contributions with respect to EBITDA reflected each company’s contribution to the combined company’s pro forma firm value. Equity value contributions were derived by adjusting firm value contributions for outstanding net debt of both companies. BMO Capital Markets noted that based on an exchange ratio of 0.2950 stockholders of FCStone’s would have approximately 47.50% of the economic ownership and voting rights of the combined company.

The analyses yielded the following pro forma equity value contributions:

	Implied Percentage Contribution
	FCStone	International Assets
Pro forma combined EBITDA
LTM	58.7%	41.3%
Last Two Quarters(1)	18.2%	81.8%
2009 FY estimate	41.3%	58.7%
2010 FY estimate	42.1%	57.9%
Pro forma combined Net Income
LTM	63.3%	36.7%
Last Two Quarters(1)	38.1%	61.9%
2009 FY estimate	49.9%	50.1%
2010 FY estimate	42.6%	57.4%
Book Value	66.0%	34.0%
Tangible Book Value	68.5%	31.5%
Current market capitalization	44.9%	55.1%

(1)	Represents actual 5/31 & 2/28 quarters for FCStone and actual 3/31 & projected 6/30 quarters for International Assets

Accretion/Dilution Analysis. BMO Capital Markets analyzed the expected pro forma impact of the merger on FCStone’s projected fiscal year 2010 (ended August 31, 2010) financial results, particularly earnings per share. For purposes of this analysis, the transaction was assumed to close on August 31, 2009. BMO Capital Markets analyzed the pro forma impact to FCStone’s stockholders utilizing projections provided by FCStone and

International Assets management teams, including potential efficiencies and operating synergies available to the combined institution. BMO Capital Markets assumed such synergies are fully realized in the first year following consummation of the merger and assumed such synergies are realized over time. The analysis indicated that the merger would be accretive to FCStone’s earnings per share for its fiscal year ended August 31, 2010.

Discounted Cash Flow Analyses. BMO Capital Markets performed discounted cash flow analyses of both International Assets and FCStone as stand-alone entities to derive a range of implied equity values for each company’s common stock. Using financial projections prepared by FCStone management, BMO Capital Markets calculated a range of implied equity values per share by adding the present value of FCStone projected free cash flows through August 31, 2014 and the present value of FCStone “terminal value” based on a range of multiples of FCStone estimated 2014 EBITDA. Using financial forecasts prepared by International Assets management, BMO Capital Markets calculated a range of implied equity values per share of International Assets common stock using the same methodology. As part of this analysis, BMO Capital Markets also analyzed the weighted average cost of capital of FCStone and International Assets, which included a sensitivity analysis of each company’s weighted average cost of capital.

BMO Capital Markets estimated the terminal value of FCStone, representing the value of FCStone’s projected free cash flow beyond 2014 by applying terminal multiples of revenue ranging from 4.5x to 5.5x to FCStone’s EBITDA in 2014. BMO Capital Markets then discounted FCStone’s unlevered free cash flows and the range of terminal values to calculate the present values as of August 31, 2009, using a range of discount rates from 14.5% to 16.0%. BMO Capital Markets utilized this range of discount rates based on analyzing and comparing the weighted average cost of capital for the selected publicly traded companies used in the analysis. This resulted in an implied equity value per share for FCStone ranging from $7.28 to $8.94.

BMO Capital Markets estimated the terminal value of International Assets, representing the value of International Assets’ projected free cash flow beyond 2014 by applying terminal multiples of revenue ranging from 4.5x to 5.5x to International Assets’ EBITDA in 2014. BMO Capital Markets then discounted International Assets’ unlevered free cash flows and the range of terminal values to calculate the present values as of September 30, 2009, using a range of discount rates from 14.0% to 15.5%. BMO Capital Markets utilized this range of discount rates based on analyzing and comparing the weighted average cost of capital for the selected publicly traded companies used in the analysis. This resulted in an implied equity value per share for International Assets ranging from $22.61 to $26.89.

BMO Capital Markets then used the implied equity value ranges for FCStone and International Assets common stock derived from the discounted cash flow analysis to calculate the maximum range of exchange ratios implied from those implied equity value ranges. This analysis yielded a range of implied exchange ratios from 0.2706 to 0.3955, which BMO Capital Markets compared to the transaction exchange ratio of 0.2950 pursuant to the merger agreement.

Miscellaneous. In performing its analyses, BMO Capital Markets made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BMO Capital Markets, FCStone or International Assets. Any estimates contained in the analyses performed by BMO Capital Markets are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, BMO Capital Markets’ opinion was only one of several factors taken into consideration by the FCStone board of directors in making its determination to approve the merger agreement and the merger. Consequently, BMO Capital Markets’ analyses should not be viewed as determinative of the decision of the FCStone board of directors or FCStone’s management with respect to the fairness of the consideration provided for in the merger agreement.

FCStone retained BMO Capital Markets as its financial advisor based upon BMO Capital Markets’ experience and expertise. BMO Capital Markets is a nationally recognized investment banking and advisory firm. Pursuant to the terms of the engagement letter between FCStone and BMO Capital Markets, FCStone has agreed to pay BMO Capital Markets a transaction fee of approximately $4.0 million, $1.5 million of which was payable upon execution of the merger agreement and approximately $2.5 million of which is contingent upon consummation of the transaction. FCStone also has agreed to reimburse BMO Capital Markets for reasonable expenses incurred by BMO Capital Markets in performing its services and to indemnify BMO Capital Markets and related persons and entities against liabilities, including liabilities under the U.S. federal securities laws, arising out of BMO Capital Markets’ engagement.

As part of its investment banking business, BMO Capital Markets is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. BMO Capital Markets and its affiliates have in the past provided certain banking and other services to FCStone and its affiliates, and BMO Capital Markets and its affiliates may provide banking and other services to FCStone, International Assets or their respective affiliates in the future, for which BMO Capital Markets or such affiliate may have received or will receive customary fees. In particular, BMO Capital Markets was lead underwriter on FCStone’s April 2007 initial public offering of common stock and a subsequent secondary offering of common stock. Additionally, BMO Capital Markets was the Syndication Agent and a lender for FCStone’s (1) $75 million unsecured, 364 day committed revolver, which replaced a similar $250 million facility for which BMO Capital Markets acted in a similar capacity, and (2) $55 million subordinated debt facility. BMO Capital Markets provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of FCStone or International Assets for its own account and for the accounts of customers.

Financial Projections

During the course of the mutual due diligence review process undertaken in connection with the proposed merger, International Assets and FCStone each made available to the other party non-public business and financial information about their companies, including financial projections.

Differences between actual and projected results are to be expected, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including but not limited to the important factors listed in the section of this joint proxy statement/prospectus entitled “Risk Factors.” All projections are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in the “Risk Factors” section beginning on page 17 and the “Cautionary Statement Regarding Forward-Looking Statements” section beginning on page 41.

The projections provided by International Assets were adjusted to arrive at the following estimates, or ranges or estimates, of International Assets’ future financial performance in the fiscal years ending September 30, 2009 through 2011 as an independent, standalone company. They include adjustments for discontinued operations and bad debts accounted for during fiscal year 2009.

($ millions)	2009 Estimated	2010 Estimated	2011 Estimated
Operating revenue	$112.4	$121.4	$133.6
EBITDA	$40.3 to $42.2	$45.4	$50.1
Net income	$20.1 to $20.7	$25.0	$27.7

These projections reflect marked to market numbers as utilized by International Assets in the discussion and analysis of its financial results. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition of International Assets” appearing on page 123 of this joint proxy statement/prospectus.

The projections provided by FCStone were adjusted to arrive at the following estimates, or ranges of estimates, of FCStone’s future financial performance in the fiscal years ending August 31, 2009 through 2013 as an independent, stand-alone company. They include adjustments for bad debts and other items accounted for during fiscal 2009.

($ millions)	2009 Estimated	2010 Estimated	2011 Estimated	2012 Estimated	2013 Estimated
Net revenue	$249.9	$241.9	$263.0	$288.8	$318.4
EBITDA	$25.8 to 34.2	$34.8 to 37.0	$43.5	$52.5	$62.7
Net income	$11.9 to 23.3	$18.5	$23.7	$29.2	$35.5

The non-public business and financial information and projections that International Assets and FCStone provided to each other during the course of the mutual due diligence review process were provided solely in connection with such due diligence review and not expressly for inclusion or incorporation by reference in any filing with the SEC or document to be provided to stockholders of either company. The estimates of future financial performance for International Assets and FCStone described above also were provided to Houlihan Lokey and BMO Capital Markets for use in their financial analysis in connection with their opinions on the exchange ratio. There is no guarantee that any projections will be realized, or that the assumptions on which they are based will prove to be correct.
International Assets and FCStone do not as a matter of course make public any projections as to future performance or earnings. The projections set forth above are included in this joint proxy statement/prospectus only because this information was provided to the other party. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with GAAP.

Neither International Assets’ nor FCStone’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Each company’s internal financial forecasts, upon which the projections were based in part, are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects. As a result, these internal financial forecasts are susceptible to interpretations and periodic revision based on actual experience and business developments. The projections reflect numerous assumptions made by the management of International Assets and FCStone, as applicable, and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

The inclusion of the projections herein should not be regarded as an indication that any of International Assets, FCStone, Houlihan Lokey and BMO Capital Markets or their respective affiliates or representatives considered or consider the projections to be a prediction of actual future events, and the projections should not be relied upon as such. Except as may be required by law, none of International Assets, FCStone, or any of their respective affiliates or representatives intends to update or otherwise revise the projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Stockholders are cautioned not to place undue reliance on the projections included in this joint proxy statement/prospectus.

Interests of International Assets’ Directors in the Merger

In considering the recommendation of the International Assets board of directors with respect to approving the issuance of shares of International Assets common stock, International Assets stockholders should be aware that certain members of the board of directors of International Assets have interests in the merger that are different from, or are in addition to, their interests as International Assets stockholders. These interests are described below. They may create an appearance of a conflict of interest. The International Assets board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger, the merger agreement, the issuance of shares of International Assets common stock pursuant to the merger agreement, and the related amendments to International Assets’ certificate of incorporation.

In connection with the negotiation of the merger agreement, International Assets and FCStone agreed on changes to the director compensation policies of International Assets. These changes will be as follows:

•	The compensation payable to each non-executive director for service as a board member will increase from $18,000 per year to $50,000 per year.

•	The board will add a new position of vice-chairman, and the director holding this position will receive an additional $15,000 per year.

•	Each non-executive director will also receive an annual grant of restricted stock having a fair value of $25,000 on the date of the annual meeting of stockholders.

Interests of FCStone’s Executive Officers and Directors in the Merger

In considering the recommendation of the FCStone board of directors with respect to adopting the merger agreement, FCStone stockholders should be aware that certain members of the board of directors and executive officers of FCStone have interests in the merger that are different from, or are in addition to, their interests as FCStone stockholders. These interests may create an appearance of a conflict of interest. The FCStone board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger, the merger agreement and the related transactions.

Combined Company Board of Directors. The merger agreement provides that International Assets will cause Paul G. Anderson, Brent Bunte, Jack Friedman, Daryl Henze, Bruce Krehbiel and Eric Parthemore to be elected or appointed to the board of directors of International Assets as of the effective time of the merger, and they will be eligible to receive compensation from International Assets as non-employee directors, except in the case of Paul G. Anderson.

Indemnification and Insurance. The merger agreement provides that for a period of six years after the merger, FCStone, as the surviving corporation in the merger, will indemnify each current or former director and officer of FCStone from liability to the extent that applicable legal requirements permit a company to indemnify its own officers and directors. The merger agreement further provides that for a period of six years after the merger, FCStone will maintain in place the existing policy of directors and officers liability insurance (or obtain a comparable replacement policy) in favor of FCStone directors and officers covered as of the effective time of the merger under the current policy. Such policy will cover acts or omissions occurring on or before the closing of the merger and provide coverage and amounts no less favorable than in effect on July 1, 2009, except that International Assets will not be required to incur annual premium expense in excess of $1.3 million. If the annual premium payable exceeds $1.3 million, FCStone is obligated to obtain a policy providing the greatest coverage available at a cost not exceeding $1.3 million.

Accelerated Vesting of Options. Pursuant to the terms of the FCStone 2006 Equity Incentive Plan, upon the consummation of the merger, all outstanding unvested options to acquire shares of the common stock of FCStone will become fully vested, including options held by the executive officers and directors of FCStone. As of the date of the merger agreement, the executive officers of FCStone held unvested options to acquire 290,250 shares of FCStone common stock, and the non-employee directors held unvested options to acquire 141,750 shares of FCStone common stock. The exercise price of the unvested options is $16.00 per share.

Change in Control Severance Plan. Certain of FCStone’s management and executive officers, Messrs. Anderson, Dunaway and Mortensen, are participants in FCStone’s Change In Control Severance Plan, which we refer to as the Severance Plan. The Severance Plan provides that if, during the two-year period following the execution of the merger agreement, a participant terminates his employment for “good reason,” or FCStone terminates the participant’s employment other than for “cause” or on account of death or disability, FCStone will pay the participant, in a lump sum, as follows:

•

salary through the date of termination, bonus calculated as the average of the prior two fiscal years’ bonus allocated for the portion of the year in which the participant was employed with FCStone, and any accrued unpaid vacation pay;

•	an amount equal to the product of the participant’s multiple (which is 36 months in the case of Mr. Anderson and 24 months in the case of other participants) times:

•	the participant’s highest monthly base salary during the 12-month period prior to the date of termination of employment, plus

•

the quotient of (a) the participant’s average annualized annual incentive compensation awards to the participant during the three fiscal years immediately preceding the fiscal year in which employment is terminated, divided by (b) 12;

•	an amount equal to the value of any unvested employer contributions under any qualified defined contribution retirement plan; and

•

an amount equal to 50% of the average annualized equity compensation expense that has been recognized for financial reporting purposes for awards granted to the participant under the long-term incentive plans during the two immediately preceding fiscal years.

In addition, for a period following the termination of employment of 36 months in the case of Mr. Anderson and 24 months in the case of other participants, FCStone will continue to provide the participant and his dependents with such medical, accident, disability and/or life insurance coverage as FCStone provided such persons prior to the date of such termination. Finally, FCStone will pay the participant a tax “gross-up” for excise tax payable by the participant under section 4999 of the Internal Revenue Code in connection with the severance benefits.

If, during the two-year period following the execution of the merger agreement, a participant terminates his employment without “good reason,” or FCStone terminates his employment for “cause,” FCStone will pay the participant, in a lump sum, his salary through the date of termination, any unpaid bonus and other compensation and benefits for the most recently completed fiscal year, any accrued unpaid vacation pay, and any other amounts or benefits to which the participant is entitled through the date of termination under any other plan, policy, or agreement.

The following table shows the potential payments for each of the participants upon certain termination events, including termination events following a change of control of FCStone, if the termination had occurred on July 1, 2009. Fully vested benefits are not included in the table unless the form, amount or terms of the benefit would be enhanced or accelerated by the termination event.

Benefit	Termination due to Disability, Death or Retirement	Termination w/o Cause or for Good Reason After Change in Control
Paul G. (Pete) Anderson
Salary and bonus severance payment(1)	—	$4,560,113
50% of equity compensation payment(2)	—	107,367
Continuation of insurance coverage(3)	—	44,686
Tax gross-up(4)	—	0
Unvested deferred compensation(5)	$499,858	0

Total for Mr. Anderson(6)	$499,858	$4,712,166

William J. Dunaway
Salary and bonus severance payment(1)	—	$966,504
50% of equity compensation payment(2)	—	19,521
Continuation of insurance coverage(3)	—	25,851
Tax gross-up(4)	—	0
Unvested deferred compensation(5)	$115,975	0

Total for Mr. Dunaway(6)	$115,975	$1,011,876

Robert Mortenson
Salary and bonus severance payment(1)	—	$432,417
50% of equity compensation payment(2)	—	19,521
Continuation of insurance coverage(3)	—	11,087
Tax gross-up(4)	—	0
Unvested deferred compensation(5)	$176,842	0

Total for Mr. Mortenson(6)	$176,842	$463,025

(1)	Represents the amount calculated pursuant to the Severance Plan equal to the product of the participant’s multiple (36 months in the case of Mr. Anderson and 24 months in the case of the other participants) times the sum of:

•	the participant’s highest monthly base salary during the 12 month period prior to termination, and

•	one month of the participant’s average annualized incentive compensation award during the three preceding fiscal years.

(2)	Represents the amount calculated pursuant to the Severance Plan equal to 50% of average annualized equity compensation expense for long-term incentive plan awards granted during the two preceding fiscal years.

(3)	Represents the amount calculated pursuant to the Severance Plan equal to our estimated incremental cost for medical, accident, disability and/or life insurance continuation coverage following termination of employment for 36 months in the case of Mr. Anderson and 24 months in the case of the other participants.

(4)	Represents an estimate of the amount calculated pursuant to the Severance Plan for the tax gross-up based upon the following assumed tax rates: Section 280G excise tax — 20%; federal income tax — 35%; state income tax — 6%; and Medicare tax — 1.45%.

(5)	Represents the amount calculated pursuant to our deferred compensation plans equal to the value of any unvested employer contributions made on the participant’s behalf under such plans.

(6)	With the exception of the continuation of insurance coverage, all amounts would be paid to the participant in a lump sum.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax considerations of the merger of merger sub into FCStone that are expected to apply generally to U.S. Holders (as defined below) of FCStone common stock upon an exchange of their FCStone stock for International Assets common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to FCStone or the stockholders of FCStone as described in this summary. In addition, this summary assumes the truth and satisfaction of the statements and conditions described below as the basis for the tax opinions of Shutts & Bowen LLP, outside counsel to International Assets, and Stinson Morrison Hecker LLP, outside counsel to FCStone. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to particular U.S. Holders, including holders:

•

who are subject to special tax rules such as dealers, brokers and traders in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option, warrant or stock purchase plans or in other compensatory transactions;

•	who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	who are partnerships or other pass-through entities or investors in such pass-through entities;

•	who do not hold their shares as capital assets;

•	whose shares constitute qualified small business stock with the meaning of Section 1202 of the Code; or

•	who have a functional currency other than the U.S. dollar.

In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the following:

•	the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger; or

•	the tax consequences of the receipt of International Assets shares other than in exchange for FCStone shares.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of FCStone common stock who is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

Holders of FCStone common stock are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under state, local and foreign tax laws.

It is a condition to the consummation of the merger that each of Shutts & Bowen LLP, outside counsel to International Assets, and Stinson Morrison Hecker LLP, outside counsel to FCStone, render a tax opinion to their respective clients to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The tax opinion of Shutts & Bowen LLP, and the tax opinion of Stinson Morrison Hecker LLP, discussed in this section are each conditioned upon certain assumptions stated in their respective tax opinions and certain customary representations being delivered by International Assets, FCStone and merger sub.

No ruling from the IRS has been or will be requested in connection with the merger. In addition, stockholders of FCStone should be aware that the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position and a contrary position could be sustained by a court. In addition, if any of the representations or assumptions upon which the closing tax opinions of Shutts & Bowen LLP, and Stinson Morrison Hecker LLP, are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

International Assets and FCStone intend that the merger will be treated as a reorganization pursuant to Section 368(a) of the Code. The discussion below assumes that the merger qualifies as a reorganization.

Exchange of FCStone Stock for International Assets Common Stock. Except as discussed below under “ Cash in Lieu of Fractional Shares of International Assets Common Stock,” FCStone stockholders generally will not recognize any gain or loss upon receipt of solely International Assets common stock in exchange for their FCStone common stock.

Tax Basis and Holding Period. The tax basis of International Assets common stock received by an FCStone stockholder in the merger will be equal to such stockholder’s tax basis in the FCStone stock surrendered therefor. The holding period of International Assets common stock received by an FCStone stockholder in the merger will be equal to such stockholder’s holding period in the FCStone stock exchanged therefor. If an FCStone stockholder owns multiple blocks of FCStone stock, such stockholder should consult its tax advisor with respect to the proper allocation of the tax basis and holding periods of its FCStone stock among the International Assets common stock received in the merger.

Cash in Lieu of Fractional Shares of International Assets Common Stock. If an FCStone stockholder receives cash instead of a fractional share of International Assets common stock, it will recognize a taxable gain or loss based upon the difference between the amount of cash that stockholder receives with respect to such fractional share and its tax basis in the shares of FCStone stock that is allocated to such fractional share. Any gain or loss that an FCStone stockholder recognizes generally will be treated as capital gain or loss. If such stockholder’s holding period in a block of its FCStone stock is greater than one year as of the consummation of the merger, then such stockholder’s capital gain or loss with respect to that block will constitute long-term capital gain or loss. The use of capital losses to offset ordinary income from other sources is subject to limitations.

Treatment of International Assets and FCStone. No gain or loss will be recognized by International Assets or FCStone solely as a result of the merger. Certain FCStone stockholders may be required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b), if applicable. FCStone stockholders are urged to consult their own tax advisors with respect to the applicable reporting requirements.

Backup Withholding. Any cash payments for fractional shares made to FCStone stockholders in connection with the merger may be subject to backup withholding on a holder’s receipt of cash, unless such holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding or such stockholder is otherwise exempt from backup withholding. Any amount withheld under the backup withholding rules will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

The preceding discussion is intended only as a summary of certain U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all of the merger’s potential tax effects. FCStone stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements and the applicability and effect of federal, state, local, foreign and other applicable tax laws.

Anticipated Accounting Treatment

For accounting purposes, International Assets is considered to be acquiring FCStone in this transaction. The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus have been prepared in accordance with Article 11 of Regulation S-X, and assume that the transaction will be treated as a purchase pursuant to SFAS 141. Under this method of accounting, the excess of fair values of acquired net assets over the purchase price (if any) is first allocated to reduce the carrying values of non-current assets, such as intangible and fixed assets, with any remaining balance recorded as an extraordinary gain.

However, if the transaction were to be consummated in the 2010 fiscal year of International Assets (i.e. after September 30, 2009), SFAS 141R would apply and would materially change the accounting treatment. Under SFAS 141R, the following items likely would have a material impact on accounting for the transaction: (1) the excess of fair values of acquired net assets over the purchase price (if any) would not first be allocated to reduce the carrying values of various assets, but instead, would all be recorded as an ordinary gain in the statement of operations as opposed to an extraordinary gain; (2) intangible assets, such as FCStone’s customer lists and non-compete agreements, would be valued after the merger, carried on the consolidated balance sheet at fair value and amortized over the appropriate periods through the consolidated income statement; (3) acquisition-related costs would not be part of the purchase price and, as a result, the impact to the pro forma balance sheet would be to reduce the purchase price and the related excess of fair value of acquired net assets over purchase price, with a corresponding decrease to pro forma retained earnings; and (4) any restructuring costs would be expensed as incurred.

Appraisal Rights

Under Delaware law, holders of FCStone common stock are not entitled to appraisal rights in connection with the merger because the International Assets common stock is listed on the NASDAQ Global Market and the FCStone common stock is listed on the NASDAQ Global Select Market. Under Delaware law, holders of International Assets common stock are not entitled to appraisal rights in connection with the merger.

Regulatory Approvals

International Assets and FCStone have agreed to use reasonable best efforts to obtain as promptly as practicable all regulatory approvals that are required to complete the transactions contemplated by the merger agreement.

International Assets must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Global Market in connection with the issuance of shares of International Assets common stock in the merger and the filing of this joint proxy statement/prospectus with the U.S. Securities and Exchange Commission, or the SEC.

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we call the HSR Act. The HSR Act provides that certain transactions may not be consummated until premerger notifications and required information have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, or FTC, and the relevant waiting periods have been early terminated or have expired.

Although neither International Assets nor FCStone know of any reason why these regulatory approvals would not be obtained in a timely manner, neither International Assets nor FCStone can be certain when or if the approvals will be obtained.

Restrictions on Resales

All shares of International Assets common stock received by FCStone stockholders in the merger will be freely tradable, except that shares of International Assets common stock received by persons who become affiliates of International Assets for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of International Assets generally include individuals or entities that control, are controlled by or are under common control with, International Assets and may include its officers and directors as well as its principal stockholders.

Legal Proceedings Related to the Merger

On July 7, 2009, the plaintiffs in a shareholder derivative case previously filed against FCStone (solely as a nominal defendant) and its directors and certain officers and former officers in the Circuit Court of Platte County, Missouri filed a motion for leave to amend the existing case to add a purported class action claim on behalf of the holders of FCStone common stock. If amended, the complaint would allege that the defendants breached their fiduciary duties by engaging in an unfair process in connection with the contemplated merger of FCStone and International Assets. If amended, the complaint would allege that the defendants aided the other defendants’ breaches of their fiduciary duties. If plaintiffs are permitted to amend the complaint, they would seek to enjoin the merger with International Assets, to rescind the merger, and to recover legal fees and expenses. FCStone, to the extent it is named as a direct defendant, and the individual defendants intend to defend against the complaint vigorously.

On July 8, 2009, a purported class action complaint was filed against FCStone and its directors, International Assets and International Assets Acquisition Corp. in the Circuit Court of Clay County, Missouri by two individuals who purport to be stockholders of FCStone. Plaintiffs purport to bring this action on behalf of all stockholders of FCStone. The complaint alleges that the defendants breached their fiduciary duties by failing to maximize stockholder value in connection with the contemplated merger of FCStone and International Assets. The complaint also alleges that FCStone, International Assets, and International Assets Acquisition Corp. aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with International Assets, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. FCStone, International Assets and the individual defendants intend to defend against the complaint vigorously.

Vote Required

The affirmative vote of the holders of a majority of the shares of International Assets common stock voting in person or by proxy at the International Assets special meeting is required for approval of International Assets Proposal No. 1. The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of International Assets Proposal No. 1.

The affirmative vote of the holders of a majority of the voting power of the shares of FCStone common stock outstanding on the record date for the FCStone special meeting is required for approval of FCStone Proposal No. 1. Abstentions will be counted towards a quorum and will have the same effect as negative votes on FCStone Proposal No. 1 and “broker non-votes” will be counted towards a quorum, but will not be counted for any purpose in determining whether FCStone Proposal No. 1 is approved.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

The merger agreement has been included with this joint proxy statement/prospectus to provide you additional information regarding its terms. The merger agreement sets forth the contractual rights of International Assets and FCStone, but is not intended to be a source of factual, business or operational information about International Assets or FCStone. That kind of information can be found elsewhere in this joint proxy statement/prospectus and in the other filings each of International Assets and FCStone makes with the SEC, which are available as described in “Where You Can Find Additional Information.”

As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between International Assets and FCStone, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information each of International Assets and FCStone filed with the SEC prior to the date of the merger agreement, as well as by disclosure schedules each of International Assets and FCStone delivered to the other party prior to signing the merger agreement. The disclosure schedules have not been made public because, among other reasons, they include confidential or proprietary information. The parties believe, however, that all information material to a stockholder’s decision to approve the merger is included or incorporated by reference in this document.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the merger, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole have had or would be reasonably likely to have a material adverse effect on the party that made the representations and warranties.

Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of International Assets and FCStone, because either party may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

Form and Effective Times of the Merger

The merger agreement contemplates that, in connection with the closing under the merger agreement, merger sub, a direct, wholly owned subsidiary of International Assets, will merge with and into FCStone, with FCStone surviving as a direct wholly owned subsidiary of International Assets.

The closing of the merger will take place in Kansas City, Missouri, on the date specified by the parties to the merger agreement, which will be within five business days following the date all of the conditions to the merger described below in “Conditions to the Merger” are fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of those conditions). The merger will be effective at the time of the filing of a certificate of merger with the Delaware Secretary of State or at such other date and time as International Assets and FCStone mutually agree upon and include in the certificate of merger.

Consideration to be Received in the Merger

In the merger, each holder of shares of FCStone common stock will have the right to receive 0.2950 shares of International Assets common stock in exchange for each share of FCStone common stock. Holders of FCStone common stock will have the right to receive cash for any fractional shares they otherwise would receive in the merger. The amount of cash for any fractional shares of International Assets common stock will be determined by multiplying any fractional share of International Assets’ common stock by the average daily closing prices per share of International Assets common stock, as reported on the NASDAQ Stock Market for the ten trading days immediately preceding the two trading days immediately preceding FCStone’s stockholder meeting.

Cancellation of Certain Shares of FCStone Common Stock in the Merger

At the effective time of the merger, each share of FCStone common stock issued and held in FCStone’s treasury or owned by International Assets (or any of their respective wholly-owned subsidiaries) will be canceled without payment of any consideration.

No Further Ownership Rights

After the effective time of the merger, each of FCStone’s outstanding stock certificates or book-entry shares held by FCStone stockholders will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of FCStone common stock represented by that certificate.

Adjustment to the Exchange Ratio

If, before the completion of the merger, the outstanding shares of International Assets common stock or the outstanding shares of FCStone common stock increase, decrease, change into or are exchanged for a different number or class of shares, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities is declared with a record date prior to the consummation of the merger, or any other similar transaction occurs, the merger exchange ratio will be adjusted accordingly.

Rule 16b-3 Approval

Before the completion of the merger, International Assets and FCStone shall each take all such steps as may be necessary or appropriate to cause any disposition of FCStone shares or conversion of any derivative securities in respect of such shares in connection with the consummation of the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 to be exempt from Section 16(b) under Rule 16b-3 under that act.

Cancellation of FCStone Stock Options

At the effective time of the merger, subject to the terms set forth in the merger agreement, all outstanding and unexercised employee and director stock options to purchase shares of FCStone’s common stock will cease to represent options to purchase FCStone common stock and will be converted automatically into options to purchase International Assets common stock, adjusted to reflect the exchange ratio of 0.2950, and International Assets will assume each of FCStone’s options in accordance with the terms of the option.

Procedures for Exchange of Share Certificates

International Assets will choose a bank or trust company reasonably satisfactory to FCStone to act as exchange agent. International Assets will deposit with the exchange agent certificates representing its common stock to be issued pursuant to the merger agreement, as well as sufficient cash to pay cash in lieu of fractional shares of International Assets common stock in accordance with the merger agreement. Promptly after the effective time of the merger, International Assets will cause the exchange agent to mail to each holder of record of one or more certificates that, immediately prior to the effective time of the merger, represented shares of the common stock of FCStone:

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a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent and will be in such form and have such other provisions as the exchange agent may reasonably specify); and

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instructions for use in effecting the surrender of the certificates in exchange for certificates representing shares of the common stock of International Assets, any unpaid dividends and distributions on those shares and cash in lieu of any fractional shares.

Upon surrender of a certificate representing the common stock of FCStone for cancellation to the exchange agent, together with the letter of transmittal described above, duly executed and completed in accordance with the instructions that accompany the letter of transmittal, the holder of that certificate will be entitled to receive in exchange (1) a certificate representing that number of whole shares of International Assets common stock and (2) a check representing the amount of cash in lieu of fractional shares of International Assets common stock, if any, and unpaid dividends and distributions, if any, the holder has the right to receive pursuant to the provisions of the merger agreement, after giving effect to any required withholding tax. The surrendered certificate will then be canceled.

If you own FCStone common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain stock certificates to submit for exchange to the exchange agent. However, you or your broker or other nominee will need to follow the instructions provided by the exchange agent in order to properly surrender your FCStone shares.

No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of any certificates representing shares of common stock of FCStone. Further, no dividends or other distributions declared or made after the effective time of the merger with respect to shares of International Assets common stock with a record date after the effective time of the merger will be paid to any holder of any unsurrendered certificate representing shares of common stock of FCStone with respect to the shares of International Assets common stock issuable upon the surrender of such certificate until such certificate is surrendered.

In the event of a transfer of ownership of FCStone common stock that is not registered in the transfer records of FCStone, a certificate representing the proper number of shares of International Assets common stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to the transferee if the certificate representing such common stock of FCStone is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Any former stockholders of FCStone who have not surrendered their certificates representing FCStone common stock within two years after the effective time of the merger should only look to International Assets, not the exchange agent, for delivery of certificates representing shares of International Assets common stock and cash in lieu of any fractional shares and for any unpaid dividends and distributions on the shares of International Assets common stock deliverable to those former stockholders pursuant to the merger agreement.

Representations and Warranties

FCStone, on the one hand, and International Assets and merger sub, on the other hand, have made various representations and warranties in the merger agreement which, in the cases of International Assets and FCStone, are substantially reciprocal. Those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Some of the more significant of these representations and warranties pertain to:

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the organization, good standing and foreign qualification of the parties and the corporate authority to own, operate and lease their respective properties and to carry on their respective businesses as currently conducted;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	capitalization;

•	subsidiaries;

•	compliance with laws and possession of permits;

•	whether each party’s execution and delivery of the merger agreement or consummation of the transactions contemplated thereby causes any:

•	conflict with such party’s charter documents,

•	“change of control” under any material agreements or any employee benefit plans of such party,

•	breach or default, or the creation of any liens, under any agreements of such party, or

•	any violation of applicable law;

•	the documents and reports that the parties have filed with the SEC and other self-regulatory organizations;

•	litigation;

•	whether certain events, changes or effects have occurred since International Assets or FCStone filed their respective annual reports on Form 10-K to the date of the merger agreement;

•	taxes;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	customer accounts;

•	regulatory requirements;

•	intellectual property matters;

•	insurance;

•	broker’s fees and similar fees;

•	receipt of opinions from financial advisors;

•	the stockholder votes required in connection with the adoption of merger agreement;

•	material contracts;

•	anti-money laundering standards; and

•	title and ownership of property and equipment and related matters.

None of these representations and warranties will survive after the effective time of the merger.

Covenants and Agreements

Interim Operations

Each of International Assets and FCStone has agreed to customary covenants that place restrictions on it and its subsidiaries until the completion of the merger. Except as set forth in the disclosure schedules provided by each of International Assets and FCStone, as expressly permitted or provided for by the merger agreement, as required by applicable laws or with the written consent of the other party, each of International Assets and FCStone has agreed that it will:

•	conduct its operations and cause each of its subsidiaries to conduct its operations in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	use its reasonable best efforts, and cause each of its subsidiaries to use its reasonable best efforts, to:

•	preserve intact its business organization and goodwill;

•	keep available the services of its officers, employees and consultants;

•	maintain satisfactory business relationships;

•	pay all applicable taxes; and

•	maintain all permits necessary to the conduct of its business;

•	not amend or propose to amend its organizational documents;

•	not amend any material term of any outstanding security issued by International Assets, FCStone or their respective subsidiaries;

•	not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

•	not redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

•	not issue, sell, pledge, dispose of or encumber any:

•	shares of its capital stock;

•	securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or

•	other securities;

•	not enter into new agreements to acquire any business or any corporation, partnership, joint venture, association or other business organization or division;

•	not enter into any new agreements to acquire any assets, including real estate;

•	not amend, extend or terminate any material contracts, or waive or release any rights under such contracts;

•	not enter into any new material contracts;

•	not transfer, lease, license, sell, mortgage, pledge, encumber or subject to any lien any property or assets or cease to operate any assets;

•	not make certain changes to the compensation and benefit arrangements of directors, officers or other employees;

•	not extend the terms of a credit facility or increase the available borrowings under a credit facility;

•	not incur or assume any material indebtedness;

•	not modify any material indebtedness or other liability in a manner that would have an adverse effect;

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not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business;

•	not make any loans, advances or capital contributions to, or investments in, any other person other than customary loans or advances to employees and customers in accordance with past practice;

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not change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by the party’s registered independent public auditors, applicable law or GAAP;

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not make any material tax election or material change in any tax election, change or consent to any change in FCStone’s, International Assets’ or their respective subsidiaries’ method of accounting for tax purposes;

•	not file any amended tax return or enter into any settlement or compromise of any tax liability of FCStone, International Assets or their respective subsidiaries in an amount in excess of $100,000;

•	not pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding;

•	not enter into any negotiations relating to, or adopt or amend in any respect, any collective bargaining agreement;

•	not adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement;

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not enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act of 1933);

•	not enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for taxes;

•	not make, authorize or agree to make any capital expenditures in an aggregate amount exceeding $1,000,000 for each quarterly period;

•	not dispose of, license or permit to abandon, invalidate or lapse, any rights in, to or for the use of any material intellectual property;

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not change, in any material respect, policies regarding (i) the pricing of the execution and/or clearing of trades, or (ii) the amount of interest rebated to customers on, or interest associated with, customer margin accounts;

•	not change, in any material respect, policies regarding the commissions paid to brokers;

•	not engage in hiring, firing, or redeploying of employees;

•	not make any material change to any credit or risk management policies, practices or procedures; or

•	not agree or commit to do any of the foregoing.

No Solicitation

Both parties have agreed they will not, nor will they permit any of their respective subsidiaries or officers, directors, employees, agents, advisors or representatives, directly or indirectly through another person, to:

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solicit, initiate or encourage (including by way of providing information), or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any acquisition proposal;

•	participate or engage in any discussions or negotiations concerning an acquisition proposal;

•	otherwise take any action to facilitate any effort or attempt to make or implement an acquisition proposal; or

•	withdraw, modify or amend the board of directors’ recommendation of the merger.

In addition, both parties have agreed to notify each other within 24 hours, if they, their subsidiaries, or any of their representatives receives an acquisition proposal. The parties have also agreed to:

•	keep each other fully informed of the status and material terms and conditions (including any change therein) of any acquisition proposal or inquiry as to such party; and

•	provide each other with the identity of such person and provide a copy of such acquisition proposal, indication, inquiry or request.

These provisions do not prevent FCStone or International Assets from pursuing superior acquisition proposals, and if either company’s board of directors decides that its company has received a superior acquisition proposal, the board is allowed to change its recommendation that the stockholders approve this transaction.

An “acquisition proposal” is any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time relating to:

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any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions in which a person would acquire International Assets, FCStone or any of their respective subsidiaries’ securities or assets;

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any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of subsidiaries) of International Assets, FCStone or their respective subsidiaries taken as a whole, constituting 10% or more of the total consolidated assets of such company and its subsidiaries, taken as a whole, or accounting for 10% or more of the total consolidated revenues of such company and its subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or

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any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any person involving 10% or more of the outstanding shares of common stock of the company in question.

A “superior proposal” is an acquisition proposal (as defined above, but changing the references to “10% or more” in the definition to “50.1%”), which is determined in good faith by the board of directors of the party receiving the proposal, after consultation with its financial and legal advisers, to be more favorable to its stockholders from a financial point of view.

The merger agreement allows the board of each company to engage in negotiations with or provide information to another person if it receives a bona fide superior proposal, or an acquisition proposal that the board of directors in good faith determines could lead to a superior proposal, and if the board of directors, after consultation with its outside legal counsel determines that failure to act on such superior proposal could be inconsistent with the board’s fiduciary duties.

The board of each company can also change its recommendation that the stockholders approve the merger in response to a material development or change in circumstances which occurs or arises after July 2, 2009, if the board in good faith (after consultation with its outside legal counsel) determines that failure to do so could be inconsistent with its fiduciary duties.

In addition, if the board of directors of either company concludes it could be inconsistent with its fiduciary obligations to its stockholders, the board can change its recommendation to its stockholders or terminate the merger agreement if the board concludes in good faith that an unsolicited acquisition proposal might lead to a superior proposal, and the company has given the other party five days to renegotiate the merger agreement so that the unsolicited acquisition proposal is no longer a superior proposal.

The merger agreement also allows each company to take and disclose to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934.

Additional Agreements

Pursuant to the merger agreement, each of International Assets and FCStone also has agreed:

•	to prepare and file this joint proxy-statement/prospectus;

•	to hold a stockholders meeting as promptly as practicable, after the SEC declares the Registration Statement on form S-4 effective;

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to use commercially reasonable efforts to solicit, in FCStone’s case, the approval of the merger agreement, and in International Assets’ case, approval of the issuance of stock as contemplated by the merger agreement and the proposed amendments to its certificate of incorporation;

•	except as otherwise allowed by the merger agreement, to recommend the merger to its stockholders;

•	in the case of International Assets, to register the shares it issues pursuant to the merger with the SEC and list such shares on the NASDAQ Stock Market;

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to comply in all material respects with all applicable laws and all applicable rules and regulations in connection with the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement;

•	to promptly notify the other party if:

•	any representation or warranty made by it becomes untrue or inaccurate;

•	there is a failure to comply with or satisfy in any material respect any covenant, condition or agreement under the merger agreement;

•	any event, fact or circumstances arises that could have a material adverse;

•	any notice is received alleging that a third-party consent is required in connection with the merger;

•	any notice is received from any governmental entity pertaining to the merger;

•	any notice or other communication is received regarding any pending or threatened legal proceedings; or

•	any event occurs that would be reasonably likely to prevent the satisfaction of the closing conditions to the merger;

•	to provide reasonable access to its directors, officers, employees, representatives, properties, records, files, correspondence, audits and other information;

•	to hold in strict confidence all information obtained by them in accordance with a confidentiality agreement that was previously entered into between FCStone and International Assets;

•	to the extent permitted by law and NASDAQ rules, to consult with one another before issuing any press release or making any public statements about the merger;

•	to use commercially reasonable efforts to obtain any required approvals or consents;

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if any takeover statutes enacted under state or federal law become applicable to the merger, the companies and their respective boards shall grant any approvals or take any actions necessary to eliminate or minimize the effects of any takeover statute or regulation;

•	to cause any disposition of shares or conversion of derivative securities in respect of such shares in connection with the merger to be exempt under Rule 16b-3 of the Exchange Act; and

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take all necessary action to cause as of the effective time of the merger, the board of directors of International Assets to consist of thirteen members, seven of whom will consist of the current members of the International Assets board of directors and six of whom will consist of current members of the FCStone board of directors.

Pursuant to the merger agreement and in addition to the applicable covenants of International Assets listed above, International Assets has agreed to cause FCStone, as a wholly owned subsidiary of International Assets following the effective time of the merger:

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to indemnify, hold harmless and advance expenses, to the greatest extent permitted by law as of the date of the merger agreement, to each person who is, or has been at any time prior to the effective time of the merger, an officer or director of FCStone and its subsidiaries, with respect to all acts or omissions by them in their capacities as such or taken at the request of FCStone at any time prior to the effective time of the merger;

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to honor all indemnification agreements, expense advancement and exculpation provisions with any of such officers or directors of FCStone or its subsidiaries (including under FCStone’s certificate of incorporation or by-laws) in effect as of the date of the merger agreement;

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for a period of six years after the effective time of the merger, to maintain officers’ and directors’ liability insurance covering the individuals who are, or at any time prior to the effective time of the merger were, covered by FCStone’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such individuals, provided that the surviving corporation will not be required to pay annual premiums in excess of 250% of the last annual premium paid by FCStone prior to the date of the merger agreement, but in such case to provide the maximum coverage that is then available for 250% of such annual premium;

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in the event of a change of control of the surviving corporation, proper provisions will be made so that the successors and assigns of the surviving corporation will assume the foregoing indemnification obligations;

•	to honor in accordance with their terms all of FCStone’s existing employment, severance, consulting and salary continuation agreements;

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to employ the existing employees of FCStone and its subsidiaries immediately after the effective time of the merger, except that neither International Assets nor FCStone will have any obligation to continue employing any employee for any length of time except in accordance with any employment agreement; and

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to the extent permissible under applicable benefit plans, to waive, and to cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any existing medical condition for FCStone employees and their eligible dependents to the extent that such condition would be covered by the relevant FCStone benefit plan in effect immediately prior to the merger and to waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee to the extent the employee in question has satisfied any similar requirement while employed at FCStone prior to the effective time of the merger.

FCStone has agreed to discontinue, upon International Assets’ request, any further contributions to its employee stock ownership plan prior to the effective time of the merger, and to take any actions required to minimize or eliminate its obligations with respect to such plan. FCStone has also agreed that, upon a written request from International Assets, it will amend its benefit plans to comply with Section 409A of the Internal Revenue Code.

Conditions to the Merger

Mutual Conditions to Each Party’s Obligation to Effect the Merger

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of each of FCStone, International Assets and merger sub:

•	each of International Assets and FCStone has obtained the approval of its stockholders to adopt the merger agreement;

•	any waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Act has expired or been terminated;

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there is no final or preliminary administrative order denying approval of or prohibiting the merger issued by a regulatory authority that would reasonably be expected to have a material adverse effect on International Assets or FCStone after the merger;

•	none of the parties to the merger agreement is subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of the merger;

•	the SEC has declared the registration statement, of which this joint proxy statement/prospectus forms a part, to be effective, and no stop order concerning the registration statement is in effect;

•	the NASDAQ Stock Market has authorized for listing the shares of International Assets common stock to be issued pursuant to the merger, subject to official notice of issuance; and

•	the parties have obtained all required consents, except where the failure to obtain any such consent has not had and is not reasonably likely to have a material adverse effect.

For purposes of this summary of the merger agreement, the term “material adverse effect” means, with respect to any party, any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance that individually or in the aggregate is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the company and its subsidiaries, taken as a whole, or that does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of the party to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, including the merger.

None of the following shall be taken into account in determining whether there has been a material adverse effect, or if a material adverse effect could reasonably be expected to occur:

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changes or conditions generally affecting the economy or the financial, credit or securities markets as a whole, to the extent such changes do not affect the company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries with respect to International Assets and the commodities brokerage industry with respect to FCStone,

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political or regulatory conditions (including any changes thereto), to the extent such changes do not affect the party claiming the material adverse effect and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries with respect to International Assets and the commodities brokerage industry with respect to FCStone,

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with respect to International Assets changes in, or events or conditions affecting, any of the securities brokerage, commodities brokerage or foreign exchange industries, to the extent such changes do not affect International Assets and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries,

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with respect to FCStone changes in, or events or conditions affecting, the commodities brokerage industry, to the extent such changes do not affect FCStone and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry,

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changes, after the date hereof, in GAAP or the accounting rules or regulations of the SEC, to the extent such changes do not affect the party claimed to have suffered a material adverse effect and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries with respect to International Assets and the commodities brokerage industry with respect to FCStone,

•	actions expressly permitted by the merger agreement or that are taken with the prior informed written consent of the other party, or

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changes in any law, to the extent such changes do not affect the company claimed to have suffered a material adverse effect and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries with respect to International Assets and the commodities brokerage industry with respect to FCStone.

Additional Conditions to Each Party’s Obligation to Effect the Merger

In addition to the conditions described above, neither FCStone, on the one hand, nor International Assets or merger sub, on the other hand, is obligated to effect the merger unless the following conditions are satisfied or waived by that party on or before the closing date:

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no court or governmental entity has enacted, issued, promulgated, enforced or entered any law or order or taken any action which prohibits, restricts or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

•	the other party has performed in all material respects its covenants and agreements under the merger agreement;

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the representations and warranties of the other party are true and correct as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the party making the representation or warranty;

•	such party’s tax counsel has provided the tax opinion described under “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84; and

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no change, event, occurrence, state of facts or development has occurred and is continuing that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the other party.

In addition, International Assets is not required to consummate the transaction until FCStone has closed certain accounts which are specified in FCStone’s disclosure schedule.

Termination of the Merger Agreement

The board of directors of International Assets or FCStone may terminate the merger agreement at any time prior to the consummation of the merger (including after the meetings of the stockholders of International Assets and FCStone, even if the stockholders have adopted the merger agreement) by mutual written consent or if:

•	the parties have not consummated the merger by December 31, 2009 (the “termination date”), and the party desiring to terminate the merger agreement has not failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that caused or resulted in the failure of the merger to occur on or before that date;

•

a federal or state court of competent jurisdiction or federal or state governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action has become final and nonappealable;

•

the other party has breached any representation or warranty or failed to perform any covenant or agreement in the merger agreement, or any representation or warranty of the other party has become untrue, in any case such that the condition to the closing of the merger agreement related to the performance of the covenants and agreements in the merger agreement by the other party and the accuracy of the representations and warranties of the other party would not be satisfied as of the date of the termination, and the breach is not curable or, if curable, is not cured within 30 days after the party desiring to terminate the merger agreement gives written notice of the breach to the other party;

•	the stockholders of International Assets or FCStone hold a meeting to consider the merger agreement but do not vote to adopt the merger agreement;

•	the board of directors of the other party has made an adverse recommendation change;

•	the board of directors determines it could be inconsistent with their fiduciary duties not to pursue a superior acquisition proposal; or

•	if each of the stockholders of International Assets identified on Schedule I to the Support Agreement have not executed a Joinder Agreement by August 16, 2009.

Expenses and Termination Fees

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except as otherwise provided in the merger agreement.

Termination Fee and Other Amounts Payable by FCStone upon Termination

If the merger agreement is terminated because FCStone’s stockholders do not vote to adopt the merger agreement, then FCStone will pay International Assets at the time of termination a fee of $4,900,000, plus International Assets’ expenses associated with the merger agreement up to $2,000,000. FCStone will not have to pay this fee if a “Purchase Event” has occurred.

If a Purchase Event occurs, FCStone will pay International Assets’ expenses associated with the merger agreement up to $2,000,000, in addition to International Assets’ rights under the Stock Option Agreement. See “Stock Option Agreement” on page 103. A “Purchase Event” means any of the following events:

•

prior to the termination of the merger agreement, any person (other than International Assets or any subsidiary of International Assets) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, shares of FCStone common stock or other voting securities representing 20% or more of the voting power of FCStone;

•

any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which International Assets or its subsidiaries is a member, is formed which beneficially owns or has the right to acquire beneficial ownership of, shares of FCStone common stock or other voting securities representing 20% or more of the voting power of FCStone;

•	FCStone terminates the merger agreement because it has received a superior acquisition proposal;

•	International Assets terminates the merger agreement because FCStone failed to recommend the merger, changed its recommendation to the stockholders or resolved to do so;

•

any person shall have made an acquisition proposal during the term of the merger agreement which proposal has been publicly disclosed and not withdrawn prior to the FCStone special meeting and thereafter the merger agreement is terminated because FCStone’s stockholders do not approve the merger;

•

any person makes an acquisition proposal with respect to FCStone during the term of the merger agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of the merger agreement and the merger agreement is terminated by any party because the effective time has not occurred by December 31, 2009, and, within twelve months after the termination of the merger agreement, any acquisition with respect to FCStone shall have been consummated or a definitive agreement with respect to any such acquisition shall have been entered into; or

•	International Assets terminates the merger agreement due to FCStone’s willful breach of or willful failure to perform any of its obligations under any covenant contained in the merger agreement.

Termination Fee and Other Amounts Payable by International Assets upon Termination

International Assets will pay FCStone $4,900,000, plus FCStone’s expenses associated with the merger agreement up to $2,000,000, if:

•

any person makes an acquisition proposal with respect to International Assets during the term of the merger agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of the merger agreement and the merger agreement is terminated by any party because the effective time has not occurred by December 31, 2009, and, within twelve months after the termination of the merger agreement, any acquisition with respect to International Assets shall have been consummated or a definitive agreement with respect to any such acquisition shall have been entered into;

•

International Assets or FCStone terminates the merger agreement because International Assets held a stockholders meeting to consider the merger agreement, but International Assets’ stockholders did not vote to adopt all of the International Assets Proposals;

•	International Assets terminates the merger agreement because it receives a superior proposal;

•	FCStone terminates the merger agreement because International Assets’ board failed to recommend the merger or changed its recommendation; or

•	FCStone terminates the merger agreement because of International Assets’ willful breach of or willful failure to perform any its obligations under any covenant contained in the merger agreement.

Amendment; Extensions and Waivers

The parties may amend the merger agreement, by action taken or authorized by their boards of directors, at any time before or after approval of the merger by the stockholders of International Assets or FCStone. After the stockholders adopt the merger agreement, however, no amendment to the merger agreement may be made that by law requires the further approval of stockholders unless that further approval is obtained.

At any time prior to the effective time of the merger, each party may, by action taken by its board of directors, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

At this time, neither company’s board of directors contemplates or intends to waive any condition to the consummation of the merger. If either company’s board of directors were to choose to grant a waiver, a stockholder would not have an opportunity to vote on that waiver, and that company and its stockholders would not have the benefit of the waived condition. Each company’s board of directors expects that it would waive a condition to the consummation of the merger only after determining that the waiver would have no material effect on the rights and benefits that company and its stockholders expect to receive from the merger.

Governing Law

The merger agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions of Delaware law that would cause the laws of other jurisdictions to apply.

STOCK OPTION AGREEMENT

The following summary of the stock option agreement is qualified in its entirety by reference to the complete text of the stock option agreement, a copy of which is attached as Annex B to this joint proxy statement/prospectus and incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the stock option agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. We urge you to read the stock option agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

On July 2, 2009, in connection with the merger agreement, FCStone granted to International Assets an irrevocable option to purchase, under certain circumstances, newly-issued shares of FCStone common stock equal to 19.9% of its outstanding common shares at a price, subject to certain adjustments, of $4.15 per share. The holder of the option may exercise the option, in whole or part, and from time to time, if a Purchase Event occurs.

A “Purchase Event” means any of the following events:

•

prior to the termination of the merger agreement, any person (other than International Assets or any subsidiary of International Assets) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, shares of FCStone common stock or other voting securities representing 20% or more of the voting power of FCStone;

•

any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which International Assets or its subsidiaries is a member, is formed which beneficially owns or has the right to acquire beneficial ownership of, shares of FCStone common stock or other voting securities representing 20% or more of the voting power of FCStone;

•	FCStone terminates the merger agreement because it has received a superior acquisition proposal;

•	International Assets terminates the merger agreement because FCStone failed to recommend the merger, changed its recommendation to the stockholders or resolved to do so;

•

any person shall have made an acquisition proposal during the term of the merger agreement which proposal has been publicly disclosed and not withdrawn prior to the FCStone special meeting and thereafter the merger agreement is terminated because FCStone’s stockholders do not approve the merger;

•

any person makes an acquisition proposal with respect to FCStone during the term of the merger agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of the merger agreement and the merger agreement is terminated by any party because the effective time has not occurred by December 31, 2009, and, within twelve months after the termination of the merger agreement, any acquisition with respect to FCStone shall have been consummated or a definitive agreement with respect to any such acquisition shall have been entered into; or

•	International Assets terminates the merger agreement, due to FCStone’s willful breach of or willful failure to perform any of its obligations under any covenant contained in the merger agreement.

The option agreement will terminate and be of no further full force or effect upon the earliest to occur of:

•	the effective time of the merger;

•

the termination of the merger agreement by its terms so long as a Purchase Event has not occurred and no party has made an acquisition proposal (as described in the “The Merger Agreement” above) with respect to FCStone;

•

twelve months after the termination of the merger agreement if a person has made an acquisition proposal with respect to FCStone and no acquisition is consummated and no definitive agreement with respect to such alternative acquisition proposal is entered into; and

•	the date which is six months after the occurrence of a Purchase Event.

International Assets will be entitled to purchase any optioned shares with respect to which it has exercised its option to purchase in accordance with the option agreement prior to the termination of the option agreement.

The option agreement cannot be assigned without the prior written consent of the other party and is governed by Delaware law.

SUPPORT AGREEMENT

The following summary of the support agreement is qualified in its entirety by reference to the complete text of the support agreement, a copy of which is attached as Annex C to this joint proxy statement/prospectus and incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the support agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. We urge you to read the support agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

Sean O’Connor, Scott Branch and John Radziwill, each of whom is either an executive officer and/or a director of International Assets, and certain of their affiliates (consisting of St. James Trust, Barbara Branch, Goldcrown Asset Management Limited and Humble Trading Limited), have each entered into a support agreement dated July 1, 2009 with FCStone, pursuant to which these stockholders have agreed to vote all shares of International Assets common stock owned by them as of the record date in favor of adopting of the merger agreement and against any alternative transaction with respect to International Assets.

Each such party has also agreed that, before the International Assets special meeting of stockholders, they will not transfer, assign, convey or dispose of any shares of International Assets common stock, any options to purchase shares of International Assets common stock or any other International Assets securities owned by them except in certain circumstances. Approximately 2,784,976 shares in the aggregate, or 30.6% of the International Assets common stock outstanding on the record date for the International Assets special meeting, are subject to such voting agreements.

The Support Agreement will terminate upon the earlier of: (a) the consummation of the merger agreement in accordance with its terms or the effectiveness of the merger; or (b) a change in the recommendation of the International Assets board of directors with respect to the merger.

INTERNATIONAL ASSETS PROPOSAL NO. 2

AMENDMENT TO INTERNATIONAL ASSETS’ CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF INTERNATIONAL ASSETS COMMON STOCK

Overview

The International Assets board of directors has unanimously approved a proposal to amend its certificate of incorporation to increase the authorized shares of common stock of International Assets to 30,000,000 shares, subject to stockholder approval. International Assets’ board has declared this amendment to be advisable and recommended that this proposal be presented to International Assets’ stockholders for approval. The text of the form of proposed amendment to International Assets’ certificate of incorporation to increase the authorized shares of common stock of International Assets to 30,000,000 shares is attached to this joint proxy statement/prospectus as Annex F.

If the International Assets stockholders approve this Proposal No. 2 and the International Assets Proposal No. 1 to approve the issuance of International Assets common stock in the merger, International Assets expects to file a certificate of amendment to the International Assets certificate of incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of common stock immediately prior to the proposed merger. Upon filing the certificate of amendment to International Assets’ certificate of incorporation, the number of authorized shares of common stock will increase from 17,000,000 to 30,000,000.

On                     , 2009, the record date for the International Assets special meeting, International Assets had an aggregate of              shares outstanding, approximately              shares of International Assets common stock were issuable pursuant to outstanding stock options and convertible notes and              shares of International Assets common stock were reserved for future issuance pursuant to International Assets’ equity incentive plans.

The primary reason for this increase in the authorized shares is to effect the merger with FCStone. If International Assets’ stockholders do not approve International Assets Proposal No. 1 to approve the issuance of shares of International Assets common stock in the merger, then the International Assets board of directors will, notwithstanding stockholder approval of this proposed amendment, abandon this proposed amendment.

Reasons for the Increase in Authorized Shares

The primary reason for the increase in authorized shares is to effect the merger. At present, International Assets does not have sufficient authorized shares of its common stock in order to effect the merger and to issue the International Assets common stock in the merger pursuant to the merger agreement. Additionally, approval of an increase in authorized shares of International Assets common stock is a closing condition to the obligations of the parties to consummate the merger pursuant to the merger agreement. If International Assets Proposal No. 2 is not approved by the International Assets stockholders, and the closing condition to the merger agreement is not waived, International Assets will be unable to complete the merger.

Although at present, apart from the shares to be issued pursuant to the merger and pursuant to its equity incentive plans and outstanding convertible notes, International Assets has no commitments or agreements to issue additional shares of common stock, it desires to have additional shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. In this regard, in connection with International Assets’ evaluation of its strategic and financing alternatives, International Assets may determine to issue additional shares of its common stock at any time following the completion of the merger. In addition, the additional shares may be used for various purposes without further stockholder approval, except as may be required by applicable law, regulations promulgated by government agencies, the rules of the NASDAQ Global Market or other market or exchange on which International Assets common stock is then listed. These purposes may include, among others:

•	raising capital;

•	providing equity incentives to employees, officers or directors;

•	establishing strategic relationships with other companies; and

•	expanding the business of the combined company through the acquisition of other businesses or products.

The terms of additional shares of common stock will be identical to those of the currently outstanding shares of International Assets common stock. However, because holders of International Assets common stock have no preemptive rights to purchase or subscribe for any unissued stock of International Assets, the issuance of any additional shares of common stock authorized as a result of the increase in the number of authorized shares of common stock will substantially reduce the current stockholders’ percentage of ownership interest in the total outstanding shares of common stock.

Effects of the Increase in Authorized Shares

The proposed increase in the authorized number of shares of common stock could have a number of effects on the stockholders of International Assets depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of International Assets difficult. For example, additional shares could be issued by International Assets so as to dilute the stock ownership or voting rights of persons seeking to obtain control of International Assets. Similarly, the issuance of additional shares to certain persons allied with International Assets’ management could have the effect of making it more difficult to remove International Assets’ management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

The proposed amendment to International Assets’ certificate of incorporation to increase the number of authorized shares of common stock from 17,000,000 shares to 30,000,000 shares will be effective upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware. Notwithstanding stockholder approval of this proposed amendment, International Assets’ board of directors may abandon the proposed amendment without any further action by International Assets stockholders at any time prior to its effectiveness, and will abandon the proposed amendment if International Assets’ stockholders do not approve Proposal No. 1 to approve the issuance of shares pursuant to the merger. International Assets expects to file such proposed amendment immediately prior to the proposed merger if International Assets’ stockholders approve International Assets Proposal No. 1 and this Proposal No. 2. As previously noted, the proposed amendment to International Assets’ certificate of incorporation to increase the number of authorized shares of common stock is a condition to the consummation of the merger.

Vote Required; Recommendation of International Assets Board of Directors

The affirmative vote of the holders of a majority of the shares of International Assets common stock outstanding on the record date for the International Assets special meeting is required to approve the proposal to amend International Assets’ certificate of incorporation to increase the authorized shares of common stock of International Assets to 30,000,000 shares.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against International Assets Proposal No. 2.

The International Assets board of directors unanimously recommends that International Assets stockholders vote “For” International Assets Proposal No. 2 to approve an amendment to International Assets’ certificate of incorporation to increase the number of authorized shares of International Assets common stock to 30,000,000 shares.

INTERNATIONAL ASSETS PROPOSAL NO. 3

AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF

INTERNATIONAL ASSETS TO ESTABLISH A CLASSIFIED BOARD OF DIRECTORS INITIALLY CONSISTING OF 13 MEMBERS TO BE DIVIDED INTO THREE CLASSES, THE REDUCTION IN THE SIZE OF THE BOARD TO 11 MEMBERS IN 2012 AND TO NINE MEMBERS IN 2013, AND THE ELIMINATION OF THE CLASSIFIED BOARD IN 2013

Overview

The International Assets board of directors has unanimously approved, subject to stockholder approval, a proposal to amend the certificate of incorporation of International Assets to establish a classified board of directors initially consisting of 13 members to be divided into three classes, the reduction in the size of the board to 11 members in 2012 and to nine members in 2013, and the elimination of the classified board in 2013. The board of International Assets has declared this amendment to be advisable and recommended that this proposal be presented to International Assets stockholders for approval.

The text of the form of proposed amendment to the certificate of incorporation of International Assets is included as Annex G to this joint proxy statement/prospectus.

If the International Assets stockholders approve this Proposal No. 3, and the other conditions to the consummation of the merger are fulfilled or waived, International Assets expects to file a certificate of amendment to the International Assets certificate of incorporation with the Secretary of State of the State of Delaware to establish the classified board and otherwise implement this Proposal No. 3 immediately prior to the proposed merger.

Upon filing the certificate of amendment to the certificate, the board of International Assets will be increased to 13 members divided into three classes.

The primary reason for the proposal to establish the classified board is to effect the merger with FCStone. If International Assets’ stockholders do not approve International Assets Proposal No. 1 to approve the issuance of shares of International Assets common stock in the merger, or any of the other conditions to the consummation of the merger are not fulfilled or waived, then the International Assets board of directors will, notwithstanding stockholder approval of this proposed amendment, abandon this proposed amendment.

Proposed Amendment

At the present time, International Assets has a board of directors consisting of seven members, each of whom is elected to serve for a period of one year. The bylaws of International Assets provide that the number of directors will be determined from time to time by the vote of a majority of the directors then in office.

Under the proposed amendment, the certificate of incorporation of International Assets would be revised to provide for the following:

•	To fix the number of directors at 13 until the 2012 annual meeting of stockholders.

•	To reduce the number of directors to 11 commencing at the 2012 annual meeting and continuing until the 2013 annual meeting of stockholders.

•

To reduce the number of directors to nine commencing at the 2013 annual meeting; and to provide that number of directors will thereafter be fixed from time to time by resolution of the board of directors, provided, however that the number of directors fixed by the board of directors will be no less than five or more than twenty-five.

•

To establish that the board of directors will be classified until the 2013 annual meeting, with respect to the time for which the directors severally hold office, into three classes, designated as Class I, Class II and Class III.

•	To provide that the number of directors in each Class shall be as follows:

•	Until the 2012 annual meeting, Class I will have four members, Class II will have four members; and Class III will have five members;

•	Commencing at the 2012 annual meeting and continuing until the 2013 annual meeting, Class I will have four members, Class II will have four members; and Class III will have three members.

•	To provide that the members of Class I will initially serve for a term expiring at the 2010 annual stockholders meeting, and will thereafter serve for a term expiring at the 2013 annual meeting.

•	To provide that the members of Class II will initially serve for a term expiring at the 2011 annual stockholders meeting, and will thereafter serve for a term expiring at the 2013 annual meeting.

•	To provide that the members of Class III will initially serve for a term expiring at the 2012 annual meeting, and will thereafter serve for a term expiring at the 2013 annual meeting.

•

To provide that commencing at the 2013 annual meeting, the board of directors will no longer be classified, and directors elected at the 2013 annual meeting or any subsequent annual meeting of stockholders will serve until the next annual meeting of stockholders, except in the event of their resignation or removal.

Background and Reasons for the Amendment

During the negotiation of the merger agreement, International Assets and FCStone agreed that the ability of the combined company to successfully integrate the businesses of International Assets and FCStone would be enhanced by the addition of six of the current directors of FCStone to the board of directors of International Assets. The addition of these directors is expected to provide the combined company with the benefit of their substantial knowledge of the operations of FCStone as well as their expertise in the commodities industry. International Assets and FCStone also agreed that the establishment of a classified board would provide assurance to the customers and employees of both companies that there would be stability and continuity in the board of directors during the period of the integration.

During these negotiations, FCStone and International Assets also agreed as follows:

•

That the size of the board should be reduced from 13 members to nine members over a period of approximately three years. Both companies agreed that a board of nine members would be able to make decisions more efficiently than a board of 13 members, but that the reduction in size should not occur until the integration process was expected to be completed.

•	That the classified board provision should be eliminated in 2013. Both companies agreed that the classified board would only be appropriate until the integration process was expected to be completed.

Effect of the Amendment

If the amendment is adopted and implemented, then the board of directors of International Assets will be increased from its current seven members to 13 members through the addition of six members that have been designated by FCStone. Additionally, each of the directors will be assigned to one of three classes. The assignment of the directors to each class will be determined by International Assets and FCStone at the time of the completion of the merger.

Delaware law provides that, if a corporation has a classified board, unless the corporation’s certificate of incorporation specifically provides otherwise, the directors may only be removed by the stockholders for cause. International Assets’ certificate of incorporation, as amended by the proposed classified board amendment, would not provide for removal of directors other than for cause. Therefore, if Proposal No. 3 is adopted, stockholders will be able to remove directors of International Assets for cause, but not in other circumstances. Presently, all of the directors of International Assets are elected annually and all of the directors may be removed, with or without cause, by the holders of a majority of the outstanding common stock of International Assets.

Unless a director is removed or resigns, three annual elections could be needed to replace all of the directors on the classified board of directors. The classified board amendment may, therefore, discourage an individual or entity from acquiring a significant position in International Assets’ stock with the intention of obtaining immediate control of the board of directors during the period prior to the 2013 annual meeting, following which the board would no longer be classified. If this proposal is adopted, these provisions will be applicable to each annual election of directors, including the elections following any change of control of International Assets.

Advantages of the Amendment

The classified board amendment is designed to assure continuity and stability in the board of directors’ during the expected period for the integration of International Assets and FCStone. This will ensure that, at any given time, a majority of the directors will have prior experience with International Assets and FCStone and, therefore, will be familiar with their business and operations.

The board of directors of International Assets believes that the stability in the board of directors’ leadership and policies will facilitate the integration of the businesses. The board of directors also believes that the classified board amendment will assist the board of directors in protecting the interests of International Assets’ stockholders in the event of an unsolicited offer for International Assets by encouraging any potential acquirer to negotiate directly with the board of directors.

Disadvantages of the Amendment

The classified board amendment may increase the amount of time required for a takeover bidder to obtain control of International Assets without the cooperation of the board of directors, even if the takeover bidder were to acquire a majority of the voting power of International Assets’ outstanding common stock. Without the ability to obtain immediate control of the board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of International Assets. Thus, the classified board amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. By potentially discouraging accumulations of large blocks of International Assets’ stock and fluctuations in the market price of International Assets’ stock caused by accumulations, the classified board amendment could cause stockholders to lose opportunities to sell their shares at temporarily higher prices. Further, the classified board amendment will make it more difficult for stockholders to change the majority composition of the board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the board of directors, the classified board amendment could be viewed as tending to perpetuate present management. These disadvantages are mitigated because the classified board provisions will expire in 2013.

Relationship to Merger Agreement

Approval of the amendment is one of the conditions to the consummation of the merger.

If International Assets Proposal No. 3 is not approved by International Assets stockholders, and the closing condition to the merger agreement is not waived, International Assets will be unable to complete the merger.

The proposed amendment will be effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. Notwithstanding stockholder approval of this proposed amendment, the board of directors of International Assets may abandon the proposed amendment without any further action by International Assets stockholders at any time prior to its effectiveness, and will abandon the proposed amendment if the merger is not consummated. International Assets expects to file the proposed amendment immediately prior to the consummation of the proposed merger.

Vote Required; Recommendation of International Assets Board of Directors

The affirmative vote of the holders of a majority of the shares of International Assets common stock outstanding on the record date for the International Assets special meeting is required to approve the proposed amendment.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against International Assets Proposal No. 3.

The board of directors of International Assets unanimously recommends that International Assets’ stockholders vote “For” International Assets Proposal No. 3 to approve an amendment to International Assets’ certificate of incorporation to establish a classified board of directors initially consisting of 13 members to be divided into three classes, the reduction in size of the board to 11 members in 2012 and to nine members in 2013, and the elimination of the classified board in 2013.

INTERNATIONAL ASSETS PROPOSAL NO. 4

AMENDMENT TO INTERNATIONAL ASSETS’ CERTIFICATE OF INCORPORATION TO ELIMINATE THE REQUIREMENT OF STOCKHOLDER APPROVAL TO REPLACE OR CHANGE THE CHAIRMAN OF THE BOARD

Overview

The International Assets board of directors has, subject to stockholder approval, unanimously approved a proposal to amend its certificate of incorporation to eliminate the requirement of stockholder approval to replace or change the chairman of the board. International Assets’ board has declared this amendment to be advisable and recommended that this proposal be presented to International Assets stockholders for approval.

The certificate of incorporation of International Assets currently provides that the chairman of the board of International Assets may only be replaced or changed with the approval of the holders of at least 75% of the outstanding shares of the common stock of International Assets.

If the International Assets stockholders approve this Proposal No. 4, International Assets expects to file a certificate of amendment to the International Assets certificate of incorporation with the Secretary of State of the State of Delaware to eliminate this provision, immediately after the special meeting of stockholders.

Reasons for the Amendment

The primary reason for the elimination of this provision is to effect the merger with FCStone. Under the terms of the merger agreement, the elimination of this provision is a closing condition to the obligations of the parties to consummate the merger. The elimination of this provision will facilitate changes in the position of chairman of the board by allowing this position to be determined by the members of the board of directors of International Assets, rather than through the affirmative vote of the holders of 75% of the common stock of International Assets.

In connection with the negotiation of the terms of the merger agreement, International Assets and FCStone agreed that the position of chairman of the board should be selected by the members of the board of International Assets based upon an annual assessment of which member would be best suited to fulfill the duties of this position.

At the present time, Diego Veitia serves as the chairman of the board of International Assets, and it is anticipated that he will continue to be the chairman after the consummation of the merger until the expiration of his term.

The board of International Assets also believes that this provision should be eliminated regardless of whether the merger is consummated. Accordingly, International Assets intends to file a certificate of amendment with the Secretary of State of the State of Delaware to eliminate this provision, even if the merger is not consummated. The board of International Assets believes that the provision interferes with the ability of the board to manage International Assets by restricting the board’s ability to determine who will serve as chairman.

Relationship to Merger Agreement

Approval of the amendment is one of the conditions to the consummation of the merger.

If International Assets Proposal No. 4 is not approved by International Assets stockholders, and the closing condition to the merger agreement is not waived, International Assets will be unable to complete the merger.

The proposed amendment will be effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware.

Notwithstanding stockholder approval of this proposed amendment, the board of directors of International Assets may abandon the proposed amendment without any further action by International Assets stockholders at any time prior to its effectiveness. However, unlike the other proposed amendments to the certificate of incorporation, International Assets intends to file a certificate of amendment with the Secretary of State of the State of Delaware to eliminate this provision, even if the merger is not consummated.

Vote Required; Recommendation of International Assets Board of Directors

The affirmative vote of the holders of 75% of the shares of International Assets common stock outstanding on the record date for the International Assets special meeting is required to approve the proposal to eliminate the requirement in the certificate of incorporation of stockholder approval to replace or change the chairman of the board.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against International Assets Proposal No. 4.

International Assets’ board of directors unanimously recommends that International Assets stockholders vote “For” International Assets Proposal No. 4 to approve an amendment to International Assets’ certificate of incorporation to eliminate the requirement of stockholder approval to replace or change the chairman of the board.

INTERNATIONAL ASSETS PROPOSAL NO. 5

POSSIBLE ADJOURNMENT OF THE

INTERNATIONAL ASSETS SPECIAL MEETING

If International Assets fails to receive a sufficient number of votes to approve any of International Assets Proposal Nos. 1, 2, 3 or 4, International Assets may propose to adjourn the special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to approve any of International Assets Proposal Nos. 1, 2, 3 or 4. International Assets currently does not intend to propose adjournment at the International Assets special meeting if there are sufficient votes to approve each of International Assets Proposal Nos. 1, 2, 3 and 4.

Vote Required; Recommendation of International Assets Board of Directors

The affirmative vote of the holders of a majority of the voting power of the shares of International Assets common stock voting in person or by proxy at the International Assets special meeting is required for approval of International Assets Proposal No. 5.

The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will be counted towards a quorum but will have no effect on the outcome of International Assets Proposal No. 5.

International Assets’ board of directors unanimously recommends that International Assets’ stockholders vote “For” International Assets Proposal No. 5 to adjourn the International Assets special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of International Assets Proposal Nos. 1, 2, 3 or 4.

FCSTONE PROPOSAL NO. 2

POSSIBLE ADJOURNMENT OF THE

FCSTONE SPECIAL MEETING

If FCStone fails to receive a sufficient number of votes to approve FCStone Proposal No. 1, FCStone may propose to adjourn the special meeting, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve FCStone Proposal No. 1. FCStone currently does not intend to propose adjournment at the FCStone special meeting if there are sufficient votes to approve FCStone Proposal No. 1.

Vote Required; Recommendation of FCStone Board of Directors

The affirmative vote of the holders of a majority of the voting power of the shares of FCStone common stock voting in person or by proxy at the FCStone special meeting is required for approval of FCStone Proposal No. 2.

The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will be counted towards a quorum, but will have no effect on the outcome of FCStone Proposal No. 2.

The FCStone board of directors unanimously recommends that FCStone’s stockholders vote “For” FCStone Proposal No. 2 to adjourn the FCStone special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FCStone Proposal No. 1.

BUSINESS OF INTERNATIONAL ASSETS

Overview

International Assets and its subsidiaries form a financial services group focused on select international markets. International Assets commits its capital and expertise to market-making and dealing in financial instruments, currencies and commodities, and to asset management. International Assets’ activities are divided into five reportable business segments—international equities market-making, foreign exchange trading, commodities trading, international debt capital markets and asset management.

•

International Equities Market-Making. International Assets is a leading U.S. market maker in select foreign securities, including unlisted American Depository Receipts and foreign common shares. International Assets provides execution and liquidity primarily to U.S.-based wire houses, regional broker-dealers and institutional investors.

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Foreign Exchange Trading. International Assets trades select illiquid currencies of developing countries. International Assets’ target customers are financial institutions, multi-national corporations, and governmental and charitable organizations operating in these developing countries. In addition, International Assets executes trades based on the foreign currency flows inherent in its existing international securities activities. International Assets primarily acts as a principal in buying and selling foreign currencies on a spot basis.

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Commodities Trading. International Assets provides a full range of over-the-counter precious and base metals trading and hedging capabilities to producers, consumers, recyclers and investors with a particular focus on transactions that include physical delivery. Acting as a principal, International Assets commits its capital to buy and sell the metals on a spot and forward basis.

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International Debt Capital Markets. International Assets originates international debt transactions for issuers located primarily in emerging markets. This includes bond issues, syndicated loans, asset securitizations as well as forms of other negotiable debt instruments. International Assets also actively trades a wide variety of international debt instruments including both investment grade and higher yielding emerging market bonds with particular focus on smaller emerging market sovereign, corporate and bank bonds that trade worldwide on an over-the-counter basis.

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Asset Management. International Assets provides asset management services through two wholly owned subsidiaries: INTL Capital Ltd. and Gainvest S.A. Sociedad Gerente de Fondos Communes de Inversion. INTL Capital Ltd. acts as the investment adviser to INTL Trade Finance Fund Ltd. Gainvest acts as an investment adviser to three investment funds organized and traded in Argentina.

International Assets was formed in October 1987 and during the 2008 fiscal year conducted operations through a number of wholly-owned operating subsidiaries and two joint ventures. As of September 30, 2008, International Assets had 195 employees located in seven countries.

International Assets’ internet address is www.intlassets.com. International Assets’ annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, statements of changes in beneficial ownership and press releases are available in the Investor Relations section of this website. International Assets’ website also includes information regarding International Assets’ corporate governance, including International Assets’ Code of Ethics, which governs International Assets’ directors, officers and employees.

Business Strategy

International Assets seeks to exploit niche financial markets that are not perceived as attractive to larger financial services companies and exhibit one or more of the following characteristics:

•	the size of the market is relatively small

•	the market has limited liquidity with opaque pricing

•	the market is difficult to automate and contains a service component requiring manual intervention

By providing execution for International Assets’ clients in these markets. International Assets is able to earn premium spreads that allow it to achieve its financial objectives.

International Assets’ customers, which include major investment banks, commercial banks, brokers, institutional investors, corporations, charities, governmental organizations throughout the world and non-governmental organizations, are generally end users of the financial products which International Assets offers. These customers demand consistent, quality execution.

International Assets’ management strategy is to apply a centralized and disciplined capital allocation, risk management and cost control process while delegating the execution of strategic objectives and day-to-day management to experienced individuals. This requires high quality managers, a clear communication of performance objectives and strong financial and compliance controls. International Assets believes this strategy will enable International Assets to build a scalable and significantly larger organization that embraces an entrepreneurial approach to business underpinned by strong central controls.

Each of International Assets’ businesses is volatile and their financial performance can change due to a variety of factors which are both outside of management’s control and not readily predictable. To address this volatility, International Assets has sought to diversify into a number of uncorrelated businesses.

Trading Revenues

In International Assets’ business, purchases of individual securities, currencies, commodities or derivative instruments may be from single or multiple customers or counterparties. These purchases may be covered by a matching sale to a customer or counterparty or may be aggregated with other purchases to provide liquidity intraday, for a number of days or, in some cases, particularly the base metals business, even longer periods of time (during which market values may fluctuate). Sales of individual securities, currencies, commodities or derivative instruments may also be to single or multiple customers or counterparties. They may be made from inventory, they may be covered by a simultaneous and matching purchase in the market or they may represent a short sale and be covered by a later purchase in the market.

While International Assets is able to track the number and dollar amount of individual transactions with each customer, this information is not a reliable indicator of revenues because it is not necessarily proportional to revenues or profitability. Depending on the nature of the instrument traded, market conditions and timing of a transaction, revenues and profitability may differ widely from trade to trade and from customer to customer.

International Equities Market-Making

International Assets is a leading U.S. market-maker in unlisted ADRs and foreign common shares. International Assets conducts these activities through INTL Trading, Inc. (“INTL Trading”), a broker-dealer regulated by the Financial Industry Regulatory Authority (“FINRA”). INTL Trading provides execution services and liquidity to national broker-dealers, regional broker-dealers and institutional investors. International Assets focuses on those international equities in which International Assets can use its expertise and experience to provide customers with competitive execution and superior service. International Assets also utilizes its proprietary technology, including internet technology, to achieve these goals.

International Assets makes markets in approximately 800 ADRs and foreign ordinary shares traded in the over-the-counter (“OTC”) market. In addition, International Assets will, on request, make prices in more than 8,000 other ADRs and foreign common shares. As a market-maker, International Assets provides trade execution services by offering to buy shares from, or sell shares to, broker-dealers and institutions. International Assets displays the prices at which it is willing to buy and sell these securities and adjusts its prices in response to market conditions. When acting as principal, International Assets commits its own capital and derives revenue from the difference between the prices at which International Assets buys and sells shares. International Assets also earns commissions by executing trades on an agency basis.

While International Assets’ customers are other broker-dealers and institutions, the business tends to be driven by the needs of the private clients of those broker-dealers and institutions. The size of private client trades may be uneconomical for the in-house international equities trading desks of International Assets’ customers to execute. International Assets is able to provide execution of smaller trades at profitable margins.

Foreign Exchange Trading

International Assets trades over 100 currencies, with a concentration on select, illiquid currencies of developing countries. International Assets has an extensive global correspondent network that provides access to these currencies at competitive rates. International Assets’ target customers are financial institutions, multi-national corporations, governmental and charitable organizations operating in and transferring funds to or from these developing countries. In addition, International Assets executes trades based on the foreign currency flows inherent in International Assets’ other international activities.

International Assets primarily acts as a principal in buying and selling foreign currencies on a spot basis. International Assets derives revenue from the difference between the purchase and sale prices.

International Assets periodically holds foreign currency positions for longer periods to create liquidity for customers or to generate proprietary earnings.

International Assets’ foreign exchange activities in fiscal 2008 were conducted through INTL Global Currencies Ltd., which we refer to as INTL Global Currencies, a wholly-owned subsidiary domiciled in the United Kingdom. During 2007, International Assets also established a company in Hong Kong, INTL Global Currencies (Asia) Ltd., to conduct a margin foreign exchange trading business. This company became operational in October 2007. Due to continuing losses and, in International Assets’ view, little prospect of turning this business to profitability, the activities of the Hong Kong company were terminated at the end of August 2008. The losses of this company have been reported as discontinued operations in International Assets’ consolidated income statements.

Commodities Trading

International Assets’ commodities trading activities encompass the trading of physical metals such as gold, silver and platinum group metals as well as certain base metals, mainly lead and copper. International Assets has relationships with a number of small and medium-sized metals producers, refiners, recyclers, consumers and manufacturing entities, and provides them with a full range of physical metals trading and hedging capabilities. International Assets is also active in the acquisition of scrap metals which are refined under contract and sold to International Assets’ customers.

International Assets provides customers with sophisticated option products, including combinations of buying and selling puts and calls. International Assets assists its customers in protecting the value of their future production by selling customers put options or making forward purchases on an OTC basis. International Assets mitigates its risks by effecting offsetting option trades with market counterparties or through the purchase or sale of exchange-traded commodities futures.

International Assets commits its own capital to buy and sell precious and base metals on a spot and forward basis. International Assets derives revenue from the difference between the purchase and sale prices.

International Assets generally mitigates the price risk associated with its commodities inventory through the use of exchange-traded derivatives. This price risk mitigation does not generally qualify for hedge accounting under generally accepted accounting principles (“GAAP”). In such situations, unrealized gains in inventory are not recognized under GAAP, but unrealized gains and losses in related derivative positions are recognized under GAAP. Additionally, GAAP does not require International Assets to reflect changes in estimated values of forward commitments to purchase and sell commodities. As a result, International Assets’ reported commodities trading earnings are subject to significant volatility. International Assets’ commodities trading activities are conducted through wholly owned subsidiaries, INTL Commodities, Inc., INTL Commodities DMCC, and INTL Commodities Mexico S de RL de CV (together, “INTL Commodities”), incorporated in the state of Delaware, Dubai and Mexico respectively. INTL Commodities has a branch office in London and has also established a trading presence in Singapore to focus on customers in that region.

International Debt Capital Markets

International Assets originates, structures and places a wide array of emerging market debt instruments in the international and domestic capital markets. These instruments include complex asset-backed securities (“ABS”), unsecured bond and loan issues, negotiable notes and other trade-related debt instruments used in cross-border trade finance. The transactions may be evidenced by loan agreements, bonds, notes, bills of exchange, accounts receivable and other types of debt instruments and may be placed as private or public transactions and may constitute securities in certain instances. International Assets also provides execution services for debt securities, in which it derives revenues from the difference between the purchase and sales prices.

From time to time International Assets may invest its own capital in debt instruments before selling them. These instruments are typically sold to international banks and financial institutions.

International Assets earns fees for introducing borrowers and lenders or advising borrowers on capital raising transactions.

Most of International Assets’ activities are conducted through INTL Trading, with non-securities transactions conducted through International Assets Holding Corporation or INTL Capital Ltd., which we refer to as INTL Capital. Local market transactions in South America are conducted through INTL Gainvest, a leading participant in the Argentine ABS market, and through Compania Inversora Bursatil Sociedad de Bolsa (“CIBSA”), a regulated securities brokerage business based in Argentina that was acquired in April 2009.

Asset Management

International Assets’ revenues in the asset management business include management and performance fees for management of third party assets and investment gains or losses on International Assets’ investments in registered funds or proprietary accounts managed by International Assets or independent investment managers. Total third party assets under management at March 31, 2008 amounted to approximately $0.7 billion, of which approximately $0.4 billion was managed by the Company’s asset management joint venture, INTL Consilium LLC. International Assets disposed of its interest in INTL Consilium effective April 30, 2009. The fair value of proprietary investments at March 31, 2009 was $27.8 million.

International Assets’ strategy is to build the asset management business by applying an absolute return philosophy to niche markets in which International Assets has significant expertise and experience. This business is conducted through INTL Capital and INTL Gainvest.

INTL Capital is domiciled in Dubai and is authorized by the Dubai Financial Service Authority to operate from the Dubai International Financial Centre. INTL Capital manages the INTL Trade Finance Fund Limited, a Cayman Island company established to invest primarily in global trade finance-related assets.

INTL Gainvest is authorized by the Argentina regulatory authorities to manage three locally listed mutual funds. These funds consist primarily of asset backed securities issued by Argentine companies, are domestically rated and distributed to local pension funds, corporations and individuals. In addition, INTL Gainvest manages segregated portfolios for high net worth individuals.

Prior to April 30, 2009, the asset management business of International Assets included the results of INTL Consilium LLC, a joint venture organized by International Assets and an unaffiliated third party and is consolidated as a variable interest entity in accordance with FIN 46(R). International Assets disposed of its interest in INTL Consilium LLC effective April 30, 2009.

Competition

The international financial markets are highly competitive and rapidly evolving. In addition, these markets are dominated by firms with significant capital and personnel resources that are not currently available to International Assets. International Assets expects these competitive conditions to continue in the future, although the nature of the competition may change as a result of the current global financial crisis. In addition, the crisis is likely to produce opportunities for International Assets to expand or consolidate its activities. International Assets’ strategy is to focus on smaller niche markets that are less attractive to larger competitors and require specialized expertise. International Assets believes that it can compete successfully with other financial intermediaries in these markets based on International Assets’ expertise and quality of service.

International Assets’ activities are impacted, and will continue to be impacted, by investor interest in the markets served by International Assets. The instruments traded in these markets compete with a wide range of alternative investment instruments. International Assets seeks to counterbalance changes in demand in specified markets by undertaking activities in multiple uncorrelated markets.

Technology has increased competitive pressures on financial intermediaries by improving dissemination of information, making markets more transparent and facilitating the development of alternative execution mechanisms. In the debt trading markets, TRACE, the trade reporting system introduced by FINRA, has reduced spreads and profitability. In the equity markets, electronic communication networks, referred to as ECNs, compete with market-makers like International Assets. ECNs provide a neutral forum in which third parties display and match their orders, but do not commit capital or provide liquidity to the marketplace. ECNs and similar alternative execution mechanisms provide the greatest benefit for markets in highly liquid securities. Similar execution mechanisms also exist in the foreign exchange market. International Assets competes by focusing on niche markets for less liquid instruments and using its capital to enhance liquidity for customers.

Administration and Operations

International Assets employs operations personnel to supervise and, for certain products, complete the clearing and settlement of transactions.

INTL Trading’s securities transactions are cleared through Broadcort, a division of Merrill Lynch, Pierce, Fenner & Smith, Inc. INTL Trading does not hold customer funds or directly clear or settle securities transactions.

In the foreign exchange and commodities trading businesses, International Assets records all transactions in a proprietary trading system and employs operations staff to settle all transactions. International Assets may hold customer funds in relation to these activities.

International Assets’ administrative staff manages International Assets’ internal financial controls, accounting functions, office services and compliance with regulatory requirements.

Governmental Regulation

International Assets’ activities, particularly in the securities markets, are subject to significant governmental regulation, both in the United States and overseas. Failure to comply with regulatory requirements could result in administrative or court proceedings, censure, fines, issuance of cease-and-desist orders, suspension or disqualification of the regulated entity, its officers, supervisors or representatives.

The regulatory environment in which International Assets operates is subject to frequent change and these changes directly impact International Assets’ business and operating results. The U.S.A. Patriot Act of 2001 and the Sarbanes-Oxley Act of 2002 have placed additional regulatory burdens and compliance costs on International Assets.

The securities industry in the United States is subject to extensive regulation under federal and state securities laws. International Assets is required to comply with a wide range of requirements imposed by the SEC, state securities commissions and FINRA. These regulatory bodies are charged with safeguarding the integrity of the financial markets and with protecting the interests of investors in these markets.

The activities of INTL Trading, as a broker-dealer, are primarily regulated by FINRA and the SEC.

Net Capital Requirements

INTL Trading is subject to the net capital requirements imposed by SEC Rule 15c3-1 under the Securities Exchange Act of 1934. These requirements are intended to ensure the financial integrity and liquidity of broker-dealers. They establish both minimum levels of capital and liquid assets. The net capital requirements prohibit the payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advances or loans to any stockholder, employee or affiliate, if such payment would reduce the broker-dealer’s net capital below required levels.

The net capital requirements restrict the ability of INTL Trading to make distributions to International Assets. They also restrict the ability of INTL Trading to expand its business beyond a certain point without the introduction of additional capital.

As of both March 31, 2009 and September 30, 2008, INTL Trading’s net capital was $1.5 million, which was $0.5 million in excess of its minimum net capital requirement on each date.

Foreign Operations

International Assets operates in a number of foreign jurisdictions, including the United Kingdom, Argentina, Uruguay, Mexico, Nigeria, Dubai and Singapore. International Assets has established wholly-owned subsidiaries in Mexico and Nigeria but does not have offices or employees in those countries.

INTL Trading has a branch office in the United Kingdom. As a result, its activities are also subject to regulation by the United Kingdom Financial Services Authority.

The activities of INTL Capital Limited and INTL Commodities DMCC are subject to regulation by the Dubai Financial Services Authority and the Dubai Multi Commodities Centre, respectively.

The activities of INTL Global Currencies (Asia) Limited were subject to regulation by the Hong Kong Securities & Futures Commission until its activities were discontinued at the end of August 2008.

Business Risks

International Assets seeks to mitigate the market and credit risks arising from its financial trading activities through an active risk management program. The principal objective of this program is to limit trading risk to an acceptable level while maximizing the return generated on the risk assumed.

International Assets has a defined risk policy which is administered by International Assets’ risk committee, which reports to International Assets’ audit committee. International Assets has established specific exposure limits for inventory positions in every business, as well as specific issuer limits and counterparty limits. These limits are designed to ensure that in a situation of unexpectedly large or rapid movements or disruptions in one or more markets, systemic financial distress, the failure of a counterparty or the default of an issuer, the potential estimated loss will remain within acceptable levels. The audit committee reviews the performance of the risk committee on a quarterly basis to monitor compliance with the established risk policy.

Properties

International Assets maintains offices in:

•	the United States, in New York, Altamonte Springs, Florida and Miami, Florida

•	Argentina, in Buenos Aires

•	Uruguay, in Montevideo

•	the United Kingdom, in London

•	the United Arab Emirates, in Dubai

•	Singapore

International Assets leases all of International Assets’ office space except for the space in Buenos Aires, which International Assets owns.

Legal Proceedings

On July 7, 2009, the plaintiffs in a stockholder derivative case previously filed against FCStone (solely as a nominal defendant) and its directors and certain officers and former officers in the Circuit Court of Platte County, Missouri filed a motion for leave to amend the existing case to add a purported class action claim on behalf of the holders of FCStone common stock. If amended, the complaint would allege that the defendants breached their fiduciary duties by engaging in an unfair process in connection with the contemplated merger of FCStone and International Assets. If amended, the complaint would allege that the defendants aided the other defendants’ breaches of their fiduciary duties. If plaintiffs are permitted to amend the complaint, they would seek to enjoin the merger with International Assets, to rescind the merger or any of its terms, and recover legal fees and expenses. FCStone, to the extent it is named as a direct defendant, and the individual defendants intend to defend against the complaint vigorously.

On July 8, 2009, a purported class action complaint was filed against FCStone and its directors, International Assets and International Assets Acquisition Corp. in the Circuit Court of Clay County, Missouri by two individuals who purport to be stockholders of FCStone. Plaintiffs purport to bring this action on behalf of all stockholders of FCStone. The complaint alleges that the defendants breached their fiduciary duties by failing to maximize stockholder value in connection with the contemplated merger of FCStone and International Assets. The complaint also alleges that FCStone, International Assets, and International Assets Acquisition Corp. aided and abetted the individual defendants’ alleged breach of fiduciary duties. Plaintiffs seek to permanently enjoin the merger with International Assets, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. FCStone, International Assets and the individual defendants intend to defend against the complaint vigorously.

Except for the cases described above, International Assets is not currently a defendant in any legal proceedings. In light of the nature of International Assets’ activities, it is possible that International Assets may be involved in litigation in the future, which could have a material adverse impact on International Assets and its financial condition and results of operations.

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

AND FINANCIAL CONDITION OF INTERNATIONAL ASSETS

Results of Operations for 2008, 2007 and 2006

Set forth below is International Assets’ discussion of the results of its operations, as viewed by management, for the fiscal years 2008, 2007 and 2006, respectively. This discussion refers to both GAAP results and adjusted marked-to-market information.

Set forth below is a table that reflects results of operations and related financial information on a marked to market basis.

Pro Forma Adjusted Financial Information (non-GAAP) (UNAUDITED)

(In millions, except employee count and ratios)	2008	2007	2006	2005	2004
As reported on a GAAP basis:
Operating revenues	$127.4	$53.6	$35.9	$26.1	$22.0
Net income	$27.8	$(4.5)	$3.5	$2.6	$(0.1)
Income (loss) from continuing operations	$—	$—	$—	$2.6	$(0.1)
Stockholders’ equity	$74.8	$35.6	$33.9	$28.1	$24.6

Marked-to-market basis (unaudited, pro forma, non-GAAP):
Adjusted operating revenues	$100.5	$77.0	$43.4	$26.1	$22.0
Adjusted, pro forma income from continuing operations	$12.4	$10.3	$8.2	$2.6	$(0.1)
Adjusted, pro forma net income	$11.0	$10.1	$8.2	$2.6	$(0.1)
Adjusted EBITDA	$27.7	$26.7	$15.0	$5.1	$5.1
Adjusted stockholders’ equity	$77.3	$54.9	$38.7	$28.1	$24.6
Adjusted return on average equity	16.6%	21.7%	24.6%	9.9%	(0.6)%

The following marked-to-market adjustments were made to the GAAP basis numbers shown above (unaudited, pro forma, non-GAAP management data):
Net change in unrealized fair market value gain in physical commodities inventory	$(28.3)	$24.5	$6.0
Other marked-to-market adjustments	1.4	(1.1)	1.5

Gross marked-to-market adjustment	(26.9)	23.4	7.5
Pro forma tax effect at 37.5%	10.1	(8.8)	(2.8)

After tax marked-to-market adjustment	$(16.8)	$14.6	$4.7

Cumulative after tax adjustment	$2.5	$19.3	$4.7

Reconciliation of net income to adjusted EBITDA (non-GAAP)
Net income	$27.8	$(4.5)	$3.5	$2.6	$(0.1)
Minority interests	0.4	0.6	0.1	—	—
Income tax	17.1	(2.0)	1.8	1.5	2.0
Depreciation and amortization	1.2	0.8	0.4	0.3	0.2
Interest expense	11.2	9.3	2.1	1.3	3.2
Interest income	(3.1)	(0.9)	(0.4)	(0.6)	(0.2)
Change in unrealized fair market value gain in physical commodities inventory	(28.3)	24.5	6.0	—	—
Other marked-to-market adjustments	1.4	(1.1)	1.5	—	—

Adjusted EBITDA (non-GAAP)	$27.7	$26.7	$15.0	$5.1	$5.1

Other Data:
Employees (end of period)	195	170	89	67	51
Compensation and benefits / adjusted operating revenues	39.8%	39.5%	38.5%	42.1%	38.6%
Leverage ratio: Total assets to equity (end of period)	5.9	10.1	5.9	5.2	2.8

For the international equities, international debt capital markets, foreign exchange trading and asset management segments, there are no differences between the GAAP results and the adjusted marked-to-market results. Only the commodities trading segment has differences between the GAAP results and the adjusted marked-to-market results. However, this means that there are differences between the GAAP basis and marked-to-market basis total operating revenues, total contribution and net income. Please note that any term below that contains the word ‘adjusted’ refers to non-GAAP, marked-to-market information.

The requirements of U.S. GAAP to carry derivatives at fair market value but physical commodities inventory at the lower of cost or market value have a significant temporary impact on International Assets’ reported earnings. Under GAAP, gains and losses on commodities inventory and derivatives which International Assets intends to be offsetting are often recognized in different periods. Additionally, GAAP does not require International Assets to reflect changes in estimated values of forward commitments to purchase and sell commodities.

For these reasons, management assesses International Assets’ operating results on a marked-to-market basis. Management relies on these adjusted operating results to evaluate the performance of International Assets’ commodities business segment and its personnel.

Under “Marked-to-market basis” in the tables below are International Assets’ adjusted operating revenues, pro forma income from continuing operations, pro forma net income, adjusted EBITDA and adjusted stockholders’ equity, which have been adjusted to reflect the marked-to-market differences in International Assets’ commodities business during each period (in the case of operating revenues and net income) and the cumulative differences (in the case of stockholders’ equity). International Assets has also included the estimated tax liability which would have been incurred as a result of these adjustments, utilizing a blended tax rate of 37.5%.

Pro Forma Quarterly Adjusted Financial Information (non-GAAP) (UNAUDITED)

(In millions)	Q4 2008	Q3 2008	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
As reported on a GAAP basis:
Operating revenues	$21.8	$30.9	$32.7	$42.0	$20.1	$9.5	$14.8	$9.2	$4.4	$14.1	$9.0	$8.4
Income from continuing operations	$2.2	$7.2	$6.7	$13.1	$0.2	$(3.7)	$0.6	$(1.4)	$(2.0)	$3.3	$1.1	$1.1
Net income	$2.1	$6.8	$6.0	$12.9	$0.1	$(3.8)	$0.6	$(1.4)	$(2.0)	$3.3	$1.1	$1.1
Stockholders’ equity	$74.8	$64.5	$57.1	$49.9	$35.6	$35.3	$37.1	$35.5	$33.9	$35.9	$31.0	$29.7

Marked-to-market basis (unaudited, pro forma, non-GAAP):
Adjusted operating revenues	$18.4	$23.2	$30.2	$28.7	$24.8	$18.7	$18.1	$15.4	$11.8	$12.1	$10.3	$9.3
Adjusted, pro forma income from continuing operations	$—	$2.4	$5.1	$4.9	$3.1	$2.0	$2.7	$2.5	$2.6	$2.0	$2.0	$1.6
Adjusted, pro forma net income	$(0.1)	$2.0	$4.4	$4.7	$3.0	$1.9	$2.7	$2.5	$2.6	$2.0	$2.0	$1.6
Adjusted EBITDA	$(0.5)	$6.1	$10.6	$11.5	$8.9	$6.0	$6.3	$5.5	$4.4	$4.0	$3.6	$3.0
Adjusted stockholders’ equity	$77.3	$69.2	$66.6	$61.0	$54.9	$51.7	$47.8	$44.1	$38.6	$36.0	$32.4	$30.2

Trailing twelve months on marked-to-market basis (unaudited, pro forma, non-GAAP):
Adjusted operating revenues	$100.5	$106.9	$102.4	$90.3	$77.0	$64.0	$57.4	$49.6	$43.5
Adjusted, pro forma net income	$11.0	$14.1	$14.0	$12.3	$10.1	$9.7	$9.8	$9.1	$8.2
Adjusted EBITDA	$27.7	$37.1	$37.0	$32.7	$26.7	$22.2	$20.2	$17.5	$15.0
Adjusted return on average equity	16.6%	23.2%	24.5%	23.5%	21.7%	22.3%	24.5%	24.2%	24.5%

The following marked-to-market adjustments were made to the GAAP basis numbers shown above (unaudited, pro forma, non-GAAP management data):
Net change in unrealized fair market value gain in physical commodities inventory	$(2.0)	$(12.3)	$2.3	$(16.3)	$7.3	$10.7	$1.6	$4.9	$6.0	$(1.3)	$1.1	$0.2
Other marked-to-market adjustments	(1.4)	4.6	(4.8)	3.0	(2.6)	(1.5)	1.7	1.3	1.4	(0.7)	0.2	0.7

Gross marked-to-market adjustment	(3.4)	(7.7)	(2.5)	(13.3)	4.7	9.2	3.3	6.2	7.4	(2.0)	1.3	0.9
Pro forma tax effect at 37.5%	1.2	2.9	0.9	5.1	(1.8)	(3.5)	(1.2)	(2.3)	(2.8)	0.7	(0.4)	(0.4)

After tax marked-to-market adjustment	$(2.2)	$(4.8)	$(1.6)	$(8.2)	$2.9	$5.7	$2.1	$3.9	$4.6	$(1.3)	$0.9	$0.5

Cumulative after tax adjustment	$2.5	$4.7	$9.5	$11.1	$19.3	$16.4	$10.7	$8.6	$4.7	$0.1	$1.4	$0.5

Reconciliation of net income to adjusted EBITDA (non-GAAP)
Net income	$2.1	$6.8	$6.0	$12.9	$0.1	$(3.8)	$0.6	$(1.4)	$(2.0)	$3.3	$1.1	$1.1
Minority interests	(1.1)	0.2	0.5	0.8	0.2	0.1	0.1	0.2	0.1	—	—	—
Income tax	—	4.6	4.3	8.2	0.3	(2.0)	0.5	(0.8)	(1.5)	2.0	0.7	0.5
Depreciation and amortization	0.4	0.3	0.2	0.3	0.4	0.2	0.1	0.1	0.1	0.1	0.1	0.1
Interest expense	2.9	2.5	2.8	3.0	3.6	2.5	1.7	1.5	0.5	0.6	0.5	0.5
Interest income	(1.4)	(0.6)	(0.7)	(0.4)	(0.4)	(0.2)	(0.1)	(0.2)	(0.2)	—	(0.1)	(0.1)
Change in unrealized fair market value gain in physical commodities inventory	(2.0)	(12.3)	2.3	(16.3)	7.3	10.7	1.7	4.8	6.0	(1.3)	1.1	0.2
Other marked-to-market adjustments	(1.4)	4.6	(4.8)	3.0	(2.6)	(1.5)	1.7	1.3	1.4	(0.7)	0.2	0.7

Adjusted EBITDA (non-GAAP)	$(0.5)	$6.1	$10.6	$11.5	$8.9	$6.0	$6.3	$5.5	$4.4	$4.0	$3.6	$3.0

Adjusted operating revenues, adjusted net income, adjusted EBITDA and adjusted stockholders’ equity are financial measures that are not recognized by GAAP, and should not be considered as alternatives to operating revenues, net income or stockholders’ equity calculated under GAAP or as an alternative to any other measures of performance derived in accordance with GAAP. International Assets has included these non-GAAP financial measures because it believes that they permit investors to make more meaningful comparisons of performance between the periods presented. In addition, these non-GAAP measures are used by management in evaluating International Assets’ performance.

Financial Overview

The following table shows an overview of International Assets’ financial results.

(in millions)	2008	% Change	2007	% Change	2006
Year Ended September 30,
FINANCIAL OVERVIEW
Adjusted total operating revenues (non-GAAP)	$100.5	31%	$77.0	77%	$43.4
Interest expense	11.2	19%	9.4	348%	2.1

Net revenues (non-GAAP)	89.3	32%	67.6	64%	41.3
Non-interest expenses	68.6	37%	49.9	75%	28.5

Income before income tax and minority interest (non-GAAP)	20.7	17%	17.7	38%	12.8
Pro forma income tax expense (non-GAAP)	7.9	16%	6.8	51%	4.5
Minority interest in income of consolidated entities	0.4	(33)%	0.6	500%	0.1

Income from continuing operations	12.4	20%	10.3	26%	8.2
Loss from discontinued operations, net of taxes	1.4	600%	0.2	n/m	—

Pro forma net income (non-GAAP)	$11.0	9%	$10.1	23%	$8.2

Reconciliation of operating revenues from GAAP to adjusted, non-GAAP numbers:
Total operating revenues, (GAAP)	$127.4		$53.6		$35.9
Gross marked to market adjustment	(26.9)		23.4		7.5

Operating revenues (non-GAAP)	$100.5		$77.0		$43.4

Reconciliation of income tax expense from GAAP to pro forma, non-GAAP numbers:
Income tax expense (benefit) (GAAP)	$18.0		$(2.0)		$1.7
Pro forma taxes on gross marked to market adjustment at 37.5%	(10.1)		8.8		2.8

Pro forma income tax expense (non-GAAP)	$7.9		$6.8		$4.5

2008 Operating Revenues vs. 2007 Operating Revenues

International Assets’ operating revenues under GAAP for 2008 and 2007 were $127.4 million and $53.6 million, respectively. International Assets’ adjusted operating revenues were $100.5 million in 2008, 31% higher than the operating revenues of $77.0 million in 2007. This was attributable to adjusted operating revenue increases of 69% in foreign exchange trading, 62% in commodities trading and 23% in equities market-making, offset by decreases of 33% in debt capital markets and 13% in asset management. International Assets’ trading and market-making segments generally performed well throughout the year, with the equities and foreign exchange trading businesses both experiencing a strong fourth quarter and the commodities trading business performing very well in the first half of the year. However, total adjusted operating revenues during the second half of the year and particularly in the fourth quarter were adversely affected by losses in the asset management segment. These arose as a result of reduced investment advisory fees and marked-to-market losses on

International Assets’ seed capital investments, directly related to redemptions from funds under management and to declining values of assets as the global financial crisis gathered pace. International Assets’ assets under management in the asset management segment increased from $1.3 billion at September 30, 2007 to $2.3 billion at June 30, 2008 but then declined to $1.2 billion by September 30, 2008. The debt arrangement and placement business, accounted for in International Assets’ debt capital markets segment, was also adversely affected by a sharp reduction in investment appetite during the year. See the segmental analysis below for additional information on activity in each of the segments.

2007 Operating Revenues vs. 2006 Operating Revenues

International Assets’ operating revenues under GAAP for 2007 and 2006 were $53.6 million and $35.9 million, respectively. International Assets’ adjusted operating revenues were $77.0 million in 2007, 78% higher than the operating revenues of $43.4 million in 2006. Adjusted operating revenues increased in all International Assets’ business segments: by 977% in asset management, 167% in debt capital markets, 67% in commodities trading, 53% in equities market-making and 10% in foreign exchange trading. See the segmental analysis below for additional information on activity in each of the segments, including information on the 2006 accounting treatment of International Assets’ asset management joint venture, INTL Consilium, which helps to explain the large increase in operating revenues in the asset management segment. Assets under management more than doubled, from $505 million at the end of 2006 to $1.3 billion at the end of 2007. The increased adjusted operating revenues in the commodities trading business was largely a result of improved revenues in the precious metals business. Increased volumes of trades drove the increased profitability in the equities market-making business.

2008 Expenses vs. 2007 Expenses

Interest expense: Interest expense increased by 19% from $9.4 million in 2007 to $11.2 million in 2008 as a result of increased average borrowings during the year, though at lower absolute interest rates.

Non-interest expenses: The following table sets forth information concerning non-interest expenses.

(in millions)	2008	% Change	2007	% Change	2006
Year Ended September 30,
NON-INTEREST EXPENSES
Compensation and benefits	$40.0	32%	$30.4	82%	$16.7
Clearing and related expenses	15.5	31%	11.8	53%	7.7
Other non-interest expenses
- Occupancy and equipment rental	1.5	36%	1.1	83%	0.6
- Professional fees	2.3	21%	1.9	138%	0.8
- Depreciation and amortization	1.0	25%	0.8	100%	0.4
- Business development	2.8	65%	1.7	55%	1.1
- Insurance	0.4	33%	0.3	50%	0.2
- Other	5.1	168%	1.9	90%	1.0

	13.1	70%	7.7	88%	4.1

Total non-interest expenses	$68.6	37%	$49.9	75%	$28.5

Non-Interest Expenses: Non-interest expenses increased by 37% from $49.9 million in 2007 to $68.6 million in 2008.

Compensation and Benefits: Compensation and benefits expense grew by 32% from $30.4 million to $40.0 million. These represented 58% of total non-interest expenses in 2008, compared with 61% in 2007. Total variable compensation paid to traders increased 37% from $13.0 million in 2007 to $17.8 million in 2008, as a result of increased revenues. Administrative and executive bonuses, including deferred compensation expenses (a proportion of current year bonuses allocated to restricted stock awards is deferred and expensed as vesting occurs), were $2.7 million, compared with $3.2 million in 2007. Stock option expense in 2008 was $0.8 million, compared with $0.7 million in 2007. Salaries and benefits increased 31% from $14.3 million in 2007 to $18.7 million. The number of employees in International Assets grew 15% from 170 at the end of 2007 to 195 at the end of 2008.

Clearing and Related Expenses: Clearing and related expenses increased by 31% from $11.8 million in 2007 to $15.5 million in 2008. The increase was mainly a result of increased equities volumes and commissions paid in the foreign exchange trading business. Clearing and related expenses include bank charges, which increased from $0.8 million in 2007 to $1.3 million in 2008. Bank charges include commitment and arrangement fees paid to banks.

Other Non-Interest Expenses: Other non-interest expenses increased by 70% from $7.7 million in 2007 to $13.1 million in 2008. $2.4 million of the amount in 2008 relates to the write-off of a receivable from one of International Assets’ customers. International Assets provided for $1.2 million of this amount during the second fiscal quarter of 2008. Following deterioration of the value of the customer’s assets from which payment might have been expected, International Assets has decided to write off the balance of the amount owing. There was a 21% increase in professional fees, which included fees for legal action taken against the defaulting customer referred to above and additional fees for tax advice and increased audit fees. Business development costs increased by $1.1 million, or 65%, from $1.7 million to $2.8 million, largely as a result of establishing and building new customer bases from offices that were set up during 2007, and additional management travel. Other increases related to the general expansion of International Assets’ business.

Provision for Taxes: The effective income tax rate on a GAAP basis was 37.8% in 2008, compared with 34.8% in 2007. This change was primarily due to changes in the geographic mix of profits or losses.

International Assets’ effective income tax rate can vary from period to period depending on, among other factors, the geographic and business mix or International Assets’ earnings, the level of International Assets’ pre-tax earnings and the level of International Assets’ tax credits.

Minority Interest: The minority interest in income of consolidated entities decreased from $0.6 million in 2007 to $0.4 million in 2008. This represents the minority interests in International Assets’ two joint ventures, INTL Consilium and INTL Commodities DMCC, and in INTL Gainvest Capital Uruguay S.A.

Loss from Discontinued Operations: The loss from discontinued operations was $0.2 million in 2007 and $1.4 million in 2008. On August 1, 2008, International Assets notified the employees of its Hong Kong subsidiary, INTL Global Currencies (Asia) Ltd., of its intention to discontinue its foreign exchange margin trading operations. As of September 30, 2008, International Assets was in the process of effecting the orderly liquidation of this subsidiary, which is expected to be completed before the end of the first quarter of fiscal 2009. International Assets incurred losses before taxes of $2.4 million and $0.2 million in this subsidiary during fiscal years 2008 and 2007, respectively. International Assets expects to realize a tax benefit of $1.0 million for the 2008 fiscal year.

2007 Expenses vs. 2006 Expenses

Interest Expense: International Assets’ interest expense was $9.3 million in 2007, compared to $2.1 million in 2006. The expense in 2007 included $1.9 million of interest payable to holders of International Assets’ senior subordinated convertible notes, $0.4 million of convertible note issuance expense and liquidated damages liability amortized and charged as interest, $1.2 million of interest incurred in International Assets’ equity and debt capital markets businesses, including interest to prime brokers for managed accounts, $1.1 million of interest paid to banks in the foreign exchange trading business, $3.8 million of interest paid in the commodities business and $1.0 million of interest paid to banks for general borrowing purposes.

Non-Interest Expenses: International Assets’ total non-interest expenses increased by approximately 75% to $49.9 million in 2007 from $28.5 million in 2006. The increase of approximately $21.4 million was primarily due to higher compensation and benefit expenses, which increased by $13.7 million, or 82%, as a result of increased variable compensation and bonuses and increased employee numbers. The balance of the increase was attributable to costs associated with the expansion of International Assets’ business.

Compensation and Benefits: International Assets’ compensation and benefit expense increased 82% to $30.4 million in 2007 from $16.7 million in 2006. Variable compensation to traders increased by 102%, from $6.4 million to $13.0 million, as a result of increased revenues. Administrative and executive bonuses increased from $2.4 million to $3.2 million. The number of employees increased by 91%, from 89 at the end of 2006 to 170 at the end of 2007. Salaries and benefits for INTL Consilium are included in International Assets’ 2006 Consolidated Statement of Operations from August 1, 2006, the date from which the accounts of INTL Consilium were consolidated by International Assets.

Clearing and related expenses: Clearing and related expenses increased by 53% to $11.8 million in 2007 from $7.7 million in 2006, mainly as a result of increased securities activity. Securities related clearing expenses increased by 40% to $9.4 million in 2007 from $6.7 million in 2006. Total ADR fees decreased from approximately $2.7 million in 2006 to $2.2 million in 2007 as a result of fewer shares converted, and negotiation of better fees. Bank charges are included in clearing and related expenses. These amounted to $0.8 million in 2007, compared to $0.6 million in 2006 and include commitment and arrangement fees paid to banks.

Other Non-Interest Expenses: Other non-interest expenses increased by 88% from $4.1 million in 2006 to $7.7 million in 2007, mainly as a result of the expansion of International Assets’ activities. The number of offices increased from 4 at the end of 2006 to 11 at the end of 2007. The number of companies in the group increased from 10 at the end of 2006 to 20 at the end of 2007. As mentioned above, the number of employees increased from 89 at the end of 2006 to 170 at the end of 2007. Professional fees, in particular, which consist mainly of legal, taxation, auditing and accounting fees, showed a large increase, from $0.8 million in 2006 to $2.3 million in 2007, mainly as a result of the increased number of companies, initial compliance with section 404 of the Sarbanes-Oxley Act, accounting fees in the asset management business and legal fees.

Provision for Taxes: The effective income tax rate on a GAAP basis was 35.1% in 2007, compared with 32.1% in 2006. This change was primarily due to changes in the geographic mix of profits or losses.

Minority Interest: The minority interest in income of consolidated entities increased from $0.1 million in 2006 to $0.6 million in 2007. In 2007 this represented the minority interests in International Assets’ two joint ventures, INTL Consilium and INTL Commodities DMCC, and in INTL Gainvest Capital Uruguay S.A. In 2006 this represented only the minority interest in INTL Consilium.

Segment Information

The following table sets forth information concerning International Assets’ principal business segments.

(in millions) Year Ended September 30,	2008	% Change	2007	% Change	2006
SEGMENTAL RESULTS
International equities market-making
- operating revenues	$33.9	23%	$27.5	53%	$18.0
- variable expenses	16.3	19%	13.7	57%	8.7

- contribution	17.6	28%	13.8	48%	9.3

Foreign exchange trading
- operating revenues	23.8	68%	14.2	10%	12.9
- variable expenses	6.1	97%	3.1	3%	3.0

- contribution	17.7	59%	11.1	12%	9.9

Commodities trading
- adjusted operating revenues (non-GAAP)	22.8	61%	14.2	69%	8.4
- variable expenses	4.5	61%	2.8	100%	1.4

- contribution (non-GAAP)	18.3	61%	11.4	63%	7.0

International debt capital markets
- operating revenues	4.3	(33)%	6.4	167%	2.4
- variable expenses	0.5	(72)%	1.8	350%	0.4

- contribution	3.8	(17)%	4.6	130%	2.0

Asset management
- operating revenues	12.2	(13)%	14.0	977%	1.3
- variable expenses	2.8	65%	1.7	240%	0.5

- contribution	9.4	(24)%	12.3	1,438%	0.8

Other
- operating revenues	3.5	400%	0.7	75%	0.4
- variable expenses	0.2	n/m	0.1	n/m	—

- contribution	3.3	450%	0.6	50%	0.4

Total Segmental Results
- operating revenues (non-GAAP)	100.5	31%	77.0	77%	43.4
- variable expenses	30.4	31%	23.2	66%	14.0

- contribution (non-GAAP)	$70.1	30%	$53.8	83%	$29.4

Reconciliation of commoditites trading operating revenues from GAAP to adjusted, non-GAAP numbers:
Total operating revenues, (GAAP)	$49.7		$(9.2)		$0.9
Gross marked to market adjustment	(26.9)		23.4		7.5

Operating revenues (non-GAAP)	$22.8		$14.2		$8.4

Reconciliation of commodities trading contribution from GAAP to adjusted, non-GAAP numbers:
Total commodities trading contribution, (GAAP)	$45.2		$(12.0)		$(0.5)
Gross marked to market adjustment	(26.9)		23.4		7.5

Commodities trading contribution (non-GAAP)	$18.3		$11.4		$7.0

Reconciliation of total operating revenues from GAAP to adjusted, non-GAAP numbers:
Total operating revenues, (GAAP)	$127.4		$53.6		$35.9
Gross marked to market adjustment	(26.9)		23.4		7.5

Operating revenues (non-GAAP)	$100.5		$77.0		$43.4

Reconciliation of contribution from GAAP to adjusted, non-GAAP numbers:
Total contribution, (GAAP)	$97.0		$30.4		$21.9
Gross marked to market adjustment	(26.9)		23.4		7.5

Contribution (non-GAAP)	$70.1		$53.8		$29.4

2008 vs. 2007 Segmental Analysis

The adjusted net contribution of all International Assets’ business segments increased 30% from $53.8 million in 2007 to $70.1 million in 2008. Net contribution consists of operating revenues less direct clearing and clearing related charges and variable compensation paid to traders. Variable compensation is paid to traders on the basis of a fixed percentage of the aggregate of revenues less clearing and related charges, base salaries and a fixed overhead allocation. Net contribution is one of the key measures used by management to assess the performance of each segment.

International equities market-making. Operating revenues increased by 23% from $27.5 million in 2007 to $33.9 million in 2008. 2008 produced monthly revenues ranging from $1.7 million to $4.6 million, and an average of $2.8 million. The volume of trades was higher in 2008 than in 2007 by approximately 60%, due to increased customer activity. Both volumes and market volatility are the drivers of this business. Equity market-making operating revenues include the trading profits earned by International Assets before the related expense deduction for ADR conversion fees. These ADR fees are included in the statement of operations as clearing and related expenses.

The contribution attributable to this segment increased 28% from $13.8 million to $17.6 million. Variable expenses expressed as a percentage of operating revenues decreased from 50% to 48%.

Foreign exchange trading. Operating revenues increased by 68% from $14.2 million in 2007 to $23.8 million in 2008 as the customer base expanded and International Assets rolled out a system that allows customers to place trades electronically. The profitability of this business also depends on the extent of dislocation in the developing world currency markets in which it operates, with instability producing opportunities for greater profitability.

The contribution attributable to this segment increased 59% from $11.1 million to $17.7 million. Variable expenses expressed as a percentage of operating revenues increased from 22% to 26%, mainly as a result of commissions paid to introducers for additional business.

Commodities trading. Operating revenues under GAAP increased from a loss of $9.2 million in 2007 to operating revenues of $49.7 million in 2008. Adjusted operating revenues increased by 61% from $14.2 million in 2007 to $22.8 million in 2008.

Precious metals adjusted operating revenues increased 51% from $7.0 million in 2007 to $10.6 million in 2008. Base metals adjusted operating revenues increased 69% from $7.2 million in 2007 to $12.2 million in 2008. Precious metals operating revenues have increased as a result of increased customer business and additional business done by International Assets’ Dubai joint venture and from International Assets’ Singapore office. Base metals operating revenues benefited during the first half of 2008 from a disparity between the price of auto batteries, which International Assets recycles for their lead content, and the price at which it was able to sell lead to customers. With the rapid decline in lead prices during calendar 2008, this disparity also declined to the extent that recycling became less attractive in the second half of fiscal 2008.

The adjusted contribution attributable to this segment increased 61% from $11.4 million to $18.4 million. Variable expenses expressed as a percentage of operating revenues decreased marginally from 20% to 19%.

International debt capital markets. Operating revenues decreased by 33% from $6.4 million in 2007 to $4.3 million in 2008. The composition of the operating revenues in this segment changed between 2007 and 2008, shifting from trading revenues to fee revenues as International Assets changed its focus to the arranging and placing of debt issues and asset-backed securitization. Trading revenues were $2.0 million in 2007 but negligible in 2008. However, a sharp decline in the market’s appetite for risk during 2008 resulted in an overall decrease in operating revenue.

The contribution attributable to this segment decreased 17% from $4.6 million to $3.8 million. Variable expenses expressed as a percentage of operating revenues decreased from 28% to 12%, as a result of a decrease in variable compensation.

Asset management. International Assets’ asset management segment revenues include management and performance fees, commissions and other revenues received by International Assets for management of third party assets and investment gains or losses on International Assets’ investments in registered funds or proprietary accounts managed either by International Assets’ investment managers or by independent investment managers. International Assets has invested in registered funds in order to provide seed capital. In addition, a proprietary account managed by International Assets’ asset management joint venture, INTL Consilium, was established to produce a track record for the launch of a fund specializing in African investments. This fund, the Legacy Greater Africa Alpha Fund, advised by INTL Consilium, was established in July 2008 with an initial $25 million investment by an African bank.

Operating revenues decreased by 13% from $14.0 million in 2007 to $12.2 million in 2008. Total operating revenues in this segment were $16.2 million for the nine months to June 30, 2008. Redemptions from and losses in funds managed by International Assets during the fourth quarter of 2008 reduced total third party assets under management in this segment from $2.3 billion at June 30, 2008 to $1.2 billion at September 30, 2008. Performance in the funds did not meet required hurdles and there was a reversal of performance fees previously accrued. Management fees were earned on a lower asset base. International Assets also suffered marked-to-market losses in its proprietary investments (investments in registered funds and the proprietary account referred to above) of $4.2 million during the fourth quarter of 2008. The fair value of International Assets’ proprietary investments was $37.9 million at September 30, 2008 and $33.4 million at September 30, 2007.

The contribution attributable to this segment decreased by 24% from $12.3 million to $9.4 million. Variable expenses expressed as a percentage of operating revenues increased from 12% to 23% as a result of increases in fund accounting expenses.

2007 vs. 2006 Segmental Analysis

The adjusted net contribution of all International Assets’ business segments increased 82% from $29.5 million in 2006 to $53.8 million in 2007.

International equities market-making. Operating revenues increased 53% to $27.5 million in 2007 from $18.0 million in 2006. Volumes increased as a result of increasingly favorable market conditions. Revenues in each quarter of 2007 were higher than the best quarter of 2006, with the second and fourth quarters of 2007 being particularly strong.

The contribution attributable to this segment increased 48% from $9.3 million to $13.8 million. Variable expenses expressed as a percentage of operating revenues increased from 48% to 50%.

Foreign exchange trading. Operating revenues in this segment increased 10% to $14.2 million in 2007 from $12.9 million in 2006. This was largely due to a good fourth quarter result, with performance through the third quarter in 2007 lagging behind that of 2006. International Assets focused on further expanding its customer base during the year and benefited in the fourth quarter from volatile conditions in some of International Assets’ markets. Foreign exchange operating revenues decreased from 36% of total revenue in 2006 to 27% in 2007.

The contribution attributable to this segment increased 12% from $9.9 million to $11.1 million. Variable expenses expressed as a percentage of operating revenues decreased marginally from 23% to 22%.

Commodities trading. Operating revenues under GAAP decreased from $0.9 million in 2006 to a loss of $9.3 million in 2007. Adjusted operating revenues increased by 67% from $8.5 million to $14.2 million.

Precious metals adjusted operating revenues increased 268% from $1.9 million in 2006 to $7.0 million in 2007. This was as a result of expanding International Assets’ platinum group metals activities, volatility in precious metals prices and increased physical business as the Dubai joint venture became established.

Base metals adjusted operating revenues increased by 9% from $6.6 million in 2006 to $7.2 million in 2007.

The contribution attributable to this segment increased 61% from $7.1 million to $11.4 million. Variable expenses expressed as a percentage of operating revenues increased from 16% to 20%.

International debt capital markets. Operating revenues increased 167% to $6.4 million in 2007 from $2.4 million in 2006. Debt capital markets operating revenues increased to 12% of total operating revenues in 2007 from 6% in 2006. The principal reason for this increase was the expansion of International Assets’ debt origination business. International Assets substantially enhanced its ability to originate and structure corporate debt transactions in 2007 with the recruitment of experienced individuals in New York and Miami. International Assets also benefited from the acquisition of INTL Gainvest in May 2007, which actively participates in the domestic asset-backed securitization markets in Argentina and Brazil. Total fee income from these activities was $3.8 million. International Assets’ debt trading business has been adversely affected by decreasing spreads and volumes over the past two years. TRACE, FINRA’s bond trade tracking system, has introduced greater transparency into the markets and has contributed to the reduced spreads. Debt trading and related revenues increased to $2 million in 2007 from $1.1 million in 2006, with gains on proprietary trading making up for reduced activity in secondary market customer trading. Trade finance revenues decreased to $0.6 million in 2007 from $1.2 million in 2006 as the focus in this business shifted to the establishment and management of the INTL Trade Finance Fund Limited in February 2007, which primarily invests in global trade finance-related assets.

The contribution attributable to this segment increased 130% from $2.0 million to $4.6 million. Variable expenses expressed as a percentage of operating revenues increased from 17% to 28% as a result of increased variable compensation.

Asset management. International Assets separately disclosed the results of the asset management segment of its business for the first time in 2006. Commencing on August 1, 2006 International Assets consolidated the accounts of INTL Consilium, International Assets’ asset management joint venture. INTL Consilium’s results had been accounted for on the equity method prior to that date. International Assets owns a 50.1% interest in INTL Consilium. International Assets has a wholly-owned subsidiary, INTL Capital, which commenced business as an investment adviser to the INTL Trade Finance Fund in February 2007. INTL Gainvest, acquired in May 2007, also conducts an asset management business.

Operating revenues in this segment were $14.0 million in 2007, compared with $1.3 million in 2006. These amounts are not directly comparable because INTL Consilium’s results were consolidated only for the last two months of fiscal 2006. Total third party assets under management at September 30, 2007 were $1.3 billion (including approximately $16 million invested by International Assets and $60 million invested by one of International Assets’ principal stockholders), compared with $505 million at September 30, 2006 (including approximately $5 million invested by International Assets and $100 million invested by one of International Assets’ principal stockholders. The latter amount was redeemed in full during the 2008 fiscal year). Also included in the operating revenues of this segment are the gains in a proprietary account managed by INTL Consilium that was valued at $9.4 million at September 30, 2007.

Variable vs. Fixed Expenses

	Year Ended September 30,
	2008	% of Total	2007	% of Total	2006	% of Total
	(in millions)
VARIABLE vs. FIXED EXPENSES
Variable expenses allocated to segments	$30.4	44%	$23.2	47%	$14.0	49%
Administrative and executive bonuses	2.5	4%	3.0	6%	2.4	9%
Bad debts	2.4	3%	0.1	0%	—	0%

Total variable expenses	35.3	51%	26.3	53%	16.4	58%
Fixed expenses	33.3	49%	23.6	47%	12.1	42%

Total non-interest expenses	$68.6	100%	$49.9	100%	$28.5	100%

International Assets aims to make its non-interest expenses variable to the greatest extent possible, and to keep its fixed costs as low as possible. The table above shows an analysis of International Assets’ total non-interest expenses for 2006, 2007 and 2008. Variable expenses consist of clearing and clearing related expenses, variable compensation paid to traders, bonuses paid to operational, administrative and managerial employees and bad debt expenses. As a percentage of total non-interest expenses, variable expenses have declined from 58% in 2006 to 51% in 2008. This is a result of a growing infrastructure and employee base. Monthly fixed costs have remained stable since February 2008.

Results of Operations for the Three and Six Months ended March 31, 2009 and 2008

Set forth below is International Assets’ discussion of the results of its operations, as viewed by management, for the fiscal quarters and six-month periods ended March 31, 2009 and 2008, respectively. The quarters will be referred to in this discussion as “Q2 2009” and “Q2 2008”, and the six-month periods as “YTD 2009” and “YTD 2008”, respectively. This discussion refers to both GAAP results and adjusted marked-to-market information, in accordance with the information presented below under the heading ‘Pro Forma Adjusted Financial Information’.

For the international equities, foreign exchange trading, international debt capital markets and asset management segments, there are no differences between the GAAP results and the adjusted marked-to-market results. Only the commodities trading segment has differences between the GAAP results and the adjusted marked-to-market results. However, this means that there are differences between the GAAP basis and marked-to-market basis numbers for total operating revenues, total contribution and net income. Please note that any term below that contains the word ‘adjusted’ refers to non-GAAP, marked-to-market information.

Pro Forma Adjusted Financial Information (non-GAAP) (UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions, except employee count and ratios)	2009	2008	2009	2008
As reported on a GAAP basis:
Operating revenues	$27.1	$32.7	$56.7	$74.7
Income from continuing operations	$4.3	$6.5	$7.8	$20.2
Net income	$4.0	$6.0	$7.3	$18.9
Stockholders’ equity	$79.3	$57.1

Marked-to-market basis (unaudited, pro forma, non-GAAP):
Adjusted operating revenues	$27.5	$30.2	$58.5	$58.9
Adjusted, pro forma income from continuing operations	$4.3	$5.1	$8.5	$10.0
Adjusted, pro forma net income	$4.3	$4.4	$8.5	$9.1
Adjusted EBITDA	$7.5	$10.6	$16.6	$22.1
Adjusted stockholders’ equity	$83.0	$66.6

Cumulative after tax adjustment to stockholders’ equity	$3.7	$9.5

Trailing twelve months on marked-to-market basis (unaudited, pro forma, non-GAAP):
Adjusted operating revenues	$100	$102
Adjusted, pro forma net income	$10	$14
Adjusted EBITDA	$22	$37
Adjusted return on average equity	13.9%	24.5%

The following marked-to-market adjustments were made to the GAAP basis numbers shown above (unaudited, pro forma, non-GAAP management data):
Gross marked-to-market adjustment	0.4	(2.5)	1.8	(15.8)
Pro forma tax effect at 37.5%	(0.1)	0.9	(0.6)	6.0

After tax marked-to-market adjustment	$0.3	$(1.6)	$1.2	$(9.8)

Reconciliation of net income to adjusted EBITDA (non-GAAP)
Net income	$4.0	$6.0	$7.3	$18.9
Minority interests	0.3	0.5	0.5	1.3
Income tax	0.8	4.3	3.3	12.5
Depreciation and amortization	0.3	0.2	0.5	0.5
Interest expense	2.3	2.8	4.6	5.8
Interest income	(0.6)	(0.7)	(1.4)	(1.1)
Gross marked-to-market adjustment	0.4	(2.5)	1.8	(15.8)

Adjusted EBITDA (non-GAAP)	$7.5	$10.6	$16.6	$22.1

Other data (unaudited, pro forma, non-GAAP):
Employees (end of period)	186	181
Compensation and benefits / adjusted operating revenues	37.8%	36.4%	41.0%	36.7%
Leverage ratio: Total assets to equity (end of period)	4.6	5.9

Adjusted operating revenues, adjusted net income, adjusted EBITDA and adjusted stockholders’ equity are financial measures that are not recognized by GAAP, and should not be considered as alternatives to operating revenues, net income or stockholders’ equity calculated under GAAP or as an alternative to any other measures of performance derived in accordance with GAAP. International Assets has included these non-GAAP financial measures because it believes that they permit investors to make more meaningful comparisons of performance between the periods presented. In addition, these non-GAAP measures are used by management in evaluating International Assets’ performance.

Financial Overview

The following table shows an overview of International Assets’ financial results.

	Three Months Ended March 31,			Six Months Ended March 31,
(In millions)	2009	% Change	2008	2009	% Change	2008
FINANCIAL OVERVIEW
Adjusted total operating revenues (non-GAAP)	$27.5	(9)%	$30.2	$58.5	(1)%	$58.9
Interest expense	2.3	(18)%	2.8	4.6	(21)%	5.8

Net revenues (non-GAAP)	25.2	(8)%	27.4	53.9	2%	53.1
Non-interest expenses	19.7	7%	18.4	41.0	16%	35.3

Income before income tax and minority interest (non-GAAP)	5.5	(39)%	9.0	12.9	(28)%	17.8
Pro forma income tax expense (non-GAAP)	0.9	(74)%	3.4	3.9	(40)%	6.5
Minority interest in income of consolidated entities	0.3	(40)%	0.5	0.5	(62)%	1.3
Income from continuing operations (non-GAAP)	4.3	(6)%	5.1	8.5	(15)%	10.0
Loss from discontinued operations net of tax	—	(100)%	0.7	—	(100)%	0.9

Pro forma net income (non-GAAP)	$4.3	(2)%	$4.4	$8.5	(7)%	$9.1

Reconciliation of operating revenues from GAAP to adjusted, non-GAAP numbers:
Total operating revenues, (GAAP)	$27.1		$32.7	$56.7		$74.7
Gross marked-to-market adjustment	0.4		(2.5)	1.8		(15.8)

Operating revenues (non-GAAP)	$27.5		$30.2	$58.5		$58.9

Reconciliation of income tax expense from GAAP to pro forma, non-GAAP numbers:
Income tax expense (GAAP)	$0.8		$4.3	$3.3		$12.5
Pro forma taxes on gross marked-to-market adjustment at 37.5%	0.1		(0.9)	0.6		(6.0)

Pro forma income tax expense (non-GAAP)	$0.9		$3.4	$3.9		$6.5

Q2 2009 Operating Revenues vs. Q2 2008 Operating Revenues

International Assets’ operating revenues under GAAP for Q2 2009 and Q2 2008 were $27.1 million and $32.7 million, respectively. International Assets’ adjusted operating revenues were $27.5 million in Q2 2009, compared with $30.2 million in Q2 2008. Decreases in adjusted operating revenues of 18% in equities market-making, 5% in commodities trading, 50% in debt capital markets and 40% in asset management were partially offset by a 51% increase in foreign exchange trading adjusted operating revenues. The unusual levels of volatility in global equity markets experienced during the first quarter of fiscal 2009 were not sustained during Q2 2009. Reduced volumes during the quarter produced matching results. The commodities trading results in Q2 2009 were largely driven by precious metals activity, while those in Q2 2008 were driven by base metals trading activity. Foreign exchange trading produced its best quarter ever in Q2 2009. The lack of demand and risk intolerance caused by the global financial crisis continues to adversely affect International Assets’ debt arrangement and placement business, accounted for in the debt capital markets segment. Reduced revenue in the asset management segment arose as a result of reduced investment advisory fees related to redemptions from funds under management and to declining values of assets as a result of the global financial crisis. See the segmental analysis below for additional information on activity in each of the segments.

YTD 2009 Operating Revenues vs. YTD 2008 Operating Revenues

International Assets’ operating revenues under GAAP for YTD 2009 and YTD 2008 were $56.7 million and $74.7 million, respectively. International Assets’ adjusted operating revenues were $58.5 million in YTD 2009, 1% lower than the operating revenues of $58.9 in YTD 2008. Adjusted operating revenues increased by 46% in equities market-making, 15% in foreign exchange trading and 13% in commodities trading, offset by decreases of 43% in debt capital markets and 80% in asset management. The equities market-making segment benefited from the unusual levels of volatility in global equity markets during 2009. Foreign exchange trading revenues have continued to climb during 2009 as a result of widening spreads in emerging market exchange rates and increased customer activity. The commodities trading results in YTD 2009 have been largely driven by precious metals activity, compared with base metals activity in YTD 2008. Operating revenues in the debt capital markets segment has been adversely affected in YTD 2009 by the global financial crisis. Reduced investment advisory fees related to redemptions from funds under management and to declining values of assets as a result of the global financial crisis, as well as marked-to-market losses in International Assets’ proprietary investments in certain funds and accounts managed by International Assets, led to reduced revenue and losses in the asset management segment.

Q2 2009 Interest expense vs. Q2 2008 Interest expense

Interest expense: Interest expense decreased by 18% from $2.8 million in Q2 2008 and $2.3 million in Q2 2009 as a result of decreased average borrowings and lower interest rates. In mid-2008 International Assets entered into two three-year interest rate swaps for a total of $100 million. These were designated as cash flow hedges. See Note 10 to the condensed consolidated financial statements for further information. International Assets pays a fixed 3.66% (on average), and receives a variable rate equal to one-month LIBOR. One-month LIBOR was lower than the fixed rate of 3.66% paid by International Assets for most of Q2 2009, resulting in a net interest expense on the swaps. The effective portion of the interest expense on the swaps during Q2 2009 had the effect of increasing International Assets’ reported interest expense by $0.6 million.

YTD 2009 Interest expense vs. YTD 2008 Interest expense

Interest expense: Interest expense decreased by 21% from $5.8 million in YTD 2008 to $4.6 million in YTD 2009 as a result of decreased average borrowings and lower interest rates. The effective portion of the interest expense on the interest rate swaps (referred to in the paragraph above) during YTD 2009 had the effect of increasing International Assets’ reported interest expense by $0.8 million.

Non-interest expenses

The following table shows a summary of International Assets’ non-interest expenses.

	Three Months Ended March 31,			Six Months Ended March 31,
(In millions)	2009	% Change	2008	2009	% Change	2008
NON-INTEREST EXPENSES
Compensation and benefits	$10.4	(5)%	$11.0	$24.0	11%	$21.6
Clearing and related expenses	5.0	28%	3.9	9.9	29%	7.7
Other non-interest expenses
- Occupancy and equipment rental	0.3	0%	0.3	0.7	0%	0.7
- Professional fees	0.3	(40)%	0.5	1.1	10%	1.0
- Depreciation and amortization	0.3	0%	0.3	0.5	0%	0.5
- Business development	0.5	(17)%	0.6	1.0	(23)%	1.3
- Insurance	0.1	0%	0.1	0.2	0%	0.2
- Other	2.8	65%	1.7	3.6	57%	2.3

Total other non-interest expenses	4.3	23%	3.5	7.1	18%	6.0

Total non-interest expenses	$19.7	7%	$18.4	$41.0	16%	$35.3

Q2 2009 Non-Interest Expenses vs. Q2 2008 Non-Interest Expenses

Total Non-Interest Expenses: Non-interest expenses increased by 7% from $18.4 million in Q2 2008 to $19.7 million in Q2 2009.

Compensation and Benefits: Compensation and benefits expense decreased by 5% from $11.0 million to $10.4 million. These represented 53% of total non-interest expenses in Q2 2009, compared with 60% in Q2 2008. The variable portion of compensation and benefits decreased by 5% from $5.7 million in Q2 2008 to $5.4 million in Q2 2009, mainly as a result of decreased revenues. The fixed portion of compensation and benefits decreased 6% from $5.3 million to $5.0 million, resulting from reduced base salaries. The number of employees declined from 190 at the beginning of Q2 2009 to 186 at the end of Q2 2009, compared with 181 employees at the end of Q2 2008. Stock-based compensation expense was $0.5 million and $0.4 million for Q2 2009 and Q2 2008, respectively.

Clearing and Related Expenses: Clearing and related expenses increased by 28% from $3.9 million in Q2 2008 to $5.0 million in Q2 2009. The increase was mainly a result of increased equities volumes and third-party commissions paid in the foreign exchange trading business.

Other Non-Interest Expenses: Other non-interest expenses increased by 23% from $3.5 million in Q2 2008 to $4.3 million in Q2 2009. In Q2 2009 these included $1.8 million of bad debt write-offs, compared with $1.1 million in Q2 2008, and $0.5 million as an impairment charge relating to International Assets’ joint venture interest in INTL Consilium, LLC, which International Assets agreed to discontinue its business relationship with and redeem effective April 30, 2009. The 40% decrease in professional fees was as a result of adjustments made to accruals in the prior quarter. Business development costs decreased by 17%, from $0.6 million to $0.5 million.

Provision for Taxes: The effective income tax rate on a GAAP basis was 16% in Q2 2009, compared with 37% in Q2 2008. This change was primarily due to changes in the geographic mix of profits and losses.

International Assets’ effective income tax rate can vary from period to period depending on, among other factors, the geographic and business mix of International Assets’ earnings, the level of International Assets’ pre-tax earnings and the level of International Assets’ tax credits.

Minority Interest: The minority interest in income of consolidated entities decreased from $0.5 million in Q2 2008 to $0.3 million in Q2 2009. This represents the minority interests in International Assets’ joint venture, INTL Consilium, LLC, and in INTL Gainvest Capital Uruguay S.A. During February 2009, International Assets acquired the 50% interest held by International Assets’ joint venture partner in INTL Commodities DMCC, making this company a wholly-owned subsidiary.

Loss from Discontinued Operations: On August 1, 2008, International Assets notified the employees of its Hong Kong subsidiary, INTL Global Currencies (Asia) Ltd., of its intention to discontinue its foreign exchange margin trading operations. The subsidiary has been closed down without any material expenses incurred beyond those accrued at September 30, 2008. The loss from discontinued operations, net of taxes, was $0.7 million in Q2 2008.

YTD 2009 Non-Interest Expenses vs. YTD 2008 Non-Interest Expenses

Total Non-Interest Expenses: Non-interest expenses increased by 16% from $35.3 million in YTD 2008 to $41.0 million in YTD 2009.

Compensation and Benefits: Compensation and benefits expense increased by 11% from $21.6 million to $24.0 million. These represented 59% of total non-interest expenses in YTD 2009, compared with 61% in YTD 2008. The variable portion of compensation and benefits increased by 26% from $11.4 million in YTD 2008 to

$14.4 million in YTD 2009. Although total revenues decreased by 1%, variable compensation numbers for the YTD 2009 period are unusual because of very high equities market-making revenues in the quarter ended December 31, 2008 and because losses, such as the asset management losses in the same period, do not result in a corresponding credit to the variable compensation expense. The fixed portion of compensation and benefits decreased 6% from $10.2 million to $9.6 million, as a result of having fewer employees. The number of employees declined from 195 at the beginning of YTD 2009 to 186 at the end of YTD 2009, compared with 181 employees at the end of YTD 2008. Stock-based compensation expense was $0.9 million and $0.7 million for YTD 2009 and YTD 2008, respectively.

Clearing and Related Expenses: Clearing and related expenses increased by 29% from $7.7 million in YTD 2008 to $9.9 million in YTD 2009. The increase was mainly a result of increased equities volumes and third-party commissions paid in the foreign exchange trading business.

Other Non-Interest Expenses: Other non-interest expenses increased by 18% from $6.0 million in YTD 2008 to $7.1 million in YTD 2009. In YTD 2009 these included $1.9 million of bad debt write-offs, compared with $1.1 million in YTD 2008, and a $0.5 million impairment charge relating to International Assets’ joint venture interest in INTL Consilium, LLC, which International Assets agreed to discontinue its business relationship with and redeem, effective April 2009. Business development costs decreased by 23%, from $1.3 million to $1.0 million.

Provision for Taxes: The effective income tax rate on a GAAP basis was 30% in YTD 2009, compared with 37% in YTD 2008. This change was primarily due to changes in the geographic mix of profits and losses.

International Assets’ effective income tax rate can vary from period to period depending on, among other factors, the geographic and business mix of International Assets’ earnings, the level of International Assets’ pre-tax earnings and the level of International Assets’ tax credits.

Minority Interest: The minority interest in income of consolidated entities decreased from $1.3 million in YTD 2008 to $0.5 million in YTD 2009. This represents the minority interests in International Assets’ two joint ventures, INTL Consilium, LLC and INTL Commodities DMCC, and in INTL Gainvest Capital Uruguay S.A. During February 2009 International Assets acquired the 50% interest held by International Assets’ joint venture partner in INTL Commodities DMCC, making this company a wholly-owned subsidiary.

Loss from Discontinued Operations: On August 1, 2008, International Assets notified the employees of its Hong Kong subsidiary, INTL Global Currencies (Asia) Ltd., of its intention to discontinue its foreign exchange margin trading operations. The subsidiary has been closed down without any material expenses incurred beyond those accrued at September 30, 2008. The loss from discontinued operations, net of taxes, was $0.9 million in YTD 2008.

Segment Information

The following table shows information concerning International Assets’ principal business segments.

	Three Months Ended March 31,			Six Months Ended March 31,
(In millions)	2009	% Change	2008	2009	% Change	2008
SEGMENTAL RESULTS
International equities market-making
- operating revenues	$6.9	(19)%	$8.5	$25.4	46%	$17.4
- variable expenses	3.4	(17)%	4.1	10.9	27%	8.6

- contribution	3.5	(20)%	4.4	14.5	65%	8.8

Foreign exchange trading
- operating revenues	8.0	51%	5.3	13.3	15%	11.6
- variable expenses	2.3	77%	1.3	3.7	37%	2.7

- contribution	5.7	43%	4.0	9.6	8%	8.9

Commodities trading
- adjusted operating revenues (non-GAAP)	8.9	(5)%	9.4	16.5	13%	14.6
- variable expenses	2.3	44%	1.6	4.6	64%	2.8

- adjusted contribution (non-GAAP)	6.6	(15)%	7.8	11.9	1%	11.8

International debt capital markets
- operating revenues	0.5	(50)%	1.0	1.2	(43)%	2.1
- variable expenses	—	(100)%	0.1	—	(100)%	0.2

- contribution	0.5	(44)%	0.9	1.2	(37)%	1.9

Asset management
- operating revenues	3.2	(40)%	5.3	2.4	(80)%	12.0
- variable expenses	0.2	(78)%	0.9	0.5	(76)%	2.1

- contribution	3.0	(32)%	4.4	1.9	(81)%	9.9

Other
- operating revenues	—	(100)%	0.7	(0.3)	n/m	1.2
- variable expenses	0.1	n/m	—	0.1	n/m	—

- contribution	(0.1)	n/m	0.7	(0.4)	n/m	1.2

Total Segmental Results
- adjusted operating revenues (non-GAAP)	27.5	(9)%	30.2	58.5	(1)%	58.9
- variable expenses	8.3	4%	8.0	19.8	21%	16.4

- adjusted contribution (non-GAAP)	$19.2	(14)%	$22.2	$38.7	(9)%	$42.5

Reconciliation of commodities trading operating revenues from GAAP to adjusted, non-GAAP numbers:
Total operating revenues, (GAAP)	$8.5		$11.9	$14.7		$30.4
Gross marked-to-market adjustment	0.4		(2.5)	1.8		(15.8)

Adjusted operating revenues (non-GAAP)	$8.9		$9.4	$16.5		$14.6

Reconciliation of commodities trading contribution from GAAP to adjusted, non-GAAP numbers:
Total commodities trading contribution, (GAAP)	$6.2		$10.3	$10.1		$27.6
Gross marked-to-market adjustment	0.4		(2.5)	1.8		(15.8)

Commodities trading adjusted contribution (non-GAAP)	$6.6		$7.8	$11.9		$11.8

Reconciliation of total operating revenues from GAAP to adjusted, non-GAAP numbers:
Total operating revenues, (GAAP)	$27.1		$32.7	$56.7		$74.7
Gross marked-to-market adjustment	0.4		(2.5)	1.8		(15.8)

Adjusted operating revenues (non-GAAP)	$27.5		$30.2	$58.5		$58.9

Reconciliation of total contribution from GAAP to adjusted, non-GAAP numbers:
Total contribution, (GAAP)	$18.8		$24.7	$36.9		$58.3
Gross marked-to-market adjustment	0.4		(2.5)	1.8		(15.8)

Adjusted contribution (non-GAAP)	$19.2		$22.2	$38.7		$42.5

Q2 2009 vs. Q2 2008 Segmental Analysis

The adjusted contribution of all International Assets’ business segments was $19.2 million in Q2 2009, compared with $22.2 million in Q2 2008. Contribution consists of operating revenues less direct clearing and clearing related charges and variable compensation paid to traders. Variable compensation is paid to traders on the basis of a fixed percentage of the aggregate of revenues less clearing and related charges, base salaries and a fixed overhead allocation. Contribution is one of the key measures used by management to assess the performance of each segment.

International equities market-making. Operating revenues decreased by 19% from $8.5 million in Q2 2008 to $6.9 million in Q2 2009. Operating revenues in this segment are largely dependent on overall volume and volatility. During Q2, 2009, volume and volatility both declined. Equity market-making operating revenues include the trading profits earned by International Assets before the related expense deduction for ADR conversion fees. These ADR fees are included in the condensed consolidated income statements as clearing and related expenses.

The contribution attributable to this segment decreased 20% from $4.4 million to $3.5 million. Variable expenses expressed as a percentage of operating revenues increased from 48% to 49%.

Foreign exchange trading. Operating revenues were at a record level in Q2 2009, increasing by 51% from $5.3 million in Q2 2008 to $8.0 million in Q2 2009. Operating revenues increased due to wider spreads on currencies of developing countries in response to the global financial crisis, and an increased customer base.

The contribution attributable to this segment increased 43% from $4.0 million to $5.7 million. Variable expenses expressed as a percentage of operating revenues increased from 25% to 29%, mainly as a result of commissions paid to third-party introducers.

Commodities trading. Operating revenues under GAAP decreased from $11.9 million in Q2 2008 to $8.5 million in Q2 2009. Adjusted operating revenues decreased by 5% from $9.4 million in Q2 2008 to $8.9 million in Q2 2009.

Precious metals adjusted operating revenues increased from $4.1 million in Q2 2008 to $6.9 million in Q2 2009. Base metals adjusted operating revenues decreased from $5.3 million in Q2 2008 to $2.0 million in Q2 2009. Precious metals operating revenues have increased as a result of increased customer business and increasing revenue flows from International Assets’ Dubai subsidiary and from International Assets’ Singapore office. Base metals operating revenues decreased due to the substantial decline in prices of base metals since Q2 2008, which has made recycling less profitable and resulted in decreased activity.

The adjusted contribution attributable to this segment decreased 15% from $7.8 million to $6.6 million. Variable expenses expressed as a percentage of operating revenues increased from 17% to 26%.

International debt capital markets. Operating revenues decreased by 50% from $1.0 million in Q2 2008 to $0.5 million in Q2 2009. The business focuses on the arranging and placing of debt issues and asset backed securitization. Operating revenues have been adversely affected by the lack of market demand and intolerance for risk caused by the global financial crisis.

The contribution attributable to this segment decreased 44% from $0.9 million to $0.5 million.

Asset management. International Assets’ asset management segment revenues include management and performance fees, commissions and other revenues received by International Assets for management of third party assets and investment gains or losses on International Assets’ investments in funds or proprietary accounts managed either by International Assets’ investment managers or by independent investment managers.

Operating revenues decreased 40% from $5.3 million in Q2 2008 to $3.2 million in Q2 2009. Redemptions from and losses in funds managed by International Assets during Q2 2009 reduced total third party assets under management in this segment from $1.2 billion at September 30, 2008 to $0.7 billion at March 31, 2009. Assets under management at March 31, 2008 were $2.2 billion. Management fees, earned on a lower asset base, and other income were $1.6 million during Q2 2009. Net marked-to-market gains in proprietary investments were $1.6 million. During Q2 2009, International Assets redeemed or sold certain of its proprietary investments, the fair value of which was $27.8 million at March 31, 2009 and $36.7 million at December 31, 2008.

The contribution attributable to this segment decreased 32% from $4.4 million in Q2 2008 to $3.0 million in Q2 2009. On May 8, 2009, International Assets agreed to discontinue its business relationship with and redeem its partnership interest in INTL Consilium, LLC (“INTL Consilium”) effective April 30, 2009. The results of INTL Consilium, previously consolidated, will qualify for accounting purposes to be treated as discontinued operations with effect from the fiscal quarter ending June 30, 2009. Operating revenues for INTL Consilium were $0.8 million and $1.9 million for Q2 2009 and Q2 2008, respectively.

YTD 2009 vs. YTD 2008 Segmental Analysis

The adjusted contribution of all International Assets’ business segments was $38.7 million in YTD 2009, compared with $42.5 million in YTD 2008.

International equities market-making. Operating revenues increased by 46% from $17.4 million in YTD 2008 to $25.4 million in YTD 2009. Operating revenues in this segment are largely dependent on overall volume and volatility. Market volatility reached unprecedented levels during the quarter ended December 31, 2008, in response to the global financial crisis, but then declined significantly during the quarter ended March 31, 2009. Equity market-making operating revenues include the trading profits earned by International Assets before the related expense deduction for ADR conversion fees. These ADR fees are included in the condensed consolidated income statements as clearing and related expenses.

The contribution attributable to this segment increased 65% from $8.8 million to $14.5 million. Variable expenses expressed as a percentage of operating revenues decreased from 49% to 43%.

Foreign exchange trading. Operating revenues increased by 15% from $11.6 million in YTD 2008 to $13.3 million in 2009, due to a larger customer base and wider spreads in developing market currency exchange rates.

The contribution attributable to this segment increased 8% from $8.9 million to $9.6 million. Variable expenses expressed as a percentage of operating revenues increased from 23% to 28%, mainly as a result of commissions paid to third-party introducers.

Commodities trading. Operating revenues under GAAP decreased from $30.4 million in YTD 2008 to $14.7 million in YTD 2009. Adjusted operating revenues increased by 13% from $14.6 million in YTD 2008 to $16.5 million in YTD 2009.

Precious metals adjusted operating revenues increased from $5.2 million in YTD 2008 to $12.9 million in YTD 2009. Base metals adjusted operating revenues decreased from $9.4 million in YTD 2008 to $3.6 million in YTD 2009. Precious metals operating revenues have increased as a result of increased customer business and increasing revenue flows from International Assets’ Dubai subsidiary and from International Assets’ Singapore office. Base metals operating revenues decreased due to the substantial decline in prices since Q2 2008, which has made recycling less profitable and resulted in decreased activity.

The adjusted contribution attributable to this segment increased 1% from $11.8 million to $11.9 million. Variable expenses expressed as a percentage of operating revenues increased from 19% to 28%.

International debt capital markets — Operating revenues decreased by 43% from $2.1 million in YTD 2008 to $1.2 million in YTD 2009. The business focuses on the arranging and placing of debt issues and asset backed securitization. Operating revenues have been adversely affected by the lack of market demand and intolerance for risk caused by the global financial crisis.

The contribution attributable to this segment decreased 37% from $1.9 million to $1.2 million.

Asset management. International Assets’ asset management segment revenues include management and performance fees, commissions and other revenues received by International Assets for management of third party assets and investment gains or losses on International Assets’ investments in funds or proprietary accounts managed either by International Assets’ investment managers or by independent investment managers.

Operating revenues decreased 80% from $12.0 million in YTD 2008 to $2.4 million in YTD 2009. Redemptions from and losses in funds managed by International Assets during YTD 2009 reduced total third party assets under management in this segment from $1.2 billion at September 30, 2008 to $0.7 billion at March 31, 2009. Assets under management at March 31, 2008 were $2.2 billion. Management fees, earned on a lower asset base, and other income were $3.6 million during YTD 2009. Net marked-to-market losses in proprietary investments were $1.2 million. During the six-month period to March 31, 2009, International Assets redeemed or sold certain of its proprietary investments, the fair value of which was $27.8 million at March 31, 2009 and $37.9 million at September 30, 2008.

The contribution attributable to this segment decreased 81% from $9.9 million in YTD 2008 to $1.9 million in YTD 2009. On May 8, 2009, International Assets agreed to discontinue its business relationship with and redeem its partnership interest in INTL Consilium, LLC (“INTL Consilium”) effective April 30, 2009. The results of INTL Consilium, previously consolidated, will qualify to be treated for accounting purposes as discontinued operations with effect from the fiscal quarter ending on June 30, 2009. Operating revenues for INTL Consilium were $1.9 million and $7.7 million for YTD 2009 and YTD 2008, respectively.
Variable vs. Fixed Expenses

	Three Months Ended March 31,				Six Months Ended March 31,
(In millions)	2009	% of Total	2008	% of Total	2009	% of Total	2008	% of Total
VARIABLE vs. FIXED EXPENSES
Variable clearing and related expenses	$4.5	23%	$3.2	17%	$8.8	21%	$6.6	19%
Variable compensation	5.4	27%	5.7	31%	14.4	35%	11.3	32%
Bad debts and impairment	2.3	12%	1.1	6%	2.4	6%	1.1	3%

Total variable expenses	12.2	62%	10.0	54%	25.6	62%	19.0	54%
Fixed expenses	7.5	38%	8.4	46%	15.4	38%	16.3	46%

Total non-interest expenses	$19.7	100%	$18.4	100%	$41.0	100%	$35.3	100%

International Assets aims to make its non-interest expenses variable to the greatest extent possible, and to keep its fixed costs as low as possible. The table above shows an analysis of International Assets’ total non-interest expenses for the quarters and six-month periods ended March 31, 2009 and 2008, respectively. Variable expenses consist of clearing and related expenses, variable compensation paid to traders, bonuses paid to operational, administrative and managerial employees and bad debts and impairment expenses. As a percentage of total non-interest expenses, variable expenses increased from 54% in both periods shown for 2008 to 62% in both periods shown for 2009.

Liquidity, Financial Condition and Capital of International Assets

International Assets continuously reviews its overall capital needs to ensure that its capital base, including both stockholders’ equity and debt, can appropriately support the anticipated capital needs of its operating subsidiaries.

At March 31, 2009, International Assets had total equity capital of approximately $79.3 million, convertible subordinated notes of approximately $16.7 million, and bank loans of approximately $80.7 million. At September 30, 2008, International Assets had total equity capital of $74.8 million, convertible subordinated notes of $16.8 million, and bank loans of $119.8 million

A substantial portion of International Assets’ assets are liquid. The majority of the assets consist of financial instruments, which fluctuate depending on the level of customer business. At March 31, 2009, approximately 94% of International Assets’ assets consisted of cash, cash equivalents, receivables from brokers, dealers, clearing organization and customers, marketable financial instruments, physical commodities inventory and investments in managed funds. All assets are financed by International Assets’ equity capital, subordinated convertible notes, bank loans, short-term borrowings from financial instruments sold, not yet purchased, metals leases and other payables.

International Assets’ assets and liabilities may vary significantly from period to period due to changing customer requirements, and economic and market conditions, as well as the growth of International Assets. International Assets’ total assets at March 31, 2009 and September 30, 2008, were $365.5 million and $438 million, respectively. International Assets’ total assets at September 30, 2008 and September 30, 2007, were $438.0 million and $361.2 million, respectively. International Assets’ operating activities generate or utilize cash as a result of net income or loss earned or incurred during each period and fluctuations in its assets and liabilities. The most significant fluctuations arise from changes in the level of customer activity, commodities prices and changes in the balances of financial instruments and commodities inventory. Additionally, in fiscal 2008 International Assets consolidated the assets and liabilities of the INTL Consilium Convertible Arbitrage Fund for the first time, which had the effect of adding $77.4 million of assets and $57.3 million of liabilities to International Assets’ balance sheet at September 30, 2008.

Approximately $21 million of exchangeable foreign ordinary equities and ADR’s are included within financial instruments owned and financial instruments sold, not yet purchased, respectively, on International Assets’ condensed consolidated balance sheet at March 31, 2009.

At March 31, 2009, International Assets had bank facilities under which International Assets could borrow up to a maximum of $200 million, subject to certain conditions. At March 31, 2009 the total outstanding under all of these facilities was $80.7 million. International Assets is in compliance with all of its covenants to lenders.

Subsequent to March 31, 2009, International Assets modified the terms of its bank facilities. As a result of these modifications, International Assets can borrow up to a maximum of $137 million, subject to certain conditions.

International Assets’ largest bank facility is a renewable, revolving syndicated committed loan facility under which International Assets’ wholly-owned subsidiary, INTL Commodities, Inc., is entitled to borrow up to $62 million, subject to certain conditions. There are three commercial banks that are the underlying lenders within the syndicate group. The loan proceeds are used to finance the activities of INTL Commodities, Inc. and are secured by its assets. This facility is scheduled to expire on June 25, 2010.

International Assets has two credit facilities with a commercial bank that are committed until December 31, 2010, a general facility for $35 million and a facility used by International Assets’ subsidiary, INTL Global Currencies, for $25 million.

International Assets’ Dubai subsidiary, INTL Commodities DMCC, has an uncommitted bank facility of $15 million.

The interest rate on all of International Assets’ bank facilities is variable. In mid-2008 International Assets entered into two three-year interest rate swaps for a total of $100 million as a hedge against movements in LIBOR-based interest rates. International Assets pays a fixed 3.66% (on average), and receives a variable rate equal to one-month LIBOR. One-month LIBOR has been lower than the fixed rate of 3.66% paid by International Assets for most of YTD 2009, resulting in a net interest expense on the swaps and an increase in total interest expense reported.

International Assets receives cash from precious metals customers in Dubai and Singapore as collateral against margin trading positions. Where a right of setoff exists with the same counterparty under master netting agreements, International Assets nets collateral balances against financial instruments. At March 31, 2009 the gross value of collateral balances held by International Assets from its customers was approximately $90 million, of which approximately $41 million was netted against financial instrument balances. The net funding available to International Assets’ commodities business from collateral balances at March 31, 2009 was thus approximately $49 million.

INTL Trading, International Assets’ broker-dealer subsidiary, is subject to the net capital requirements of the SEC relating to liquidity and net capital levels. At March 31, 2009, INTL Trading had regulatory net capital of $1.5 million, which was $0.5 million in excess of its minimum net capital requirement.

International Assets’ ability to receive distributions from INTL Trading is restricted by regulations of the SEC and FINRA. International Assets’ right to receive distributions from its subsidiaries is also subject to the rights of the subsidiaries’ creditors, including customers of INTL Trading. INTL Trading paid dividends to International Assets of approximately $2.5 million and $7.5 million during YTD 2008 and YTD 2009, respectively.

In September 2006 International Assets completed a private placement of $27 million of 7.625% subordinated convertible notes (‘the Notes’), of which $16.7 million in principal amount remain outstanding and unconverted. The Notes mature in September 2011. They are convertible at any time at the option of the holders at $25.47 per share. The Notes contain customary anti-dilutive provisions. At the current conversion price, conversion would result in the issuance of 656,936 new shares of common stock. International Assets may require conversion at any time if the dollar volume-weighted average share price exceeds $38.25 for 20 out of any 30 consecutive trading days. Holders may redeem their Notes at par if the interest coverage ratio set forth in the Notes is less than 2.75 for the twelve-month period ending December 31, 2009. International Assets may redeem the Notes at 110% of par on March 11, 2010.

International Assets entered into an agreement on April 30, 2007 to acquire the Gainvest group of companies (“INTL Gainvest”) in South America. Pursuant to this acquisition, International Assets made a payment of $1.4 million to the sellers on June 1, 2008, equal to 25% of the aggregate revenues of INTL Gainvest earned for the year ended April 30, 2008, which has been recorded as additional goodwill. International Assets is obligated to make a further payment on June 1, 2009 equal to 25% of the aggregate revenues of INTL Gainvest earned during the 12 months ended April 30, 2009. The revenues on which the 25% is calculated are subject to a minimum threshold of $5.5 million and a maximum ceiling of $11 million for this period. The aggregate revenues of INTL Gainvest in the eleven-month period from May 1 to March 31, 2009 had not exceeded the minimum threshold of $5.5 million and, accordingly, no accrual was made for deferred acquisition consideration at March 31, 2009. If the threshold is exceeded, International Assets will make a payment of at least $1.4 million on June 1, 2009.

Certain subsidiaries of International Assets that are regulated in foreign jurisdictions are subject to minimum capital requirements. INTL Capital Ltd. is regulated by the Dubai Financial Services Authority, in the United

Arab Emirates, and is subject to a minimum capital requirement which at March 31, 2009 was approximately $0.5 million. INTL Capital Ltd. was in compliance with its capital requirements at March 31, 2009.

International Assets’ cash and cash equivalents decreased from approximately $62.8 million at September 30, 2008 to approximately $49.2 million at March 31, 2009, a net decrease of approximately $13.6 million. Operating activities provided net cash of $31 million. Bank facilities were paid down by $39.1 million and net cash of $5.7 million was used in investing activities.

International Assets is continuously evaluating opportunities to expand its business. Expansion of International Assets’ activities will require funding and will have an effect on liquidity.

Apart from what has been disclosed above, there are no known trends, events or uncertainties that have had or are likely to have a material impact on the liquidity, financial condition and capital resources of International Assets.

Commitments

Information about International Assets’ commitments is contained in Note 16 of the Consolidated Financial Statements.

International Assets’ senior subordinated convertible notes, as described in note 2 of the Notes to the Consolidated Financial Statements, are due in September 2011 if they are not converted or redeemed prior to their due date.

Off Balance Sheet Arrangements

International Assets is party to certain financial instruments with off-balance sheet risk in the normal course of business as a registered securities broker-dealer and from its market making and proprietary trading in the foreign exchange and commodities trading business. As part of these activities, International Assets carries short positions. For example, it sells financial instruments that it does not own, borrows the financial instruments to make good delivery, and therefore is obliged to purchase such financial instruments at a future date in order to return the borrowed financial instruments. International Assets has recorded these obligations in the consolidated financial statements at September 30, 2008 at fair value of the related financial instruments, totaling $159.0 million. These positions are held to offset the risks related to financial assets owned and reported on International Assets’ Consolidated Balance Sheets under ‘Financial instruments owned, at fair value’, ‘Physical commodities inventory, at cost’ and ‘Trust certificates, at fair value’. International Assets will incur losses if the fair value of the financial instruments sold, not yet purchased, increases subsequent to September 30, 2008, which might be partially or wholly offset by gains in the value of assets held at September 30, 2008. The total of $159.0 million includes a liability of $20.0 million for derivatives, based on their market value as of September 30, 2008. Listed below are the fair values of trading-related derivatives as of September 30, 2008 and September 30, 2007. Assets represent net unrealized gains and liabilities represent net unrealized losses.

	September 30,
	2008		2007
(In millions)	Assets	Liabilities	Assets	Liabilities
Equity index derivatives	$1.8	$0.2	$0.1	$—
Interest rate derivatives	—	0.5	—	—
Commodity price derivatives	29.7	12.6	66.7	72.6

	$31.5	$13.3	$66.8	$72.6

Options and futures contracts held by International Assets result from market-making and proprietary trading activities in International Assets’ foreign exchange/commodities trading business segment. International Assets assists its customers in its commodities business to protect the value of their future production (precious or base metals) by selling them put options on an OTC basis. International Assets also provides its commodities customers with sophisticated option products, including combinations of buying and selling puts and calls. International Assets mitigates its risk by effecting offsetting options with market counterparties or through the purchase or sale of exchange traded commodities futures. The risk mitigation of offsetting options is not within the documented hedging designation requirements of FAS 133.

Derivative contracts are traded along with cash transactions because of the integrated nature of the markets for such products. International Assets manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firm-wide risk management policies.

Critical Accounting Policies

International Assets’ condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles. International Assets’ significant accounting policies are described in the Summary of Significant Accounting Policies in the consolidated financial statements for the year ended September 30, 2008 included elsewhere in this joint proxy statement/prospectus.

International Assets has adopted Statement of Financial Accounting Standards (“SFAS”) 159 and SFAS 157 with effect from Q1 2009. The adoption of SFAS 159 has not resulted in the valuation of any additional categories of financial assets or liabilities at fair value than was the case before adoption. The adoption of SFAS 157 has resulted in additional disclosures which are set forth in Note 5 to the condensed consolidated financial statements. At March 31, 2009 International Assets had a total of $18.5 million of financial assets at fair value in the level 3 category, representing 5.1% of total assets and 11.2% of total financial assets at fair value. Of the $18.5 million, $11.3 million relates to International Assets’ investment in the INTL Trade Finance Fund, whose underlying assets are short-term, trade-related debt instruments and $5.2 million relates to corporate bonds. These assets are purchased and sold on a principal-to-principal basis and their value is dependent on estimates of yields in small, inactive and specialized markets. The remaining $2.0 million is comprised of $1.2 million in pre-IPO proprietary investments, valued at cost less an appropriate liquidity provision, and $0.8 million in hedge fund investments.

International Assets believes that of its significant accounting policies, those described below may, in limited instances, involve a high degree of judgment and complexity. These critical accounting policies may require estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the condensed consolidated financial statements. Due to their nature, estimates involve judgment based upon available information. Actual results or amounts could differ from estimates and the difference could have a material impact on the financial statements. Therefore, understanding these policies is important in understanding the reported results of operations and the financial position of International Assets.

Valuation of Financial Instruments, Investments in Managed Funds and Foreign Currencies

International Assets’ financial instruments and investments in managed funds are reflected in the financial statements at fair value or amounts that approximate fair value. Unrealized gains and losses related to these financial instruments are reflected in net earnings. Where available, International Assets uses prices from independent sources such as listed market prices, or broker or dealer price quotations. Fair values for certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. In some cases, even where the value of a financial instrument is derived from an independent market price or broker or dealer quote, certain assumptions may be required to determine the fair value. However, these assumptions may be incorrect and the actual value realized upon disposition could be different from the current carrying value. The value of foreign currencies, including foreign currencies sold, not yet purchased, are converted into their U.S. dollar equivalents at the foreign exchange rates in effect at the close of business at the end of the accounting period. For foreign currency transactions completed during each reporting period, the foreign exchange rate in effect at the time of the transaction is used.

The application of the valuation process for financial instruments and foreign currencies is critical because these items represent a significant portion of International Assets’ total assets. The accuracy of the valuation process allows International Assets to report accurate financial information. Valuations for substantially all of the financial instruments held by International Assets are available from independent publishers of market information. The valuation process may involve estimates and judgments in the case of certain financial instruments. Given the wide availability of pricing information and the high degree of liquidity of the majority of International Assets’ assets, there is insignificant sensitivity to changes in estimates and insignificant risk of changes in estimates having a material effect on International Assets. The basis for valuing financial instruments or investments in managed funds has not undergone any change.

Revenue Recognition

The revenues of International Assets are derived principally from realized and unrealized trading income in securities, derivative instruments, commodities and foreign currencies purchased or sold for International Assets’ account. Realized and unrealized trading income is recorded on a trade date basis. Securities owned and securities sold, not yet purchased and foreign currencies sold, not yet purchased, are stated at market value with related changes in unrealized appreciation or depreciation reflected in ‘Net dealer inventory and investment gains’. Fee and interest income are recorded on the accrual basis and dividend income is recognized on the ex-dividend date.

Revenue on commodities that are purchased for physical delivery to customers and that are not readily convertible into cash is recognized at the point in time when the commodity has been shipped, title and risk of loss has been transferred to the customer, and the following conditions have been met: persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectability of the resulting receivable is reasonably assured.

The critical aspect of revenue recognition for International Assets is recording all known transactions as of the trade date of each transaction for the financial period. International Assets has developed systems for each of its businesses to capture all known transactions. Recording all known transactions involves reviewing trades that occur after the financial period that relate to the financial period. The accuracy of capturing this information is dependent upon the completeness and accuracy of data capture of the operations systems and International Assets’ clearing firm.

Physical Commodities Inventory

Physical commodities inventory is valued at the lower of cost or market value, determined using the specific identification weighted average price method. International Assets separately discloses the value of commodities in process, which include commodities in the process of being recycled, and finished commodities. International Assets generally seeks to mitigate the price risk associated with physical commodities held in inventory through the use of derivatives. This price risk mitigation does not generally qualify for hedge accounting under GAAP. Any unrealized gains in physical commodities inventory are not recognized under GAAP, but unrealized gains and losses in related derivative positions are recognized under GAAP. As a result, International Assets’ reported commodities trading earnings are subject to volatility.

Effects of Inflation

Because International Assets’ assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. Increases in International Assets’ expenses, such as compensation and benefits, clearing and related expenses, occupancy and equipment rental, due to inflation, may not be readily recoverable from increasing the prices of services offered by International Assets. In addition, to the extent that inflation results in rising interest rates or has other adverse effects on the financial markets and on the value of the financial instruments held in inventory, it may adversely affect International Assets’ financial position and results of operations.

Recently Issued Accounting Standards

The details for recently issued accounting standards can be found under Note 1 of the consolidated financial statements of International Assets for the fiscal year ended September 30, 2008, appearing elsewhere in this joint proxy statement/prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

International Assets conducts its market-making and trading activities predominantly as a principal, which subjects its capital to significant risks. These risks include, but are not limited to, absolute and relative price movements, price volatility and changes in liquidity, over which International Assets has virtually no control. International Assets’ exposure to market risk varies in accordance with the volume of customer-driven market-making transactions, the size of the proprietary positions and the volatility of the financial instruments traded.

International Assets seek to mitigate exposure to market risk by utilizing a variety of qualitative and quantitative techniques:

•	diversification of business activities and instruments

•	limitations on positions

•	allocation of capital and limits based on estimated weighted risks

•	daily monitoring of positions and mark-to-market profitability

International Assets utilizes derivative products in a trading capacity as a dealer, to satisfy customer needs and mitigate risk. International Assets manages risks from both derivatives and non-derivative cash instruments on a consolidated basis. The risks of derivatives should not be viewed in isolation, but in aggregate with International Assets’ other trading activities.

Management believes that the volatility of revenues is a key indicator of the effectiveness of its risk management techniques. The graph below summarizes volatility of daily revenue during fiscal year 2008.

In International Assets’ securities market-making and trading activities, International Assets maintains inventories of equity and debt securities. In International Assets’ commodities trading activities, International Assets’ positions include physical inventories, forwards, futures and options. International Assets’ commodity trading activities are managed as one consolidated book for each commodity encompassing both cash positions and derivative instruments. International Assets monitors the aggregate position for each commodity in equivalent physical weight. The table below illustrates, for fiscal 2008, International Assets’ average, greatest long, greatest short and minimum day-end positions by business segment.

(In millions)	Greatest Gross	Average Gross	Greatest Net Long	Greatest Net Short	Average Net
Equity net of long and short	$14.6	$10.3	$11.1	$(2.7)	$4.2
Debt	6.4	2.2	4.2	(0.4)	1.9
Foreign Exchange	22.8	12.9	13.3	(1.6)	6.8
Commodities	4.1	1.8	1.7	(3.7)	(0.9)
Asset Management (Funds & Other Investment)	n/a	n/a	49.3	n/a	37.0

MANAGEMENT OF INTERNATIONAL ASSETS FOLLOWING THE MERGER

Resignation of FCStone’s Directors

It is contemplated that each director of FCStone and its subsidiaries will resign at or prior to the effective time of the merger agreement.

Executive Officers and Directors of Combined Company

The merger agreement provides that the International Assets board of directors following the effective time of the merger will be increased from seven members to 13 members, with the six members to be designated by FCStone (currently expected to be Paul G. Anderson, Brent Bunte, Jack Friedman, Daryl Henze, Bruce Krehbiel and Eric Parthemore) and the seven current directors of International Assets (currently Scott Branch, John Fowler, Robert Miller, Sean O’Connor, John Radziwill, Diego Veitia and Justin Wheeler).

The following table lists the names and ages as of July 15, 2009 and positions of the individuals who are expected to serve as executive officers and directors of International Assets upon completion of the merger:

Name	Age	Current Position	Position with International Assets upon Completion of Merger
Sean O’Connor	46	Chief Executive Officer and Director of International Assets	Chief Executive Officer and Director

Paul G. Anderson	56	President, Chief Executive Officer and Director of FCStone	President and Director

Scott J. Branch	47	President and Director of International Assets	Chief Operating Officer and Director

William J. Dunaway	37	Chief Financial Officer of FCStone	Chief Financial Officer

Brian T. Sephton	52	Chief Financial Officer of International Assets	Chief Legal and Governance Officer

Nancey M. McMurtry	61	Vice President and Secretary of International Assets	Vice President and Secretary

James W. Tivy	41	Group Controller of International Assets	Group Controller

Brent Bunte	52	Director of FCStone	Director

John M. Fowler	60	Director of International Assets	Director

Jack Friedman	51	Director of FCStone	Director

Daryl Henze	66	Director of FCStone	Director

Bruce Krehbiel	55	Chairman and Director of FCStone	Director

Diego J. Veitia	65	Chairman and Director of International Assets	Chairman and Director

Eric Parthemore	60	Director of FCStone	Director

Robert A. Miller, Ph.D.	66	Director of International Assets	Director

John Radziwill	61	Director of International Assets	Director

Justin R. Wheeler	37	Director of International Assets	Director

The background of these individuals is as follows:

Sean M. O’Connor joined International Assets in October 2002 as Chief Executive Officer. In December 2002, he was elected to the Board of Directors. From 1994 until 2002, Mr. O’Connor was Chief Executive Officer of Standard New York Securities, a division of Standard Bank. From 1999 until 2002, Mr. O’Connor also served as Executive Director of Standard Bank London, Ltd., a United Kingdom bank and subsidiary of the Standard Bank of South Africa.

Paul G. Anderson has served as a director of FCStone since November 9, 2006. He has been employed by FCStone since 1987 and has served as president and chief executive officer since 1999. Prior to becoming president of FCStone, Mr. Anderson was the vice president of operations. Mr. Anderson is the past president of the Kansas Cooperative Council and past founding chairman of the Arthur Capper Cooperative Center at Kansas State University. Mr. Anderson sits on the board of directors of Associated Benefits Corporation and is a member of National Council of Farmer Cooperatives, the National Feed and Grain Association and several other state associations.

Scott J. Branch joined International Assets in October 2002 as President. In December 2002, he was elected to the Board of Directors. Mr. Branch was General Manager of Standard Bank London, Ltd. from 1995 until 2002. During this period, he also served in other capacities for Standard Bank, including management of its banking and securities activities in the Eastern Mediterranean Region and management of its forfeiting and syndications group.

William J. Dunaway has been employed as Chief Financial Officer of FCStone since January 2008. Mr. Dunaway has over 15 years of industry experience with FCStone, or one of its predecessor companies, most recently as Executive Vice President and Treasurer. Prior to that, he served as Vice President and Assistant Treasurer of Accounting and Finance with responsibility over the regulatory accounting of FCStone, LLC.

Brian T. Sephton joined International Assets in December 2004 as its Executive Vice President and was appointed Chief Financial Officer effective January 1, 2005. From 1999 until 2004, Mr. Sephton served as Senior Vice President of Standard New York Securities in Miami, Florida, with responsibilities for managing the activities of an office specializing in Latin American investment banking and investment advisory businesses. From 1997 to 1999, Mr. Sephton was Managing Director of Standard Bank Jersey Ltd, a private bank. Mr. Sephton has also qualified and practiced as a chartered accountant and an attorney in South Africa.

Nancey M. McMurtry joined International Assets in 1988 and currently serves as Vice President/Corporate Secretary. Prior to 2003, she served as Assistant Secretary of International Assets. Under her service as Vice President Mrs. McMurtry serves in various capacities within the group of companies, including that of Group Compliance Officer.

James W. Tivy joined International Assets in 2008 and currently serves as its Group Comptroller. From 2006 through 2007 Mr. Tivy served as the Manager of Financial Reporting for Hard Rock International, which was a subsidiary of Rank Group, Plc. From 2004 until 2006 Mr. Tivy served as the Accounting Manager of Faro Technologies, Inc., a NASDAQ listed corporation. Mr. Tivy has been a CPA since 1995.

Brent Bunte has served as a director of FCStone since 2000 and is the former chairman of its audit committee. Mr. Bunte is the manager of the NEW Cooperative in Fort Dodge, Iowa, and has been with NEW Cooperative for 22 years. Mr. Bunte has held directorships with First American Bank and Associated Benefits Corporation.

John M. Fowler was elected as a director of International Assets in 2005. He has been a private investor since 1998. He also acts as a consultant to private companies. From 1996 to 1998, Mr. Fowler was the Chief Financial Officer, Executive Vice President and Director of Moneygram Payment Systems, Inc. He also served as an Executive Vice President of the Travelers Group, Inc. (now Citigroup, Inc.) from 1986 to 1994.

Jack Friedman has served as a director of FCStone since 1996 and is its vice chairman. Mr. Friedman is the chief executive officer of Innovative Ag Services in Monticello, Iowa and has been with that firm or its predecessor company for 21 years. For the past 16 years, Mr. Friedman had served as manager of Swiss Valley Ag Center in Monticello, Iowa. Mr. Friedman serves as a director of Western Dubuque Biodiesel LLC.

Daryl Henze has served as a director of FCStone since November 9, 2006. He also serves as the chairman of its audit committee. Mr. Henze is a consultant in the area of finance and accounting. He spent 36 years with the accounting firm KPMG LLP before his retirement in 2001, including 28 years as an audit partner. Mr. Henze serves on the board of directors of Wellmark, Inc., as well as the boards of two other private companies. He is a former president of the Minnesota State Mankato Alumni Association and is on the Iowa State University Accounting Advisory Board. He is a past president of the Iowa Society of Certified Public Accountants and served on the Iowa Accountancy Examining Board for nine years.

Bruce Krehbiel has served as a director of FCStone since 1988 and is its chairman. Mr. Krehbiel is the manager of Kanza Cooperative Association in Iuka, Kansas, and has worked for Kanza Cooperative Association since 1986. Mr. Krehbiel has held director positions on the boards of the Midwest Chapter of the National Society of Accountants for Cooperatives, CenKan, LLC, and Agri-Business Benefit Group.

Robert A. Miller, Ph.D. was elected as a director of International Assets in February, 1998. He currently acts as an independent consultant and is a trustee and chairman of the board of directors of The Dreman Contrarian Trust. From 2005 to August 2007, Dr. Miller served as Interim Senior Vice President and Provost of Roger Williams University, Bristol, Rhode Island. From 1998 to 2005, he was President of Nazareth College in Rochester, New York. He also served as an advisor to Bergmann Associates, LLC, a privately owned architectural and engineering firm based in Rochester, New York from 2000 to 2004.

Eric Parthemore has served as a director of FCStone since 1996 and as its vice chairman of FCStone since January, 2007. He served as the secretary and treasurer of FCStone until January, 2007. Mr. Parthemore is the president and chief executive officer of the Farmers Commission Company in Upper Sandusky, Ohio and has held that position since 1996. Mr. Parthemore was appointed in January 2004 to serve on the Ohio Agricultural Commodity Advisory Commission by the Secretary of Agriculture in the State of Ohio. Mr. Parthemore is a director of the Ohio AgriBusiness Association and serves as a trustee of the OABA Education Trust.

John Radziwill was elected as a director of International Assets in December 2002. Mr. Radziwill is currently a director of USA Micro Cap Value Co. Ltd, Goldcrown Group Limited, Baltimore Capital Plc and Onyx International Growth Fund Limited. In the past five years, he has also served as a director of Acquisitor Plc, Acquisitor Holdings (Bermuda) Ltd., Air Express International Corp., Interequity Capital Corporation, Radix Ventures Inc., Radix Organization Inc. and Lionheart Group Inc. Mr. Radziwill is a member of the Bar of England and Wales.

Justin R. Wheeler was elected as a director of International Assets in November 2004. Since 2000, he has been employed by Leucadia National Corporation, International Assets’ largest shareholder, and has served as President of its Asset Management Group since 2006. Mr. Wheeler was also appointed Vice President of Leucadia in 2006. He has previously served as President and Chief Executive Officer of American Investment Bank, N. A., a subsidiary of Leucadia.

Diego J. Veitia founded International Assets in 1987 and served as Executive Chairman of the Board until September 30, 2006. Mr. Veitia currently serves as non-executive Chairman of the Board and has done so since October 2006. He served as Chief Executive Officer of International Assets from its inception in 1987 until October 2002. Mr. Veitia also serves as Chairman of Veitia and Associates, Inc., a private investment company.

Composition of the Board of Directors

The board of directors of International Assets is currently comprised of seven directors who are elected annually. In the event that the Proposal No. 3 is approved and the merger is consummated, International Assets will establish a classified board of thirteen members, with the six members to be designated by FCStone (currently expected to be Paul G. Anderson, Brent Bunte, Jack Friedman, Daryl Henze, Bruce Krehbiel and Eric Parthemore) and the seven current directors of International Assets (currently Scott Branch, John Fowler, Robert Miller, Sean O’Connor, John Radziwill, Diego Veitia and Justin Wheeler).

There are no family relationships among any of the current International Assets directors and executive officers, and there are no family relationships among any of the proposed combined company directors and executive officers.

Director Independence

Of the seven current members of the International Assets board of directors, four have been determined to be independent within the meaning of the independent director guidelines of the NASDAQ Stock Market LLC.

Of the thirteen members of the combined company board of directors that will be appointed in connection with the completion of the merger, ten+ have been determined to be independent within the meaning of the independent director guidelines of the NASDAQ Stock Market LLC.

Committees of the Board of Directors

The International Assets board of directors currently has, and after completion of the merger the combined company will have, an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The International Assets audit committee oversees corporate accounting and financial reporting processes and assists the board of directors in monitoring the International Assets financial systems and its legal and regulatory compliance. The International Assets audit committee also:

•	oversees the work of the independent auditors;

•	approves the hiring, discharging and compensation of the independent auditors;

•	approves engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviews the qualifications and independence of the independent auditors;

•	monitors the rotation of partners of the independent auditors on the engagement team as required by law;

•	reviews the financial statements and critical accounting policies and estimates;

•	reviews the adequacy and effectiveness of internal controls; and

•	reviews and discusses with management and the independent auditors the results of the annual audit, quarterly financial statements, and publicly filed reports.

The combined company audit committee is expected to retain these duties and responsibilities after completion of the merger.

The members of the International Assets audit committee are John Radziwill, Justin R. Wheeler and John M. Fowler. John Radziwill is the chairman of the audit committee. Each of the members is a financial expert under the rules of the Securities and Exchange Commission. The International Assets board of directors has concluded that the composition of the International Assets audit committee meets the requirements for independence under the rules and regulations of the NASDAQ Stock Market LLC and SEC. International Assets believes that the functioning of its audit committee complies with the applicable requirements of the rules and regulations of the NASDAQ Stock Market LLC and SEC.

Following the completion of the merger, the board of directors of International Assets will appoint the members of the combined company audit committee. Each member of the combined company audit committee is expected to meet the requirements for independence under the rules and regulations of the NASDAQ Stock Market LLC and SEC. International Assets and FCStone believe that, after completion of the merger, the functioning of the combined company audit committee will comply with the applicable requirements of the rules and regulations of the NASDAQ Stock Market LLC and SEC.

Compensation Committee

The International Assets compensation committee oversees corporate compensation programs. The compensation committee also:

•	reviews and recommends policy relating to compensation and benefits of officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers;

•	evaluates the performance of officers in light of established goals and objectives;

•	sets compensation of officers based on the compensation committee’s evaluations;

•	administers the issuance of stock options and other awards under International Assets stock plans; and

•	reviews and evaluates its own performance and that of its members, including compliance with its committee charter.

The combined company compensation committee is expected to retain these duties and responsibilities following completion of the merger.

The members of the International Assets compensation committee are John M. Fowler, John Radziwill and Robert A. Miller. John M. Fowler is the chairman of the compensation committee. The International Assets board of directors has determined that each member of its compensation committee is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market LLC. International Assets believes that the composition of its compensation committee meets the requirements for independence under, and the functioning of its compensation committee complies with, any applicable requirements of the rules and regulations of the NASDAQ Stock Market LLC and SEC.

Following completion of the merger, the board of directors of International Assets will appoint the members of the combined company compensation committee. Each member of the combined company compensation committee is expected to be independent within the meaning of the independent director guidelines of the NASDAQ Stock Market LLC. International Assets and FCStone believe that, after the completion of the merger, the composition of the compensation committee will meet the requirements for independence under, and the functioning of such compensation committee will comply with, any applicable requirements of the rules and regulations of the NASDAQ Stock Market LLC and SEC.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the International Assets board of directors in ensuring that it is properly constituted and conducts itself appropriately in carrying out its duties and meeting its fiduciary obligations, and that International Assets has and follows appropriate corporate governance standards. The nominating and corporate governance committee also:

•	develops and recommends to the board of directors the governance principles applicable to International Assets;

•	oversees the evaluation of the board of directors and management;

•	recommends director nominees for each committee of the boards of directors;

•	assists the board of directors in identifying prospective director nominees and determines the director nominees for election at the Annual Meeting of Stockholders; and

•	monitors and reviews compliance with the Code of Ethics, which is applicable to directors, officers and employees.

The combined company nominating and corporate governance committee is expected to retain these duties and responsibilities following completion of the merger.

The members of the International Assets nominating and corporate governance committee are Robert A. Miller, John Radziwill and Justin R. Wheeler. Robert A. Miller is the chairman of the nominating and corporate governance committee. The International Assets board of directors has determined that each member of its nominating and corporate governance committee is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market LLC.

Following completion of the merger, the board of directors of International Assets will appoint the members of the combined company nominating and corporate governance committee. Each member of the combined company nominating and corporate governance committee is expected to be independent within the meaning of the independent director guidelines of the NASDAQ Stock Market LLC.

The board of directors of International Assets or, following the merger, the combined company may from time to time establish other committees.

Director Compensation

International Assets reimburses non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors. Non-employee directors also receive:

•	$18,000 per year for service as a board member.

•	$28,000 per year for service as chairman of the board.

•	$10,000 per year for service as chairperson of the audit committee.

•	$5,000 per year for service as chairperson of the compensation committee.

•	$5,000 per year for service as chairperson of the nominating committee.

•

Each non-employee director also receives an annual grant of shares of restricted stock that vests ratably over a period of three years. The number of shares to be issued is determined annually by the board of directors of International Assets. For 2008, each non-employee director received a grant of 500 restricted shares.

No director who serves as an employee of International Assets receives compensation for services rendered as a director.

Following the consummation of the merger, it is anticipated that the directors of the combined company will receive the following compensation:

•	$50,000 per year for service as a board member.

•	$28,000 per year for service as chairman of the board.

•	$15,000 per year for service as vice-chairman of the board.

•	$10,000 per year for service as chairperson of the audit committee.

•	$5,000 per year for service as chairperson of the compensation committee.

•	$5,000 per year for service as chairperson of the nominating committee.

•	Each director will also receive an annual grant of restricted stock having a fair value of $25,000 on the date of the annual meeting of stockholders.

Director Compensation Table: Combined Company Directors from International Assets

The table that follows sets forth a summary of the compensation paid in 2008 to non-employee directors of International Assets that are proposed to be continuing directors of the combined company following consummation of the merger.

Non-Employee Director Compensation

For Fiscal Year Ended September 30, 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John M. Fowler	$23,000	$12,575	$5,402		$40,977
Robert A. Miller, Ph.D.	$23,000	$12,575	$5,402		$40,977
John Radziwill	$26,387	$12,575	$5,402	$1,612	$45,977
Diego J. Veitia	$44,275	$12,575	$5,402	$1,725	$63,977
Justin R. Wheeler	$18,000	$12,575	$5,402		$35,977

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted to each director in fiscal 2008 in accordance with SFAS 123R. Fair value is calculated using the closing price of International Assets’ common stock on the date of grant. For additional information, refer to Note 18 to International Assets’ consolidated financial statements for the fiscal year ended September 30, 2008, included elsewhere in this joint proxy statement/prospectus. These amounts reflect International Assets’ accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named directors. At September 30, 2008, Messrs. Fowler, Miller and Wheeler each held 830 shares of restricted stock, Mr. Radziwill held 921 shares and Mr. Veitia held 927 shares.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year of the expense recognized by International Assets in accordance with SFAS 123R from stock options granted in earlier years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to option grants made prior to fiscal 2008, see Note 18 to International Assets’ consolidated financial statements for the fiscal year ended September 30, 2008, included elsewhere in this joint proxy statement/prospectus. These amounts reflect International Assets’ accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named directors. At September 30, 2008, Messrs. Fowler, Radziwill and Wheeler each held options to acquire 5000 shares and Mr. Miller held options to purchase 16,199 shares.

(3)	Messrs. Radziwill and Veitia chose to participate in the International Assets’ restricted stock program which operates in conjunction with its restricted stock plan. Each director exchanged a portion of his director’s fees for shares of restricted stock.

On December 4, 2008, the Board of Directors approved grants of 5,000 options to each non-executive director with an exercise price of $6.35 per share, except for the options awarded to Mr. Radziwill which had an exercise price of $6.985 per share. On the same day, the Board of Directors approved an award of 1,500 shares of restricted stock for each non-employee director. In accordance with SEC rules, these items of compensation will be reported in the Non-Employee Director Compensation Table for the 2009 fiscal year. The fair market value of the common stock on December 4, 2008 was $6.35.

Director Compensation Table: Combined Company Directors from FCStone

The table that follows sets forth a summary of the compensation paid in 2008 to non-employee directors of FCStone that are proposed to be directors of the combined company following consummation of the merger.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Brent Bunte	$73,000	$33,310	$26,644	$132,954
Jack Friedman	$82,833	$33,310	$35,969	$152,112
Daryl Henze	$83,583	$33,310	$13,322	$130,215
Bruce Krehbiel	$107,167	$33,310	$47,959	$188,436
Eric Parthemore	$76,583	$33,310	$35,969	$145,862

(1)	The amounts in this column include quarterly retainer fees, meeting and activity fees and chairman and executive committee retainer fees received for service as a director, as follows:

Name	Quarterly Retainers ($)	Meeting and Activity Fees ($)	Chair and Executive Committee Retainers ($)	Total Fees Paid in Cash ($)
Brent Bunte	$48,750	$14,250	$10,000	$73,000
Jack Friedman	$48,750	$24,500	$9,583	$82,833
Daryl Henze	$48,750	$20,250	$14,583	$83,583
Bruce Krehbiel	$48,750	$24,250	$34,167	$107,167
Eric Parthemore	$48,750	$18,250	$9,583	$76,583

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for shares of restricted stock awarded to each named director. Assumptions used in the calculation of these amounts are contained in footnote 11 to the consolidated financial statements included in FCStone’s Annual Report on Form 10-K, as amended, for its 2008 fiscal year, which is incorporated by reference into this joint proxy statement/prospectus. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock awarded to each named director in its 2008 fiscal year was $50,000. As of August 31, 2008, the aggregate number of unvested shares of restricted stock held by each named director was 1,051.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for option awards granted to each named director. Assumptions used in the calculation of these amounts are included in footnote 11 the proxy statement/prospectus consolidated financial statements included in FCStone’s Annual Report on Form 10-K, as amended, for its 2008 fiscal year. There were no grants of stock options to its director during its 2008 fiscal year. As of August 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus the aggregate number of vested and unvested stock options held by each named director was as follows: Mr. Bunte (44,250); Mr. Friedman (65,475); Mr. Henze (9,250); Mr. Krehbiel (84,500); and Mr. Parthemore (63,975).

Compensation Committee Interlocks and Insider Participation

The members of the combined company’s compensation committee will be appointed immediately after the completion of the merger. Each member of the compensation committee is expected to be an “outside” director as that term is defined in Section 162(m) of the Code, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. None of the proposed combined company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the merger.

EXECUTIVE COMPENSATION OF INTERNATIONAL ASSETS

This section contains a discussion of International Assets’ executive compensation program, including the objectives of the program, the policies underlying the program, the types of compensation provided by the program, and how International Assets determined the compensation paid to each named executive officer.

Background

International Assets’ Compensation Committee has primary responsibility for the design and implementation of International Assets’ executive compensation program. The Committee directly determines the compensation for International Assets’ three principal executive officers — Sean O’Connor (the Chief Executive Officer), Scott Branch (the President) and Brian T. Sephton (the Chief Financial Officer). The Committee receives recommendations from the Chief Executive Officer regarding the compensation of the President and the Chief Financial Officer. The Committee also supervises and reviews the compensation for the Group Controller and the Secretary. The salaries for those officers are currently determined by one or more of International Assets’ three principal executive officers.

International Assets’ executive compensation program has been designed to reflect International Assets’ vital need to attract and retain executives with specific skills and experience in the various businesses operated by International Assets. In this regard, the success of these businesses is directly dependent on the ability of International Assets’ executives to generate operating income with an appropriate level of risk. International Assets competes with larger and better capitalized companies for individuals with the required skills and experience. As a result, International Assets must have a compensation program which provides its executives with a competitive level of compensation relative to the compensation available from International Assets’ competitors.

International Assets’ executive compensation program has also been designed to reward executives based on their contribution to International Assets’ success. The Compensation Committee believes that a compensation program which relies heavily on performance based compensation will both maximize the efforts of International Assets’ executives and align the interests of executives with those of stockholders. This form of compensation also allows International Assets to compete for talented individuals since it is common in the financial services industry.

Objectives of International Assets’ Executive Compensation Program

International Assets’ executive compensation program is designed to meet three principal objectives:

•	To provide competitive levels of compensation in order to attract and retain talented executives

•	To provide compensation which reflects the contribution made by each executive to International Assets’ success

•	To encourage long term service to International Assets by awarding equity based compensation

Attract and Retain Talented Employees

International Assets’ success depends on the leadership of senior executives and the skills and experience of its other executives. In order to attract and retain highly capable individuals, International Assets needs to ensure that International Assets’ compensation program provides competitive levels of compensation. Therefore, the Compensation Committee seeks to provide executives with compensation which is similar to the compensation paid by other financial services firms.

Provide Compensation Based on Performance

International Assets believes that its continued success requires it to reward individuals based upon their contribution to International Assets’ success. Accordingly, a substantial portion of each executive’s compensation is in the form of bonuses, which are paid based on both objective and subjective criteria.

Encourage Long-Term Service Through Equity Awards

International Assets seeks to encourage long-term service by making equity awards to International Assets’ executives. In the case of the three principal executive officers, the Compensation Committee has elected to award a portion of the executive’s bonus in the form of restricted stock, subject to the Committee’s discretion. In the case of other executives, the Compensation Committee offers the executives the right to receive a portion of their bonuses in the form of restricted stock. All executives have the right to exchange a portion of any restricted stock awards for stock options.

What the Executive Compensation Program is Designed to Reward

By linking compensation opportunities to performance of International Assets as a whole, International Assets believes International Assets’ compensation program encourages and rewards:

•	Efforts by each executive to enhance firm-wide productivity and profitability

•	Entrepreneurial behavior by each executive to maximize long-term equity value in the interest of all stockholders

Elements of Compensation

International Assets’ executive compensation program provides for the following elements of compensation:

•	base salary

•	bonus under established bonus plans with objective criteria

•	discretionary bonus based on subjective criteria

•	health insurance and similar benefits

Base Salary

International Assets pays each executive officer a base salary in order to provide the executive with a predictable level of income and enable the executive to meet living expenses and financial commitments. The Compensation Committee views base salary as a way to provide a non-performance based element of compensation that is certain and predictable. The Compensation Committee believes the base salary levels of International Assets’ executives are modest compared to other financial service firms.

The base salaries for the Chief Executive Officer and the President were originally established at the time the executives joined International Assets in 2002 and have not been increased since that time. The base salary for each of them is $175,000. The base salary for the Chief Financial Officer was also established at the time of his initial employment, and has not been increased since that time. The base salary for the Chief Financial Officer is $135,000. The base salary for the Group Controller was determined by the Chief Financial Officer and the President and was reviewed by the compensation committee. The base salary for the Group Controller during fiscal 2008 was $105,000. The base salary for the Corporate Secretary was determined by the Chief Executive Officer and the President and was reviewed by the Compensation Committee. The base salary for the Secretary during fiscal 2008 was increased to $125,000.

Executive Performance Plan

International Assets adopted the Executive Performance Plan (the “EPP”) in 2007 in order to provide bonuses to designated executives based upon objective criteria. The plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code so that the compensation is deductible for federal income tax purposes. The EPP permits awards to be paid in cash, restricted stock or a combination of both.

International Assets utilizes the EPP to reward International Assets’ three principal executive officers (Messrs. O’Connor, Branch and Sephton). The bonuses paid under the EPP are objective and are based on criteria established by International Assets in advance. The Compensation Committee utilizes bonuses under the EPP as International Assets’ primary tool for encouraging executives to maximize productivity and profitability. Awards under the plan provide executives with an incentive to focus on aspects of International Assets’ performance that the Compensation Committee believes are key to International Assets’ success.

The Compensation Committee administers the EPP and has responsibility for designations of eligible participants and establishing specific “performance targets” for each participant in the plan. The performance targets may be based on one or more of the following business criteria, or on any combination of these criteria:

•	change in share price

•	adjusted return on equity

•	control of fixed costs

•	control of variable costs

•	adjusted EBITDA growth

The targets must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m).

With respect to adjusted EBITDA growth, the plan provides that earnings before interest, taxes, depreciation and amortization (“EBITDA”) for any year will be adjusted as follows: to the extent that any portion of the commodity inventory of International Assets and its subsidiaries is valued pursuant to generally accepted accounting principles (“GAAP”) at the end of any year at the lower of cost or market value, the EBITDA for such year will be increased by the amount of any unrealized gains which International Assets would have recognized in that year if such commodity inventory had been valued at market.

With respect to adjusted return on equity and adjusted EBITDA growth, the plan generally requires that adjustments be made to return on equity or EBITDA, as the case may be, when determining whether the applicable performance targets have been met, so as to eliminate, in whole or in part, in any manner specified by the Committee at the time the performance targets are established, the gain, loss, income and/or expense resulting from the following items:

•	changes in accounting principles that become effective during the performance period;

•	extraordinary, unusual or infrequently occurring events reported in International Assets’ public filings, excluding early extinguishment of debt, and

•	the disposition of a business, in whole or in part.

The Committee may, however, provide at the time the performance targets are established that one or more of these adjustments will not be made as to a specific award or awards.

In addition, the Committee may determine at the time the goals are established that other adjustments will be made under the selected business criteria and applicable performance targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following:

•	gain or loss from all or certain claims and/or litigation and insurance recoveries,

•	the impact of impairment of tangible or intangible assets

•	restructuring activities reported in International Assets’ public filings, and

•	the impact of investments or acquisitions.

Each of these adjustments may relate to International Assets as a whole or any part of International Assets’ business or operations, as determined by the Committee at the time the performance targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles, unless another objective method of measurement is designated by the Committee. Finally, adjustments will be made as necessary to any business criteria related to International Assets’ stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.

Concurrently with the selection of performance targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. Under the plan, the maximum bonus for each fiscal year may not exceed $3,000,000 for any executive.

Over the five-year term of the plan, the maximum per participant amounts are thus $15,000,000 for each executive. Notwithstanding this overall maximum, the Committee has sole discretion to determine, pursuant to its “negative discretion,” whether to actually pay any of or the entire maximum permissible bonus or to defer payment or vesting of any bonus, subject in each case to the plan’s terms and any other written commitment authorized by the Committee. The Committee is also authorized to exercise its negative discretion by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Committee may waive these additional conditions and terms, it may not waive the basic performance target as to the business criterion chosen for any particular period.

Bonuses will be paid in either cash or a combination of cash and restricted stock on a basis to be established by the Committee. In general, restricted stock is a grant of stock that is subject to forfeiture if specified vesting requirements are not satisfied.

If any portion of a bonus is payable in the form of restricted stock, then the restricted stock will be issued to the executive at a discount of 25% to the market value of International Assets’ common stock (determined as of the date that is 75 days following the end of the applicable performance period, or, if the committee has not determined the bonus by this date, 15 days after the amount of the bonus is determined and certified by the Committee). These shares of restricted stock will vest at the rate of one-third per year, with the first one-third to vest on the first anniversary of the award and each subsequent one-third to vest at the end of each subsequent anniversary, all as specified with greater particularity in an award agreement to be entered into in accordance with International Assets’ Restricted Stock Plan. In its discretion, the Committee may waive these provisions and elect to pay 100% of any bonus payable under the plan, regardless of amount, entirely in cash (for example, in the case of a participant who already holds a substantial number of shares). Likewise, in its discretion, the Committee may alter the vesting period or reduce the discount applicable to any restricted stock award.

In the event sufficient shares are not available pursuant to the Restricted Stock Plan, then the entire bonus will be payable in cash.

In any case in which a bonus is to be paid to a participant in part in the form of restricted stock, the participant may elect to exchange up to 33% of shares of such restricted stock for options to acquire three times such number of shares of International Assets’ common stock pursuant to and in accordance with the 2003 Stock Option Plan (the “Substitute Options”). The Substitute Options will have the following terms:

•	the initial exercise price will be equal to the Fair Market Value (as defined in the Stock Option Plan) of International Assets’ common stock on the date that the Substitute Options are granted,

•	the Substitute Options will have a term of four years,

•

the right to exercise the Substitute Options will generally vest at the rate of one-third per year, with the first one-third to vest on the first anniversary of the grant and each subsequent one-third to vest at the end of each subsequent anniversary, and

•	other terms to be established by the Committee in accordance with the terms of the 2003 Stock Option Plan.

A participant’s election to receive Substitute Options must be made by written notice to the Committee not more than five days following the participant’s receipt of notice that the participant has been awarded restricted stock under the plan.

The performance plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee, but no amendment will be effective without Board and/or stockholder approval if such approval is required to satisfy the requirements of Section 162(m).

Application of Executive Performance Plan in 2008

For 2008, the Compensation Committee selected Sean O’Connor, Scott Branch and Brian T. Sephton to be participants in the Executive Performance Plan, with targeted bonus amounts of $800,000 in the case of Sean O’Connor and Scott Branch, and $600,000 in the case of Brian T. Sephton.

The Compensation Committee also established the following performance targets under the Executive Performance Plan for 2008.

Executive Compensation Performance Targets For Fiscal 2008

	Target range
Increase in share price	<4%	4-7.99%	8-11.99%	12-15.99%	16-19.99%	20%+
% adjustment to target bonus	0%	-60%	-40%	1/4 of target	+60%	+100%

Adjusted return on equity	<8%	8-11.99%	12-14.99%	15-17.49%	17.5-19.99%	20%+
% adjustment to target bonus	0%	-60%	-40%	1/4 of target	+40%	+100%

Fixed costs*	>15%	10-14.99%	5-9.99%	0-4.99%	0-(4.99)%	<(5)%
% adjustment to target bonus	0%	-60%	-40%	1/8 of target	+20%	+60%

Variable costs**	>38%	35-37.99%	32-34.99	29-31.99	26-28.99%	<26%
% adjustment to target bonus	0%	-60%	-40%	1/8 of target	+20%	+60%

Adjusted EBITDA growth	<5%	5-9.99%	10-19.99%	20-29.99%	30-39.99%	>40%
% adjustment to target bonus	0%	-60%	-40%	1/4 of target	+60%	+100%

*	2008 performance target for fixed costs (expressed as a fixed amount): $32,441,000

**	2008 performance target for variable costs (expressed as a percentage of total operating revenues): 29.2%

For 2008, the Compensation Committee also established the portion of each bonus earned under the Executive Performance Plan that would be payable in restricted stock based on a sliding scale, as follows:

•	Portion of bonus not exceeding $200,000: 15%

•	Portion of bonus exceeding $200,000 but not exceeding $400,000: 20%

•	Portion of bonus exceeding $400,000 but not exceeding $600,000: 25%

•	Portion of bonus exceeding $600,000: 30%

The Committee also retained its right to pay the bonus earned on an all cash basis.

Bonuses Earned under Executive Performance Plan for 2008

Based on International Assets’ results for 2008, the nominal amount of the bonuses earned under the Executive Performance Plan by the three participating executive officers were as follows:

Bonuses Under

2008 Executive Performance Plan

Name	Nominal Amount(1)	Cash Amount(2)	Restricted Shares(3)
			(#)	Value
Sean M. O’Connor(4)	$620,000	$620,000	—	—
Scott J. Branch(5)	$620,000	$620,000	—	—
Brian T. Sephton(6)	$465,000	$378,750	15,152	$115,003

(1)	This column sets forth the nominal amount of the bonus earned by each executive under the plan in 2008. A portion of these amounts are paid in the form of cash bonuses and the balance is paid in the form of restricted stock valued at a discount of 25% to the market value of International Assets’ common stock. At the discretion of the Compensation Committee the bonus may be paid in cash only.

(2)	This column sets forth the cash amount paid to the executive under the plan. These amounts were paid in fiscal 2009. For Mr. O’Connor and Mr. Branch, the Committee determined that these bonus payments would be paid in cash.

(3)	This column sets forth the number of shares of restricted stock, if any, awarded to each executive under the plan and the value of the shares calculated under FAS 123R. These shares vest over a period of three years. These shares were granted on December 12, 2008, and had a fair market value of $7.59 per share on the date of grant.

(4)	This executive also received an additional discretionary cash bonus of $130,000. See “Discretionary Bonuses” below.

(5)	This executive also received an additional cash bonus of $130,000. See “Discretionary Bonuses” below.

(6)	This executive also received an additional cash bonus of $73,125 and an additional discretionary award of 4,282 restricted shares. See “Discretionary Bonuses” below.

Discretionary Bonuses

International Assets may award discretionary bonuses to its executives based on a subjective evaluation of the executive’s performance and the overall performance of International Assets. These awards are in addition to bonuses paid under the Executive Performance Plan.

In the case of discretionary bonuses awarded to the three principal executive officers, the discretionary bonuses are awarded in the form of cash, restricted stock or a combination of both, as determined by the Compensation Committee. The nominal amount of the portion of any bonus which is awarded in the form of restricted stock is issued at a 25% discount from the fair market value of International Assets’ common stock at the time of the award. The restricted stock vests over a period of three years.

In the case of discretionary bonuses awarded to other executive officers, the discretionary bonuses are awarded in the form of cash, unless the executive elects, prior to the end of the first quarter of each fiscal year, to receive a portion of any discretionary bonuses in the form of restricted stock. In the event that the executive makes such an election, then a portion of the nominal amount of the bonus is awarded in the form of restricted stock. This portion is equal to 15% of the first $50,000 of the bonus and 30% of the portion over $50,000. The restricted shares are issued at a 25% discount from the fair market value of International Assets’ common stock at the time of the award. The restricted stock vests over a period of three years. In 2008, the Compensation Committee utilized discretionary bonuses in order to adjust the total compensation paid to three principal executives to an amount which the Compensation Committee believed to be appropriate in light of each executive’s contribution to International Assets’ success for the fiscal year.

For 2008, the Compensation Committee elected to award discretionary bonuses in the following nominal amounts to the three principal executive officers:

Discretionary Bonuses-Three Principal Executive Officers

Name	Nominal Amount(1)	Cash Amount(2)	Restricted Shares(3)
			(#)	Value
Sean M. O’Connor	$130,000	$130,000	—	—
Scott J. Branch	$130,000	$130,000	—	—
Brian T. Sephton	$97,500	$73,125	4,282	$32,500

(1)	This column sets forth the nominal amount of the discretionary bonus awarded to each executive in 2008. A portion of these amounts is paid in the form of cash bonuses and the balance, if any, is paid in the form of restricted stock valued at a discount of 25% to the market value of International Assets’ common stock.

(2)	This column sets forth the cash amount of the discretionary bonus awarded to the executive in 2008. These amounts were paid in fiscal 2009.

(3)	This column sets forth the number of shares of restricted stock awarded to each executive and the value of the shares calculated under FAS 123R. These shares vest over a period of three years. These shares were granted on December 12, 2008, and had a fair market value of $7.59 per share on the date of grant.

The Committee determined the nominal amount of the discretionary bonuses paid to the three principal officers in light of its assessment of International Assets’ performance in 2008. In this connection, the Committee concluded that the bonuses earned by these executives under the Executive Performance Plan did not adequately reflect the Executives’ performance in 2008.

The Committee elected to award the nominal amount of the discretionary bonuses to two of the three principal executive officers in all cash and awarded the nominal amount to the third principal executive through a combination of cash and restricted stock.

International Assets’ other two named executive officers were awarded discretionary bonuses with nominal amounts established by one or more of International Assets’ three principal executive officers, subject to the supervision and review of the Compensation Committee.

For 2008, the discretionary bonuses awarded to the other two named executive officers were as follows:

Discretionary Bonuses- Other Named Executive Officers

Name	Nominal Amount(1)	Cash Amount(2)	Restricted Shares(3)
			(#)	Value
James W. Tivy	$65,000	$53,000	2,201	$16,000
Nancey M. McMurtry	$75,000	$60,000	2,751	$20,000

(1)	This column sets forth the nominal amount of the discretionary bonus awarded to each executive in 2008. These amounts were paid in fiscal 2009. A portion of each bonus was paid in the form of cash and the balance was paid in the form of restricted stock valued at a discount of 25% to the market value of International Assets’ common stock.

(2)	This column sets forth the cash amount of the discretionary bonus awarded to the executive in 2008. These amounts were paid in fiscal 2009.

(3)	This column sets forth the number of shares of restricted stock awarded and the value of the shares calculated under FAS 123R. These shares vest over a period of three years. These shares were granted on November 28, 2008, and had a fair market value of $7.27 per share on the date of grant.

In December 2008, the Compensation Committee elected to award restricted shares and incentive stock options to four of the named executive officers. These shares and options were intended to be part of the compensation for these executives officers for the 2009 fiscal year. The Committee awarded 10,000 restricted shares to each of Sean O’Connor and Scott Branch, 7,500 shares to Brian T. Sephton and 15,000 shares to Nancey McMurtry. The Committee awarded options for 80,000 shares for each of Sean O’Connor and Scott Branch and for 60,000 shares to Brian T. Sephton. The stock options granted to Messrs. O’Connor and Branch had an exercise price of $7.282 per share, which was 110% of fair market value on the date of grant, a term of six years and vested during years three, four and five. The stock options granted to Mr. Sephton have an exercise price of $6.62 per share, a term of six years and vested during years three, four and five.

Other Benefits

International Assets provides medical, life insurance, disability and other similar benefits to executives and other employees. International Assets intends these benefits to be generally competitive, in order to help in International Assets’ efforts to recruit and retain talented executives. International Assets’ executives participate in these benefit programs on the same basis as all of International Assets’ other employees.

Under their employment agreements, Mr. O’Connor and Mr. Branch are entitled to severance in an amount equal to 100% of their total compensation for the longer of the remaining term of the agreement (which is a maximum of one year) or a period of six months in the case of Mr. O’Connor and Mr. Branch. Under his employment agreement, Mr. Sephton would be entitled to severance in an amount equal to four months of his annual salary.

If each of the executives had been terminated as of September 30, 2008, they would have been entitled to the following termination payments: Mr. O’Connor ($87,500), Mr. Branch ($87,500) and Mr. Sephton ($45,000).

International Assets reserves the right to offer additional payments to terminated employees if it is determined to be in International Assets’ best interests. International Assets has the right to fully vest executives in their equity awards upon retirement and in certain other termination of services circumstances.

Summary Compensation Table

The following table sets forth information concerning the compensation of International Assets’ (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules (the “named executive officers”) for 2008 and 2007.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Sean M. O’Connor	2008	$175,000		$130,000	$129,323	$45,021	(6)	$620,000	$10,500	$1,109,844
Director and Chief Executive Officer	2007	$175,000		$263,000	—	$263,000		322,000	10,500	$842,599

Scott J. Branch	2008	$175,000		$130,000	$129,323	$45,021	(6)	620,000	$10,500	$1,109,844
Director and President	2007	$175,000		$263,000	—	$263,000		322,000	10,500	$842,599

Brian T. Sephton	2008	$135,000		$73,125	$82,323	$30,201	(7)	378,750	$13,000	$712,399
Treasurer and Chief Financial Officer	2007	$135,000		207,875	—	$53,563		244,000	$13,000	$653,438

Nancey McMurtry	2008	$103,613		$60,000	$18,016	—		—	$4,908	$186,537
Vice President and Secretary	2007	$81,120		$56,500	—	—		—	$4,129	$141,749

James Tivy	2008	$78,167	(8)	$53,000	—	$7,827		—	$3,935	$142,929
Group Comptroller	2007	—		—	—	—		—	—	—

Jonathan Hinz	2008	$31,250		—	—	—		—	$938	$32,188
Group Controller	2007	$125,000		$85,000	—	—		—	$6,300	$216,300

(1)	The amounts in this column reflect discretionary cash bonuses awarded to the executive officers in 2008. These were paid in fiscal 2009. In December 2008, certain of these officers also received discretionary awards of restricted stock for services rendered in the 2008 fiscal year. In accordance with SEC rules, those stock grants will be reported in the Summary Compensation Table for 2009. See “Discretionary Bonuses” above.

(2)	The amounts in this column reflect discretionary awards of restricted stock for services rendered in the 2007 fiscal year, but granted in December, 2007 which was in fiscal year 2008.

(3)	The amounts in this column represent the dollar amounts recognized for financial statement reporting purposes with respect to the 2008 fiscal year for each of the named executive officers in accordance with SFAS 123R, including expense from stock options granted in earlier years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to option grants made prior to fiscal 2008, see Note 18 in International Assets’ consolidated financial statements for the fiscal year ended September 30, 2008, included elsewhere in this joint proxy statement/prospectus. These amounts reflect International Assets’ accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	The amounts in this column reflect cash bonuses awarded to the executive officers in 2008 under the Executive Performance Plan. These were paid in the 2009 fiscal year. Mr. Sephton was also granted 19,434 shares of restricted stock under the Executive Performance Plan in 2008. In accordance with SEC rules, this stock grant will be reported in the Summary Compensation Table for 2009. See “Executive Performance Plan” above.

(5)	The amounts in this column represents the dollar amount of matching contributions made by International Assets under its SIMPLE IRA plan.

(6)	In December 2005, Mr. O’Connor and Mr. Branch were each granted options to acquire 25,000 shares of International Assets’ common stock with an exercise price of $10.12 (which was at 15% above the market price on the date of the grant). These options were granted in recognition for services performed during the 2005 fiscal year. For information on the valuation assumptions with respect to these option grants, see Note 18 in International Assets’ consolidated financial statements for the fiscal year ended September 30, 2008, included elsewhere in this joint proxy statement/prospectus. These amounts reflect International Assets’ accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(7)	In December 2004, at the commencement of his employment with International Assets, Mr. Sephton was granted options to acquire 20,000 shares of common stock at an exercise price of $7.35 (which was the market price on the date of grant). In December 2005, Mr. Sephton was granted options to acquire 15,000 shares of the common stock at an exercise price of $10.12 (which was 15% above the market price on the date of the grant). These options were granted in recognition of services performed during the 2005 fiscal year. For information on the valuation assumptions with respect to this option grant, see Note 18 in International Assets’ consolidated financial statements for the fiscal year ended September 30, 2008, included elsewhere in this joint proxy statement/prospectus These amounts reflect International Assets’ accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(8)	Mr. Tivy joined International Assets in the second quarter of the 2008 fiscal year.

Grants of Plan Based Awards — 2008

The following table sets forth information on plan based awards granted in 2008 to each of International Assets’ named executive officers. There can be no assurance that the amounts disclosed below will ever by realized. The amount of these equity awards that was expensed, and the amount of the non-equity awards that was earned in 2008, are shown in the Summary Compensation Table on page 168.

Grants of Plan-Based Awards For Fiscal Year Ended September 30, 2008

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Thresh- old ($)	Target ($)(1)	Maxi- mum ($)	Thres- hold ($)	Target ($)	Maxi- mum (#)(3)
Sean M. O’Connor	12/14/2007	11/29/2007		800,000	3,000,000				7977	—	—	$220,005
Chief Executive Officer

Scott J. Branch	12/14/2007	11/29/2007		800,000	3,000,000				7977	—	—	$220,005
President

Brian T. Sephton	12/14/2007	11/29/2007		600,000	3,000,000				5348	—	—	$147,498
Chief Financial Officer

Nancey McMurtry	11/30/2007	11/30/2007	—	—	—				640	—	—	$18,016
VP, Secretary

James W. Tivy	05/08/2008	05/08/2008	—	—	—				—	5,000	25 15	$125,750
Group Comptroller

(1)	This column sets forth the target amount for each named executive officer under International Assets’ Executive Performance Plan for the year ended September 30, 2008. The maximum award under the performance plan is $3,000,000 for each executive. The actual cash bonus award earned for the fiscal year ended September 30, 2008 for each named executive officer is set forth in the “Summary Compensation Table.” The cash bonus awards were paid in December, 2008 which is in fiscal year 2009. As such, the amounts set forth in this column do not represent additional compensation earned by the Named Executive Officers for the fiscal year ended September 30, 2008.

(2)	Consists of restricted shares issued in fiscal 2008 under the Executive Performance Plan and under International Assets’ Restricted Stock Plan with respect to services rendered in fiscal year 2007. These shares vest ratably over a three year period on the anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End — 2008

The following table sets forth all outstanding equity awards held by the named executive officers as of September 30, 2008.

Outstanding Equity Awards at September 30, 2008

Name	Stock Awards			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable
Sean M. O’Connor	57,500		—	$2.50	12/6/2012	7,977	(4)	$192,325	(6)
	132,500		—	$2.50	3/7/2013
	12,333	(1)	8,500	$10.12	12/2/2009

Scott J. Branch	22,500		—	$2.50	12/6/2012	7,977	(4)	$192,325	(6)
	92,500		—	$2.50	3/7/2013
	8,250		—	$8.568	11/18/2008
	16,500	(2)	8,500	$10.12	12/2/2009

Brian T. Sephton	9,900	(3)	5,100	$10.12	12/2/2009	5,348	(4)	$128,940	(6)

Nancey M. McMurtry	1,000		—	$11.625	3/10/2010	640	(4)	$15,430	(6)
	10,000		—	$3.125	3/09/2011
	11,500		—	$1.40	4/11/2012

James W. Tivy	5,000		5,000	$25.15	5/08/2012	—		—

(1)	This option was fully vested on December 2, 2008.

(2)	This option was fully vested on December 2, 2008.

(3)	This option was fully vested on December 2, 2008.

(4)	These shares vest equally on December 14, 2008, 2009 and 2010

(5)	These shares vest equally on November 30, 2008, 2009 and 2010.

(6)	Based on market value of International Assets’ common stock on September 30, 2008.

Options Exercised and Stock Vested- 2008

The following table sets forth the number of shares of common stock acquired during 2008 by each named executive officer upon the exercise of options or through the vesting of restricted stock.

Options Exercised and Stock Vested During Fiscal Year Ended September 30, 2008

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean M. O’Connor	39,167	$847,129	(1)	—	—
Scott Branch	88,500	$2,154,564	(2)	—	—
Brian T. Sephton	20,000	$356,452	(3)	—	—
Nancey McMurtry	5,000	$115,325	(4)	—	—
James W. Tivy	—	—		—	—

(1)	These amounts reflect the exercise of 25,000 options at an exercise price of $8.568; 4,167 options at an exercise price of $10.12; and 10,000 options at an exercise price of $2.50.

(2)	These amounts reflect the exercise of 80,000 options at an exercise price of $2.50; 8,500 options at an exercise price of $8.568.

(3)	These amounts reflect the exercise of 20,000 options at an exercise price of $7.35.

(4)	These amounts reflect the exercise of 3,500 options at an exercise price of $1.30 and 1,500 options at $1.40.

Change of Control

None of the five named executive officers are entitled to any benefits, including acceleration of equity awards, upon a change in control of International Assets.

CERTAIN RELATIONSHIPS AND RELATED PARTY

TRANSACTIONS OF COMBINED COMPANY

Policies and Procedures for Related Person Transactions of International Assets

International Assets has adopted a written Code of Ethics which is on International Assets’ website. The Code of Ethics governs the behavior of all International Assets’ employees, officers and directors, including the named executive officers. The Code of Ethics provides that no employee shall engage in any transaction involving International Assets if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by International Assets.

If one of International Assets’ executive officers has the opportunity to invest or otherwise participate in such a transaction, the policy requires the executive to contact the President and the Chairman of the Audit Committee. Any such transaction must be approved by the Audit Committee.

The Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth in the Code of Ethics must be requested in writing addressed to the Audit Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the Chairman of the Audit Committee and no exceptions shall be effective unless approved by the Audit Committee.

Transactions with International Assets Related Persons

Since the beginning of fiscal year 2008, there have not been any transactions, nor are there any currently proposed transactions, in which International Assets was or is to be a participant, the amount involved exceeded $120,000 or one percent of the average of International Assets’ total assets at year end for the last two completed fiscal years, and any related person had or will have a material direct or indirect interest.

Reference is made to the section entitled “International Assets Proposal No. 1 — The Merger — Interests of International Assets’ Directors in the Merger.”

Transactions with FCStone Related Persons

Reference is made to the section entitled “FCStone Proposal No. 1 — The Merger — Interests of FCStone’s Executive Officers and Directors in the Merger.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT OF INTERNATIONAL ASSETS

The following table and related notes present certain information concerning the beneficial ownership of the common stock of International Assets as of July 1, 2009, by:

•	each person or group known by International Assets to be the beneficial owner of more than 5% of the outstanding common stock of International Assets.

•	each director of International Assets.

•	each executive officer of International Assets named in the “Summary Compensation Table” included in the proxy statement filed by International Assets with the SEC on January 15, 2009.

•	all of the current executive officers and directors of International Assets as a group. all of the current executive officers and directors of International Assets as a group.

Name	Number of Shares Beneficially Owned(1)(2)	Percent of Class
Leucadia National Corporation(3)	1,384,985	15.2%
Sean M. O’Connor(4)(5)(6)	1,217,631	13.1%
St. James Trust(7)	780,434	8.6%
Scott J. Branch(8)(9)(10)	1,032,821	11.2%
Barbara Branch(11)	367,647	4.0%
John Radziwill(12)(13)(14)(15)	850,357	9.3%
Goldcrown Asset Management Ltd.(15)	569,852	6.3%
Bares Capital Management, Inc.(16)(19)	1,208,722	13.3%
Samuel and Eileen Taub(17)	499,426	5.5%
Duke University(18)(19)	386,000	4.2%
The Duke Endowment(18)(19)	169,000	1.9%
Employees Retirement Plan of Duke University(18)(19)	66,000	0.7%
Diego J. Veitia(20)(21)(22)	117,611	1.3%
Brian T. Sephton(23)	80,134	*
Nancey McMurtry(24)	58,891	*
Robert A. Miller(25)	35,867	*
John M. Fowler(26)	16,500	*
Justin R. Wheeler(27)	7,500	*
James W. Tivy(28)	7,973	*
All directors and executive officers as a group (ten persons)(29)	3,426,585	36.2%

*	Less than 1.0%

(1)	Except as otherwise noted, all shares were owned directly with sole voting and investment power.

(2)	Includes shares of common stock that can be acquired under outstanding options within 60 days from July 1, 2009 and restricted shares granted through July 1, 2009.

(3)	The address of Leucadia National Corporation is 315 Park Ave. S., New York, New York 10010.

(4)	The address of Sean M. O’Connor is 708 Third Avenue, 7th Floor, New York, New York 10017.

(5)	Includes 780,434 shares held by The St. James Trust. Mr. O’Connor is an advisor to The St. James Trust and his family members are among the beneficiaries of the Trust.

(6)	Includes 185,833 shares which Mr. O’Connor may acquire under outstanding stock options and 15,318 restricted shares. As of July 1, 2009, 133,246 of these shares were held in a margin account.

(7)	The address of the St. James Trust is Standard Bank Offshore Trust Company Jersey Ltd., Standard Bank House, 47-49 La Motte Street, St. Helier, Jersey JE4 8XR, Channel Islands.

(8)	Scott J. Branch’s address is 708 Third Avenue, 7th Floor, New York, New York 10017.

(9)	Includes 367,647 shares owned by Mr. Branch’s spouse, Barbara Branch.

(10)	Includes 130,000 shares which Mr. Branch may acquire under outstanding stock options and 15,318 restricted shares. As of July 1, 2009, 330,000 of these shares were held in a margin account.

(11)	Barbara Branch’s address is 708 Third Avenue, 7th Floor, New York, New York 10017.

(12)	Includes 2,086 restricted shares.

(13)	Includes 569,853 shares owned by Goldcrown Asset Management Limited. Mr. Radziwill is a director and a beneficial owner of more than 10% of Goldcrown Asset Management Limited.

(14)	Includes 278,418 shares owned by Humble Trading Limited. Mr. Radziwill is affiliated with Humble Trading Limited but disclaims beneficial ownership of these shares.

(15)	The address of John Radziwill and Goldcrown Asset Management Limited is 1st Floor, 9 Walton Street, London SW3 2JD.

(16)	The address of Bares Capital Management, Inc. is 221 W 6th Street, Suite 1225 Austin, TX 78701

(17)	The address of Samuel and Eileen Taub is 141 South Linden Drive, Beverly Hills California 90210.

(18)	The address for these three related entities is c/o DUMAC, LLC, 406 Blackwell St., Suite 300, Durham, North Carolina 27701.

(19)	The collective shares for these three entities totaling 621,000 are reflected in the total shares shown for Bares Capital Management.

(20)	The address of Diego J. Veitia is P.O. Box 1046, Winter Park, Florida 32790.

(21)	Includes 94,525 shares held by The Diego J. Veitia Family Trust (the “Veitia Family Trust”). Mr. Veitia is the settlor, sole trustee and primary beneficiary of the Veitia Family Trust.

(22)	Includes 2,489 restricted shares.

(23)	Includes 15,000 shares which Mr. Sephton may acquire under outstanding stock options and 30,499 restricted shares. As of July 1, 2009, 33,783 of these shares were held in a margin account.

(24)	Includes 14,000 shares which Mrs. McMurtry may acquire under outstanding stock options and 18,177 restricted shares.

(25)	Includes 11,199 shares which Dr. Miller may acquire under outstanding stock options and 2,330 restricted shares.

(26)	Includes 1,995 restricted shares.

(27)	Includes 1,995 restricted shares.

(28)	Includes 1,687 shares which Mr. Tivy may acquire under outstanding stock options and 2,201 restricted shares.

(29)	Includes 356,032 shares which may be acquired under outstanding stock options and 92,073 restricted shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OF THE COMBINED COMPANY FOLLOWING THE MERGER

The following table and related notes present certain information concerning the beneficial ownership of the common stock of International Assets upon consummation of the merger, by:

•	each person or group known by International Assets to become the beneficial owner of more than 5% of the outstanding common stock of International Assets upon consummation of the merger.

•	each director and executive officer of International Assets upon consummation of the merger.

•	all of the executive officers and directors of International Assets upon consummation of the merger, as a group.

The percent of common stock of International Assets is based on 9,106,009 shares of common stock outstanding as of July 1, 2009. The percent of common stock of FCStone is based on 27,930,188 shares of common stock outstanding as of July 1, 2009. The percent of common stock of International Assets is based on 17,345,441 shares of common stock of International Assets outstanding upon the consummation of the merger and assumes, among other things, that the exchange ratio of FCStone common stock will be 0.2950 shares of International Assets stock for each share of FCStone’s common stock. Shares of International Assets’ common stock subject to options that are currently exercisable or are exercisable within 60 days after July 1, 2009, are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of International Assets’ common stock of that person but are not treated as outstanding for the purpose of computing the percentage ownership of International Assets’ common stock of any other person. Shares of FCStone’s common stock subject to options that are currently exercisable or are exercisable within 60 days of July 1, 2009 will be automatically converted at the effective time of the merger into the right to receive International Assets’ common stock in lieu of FCStone’s common stock and are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of common stock of the combined company of that person but are not treated as outstanding for the purpose of computing the percentage ownership of common stock of International Assets of any other stockholder.

all of the current executive officers and directors of International Assets as a group.

Name	Number of Shares Beneficially Owned(1)(2)	Percent of Class
Leucadia National Corporation(3)	1,384,985	8.0
Sean M. O’Connor(4)(5)(6)	1,217,631	7.0
St. James Trust(7)	780,434	4.5
Scott J. Branch(8)(9)(10)	1,032,821	6.0
Barbara Branch(11)	367,647	2.1
John Radziwill(12)(13)(14)(15)	850,357	4.9
Goldcrown Asset Management Ltd.(15)	569,852	3.3
Bares Capital Management, Inc.(16)(19)	1,208,722	7.0
Diego J. Veitia(17)(18)(19)	117,611		*
Brian T. Sephton(20)	80,134		*
Nancey McMurtry(21)	58,891		*
Robert A. Miller(22)	35,867		*
John M. Fowler(23)	16,500		*
Justin R. Wheeler(24)	7,500		*
James W. Tivy(25)	7,973		*
Paul G. Anderson(26)	113,306		*
Brent Bunte(27)	66,443		*
William J. Dunaway(28)	11,136		*
Jack Friedman(29)	60,121		*
Daryl Henze(30)	4,372		*
Bruce Krehbiel(31)	36,194		*
Eric Parthemore(32)	32,448		*
All directors and executive officers as a group (17 persons)(36)	3,747,605	21.6%

*	Less than 1.0%

(1)	Except as otherwise noted, all shares were owned directly with sole voting and investment power.

(2)	Includes shares of common stock that can be acquired under outstanding options within 60 days from July 1, 2009 and restricted shares granted through July 1, 2009.

(3)	The address of Leucadia National Corporation is 315 Park Ave. S., New York, New York 10010.

(4)	The address of Sean M. O’Connor is 708 Third Avenue, 7th Floor, New York, New York 10017.

(5)	Includes 780,434 shares held by The St. James Trust. Mr. O’Connor is an advisor to The St. James Trust and his family members are among the beneficiaries of the Trust.

(6)	Includes 185,833 shares which Mr. O’Connor may acquire under outstanding stock options and 15,318 restricted shares. As of July 1, 2009, 133,246 of these shares were held in a margin account.

(7)	The address of the St. James Trust is Standard Bank Offshore Trust Company Jersey Ltd., Standard Bank House, 47-49 La Motte Street, St. Helier, Jersey JE4 8XR, Channel Islands.

(8)	Scott J. Branch’s address is 708 Third Avenue, 7th Floor, New York, New York 10017.

(9)	Includes 367,647 shares owned by Mr. Branch’s spouse, Barbara Branch.

(10)	Includes 130,000 shares which Mr. Branch may acquire under outstanding stock options and 15,318 restricted shares.

(11)	Barbara Branch’s address is 708 Third Avenue, 7th Floor, New York, New York 10017.

(12)	Includes 2,086 restricted shares.

(13)	Includes 569,853 shares owned by Goldcrown Asset Management Limited. Mr. Radziwill is a director and a beneficial owner of more than 10% of Goldcrown Asset Management Limited.

(14)	Includes 278,418 shares owned by Humble Trading Limited. Mr. Radziwill is affiliated with Humble Trading Limited but disclaims beneficial ownership of these shares.

(15)	The address of John Radziwill and Goldcrown Asset Management Limited is 1st Floor, 9 Walton Street, London SW3 2JD.

(16)	The address of Bares Capital Management, Inc. is 221 W 6th Street, Suite 1225 Austin, TX 78701

(17)	The address of Diego J. Veitia is P.O. Box 1046, Winter Park, Florida 32790.

(18)	Includes 94,525 shares held by The Diego J. Veitia Family Trust (the “Veitia Family Trust”). Mr. Veitia is the settlor, sole trustee and primary beneficiary of the Veitia Family Trust.

(19)	Includes 2,489 restricted shares.

(20)	Includes 15,000 shares which Mr. Sephton may acquire under outstanding stock options and 30,499 restricted shares. As of July 1, 2009, 33,783 of these shares were held in a margin account.

(21)	Includes 14,000 shares which Mrs. McMurtry may acquire under outstanding stock options and 18,177 restricted shares.

(22)	Includes 11,199 shares which Dr. Miller may acquire under outstanding stock options and 2,330 restricted shares.

(23)	Includes 1,995 restricted shares.

(24)	Includes 1,995 restricted shares.

(25)	Includes 1,687 shares which Mr. Tivy may acquire under outstanding stock options and 2,201 restricted shares.

(26)	Includes 104,582 shares issuable upon the exercise of currently exercisable stock options and 1,644 shares held in Mr. Anderson’s employee stock ownership plan account.

(27)	Includes 6,947 shares issuable upon the exercise of currently exercisable stock options and 58,300 shares held by NEW Cooperative, of which Mr. Bunte is manager.

(28)	Includes 10,797 shares issuable upon the exercise of currently exercisable stock options and 205 shares held in Mr. Dunaway’s employee stock ownership plan account.

(29)	Includes 11,071 shares issuable upon the exercise of currently exercisable stock options and 48,002 shares held by Innovative Ag Services, of which Mr. Friedman is manager.

(30)	Includes 30 shares issuable upon the exercise of currently exercisable stock options.

(31)	Includes 13,936 shares issuable upon the exercise of currently exercisable stock options and 21,948 shares held by Kanza Cooperative Association, of which Mr. Krehbiel is manager.

(32)	Includes 10,629 shares issuable upon the exercise of currently exercisable stock options and 21,244 shares held by The Farmers Commission Company, of which Mr. Parthemore is president and chief executive officer.

(33)	[Includes 356,032 shares which may be acquired under outstanding stock options and 92,073 restricted shares.]

DESCRIPTION OF CAPITAL STOCK OF INTERNATIONAL ASSETS

The following is only a summary of the material terms of International Assets’ current capital stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of International Assets’ current certificate of incorporation and bylaws, which have previously been filed with the SEC, and applicable Delaware law.

Authorized Capital Stock

International Assets’ authorized capital stock currently consists of 17,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of July 15, 2009, there were 9,106,009 shares of International Assets’ common stock outstanding held of record by              stockholders and no shares of preferred stock outstanding. International Assets is holding in treasury, at cost, 11,257 shares of common stock as of July 15, 2009. In the event that Proposal No. 1 and Proposal No. 2 of International Assets are approved and the merger is consummated, the number of shares of common stock that International Assets is authorized to issue will increase to 30,000,000 shares.

Common Stock

The holders of International Assets’ common stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by International Assets’ board of directors. Holders of common stock are also entitled to share ratably in all of International Assets’ assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of International Assets.

All shares of common stock now outstanding are fully paid and non-assessable.

The holders of shares of International Assets’ common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of the directors. The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of stockholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of the certificate of incorporation.

International Assets’ bylaws provide that any action required or permitted to be taken by the holders of shares of International Assets’ common stock at an annual meeting or special meeting of such stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the stockholders who would be entitled to vote at a meeting for such purpose. International Assets’ bylaws further provide that special meetings of holders of shares of International Assets’ common stock may only be called by the president, a majority of its board of directors, or holders of not less than one-fifth of its common stock outstanding.

Preferred Stock

International Assets is authorized to issue up to 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by International Assets’ board of directors. Accordingly, International Assets’ board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of International Assets’ common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of International Assets. There are no shares of preferred stock currently issued or outstanding.

Dividends

International Assets has not paid any cash dividends on its common stock. The payment of cash dividends in the future, if any, will be contingent upon International Assets’ revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of International Assets’ board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in International Assets’ business operations and, accordingly, the board does not anticipate paying any cash dividends in the foreseeable future.

Listing

International Assets’ common stock is listed on the Nasdaq Global Market under the trading symbol “IAAC.”

Transfer Agent and Registrar

The transfer agent for International Assets’ common stock is Mellon Investor Services, Inc.

Anti-Takeover Provisions

General. The Delaware General Corporation Law contains provisions designed to enhance the ability of International Assets’ board of directors to respond to attempts to acquire control of International Assets. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of International Assets’ stockholders deem to be in their best interests. These provisions may adversely affect the price that a potential purchaser would be willing to pay for International Assets’ common stock. These provisions may deprive stockholders of the opportunity to obtain a takeover premium for their shares. These provisions could make the removal of incumbent management more difficult. These provisions may enable a minority of International Assets’ directors and the holders of a minority of its outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transactions may be favorable to the interests of stockholders. These provisions could also potentially adversely affect the market price of the common stock.

Authorized but Unissued Shares. The authorized but unissued shares of International Assets’ common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock may enable International Assets’ board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of International Assets.

Delaware Takeover Statute. International Assets is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

(1)	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

(a)	by persons who are directors and also officers, and

(b)	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan may be tendered in a tender or exchange offer; or

(3)	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

(1)	any merger or consolidation involving the corporation and the interested stockholder;

(2)	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

(3)	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

(4)	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

(5)	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling or controlled by, such entity or person.

Classified Board Provision

In the event that Proposal No. 1 and Proposal No. 3 of International Assets are approved and the merger is consummated, International Assets will establish a classified board of directors for a period expiring in 2013. The establishment of the classified board could discourage certain takeover attempts. See “International Assets Proposal No. 3” for more information on the establishment of the classified board.

Limitations on Liability and Indemnification of Officers and Directors

International Assets’ certificate of incorporation includes a provision that eliminates the personal liability of International Assets’ directors for monetary damages for certain breaches of fiduciary duty as a director to the fullest extent permitted by Delaware law. International Assets’ bylaws provide that International Assets must indemnify its directors and officers to the fullest extent permitted by Delaware law, and must advance expenses to such directors and officers in connection with any legal proceeding to the fullest extent permitted by Delaware law, subject to certain exceptions. International Assets also carries directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in International Assets’ certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit International Assets and its stockholders. Furthermore, a stockholders’ investment may be adversely affected to the extent International Assets pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, International Assets believes these indemnification provisions are necessary to attract and retain qualified directors and officers.

COMPARATIVE RIGHTS OF INTERNATIONAL ASSETS STOCKHOLDERS AND FCSTONE STOCKHOLDERS

Both International Assets and FCStone are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law. Before the consummation of the merger, the rights of holders of FCStone common stock are also governed by the certificate of incorporation and the bylaws of FCStone, as amended. After the consummation of the merger, FCStone stockholders will become stockholders of International Assets, and their rights will be governed by the Delaware General Corporation Law, the amended and restated certificate of incorporation of International Assets (as amended pursuant to Proposals No. 2, 3 and 4), and the bylaws of International Assets.

The following is a summary of the material differences between the rights of FCStone stockholders and the rights of International Assets stockholders, and, if applicable, the rights of the International Assets stockholders under the International Assets’ certificate of incorporation as amended by Proposals No. 2, 3 and 4. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of FCStone and International Assets stockholders and is qualified in its entirety by reference to the Delaware General Corporation Law and the various documents of International Assets and FCStone that we refer to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of International Assets and being a stockholder of FCStone. International Assets and FCStone have filed their respective documents referred to herein with the SEC and/or have attached them as exhibits to this joint proxy statement/prospectus, and will send copies of these documents to you upon your request. See “Where You Can Find More Information.”

	International Assets	FCStone
Authorized Capital Stock

Current Certificate of Incorporation

The authorized capital stock of International Assets currently consists of 17,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

FCStone’s certificate of incorporation authorizes it to issue up to 100,000,000 shares of common stock, par value $0.0001, and up to 20,000,000 shares of preferred stock, par value $0.0001.

Certificate of Incorporation as Amended by Proposal No. 2

If Proposal No. 2 is approved by the holders of International Assets’ common stock, the authorized capital stock of International Assets will be increased to consist of 30,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

Number of Directors; Classification of Board of Directors

Current Certificate of Incorporation and Bylaws

International Assets’ bylaws currently provide that a majority of the members of International Assets’ board of directors can determine the number of directors on its board. There

FCStone’s certificate of incorporation provides that the number of directors constituting FCStone’s board of directors shall be fixed in the manner provided in FCStone’s bylaws. FCStone’s bylaws provide that the number of directors shall be the same as the number of FCStone’s initial board of directors.

currently are seven directors serving on International Assets’ board.

Certificate of Incorporation as Amended by Proposal 3

Upon consummation of the merger and approval by the International Assets’ stockholders of Proposal 3, the board of directors of International Assets would be changed to become a classified board for a limited period of time, as follows:

(a) The number of directors on International Assets’ board of directors shall be as follows:

(i) The number of directors of International Assets shall be fixed at thirteen until the first annual stockholders meeting occurring after December 31, 2011.

(ii) The number of directors of International Assets shall be reduced to, and fixed at, eleven commencing as of the first annual stockholders meeting occurring after December 31, 2011 and continuing until the first annual stockholders meeting occurring after December 31, 2012.

(iii) The number of directors of International Assets shall be reduced to, and fixed at, nine commencing as of the first annual stockholders meeting occurring after December 31, 2012, and shall thereafter be fixed from time to time by resolution of the Board of Directors, provided, however that the number of directors fixed by the board shall not be less than five or more than twenty-five.

(b) Until the first annual stockholders meeting occurring after December 31, 2012, the board of directors of International Assets shall be classified, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III. The number of directors in each Class shall be as follows:

(i) Until the first annual stockholders meeting occurring after December 31, 2011, Class I shall have four members, Class II shall have four members; and Class III shall have five members;

However, this number may be increased or decreased by FCStone’s board of directors. There currently are twelve directors serving on FCStone’s board of directors. FCStone’s certificate of incorporation provides that FCStone’s board of directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board of directors permits, with the term of office of one class expiring each year.

Under Delaware law, the directors of a corporation that has a classified board within the meaning of Delaware law may be removed by the corporation’s stockholders only for cause unless the corporation’s certificate of incorporation provides otherwise. Additionally, as a result of the classification of FCStone’s board, two annual meetings of stockholders may be required for the stockholders to change a majority of the directors on FCStone’s board.

FCStone’s certificate of incorporation provides for the removal of any director or the entire board of directors at any time, but only for cause and only by the affirmative vote of the holders of two-thirds (2/3) or more of the outstanding shares of FCStone’s common stock. For these purposes, the term “for cause” means the commission of a felony, or a finding by a court of competent jurisdiction of liability for negligence, or misconduct, in the performance of the director’s duty to FCStone in a matter of substantial importance to FCStone, where such adjudication is no longer subject to direct appeal. If the holders of any series of preferred stock have the right to elect one or more directors, the provisions relating to the removal of any director or the entire board of directors would not apply to any director so elected.

(ii) Commencing as of the first annual stockholders meeting occurring after December 31, 2011 and continuing until the first annual stockholders meeting occurring after December 31, 2012, Class I shall have four members, Class II shall have four members; and Class III shall have three members.

(c) The members of Class I shall initially serve for a term expiring at the first annual stockholders occurring after December 31, 2009, and shall thereafter serve for a term expiring at the first annual stockholders meeting occurring after December 31, 2012.

(d) The members of Class II shall initially serve for a term expiring at the first annual stockholders meeting occurring after December 31, 2010, and shall thereafter serve for a term expiring at the first annual stockholders meeting occurring after December 31, 2012.

(e) The members of Class III shall initially serve for a term expiring at the first annual stockholders meeting occurring after December 31, 2011, and shall thereafter serve for a term expiring at the first annual stockholders meeting occurring after December 31, 2012.

(f) Commencing as of the first annual stockholders meeting occurring after December 31, 2012, the board of directors of International Assets shall no longer be classified, and directors elected at any annual meeting of stockholders shall serve until the next annual meeting of stockholders and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.

Additionally, as a result of the classification of International Assets board, two annual meetings of stockholders may be required for the stockholders to change a majority of the directors on International Assets’ board.

Under Delaware law, the directors of a corporation that has a classified board within the meaning of Delaware law may be removed by the corporation’s stockholders only for cause unless the corporation’s certificate of incorporation provides otherwise. If Proposal 2 is approved, the certificate of incorporation of International Assets will contain no provision authorizing removal of directors other than for cause. As a result, the stockholders of International Assets will be permitted to remove International Assets’ directors only for cause so long as International Assets has a classified board (i.e., until the first annual meeting of International Assets’ stockholders occurring after December 31, 2012).

Cumulative Voting

The Delaware General Corporation Law provides that stockholders of a corporation are not entitled to the right to cumulative voting in the election of directors unless the corporation’s certificate of incorporation provides otherwise.

International Assets’ certificate of incorporation does not provide International Assets’ stockholders with any cumulative voting rights.

FCStone’s certificate of incorporation does not provide FCStone’s stockholders with any cumulative voting rights.

Vacancies on the Board of Directors	The bylaws of International Assets provide that vacancies on International Assets’ board of directors and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the remaining directors on the board of directors, even if such directors constitute less than a quorum. However, the bylaws of International Assets further provide that if, at the time of filling any such vacancy or newly created directorship, the directors then in office are less than a majority of the whole board of directors (as measured immediately prior to any such increase in the number of directors), then the Delaware Court of Chancery may, upon application of any one or more stockholders holding at least 10% of the total outstanding shares having rights to vote for the directors, summarily order an election by stockholders to be held to fill any such vacancies or newly created directorships.	The bylaws of FCStone provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, even if less than a quorum or by the sole remaining director. FCStone’s bylaws further provide that, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office.

Stockholder Action by Written Consent	International Assets’ bylaws specify that International Assets’ stockholders can take action by written consent if all the stockholders who would be entitled to vote at a meeting for such purpose execute such written consent.	FCStone’s bylaws require that all actions of the holders of common stock must be taken by a vote of such holders at an annual or special meeting, and do not authorize such stockholders to take action by written consent without a meeting.

Amendment to Certificate of Incorporation	International Assets’ certificate of incorporation may be amended in any manner permitted by law.	FCStone’s certificate of incorporation may be amended in any manner permitted by law; provided, however, that none of the provisions of Articles V, VIII, XI or X (excluding the second sentence of Section 2 of Article X) of FCStone’s certificate of incorporation may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of FCStone’s stockholders, of the holders of at least two thirds (2/3) or more of the Total Voting Power (as defined below) of the then outstanding shares of Voting Stock (as defined below), considered for this purpose as one class, nor can any new provisions to FCStone’s certificate of incorporation be adopted or existing provisions to FCStone’s certificate of incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Articles V, VIII, XI or X except upon such two thirds (2/3) or more stockholder vote; and provided, further, that none of the provisions of Articles XIV or the second sentence of Section 2 of Article X of FCStone’s certificate of incorporation may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least three-fourths (3/4) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class, nor shall new provisions to FCStone’s certificate of incorporation be adopted or existing provisions to FCStone’s certificate of incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Articles XIV or the second sentence of Section 2 of Article X of FCStone’s certificate of incorporation except upon such three-fourths (3/4) or more stockholder vote. The term “Total Voting Power” is defined for these purposes to mean the aggregate of all votes of all outstanding shares of Voting Stock; and (b) the term “Voting Stock” is defined to mean the shares of all classes of Capital Stock of FCStone entitled to vote on amending, altering, changing or repealing FCStone’s certificate of incorporation or any provision thereof.

Amendment to Bylaws	International Assets’ bylaws provide that such bylaws, may be adopted, amended or repealed by a majority of the members of International Assets’ board of directors.	The board of directors of FCStone has the authority to adopt, amend or repeal FCStone’s bylaws without the approval of the holders of FCStone’s common stock. However, the holders of FCStone’s common stock have the right to initiate, without the approval of FCStone’s board of directors, proposals to adopt, amend or repeal FCStone bylaws. The approval of a majority of the votes cast at any annual or special meeting of the holders of common stock at which a quorum is present is required in order to adopt, repeal or amend the bylaws in response to such stockholder proposals.

Special Meetings of Stockholders	International Assets’ bylaws provide that special meetings of International Assets’ stockholders may only be called by the president, a majority of its board of directors, or holders of not less than one-fifth of its common stock outstanding.	FCStone’s bylaws provide that special meetings of its stockholders may only be called by the Chairman of FCStone’s board of directors, by the President of FCStone, by a majority of FCStone’s board of directors.

Notice of Special Meetings	International Assets’ bylaws require that notice of a special meeting of stockholders shall be given to stockholders not less than 10 days or more than 50 days before the date of the meeting.	FCStone’s bylaws require that notice of a special meeting of stockholders shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.

Proxy	International Assets’ bylaws provide that every stockholder entitled to vote at a meeting of stockholders may do so in person or may authorize another person(s) to act for such stockholder by means of a proxy executed in a manner permitted by Delaware law, which proxy shall be valid for no longer than three years, unless the proxy itself provides for a longer term.	FCStone’s bylaws provide that every stockholder entitled to vote at a meeting of stockholders may do so in person or may authorize another person(s) to act for such stockholder by means of a proxy executed in a manner permitted by applicable law, which proxy shall be valid for no longer than three years, unless the proxy itself provides for a longer term.

Preemptive Rights	The holders of International Assets’ common stock have no preemptive rights.	The holders of FCStone’s common stock have no preemptive rights.

Dividends	Subject to the limitations under the Delaware General Corporation Law and any preferential dividend rights of outstanding preferred stock, holders of International Assets’ common stock are entitled to receive their pro rata share of such dividends or other distributions as may be declared by International Assets’ board of directors from time to time out of funds legally available therefor.

The holders of FCStone’s common stock have substantially the same rights.

Subject to the limitations under the Delaware General Corporation Law and any preferential dividend rights of outstanding preferred stock, holders of FCStone’s common stock are entitled to receive their pro rata share of such dividends or other distributions as may be declared by FCStone’s board of directors from time to time out of funds legally available therefor.

Limitation of Personal Liability of Directors

As authorized by Delaware corporation law and as provided for in International Assets’ certificate of incorporation, a director of International Assets is not personally liable to International Assets or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•     for any breach of the director’s duty of loyalty to International Assets or its stockholders;

FCStone has substantially the same limitations on the liabilities of its directors.

•     for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•     for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Delaware corporation law, or

•     for any transaction from which the director derived an improper personal benefit.

Indemnifica-tion of Officers and Directors	International Asset’s bylaws provide that International Assets will indemnify its directors and officers to the fullest extent permitted by Delaware law, and it will advance expenses to International Assets’ directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain exceptions. International Assets also carries directors’ and officers’ liability insurance.	FCStone is obligated to indemnify FCStone’s directors and officers to the fullest extent permitted by law. To this end, FCStone has entered into indemnification agreements with FCStone’s directors and certain of FCStone’s officers providing for procedures for indemnification by FCStone to the fullest extent permitted by law and advancement by FCStone of certain expenses and costs relating to claims, suits or proceedings arising from their services to FCStone. FCStone also carries directors’ and officers’ liability insurance.

Appraisal Rights	Appraisal rights are not available to International Assets stockholders with respect to the merger.	Appraisal rights are not available to FCStone stockholders with respect to the merger.

Certain Business Combination Restrictions	Section 203 of the Delaware General Corporation Law generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. The restrictions set forth in Section 203 of the Delaware General Corporation Law, with respect to the merger, do not apply because International Assets’ board of directors has expressly approved the merger agreement.	Section 203 of the Delaware General Corporation Law generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. The restrictions set forth in Section 203 of the Delaware General Corporation Law, with respect to the merger with merger sub, do not apply because FCStone’s board of directors has expressly approved the merger agreement.

Stockholder Approval of Chairman of the Board Position

Current Certificate of Incorporation

International Assets’ certificate of incorporation currently provides that the chairman of the board may only be replaced or changed with the approval of the holders of at least 75% of the outstanding shares of the common stock of International Assets.

FCStone’s bylaws provide that the board may designate the chief executive officer as chairman or elect a chairman of the board.

Certificate of Incorporation as Amended by Proposal 4

If Proposal 4 is approved, the requirement for stockholder approval to replace or change the chairman of the board of International Assets will be eliminated.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of International Assets and FCStone. If the transaction closes on or before September 30, 2009, it will be accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”), the accounting standard that currently applies to International Assets. The unaudited pro forma condensed consolidated financial statements shown below reflect historical financial information and have accordingly been prepared on the basis that the transaction is accounted for under SFAS 141. International Assets has been treated as the acquirer in the proposed transaction for accounting purposes. If the transaction closes after September 30, 2009, it will be accounted for under the revised standard, SFAS 141(R), to be adopted by International Assets on October 1, 2009. SFAS 141(R) prohibits early adoption. The table below highlights the important differences between SFAS 141 and SFAS 141(R).

Brief description of consolidated accounting treatment of material items arising in this transaction under each of SFAS 141 and SFAS 141(R)

Material items	SFAS 141	SFAS 141(R)
Negative goodwill (excess of FCStone’s net asset value over purchase price paid by International Assets)	Applied first to write down goodwill, intangible assets and other non-current assets of FCStone, with any remaining balance treated as an extraordinary gain in International Assets’ income statement.	Entire amount of negative goodwill is treated as an ordinary gain in International Assets’ income statement.

FCStone’s goodwill, intangible assets and other non-current assets	Negative goodwill (excess of net asset value over purchase price) is first applied to write down FCStone’s goodwill, intangible assets and other non-current assets, potentially reducing all of these to zero.	All FCStone’s assets and liabilities are valued upon closing of the transaction and carried at fair value on the consolidated balance sheet, with any appropriate amortization charged to the income statement in future periods.

Purchase price	Determined using the weighted-average of the closing market prices of International Assets’ common stock for a period beginning two days before and ending two days after July 1, 2009	Determined using the market price of International Assets common stock on the date of closing of the transaction.

Acquisition costs incurred by International Assets	These are included in the purchase price.	These are not included in the purchase price but are expensed through the income statement.

The transactions reflected in the pro forma financial statements include (1) the exchange of all outstanding shares of FCStone common stock at the exchange ratio; and (2) the exchange of unvested and vested FCStone stock options for vested International Assets stock options with adjustments to the number of shares and strike price to reflect the exchange ratio.

The following unaudited pro forma condensed combined balance sheet at March 31, 2009 is presented on a basis to reflect the merger and related transactions as if they had occurred on March 31, 2009. Because of different fiscal period ends, the unaudited pro forma condensed combined balance sheet data at March 31, 2009, is prepared by combining the balance sheet at March 31, 2009 for International Assets and the balance sheet at

May 31, 2009 for FCStone and then making pro forma adjustments in order to reflect the potential effect of the transaction on the balance sheet. The following unaudited pro forma condensed combined income statement for the nine months ended March 31, 2009 and fiscal year ended September 30, 2008 is presented on a basis to reflect the merger and related transactions as if they had occurred on October 1, 2007. Because of different fiscal period ends, the unaudited pro forma condensed combined income statement for the nine months ended March 31, 2009 combines International Assets historical consolidated income statement for the nine months then ended with FCStone’s historical consolidated statement of operations for the nine months ended May 31, 2009. International Assets historical consolidated income statement for the nine months ended March 31, 2009 is derived from the unaudited income statement for the six months ended March 31, 2009 and the historical results for the fourth quarter of the fiscal year ended September 30, 2008 in order to present results for comparable periods. See Note 1 to the pro forma financial statements for additional information. The unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2008 combines International Assets’ historical consolidated income statement for the fiscal year then ended with FCStone’s results of operations for the fiscal year ended August 31, 2008. Pro forma adjustments are made in order to reflect the potential effect of the transaction on the income statement.

The process of valuing FCStone’s tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation adjustments included in the pro forma financial statements are preliminary and have been made solely for the purpose of providing these pro forma financial statements. For purposes of the pro forma financial statements, International Assets and FCStone have made preliminary allocations, where sufficient information is available to make a fair value estimate, to those tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair value as of March 31, 2009. For those assets and liabilities where insufficient information is available to make a reasonable estimate of fair value, the pro forma financial statements reflect the carrying value of these assets and liabilities at March 31, 2009. Any excess of the adjusted net assets of FCStone over the fair value of the consideration transferred has been reflected as an extraordinary gain from a bargain purchase (negative goodwill) and is included within retained earnings in the pro forma balance sheet at March 31, 2009. International Assets currently expects that the process of determining fair value of the tangible and intangible assets acquired and liabilities assumed will be completed within one year of closing the transaction. Material revisions to International Assets’s preliminary estimates could be necessary as more information becomes available through the completion of this final determination. The actual amounts recorded following the completion of the merger may be materially different from the information presented in these pro forma financial statements due to a number of factors, including:

•	timing of completion of the merger;

•	changes in International Assets share price;

•	changes in the net assets of FCStone;

•	changes in the market conditions and financial results which may impact cash flow projections in the valuation; and

•	other changes in market conditions which may impact the fair value of FCStone’s net assets.

The pro forma financial statements should be read in conjunction with the pro forma notes. The pro forma financial statements and pro forma notes were based on, and should be read in conjunction with:

•

International Assets historical audited consolidated financial statements for the fiscal year ended September 30, 2008 and the related notes included elsewhere in this joint proxy statement/prospectus;

•	International Assets unaudited consolidated financial statements as of and for the six months ended March 31, 2009 and the related notes included elsewhere in this joint proxy statement/prospectus.

•

FCStone’s historical audited financial statements for the year ended August 31, 2008 and the related notes included in FCStone’s Annual Report on Form 10-K/A for the fiscal year ended August 31, 2008 which is incorporated by reference into this joint proxy statement/prospectus; and

•

FCStone’s unaudited consolidated financial statements as of and for the nine months ended May 31, 2009 and the related notes in FCStone’s Quarterly Report on Form 10-Q for the nine months ended May 31, 2009 which is incorporated by reference into this joint proxy statement/prospectus.

International Assets and FCStone’s historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the pro forma income statement, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements or any cost savings from operating efficiencies, synergies or other restructurings that could result from the merger.

The pro forma adjustments are based upon available information and assumptions that the managements of International Assets and FCStone believe reasonably reflect the merger. The unaudited pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of International Assets would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

International Assets and FCStone Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2009

(In millions, except par value and share amounts)	IAHC Historical March 31, 2009	FC Stone Historical May 31, 2009	Pro Forma Adjustment		Pro Forma Combined
ASSETS
Cash and cash equivalents:
Unrestricted	$32.8	$15.9	$(6.0)	G	$42.7
Segregated	—	13.9			13.9
Commodity exchanges and clearing organizations — customer segregated deposits and receivables	—	831.6			831.6
Proprietary commodity accounts receivable and deposits	—	254.5			254.5
Cash and cash equivalents deposited with brokers, dealers and clearing organization	16.4	—			16.4
Receivable from brokers, dealers and clearing organization	16.3	50.4			66.7
Receivable from customers, net	37.6	21.4			59.0
Financial instruments owned, at fair value	153.6	16.3			169.9
Open contracts receivable	—	175.5			175.5
Physical commodities inventory, at cost	75.2	—			75.2
Notes receivable and advances	—	2.3			2.3
Income tax receivable	—	46.5	1.0	F,G	47.5
Investments in managed funds, at fair value	12.1	—			12.1
Deferred income taxes	1.9	20.1	6.1	A	28.1
Exchange memberships and stock	—	3.1			3.1
Property and equipment, net	3.1	7.9	(7.9)	A	3.1
Goodwill and intangible assets	11.6	7.5	(7.5)	A	11.6
Debt issuance costs, net	0.5	—			0.5
Other assets	4.4	10.2	(0.9)	A	13.7

Total assets	$365.5	$1,477.1	$(15.2)		$1,827.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Commodity and customer regulated accounts payable	$—	$828.6			$828.6
Accounts payable and accrued expenses	2.9	270.6			273.5
Open contracts payable	—	164.3			164.3
Financial instruments sold, not yet purchased, at fair value	132.5	—			132.5
Payable to lenders under loans and overdrafts	80.7	—			80.7
Payable to brokers, dealers and clearing organization	11.6	—			11.6
Payable to customers	26.6	—			26.6
Accrued compensation and benefits	6.5	—			6.5
Income taxes payable	1.2	—	(1.2)	F	—
Subordinated debt	—	41.0			41.0
Other long-term liabilities	0.5	—			0.5

	262.5	1,304.5	(1.2)		1,565.8
Convertible subordinated notes payable, net	16.7				16.7

Total liabilities	279.2	1,304.5	(1.2)		1,582.5

Commitments and contingencies
Minority interest	7.0	6.7			13.7

Stockholders’ equity:
Preferred stock	—	—			—
Common stock	0.1	108.1	(108.0)	D,E	0.2
Common stock in treasury, at cost	(0.1)	(2.2)	2.3	C	—
Additional paid-in capital	50.0	13.0	112.4	A,D,E,G	175.4
Retained earnings	34.0	51.3	(25.0)	B,E,G	60.3
Accumulated other comprehensive loss	(4.7)	(4.3)	4.3	E	(4.7)

Total stockholders’ equity	79.3	165.9	(14.0)		231.2

Total liabilities and stockholders’ equity	$365.5	$1,477.1	$(15.2)		$1,827.4

International Assets and FCStone Unaudited Pro Forma Condensed Combined Income Statement

For the Nine Months Ended March 31, 2009

(In millions, except share and per share amounts)	IAHC Historical Nine Months Ended March 31, 2009	FC Stone Historical Nine Months Ended May 31, 2009	Pro Forma Adjustment		Pro Forma Combined
Revenues:
Sales of physical commodities	$32,833.4	$19.3			$32,852.7
Net dealer inventory and investment gains	64.0	—			64.0
Commissions and clearing fees	—	109.7			109.7
Service, consulting, brokerage and asset management fees	3.2	43.3			46.5
Interest	—	21.8			21.8
Other	9.1	5.6			14.7

Total revenues	32,909.7	199.7	—		33,109.4
Cost of sales of physical commodities	32,831.3	19.1			32,850.4

Operating revenues	78.4	180.6	—		259.0
Interest expense	7.5	3.4			10.9

Net revenues	70.9	177.2	—		248.1

Non-interest expenses:
Compensation and benefits	32.7	47.3			80.0
Clearing and related expenses	13.9	65.3			79.2
Introducing broker commissions	—	16.9			16.9
Depreciation and amortization	0.8	2.2	(2.2)	H	0.8
Bad debts and impairments	3.6	120.1			123.7
Other	6.9	29.3	(0.2)	H	36.0

Total non-interest expenses	57.9	281.1	(2.4)		336.6

Income (loss) before income tax and minority interest	13.0	(103.9)	2.4		(88.5)
Income tax expense (benefit)	4.2	(42.1)	0.9	H	(37.0)

Income (loss) before minority interest	8.8	(61.8)	1.5		(51.5)
Minority interest in income (loss) of consolidated entities	(0.6)	(0.6)			(1.2)

Income (loss) from continuing operations	$9.4	$(61.2)	$1.5		$(50.3)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.06	$(2.19)			$(2.94)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.94	$(2.19)			$(2.94)

Weighted average number of common shares outstanding:
Basic	8,864,298	27,922,000	(19,685,010)		17,101,288

Diluted	9,972,697	27,922,000	(20,793,409)		17,101,288

International Assets and FCStone Unaudited Pro Forma Condensed Combined Income Statement

For the Fiscal Year Ended September 30, 2008

(In millions, except share and per share amounts)	IAHC Historical Fiscal Year Ended September 30, 2008	FCStone Historical Fiscal Year Ended August 31, 2008	Pro Forma Adjustment		Pro Forma Combined
Revenues:
Sales of physical commodities	$18,255.2	$2.0			$18,257.2
Net dealer inventory and investment gains	80.6	—			80.6
Commissions and clearing fees	—	179.2			179.2
Service, consulting, brokerage and asset management fees	13.4	97.7			111.1
Interest	—	48.3			48.3
Other	9.7	10.3			20.0

Total revenues	18,358.9	337.5	—		18,696.4
Cost of sales of physical commodities	18,231.5	1.1			18,232.6

Operating revenues	127.4	336.4	—		463.8
Interest expense	11.2	5.7			16.9

Net revenues	116.2	330.7	—		446.9

Non-interest expenses:
Compensation and benefits	40.0	79.7			119.7
Clearing and related expenses	15.5	104.0			119.5
Introducing broker commissions	—	33.3			33.3
Depreciation and amortization	1.0	2.0	(2.0)	H	1.0
Bad debts and impairments		2.0			2.0
Other	12.1	31.6	(0.1)	H	43.6

Total non-interest expenses	68.6	252.6	(2.1)		319.1

Income before income tax and minority interest	47.6	78.1	2.1		127.8
Income tax expense	18.0	30.9	0.8	H	49.7

Income before minority interest	29.6	47.2	1.3		78.1
Minority interest in income (loss) of consolidated entities	0.4	(0.2)			0.2

Income from continuing operations	$29.2	$47.4	$1.3		$77.9

Basic earnings per share:
Income from continuing operations	$3.47	$1.71			$4.69

Diluted earnings per share:
Income from continuing operations	$3.09	$1.64			$4.23

Weighted average number of common shares outstanding:
Basic	8,434,976	27,749,000	(19,563,045)		16,620,931

Diluted	9,901,766	28,934,000	(20,398,470)		18,437,296

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Conforming Interim Periods

International Assets’ second quarter results for the interim period covered the six months ended on March 31, 2009 while FCStone’s third quarter results for the interim period covered the nine months ended on May 31, 2009. In order for the pro forma results to be comparative with FCStone’s unaudited interim nine month results, International Assets historical financial information for the income statement covering the nine months ended March 31, 2009 has been derived by adding the unaudited results for the six months ended March 31, 2009 to the audited results for the fiscal year ended September 30, 2008 and deducting the unaudited results for the nine months ended June 30, 2008, as follows:

(In millions, except share and per share amounts)	IAHC Historical Six Months Ended March 31, 2009 A	IAHC Historical Fiscal Year Ended September 30, 2008 B	IAHC Historical Nine Months Ended June 30, 2008 C	IAHC Historical Nine Months Ended March 31, 2009 D = A + B - C
Revenues:
Sales of physical commodities	$25,924.0	$18,255.2	$11,345.8	$32,833.4
Net dealer inventory and investment gains	35.4	80.6	52.0	64.0
Commissions and clearing fees	—		—	—
Service, consulting, brokerage and asset management fees	2.7	13.4	12.9	3.2
Interest	—	—	—	—
Other	5.8	9.7	6.4	9.1

Total revenues	25,967.9	18,358.9	11,417.1	32,909.7
Cost of sales of physical commodities	25,911.2	18,231.5	11,311.4	32,831.3

Operating revenues	56.7	127.4	105.7	78.4
Interest expense	4.6	11.2	8.3	7.5

Net revenues	52.1	116.2	97.4	70.9

Non-interest expenses:
Compensation and benefits	24.0	40.0	31.3	32.7
Clearing and related expenses	9.9	15.5	11.5	13.9
Introducing broker commissions	—	—	—	—
Depreciation and amortization	0.5	1.0	0.7	0.8
Bad debts and impairments	2.4	2.4	1.2	3.6
Other	4.2	9.7	7.0	6.9

Total non-interest expenses	41.0	68.6	51.7	57.9

Income before income tax and minority interest	11.1	47.6	45.7	13.0
Income tax expense	3.3	18.0	17.1	4.2

Income before minority interest	7.8	29.6	28.6	8.8
Minority interest in income (loss) of consolidated entities	0.5	0.4	1.5	(0.6)

Income from continuing operations	$7.3	$29.2	$27.1	$9.4

Basic earnings per share:
Income from continuing operations				$1.06
Diluted earnings per share:
Income from continuing operations				$0.94
Weighted average number of common shares outstanding:
Basic				8,864,298

Diluted				9,972,697

Note 2 — Preliminary Purchase Price

International Assets is subject to the terms and conditions of the merger agreement unanimously approved by the boards of directors of both International Assets and FCStone. Pursuant to the terms and conditions of the merger agreement, International Assets will acquire all of the outstanding shares of FCStone common stock at the fixed exchange ratio of 0.295 shares of International Assets common stock for each share of FCStone common stock. In addition, each outstanding vested and unvested FCStone stock option granted under FCStone’s stock option plan will be converted into a vested option to purchase shares of International Assets common stock, with adjustments to the number of shares and the strike price to reflect the exchange ratio. For purposes of the pro forma financial statements, the purchase price was computed using FCStone’s publicly available information and reflects the market value of International Assets common stock to be issued in connection with the merger based on a price of $14.80 per share, which is the weighted-average of the closing market prices of International Assets’ common stock for a period beginning two days before and ending two days after July 1, 2009. International Assets expects to issue approximately 8.2 million common shares in the proposed combination based on the number of shares of FCStone common stock outstanding as of July 1, 2009. The purchase price is estimated to be $123.4 million, which includes

•	the issuance of International Assets common stock

•	the conversion of vested and unvested FCStone stock options into options to purchase International Assets common stock

•	International Assets acquisition costs of approximately $1.5 million which, under SFAS 141, are required to be added to the purchase price

The purchase price as of March 31, 2009 is calculated as follows:

(amounts in millions, except share and per share amounts)	March 31, 2009
FCStone outstanding shares as of July 1, 2009	27,930,188
Exchange ratio	0.295

Number of shares of International Assets common stock to be issued	8,239,405
Weighted average price per share of International Assets common stock, for the period covering two days immediately before and after July 1, 2009	$14.80

Consideration attributable to issuance of International Assets common stock	$121.9
International Assets acquisition costs	1.5

Total purchase price	$123.4

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by International Assets in the merger, reconciled to the estimate of consideration expected to be transferred.

(amounts in millions)	March 31, 2009
Book value of net assets acquired at March 31, 2009	$165.9
Adjusted for:
FCStone write-down of non-current assets, net of deferred taxes	(10.2)

Adjusted book value of net assets acquired	155.7
Adjusted for:
FCStone transaction costs	(4.5)
International Assets transaction costs	(1.5)
Excess net assets over purchase price (negative goodwill)	(26.3)

Total purchase price	$123.4

For the purposes of the pro forma financial statements, International Assets has made a preliminary estimate of the fair value for certain of FCStone’s assets and liabilities. After closing of the transaction, International Assets will undertake a valuation to determine the fair value of the FCStone assets to be acquired and liabilities to be assumed and the related allocations of purchase price. The valuations produced by this exercise may differ materially from the values shown in the pro forma financial statements. Actual transaction costs may differ materially from those shown in the pro forma financial statements.

The merger is reflected in the pro forma balance sheet as follows:

A.	the writing down of $7.9 million in property and equipment, $7.5 million in intangible assets, and $0.9 million in equipment related to research and development activities, net of estimated deferred taxes of $6.1 million, set up for this item in accordance with the guidance of SFAS 109, Accounting for Income Taxes;

B.	the excess of the book value of the assets acquired and liabilities assumed over the purchase price of $27.8 million is reflected as an increase in retained earnings as an extraordinary gain (negative goodwill);

C.	the cancellation of all outstanding shares of treasury stock;

D.	the issuance of 8,239,405 shares of International Assets common stock, which increases stockholders’ equity by $121.9 million; and

E.	the acquisition and cancellation of FCStone’s common stock and elimination of FCStone’s stockholders’ equity, which reduces stockholders’ equity by $165.9 million; and

F.	the reclassification of taxes payable of $1.2 million to tax receivable; and

G.	the recognition of $1.5 million in International Assets transaction costs and $4.5 million in FCStone transaction costs, net of the related tax benefit of $2.2 million.

The merger is reflected in the pro forma income statement as follows:

H.	The elimination of depreciation and amortization expense for FCStone totaling $2.4 million and $2.1 million for the nine months ended May 31, 2009 and fiscal year ended August 31, 2008, respectively, due to the write down of FCStone’s non-current property and equipment, equipment related to research and development activities, and intangible assets. These amounts result in adjustments to income taxes of $0.9 million and $0.8 million for the nine months ended May 31, 2009 and fiscal year ended August 31, 2008, respectively.

Note 3 — International Assets Transaction Costs

International Assets estimates that its expenses for this transaction will be approximately $1.5 million, of which $1.0 million is contingent upon the successful closing of this transaction. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. In accordance with SFAS 141, these costs are capitalized and included in the purchase price for the purpose of calculating the value of negative goodwill.

The merger agreement also provides for certain termination rights that may result in either International Assets or FCStone paying a termination fee. The pro forma financial statements have been prepared under the assumption that the merger will be completed and reflects only an estimate of those costs to be incurred by each company in connection with the merger. The pro forma financial statements do not reflect any potential termination fees.

Note 4 – Pro Forma Earnings (Loss) Per Share

The pro forma combined earnings (loss) and diluted earnings per share for the respective periods presented are based on the combined weighted average number of common and diluted potential common shares of International Assets and FCStone for all periods presented. The number of weighted average common shares, including all diluted potential common shares, reflects the exchange of 0.295 shares of International Assets common stock for each share of FCStone common stock. Amounts used in the determination of the pro forma basic and diluted earnings per share are as follows:

(In millions, except share and per share numbers)	As of and for the Nine Months Ended March 31, 2009	As of and for the Fiscal Year Ended September 30, 2008
Pro forma (loss) income from continuing operations	$(50.3)	$77.9

Earnings (loss) per common share:
Weighted average basic shares outstanding	17,101,288	16,620,931

Per share	$(2.94)	$4.69

Diluted earnings (loss) per common share:
Weighted average diluted shares outstanding	17,101,288	18,437,296

Per share	$(2.94)	$4.23

At March 31, 2009, options to purchase 992,972 shares of International Assets common stock were outstanding but not included in the calculation of diluted earnings per common share as the pro forma results indicated a loss per share. At September 30, 2008, options to purchase 121,341 shares of International Assets common stock were outstanding but not included in the calculation of diluted earnings per common share as the exercise price was higher than the market price (antidilutive).

Note 5 — Stock Options

Pursuant to the terms and conditions of the merger agreement, upon the completion of the merger, vested and unvested FCStone stock options will be converted into vested options to purchase shares of International Assets common stock with the same terms and conditions as the applicable FCStone stock options after taking into account the exchange ratio. As of July 1, 2009, FCStone had outstanding stock options for the purchase of approximately 2.3 million shares of FCStone common stock. In accordance with the merger agreement, 0.2950 stock options will be issued for each stock option assumed and the strike prices will be adjusted accordingly.

LEGAL MATTERS

Shutts & Bowen LLP, Miami, Florida, will pass upon the validity of the International Assets common stock offered by this joint proxy statement/prospectus. The material U.S. federal income tax consequences of the merger will be passed upon for International Assets by Shutts & Bowen LLP and for FCStone by Stinson Morrison Hecker LLP.

EXPERTS

The consolidated financial statements of International Assets as of September 30, 2008 and 2007 and for each of the three years ended September 30, 2008, included in this joint proxy statement/prospectus and registration statement, and the effectiveness of International Assets’ internal control over financial reporting as of September 30, 2008 have been audited by Rothstein Kass & Company, P.C., independent registered public accounting firm, as set forth in their reports appearing elsewhere herein. Such consolidated financial statements are included herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedules of FCStone as of August 31, 2008 and 2007 and for each of the years in the three-year period ended August 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

As permitted by the Securities Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This is known as householding.

Each of International Assets and FCStone will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: International Assets Holding Corporation, 220 E. Central Parkway, Suite 2060 Altamonte Springs, Florida, 32701, Attn: Investor Relations, (888) 345-4685 ext. 335, or to FCStone Group, Inc., Attn: Investor Relations, 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116, (800) 255-6381.

WHERE YOU CAN FIND MORE INFORMATION

International Assets and FCStone each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that the companies file at the SEC’s Public Reference Rooms at 100 F Street, NE Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. International Assets’ and FCStone’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

You may obtain a free copy of International Assets annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports on the day of filing with the SEC on the Internet at http://www.intlassets.com or by contacting the Investor Relations Department at International Assets’ corporate office by calling 1-888-345-4685 ext. 345 or making a request in writing to International Assets Holding Corp., 220 E. Central Parkway, Suite 2060 Altamonte Springs, Florida, 32701, Attn: Investor Relations.

You may obtain a free copy of FCStone annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports on the day of filing with the SEC on the Internet at http://www.fcstone.com or by contacting the Investor Relations Department at FCStone’s corporate office by calling (800) 255-6381 or making a request in writing to FCStone Group Inc., Attn: Investor Relations, 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116.

International Assets has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of International Assets common stock to be issued in the merger contemplated by the merger agreement. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus and proxy statement of International Assets and a proxy statement of FCStone for the special meeting.

The SEC allows FCStone to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that FCStone can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or incorporated by reference subsequent to the date of this document.

This joint proxy statement/prospectus incorporates by reference the documents listed below that FCStone has previously filed with the SEC:

•	Annual Report on Form 10-K/A for the fiscal year ending August 31, 2008;

•	Quarterly Reports on Forms 10-Q for the quarters ending November 30, 2008, February 28, 2009, and May 31, 2009;

•	Current Reports on Forms 8-K filed with the SEC on November 12, 2008, January 16, 2009, March 19, 2009, March 24, 2009, June 29, 2009 and July 2, 2009; and

•

A description of the Common Stock, par value $0.0001 per share, of FCStone is contained under the caption “Description of Common Stock” in the Prospectus that constitutes part of FCStone’s Registration Statement on Form S-1 (File No. 333-137967) initially filed with the SEC on October 12, 2006, as amended from time to time and is incorporated by reference into FCStone’s Registration Statement on Form 8-A12B filed with the SEC on March 14, 2007.

In addition, FCStone incorporates by reference additional documents that it may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this joint proxy statement/prospectus and the date the date of the stockholders meeting (other than information furnished and not filed with the SEC). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

International Assets and FCStone also incorporate by reference the following additional documents:

•	the Agreement and Plan of Merger and Reorganization attached to this joint proxy statement/prospectus as Annex A;

•	the Stock Option Agreement between International Assets and FCStone stockholders attached to this joint proxy statement/prospectus as Annex B;

•	the Support Agreement between FCStone and certain International Assets stockholders attached to this joint proxy statement/prospectus as Annex C;

•	the Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. attached to this joint proxy statement/prospectus as Annex D;

•	the Opinion of BMO Capital Markets, Inc. attached to this joint proxy statement/prospectus as Annex E;

•	Form of Certificate of Amendment to the Certificate of Incorporation of International Assets to Increase the Authorized Shares of International Assets Common Stock as Annex F; and

•	Form of Certificate of Amendment to the Certificate of Incorporation of International Assets to Establish Classified Board as Annex G.

International Assets has supplied all information contained in this joint proxy statement/prospectus relating to International Assets or merger sub, and FCStone has supplied all information relating to FCStone.

You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2009. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of International Assets common stock in the merger shall create any implication to the contrary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF INTERNATIONAL ASSETS HOLDING CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

International Assets Holding Corporation

We have audited the accompanying consolidated balance sheets of International Assets Holding Corporation and Subsidiaries (the “International Assets”) as of September 30, 2008 and 2007, and the related consolidated income statements, consolidated statements of stockholders’ equity and consolidated cash flow statements for each of the years in the three-year period ended September 30, 2008. We have also audited International Assets’ internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). International Assets’ management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on International Assets’ internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our audit over internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Assets as of September 30, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, International Assets maintained, in all material respects, effective internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/    Rothstein, Kass & Company, P.C.

Rothstein, Kass & Company, P.C.

Roseland, New Jersey

December 8, 2008

INTERNATIONAL ASSETS HOLDING CORPORATION

Consolidated Balance Sheet

(In millions, except par value and share amounts)

September 30,	2008	2007
ASSETS
Cash	$48.2	$36.0
Cash and cash equivalents deposited with brokers, dealers and clearing organization	14.6	17.7
Receivable from brokers, dealers and clearing organization	20.2	31.5
Receivable from customers, net	49.2	40.4
Financial instruments owned, at fair value	218.0	147.0
Physical commodities inventory, at cost	57.4	39.4
Trust certificates, at fair value	—	11.2
Prepaid income taxes	—	1.1
Investment in managed funds, at fair value	11.9	16.3
Deferred income taxes	—	5.6
Property and equipment, net	2.5	2.4
Intangible assets, net	0.6	0.8
Goodwill	8.8	7.3
Debt issuance costs, net	0.6	1.2
Other assets	6.0	3.3

Total assets	$438.0	$361.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$4.3	$5.2
Financial instruments sold, not yet purchased, at fair value	151.5	163.8
Payable to lenders under loans and overdrafts	119.8	85.1
Payable to brokers, dealers and clearing organization	25.0	14.5
Payable to customers	26.3	18.3
Accrued compensation and benefits	8.0	7.2
Income taxes payable	1.0	3.0
Deferred income taxes	2.0	—
Other long-term liabilities	0.4	0.5

	338.3	297.6
Convertible subordinated notes payable, net	16.8	24.9

Total liabilities	355.1	322.5

Commitments and contingencies (see Note 16)
Minority owners’ interest in consolidated entities	8.1	3.1

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value. Authorized 17,000,000 shares; issued and outstanding 8,928,711 shares at September 30, 2008 and 8,253,508 shares at September 30, 2007	0.1	0.1
Additional paid-in capital	48.9	36.6
Retained earnings (accumulated deficit)	26.7	(1.1)
Accumulated other comprehensive income (loss)	(0.9)	—

Total stockholders’ equity	74.8	35.6

Total liabilities and stockholders’ equity	$438.0	$361.2

See accompanying notes.

INTERNATIONAL ASSETS HOLDING CORPORATION

Consolidated Income Statements

(In millions, except share and per share amounts)

Year Ended September 30,	2008	2007	2006
Revenues:
Sales of physical commodities	$18,255.2	$4,429.3	$442.9
Net dealer inventory and investment gains	80.6	18.1	31.2
Asset management fees	13.4	7.8	0.8
Other	9.7	5.1	1.6

Total revenues	18,358.9	4,460.3	476.5
Cost of sales of physical commodities	18,231.5	4,406.7	440.6

Operating revenues	127.4	53.6	35.9
Interest expense	11.2	9.4	2.1

Net revenues	116.2	44.2	33.8

Non-interest expenses:
Compensation and benefits	40.0	30.4	16.7
Clearing and related expenses	15.5	11.8	7.7
Occupancy and equipment rental	1.5	1.1	0.6
Professional fees	2.3	1.9	0.8
Depreciation and amortization	1.0	0.8	0.4
Business development	2.8	1.7	1.1
Insurance	0.4	0.3	0.2
Other	5.1	1.9	1.0

Total non-interest expenses	68.6	49.9	28.5

Income (loss) before income tax and minority interest	47.6	(5.7)	5.3
Income tax expense (benefit)	18.0	(2.0)	1.7

Income (loss) before minority interest	29.6	(3.7)	3.6
Minority interest in income of consolidated entities	0.4	0.6	0.1

Income (loss) from continuing operations	29.2	(4.3)	3.5
Loss from discontinued operations, net of taxes	1.4	0.2	—

Net income (loss)	$27.8	$(4.5)	$3.5

Basic earnings (loss) per share:
Continuing operations	$3.47	$(0.54)	$0.45
Discontinued operations	$(0.17)	$(0.02)	$—

Net basic earnings (loss) per share	$3.30	$(0.56)	$0.45

Diluted earnings (loss) per share
Continuing operations	$3.09	$(0.54)	$0.41
Discontinued operations	$(0.14)	$(0.02)	$—

Net diluted earnings (loss) per share	$2.95	$(0.56)	$0.41

Weighted average number of common shares outstanding:
Basic	8,434,976	8,086,837	7,636,808

Diluted	9,901,766	8,086,837	8,387,761

See accompanying notes.

INTERNATIONAL ASSETS HOLDING CORPORATION

Consolidated Cash Flow Statements

(In millions)

Year Ended September 30,	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$27.8	$(4.5)	$3.5
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1.2	0.8	0.4
Income tax benefit on stock awards exercised	—	—	0.4
Deferred income taxes	7.8	(6.3)	1.6
Amortization of debt issuance costs and debt discount	0.3	0.4	—
Convertible debt interest settled in Company stock upon partial conversion	0.1	—	—
Minority interest	0.4	0.6	0.1
Amortization of stock-based compensation expense	1.5	0.8	—
Unrealized investment loss (gain) from INTL Consilium managed funds	3.5	(1.5)	(0.2)
Changes in operating assets and liabilities:
Receivable from brokers, dealers and clearing organization	11.2	(23.1)	(4.5)
Receivable from customers	(19.5)	(13.6)	0.2
Financial instruments owned, at fair value	(26.2)	(58.1)	(13.2)
Physical commodities inventory, at cost	(17.8)	(24.1)	(15.3)
Prepaid income taxes	1.1	2.1	(2.8)
Other assets	(2.3)	(1.8)	0.2
Accounts payable and accrued expenses	(2.0)	3.3	0.8
Financial instruments sold, not yet purchased, at fair value	(32.9)	55.6	18.8
Payable to brokers, dealers and clearing organization	10.5	4.6	5.5
Payable to customers	8.0	10.7	(0.4)
Accrued compensation and benefits	0.7	3.0	2.1
Income taxes payable	(2.0)	1.5	(0.7)
Other liabilities	—	(0.2)	(0.5)

Net cash used in operating activities	(28.6)	(49.8)	(4.0)

Cash flows from investing activities:
Capital contribution of consolidated joint venture partner	—	2.0	—
Capital distribution of consolidated joint venture partner	(2.8)	(0.7)	0.3
Cash from consolidation of ICCAF	16.4	—	0.4
Cash acquired with acquisition of Gainvest	—	2.2	—
Payments related to acquisition of Gainvest	(1.4)	(2.8)	—
Payments related to acquisition of INTL Global Currencies	—	(0.8)	(1.8)
Investment in managed funds	(10.0)	(13.5)	(1.0)
Investment withdrawals from managed funds	—	—	3.4
Purchase of property and equipment	(1.1)	(1.2)	(0.6)

Net cash provided by (used in) investing activities	1.1	(14.8)	0.7

Cash flows from financing activities:
Issuance of convertible subordinated notes payable, net	—	—	25.4
Payable to lenders under loans and overdrafts	34.7	78.5	(6.3)
Exercise of stock options	1.4	1.1	2.0
Income tax benefit on stock awards exercised	1.3	0.7	—

Net cash provided by financing activities	37.4	80.3	21.1

Effect of exchange rates on cash and cash equivalents	(0.8)	—	—

Net increase in cash and cash equivalents	9.1	15.7	17.8
Cash and cash equivalents at beginning of period	53.7	38.0	20.2

Cash and cash equivalents at end of period	$62.8	$53.7	$38.0

Supplemental disclosure of cash flow information:
Cash paid for interest	$10.2	$8.3	$2.0

Income taxes paid	$9.4	$1.7	$3.2

Supplemental disclosure of non-cash investing and financing activities:
Conversion of subordinated notes to common stock, net	$8.1	$1.9	$—

Release of trust certificates	$11.2	$2.9	$1.4

Estimated beginning fair value of assets and (liabilities) received on consolidation:
Assets acquired	$50.9	$8.8	$1.2
Liabilities assumed	(43.7)	(6.0)	(0.1)
Minority owners interest	(7.2)	—	(0.3)

Total net assets acquired	$—	$2.8	$0.8

Identified intangible assets on acquisitions	$—	$0.9	$—

Additional goodwill on acquisitions	$—	$1.0	$0.3

Issuance of common stock related to acquisitions	$—	$1.7	$—

See accompanying notes.

INTERNATIONAL ASSETS HOLDING CORPORATION

Consolidated Statements of Stockholder’s Equity

(In millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total
Balance as of October 1, 2005	$0.1	$28.1	$(0.1)	$—	$28.1
Components of comprehensive income:
Net income			3.5		3.5

Total comprehensive income					$3.5

Exercise of stock options	—	2.0			2.0
Stock-based compensation		0.3			0.3

Balance as of September 30, 2006	$0.1	$30.4	$3.4	$—	$33.9

Components of comprehensive loss:
Net loss			(4.5)		(4.5)

Total comprehensive loss					$(4.5)

Exercise of stock options	—	1.1			1.1
Stock-based compensation		1.5			1.5
Debt conversion	—	1.9			1.9
Issuance of shares for acquisition	—	1.7			1.7

Balance as of September 30, 2007	$0.1	$36.6	$(1.1)	$—	$35.6

Components of comprehensive income:
Net income			27.8		27.8
Change in unrealized gain (loss) on derivative instruments				(0.8)	(0.8)
Change in foreign currency translation				(0.1)	(0.1)

Total comprehensive income					$26.9

Exercise of stock options	—	2.6			2.6
Stock-based compensation		1.6			1.6
Debt conversion	—	8.1			8.1

Balance as of September 30, 2008	$0.1	$48.9	$26.7	$(0.9)	$74.8

See accompanying notes.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Note 1 — Accounting Policies

Accounting Principles

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of International Assets Holding Corporation and its subsidiaries. Intercompany transactions and balances have been eliminated. Equity investments in which International Assets exercises control or variable interest entities in which International Assets is the primary beneficiary have been consolidated. Unless otherwise stated herein, all references to 2008, 2007 and 2006 refer to International Assets’ fiscal years ended September 30.

Estimates and Assumptions

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. The most significant of these estimates and assumptions relate to fair value measurements for financial instruments and investments and the provision for potential losses from bad debts. Provisions for estimated bad debts are recorded on a specific identification basis. Although these and other estimates and assumptions are based on the best available information, actual results may differ materially from management’s estimates and assumptions.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to Other Comprehensive Income (“OCI”).

Revenue Recognition

Sales of physical commodities revenue are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. International Assets reports its physical commodities revenues on a gross basis, with the corresponding cost of sales shown separately, in accordance with the guidelines provided in Emerging Issues Task Force (‘EITF’) Issue No. 99-19.

Net dealer inventory and investment gains are recognized on a trade-date basis and include changes in unrealized gains or losses on investments at market value.

Asset management fees are recognized as they are earned based on estimates of fees due at each period-end date. These include estimated performance fees based on the amount that would be due under the formula for exceeding performance targets as of the period-end date. Estimated performance fees may be at risk due to future performance contingencies until such time as they are fixed.

Revenue generally is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

Cost of Revenue

Cost of sales of physical commodities include finished commodity or raw material and processing costs along with operating costs relating to the receipt, storage and delivery of the physical commodities.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Stock-Based Compensation

On October 1, 2006 International Assets adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective method. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight-line method.

For option awards granted subsequent to the adoption of SFAS No. 123(R), compensation cost is recognized on a straight-line basis over the vesting period for the entire award. This is consistent with the method used prior to the adoption of SFAS No. 123(R) in the calculation of pro-forma compensation expense. The expense of unvested option awards granted prior to the adoption of SFAS No. 123(R) will continue to be recognized on a straight-line basis, over the balance of the vesting period.

If International Assets had determined compensation expense for International Assets’ options based on the grant-date fair values in accordance with SFAS No. 123 in fiscal year 2006 International Assets’ net income and earnings per share amounts would have been as follows:

Year Ended September 30, (In millions, except per share amounts)	2006
Net income, as reported	$3.5
Pro forma option compensation expense	(0.5)

Pro forma net income	$3.0

Basic earnings per share, as reported	$0.45
Basic earnings per share, pro forma	$0.38
Diluted earnings per share, as reported	$0.41
Diluted earnings per share, pro forma	$0.35

Income Taxes

Income tax expense includes U.S. and foreign income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes.

Financial Instruments

Cash and cash equivalents consist of cash and cash deposits with brokers, dealers and International Assets’ clearing organization. International Assets considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents. All cash and cash equivalents deposited with brokers, dealers and clearing organization support International Assets’ trading activities, and are subject to contractual restrictions. Cash deposits with clearing organization consist of cash, foreign currency and money market funds stated at cost. The fair value of these investments approximates their carrying value. Cash in the consolidated VIE, INTL Consilium Convertible Arbitrage Fund, is not available for International Assets’ operations. The amount of this cash is disclosed in Note 3.

Financial instruments owned, at fair value and financial instruments sold, not yet purchased, at fair value consist of financial instruments carried at fair value or amounts that approximate fair value, with related unrealized changes in gains or losses recognized in International Assets’ results of operations. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Investment in managed funds, at fair value represents investments in funds managed by International Assets’ fund managers. The investments are valued at period-end at the net asset value provided by the fund’s administrator.

We utilize derivative instruments to manage exposures to foreign currency, commodity price and interest rate risks for International Assets and its customers. International Assets’ objectives for holding derivatives include reducing, eliminating, and efficiently managing the economic impact of these exposures as effectively as possible. Derivative instruments are recognized as either assets or liabilities and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For a derivative instrument designated as a cash-flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of OCI and is subsequently recognized in earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is recognized in earnings. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized in earnings.

International Assets’ derivative contracts consist of exchange-traded and over-the-counter (‘OTC’) derivatives. Fair values of exchange-traded derivatives are generally determined from quoted market prices. OTC derivatives are valued using valuation models. The valuation models used to derive the fair values of OTC derivatives require inputs including contractual terms, market prices, yield curves and measurements of volatility. International Assets uses similar models to value similar instruments. Where possible, International Assets verifies the values produced by pricing models by comparing them to market transactions. Inputs may involve judgment where market prices are not readily available. Derivatives used as economic hedges in our commodities business generally do not qualify for hedge accounting under Statement of Financial Standards (‘SFAS’) No. 133, Accounting for Derivative Instruments and Hedging Activities.

International Assets may lease commodities to or from customers or counterparties, or advance commodities to customers on an unpriced basis, receiving payment as and when they become priced. These are valued at fair value and classified under financial instruments as hybrid contracts with embedded derivative features that cannot be reliably measured and separated from the host contract. As permitted by SFAS 133, the entire instrument is recorded at fair value, with the corresponding change in fair value recognized in revenue within net dealer and investment gains.

Inventories

Inventories are stated at the lower of cost or market, using the specific identification weighted average price method. Cost includes finished commodity or raw material and processing costs related to the purchase and processing of inventories.

Reclassifications

Effective for the quarter ended December 31, 2007 International Assets reclassified certain balances on its consolidated balance sheet and consolidated cash flow statement as of September 30, 2007 to reflect the netting of $60.8 million in balances payable to customers representing cash collateral offset against financial instruments executed with the same counterparty under master netting agreements, as discussed within recently adopted accounting standards below.

Effective for the quarter ended June 30, 2008, International Assets reclassified certain prior period balances from professional fees to clearing and related expenses. The reclassified fees were fund service accounting

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

charges which are based on the value of the respective funds. The net result of this change for the year ended September 30, 2007 was an increase in clearing and related expenses of $0.4 million and a corresponding decrease of $0.4 million in professional fees. There was no change to the 2006 numbers as presented.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated life of the asset or the lease term, which range from three to seven years. Computer software developed or obtained for internal use is depreciated using the straight-line method over the estimated useful life of the software, generally three years or less.

Goodwill

Goodwill is tested for impairment on an annual basis for the fiscal year-end, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented.

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from one to five years. International Assets evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. Residual value is presumed to be zero, subject to certain exceptions. All of International Assets’ intangible assets are subject to amortization. No material impairments of intangible assets have been identified during any of the periods presented.

Recently Issued Accounting Standards

Recently Adopted Accounting Pronouncements

In December, 2007, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 110 (SAB 110). SAB 110 amends the SEC’s views discussed in Staff Accounting Bulletin No. 107 (SAB 107) regarding the use of the simplified method in developing estimates of the expected lives of share options in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)). During 2007 International Assets calculated the expected term of options granted using the simplified method in accordance with SAB 107. The simplified method was intended to be a temporary estimation technique and was to be phased out as more detailed information about exercise behavior became readily available. SAB 110 was effective for us beginning in the first quarter of 2008, and from the second quarter of 2008, International Assets estimates the expected term of options granted based on its historical experience with its employees’ exercise of stock options and other factors. International Assets’ implementation of SAB 110 in the second quarter of 2008 did not have a material effect on its consolidated financial position, results of operations or cash flows.

In April 2007, the FASB issued FASB Staff Position (FSP) No. FIN 39-1, Amendment of FASB Interpretation No. 39. FSP FIN 39-1 modifies FIN 39, Offsetting of Amounts Related to Certain Contracts, and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. Effective for the quarter ended December 31, 2007, International Assets elected to adopt FIN FSP 39-1, which changed its accounting policy related to netting of customer cash collateral balances against financial instruments where a right of setoff exists with the same counterparty under master netting agreements.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

International Assets believes that it is preferable to net these balances against each other in order to better present International Assets’ exposure related to financial instruments and customer balances. The consolidated balance sheet and consolidated cash flow statement as of September 30, 2007 have been adjusted to reflect the netting of $60.8 million in balances payable to customers representing cash collateral offset against financial instruments executed with the same counterparty under master netting agreements.

In December 2006, the FASB issued EITF 00-19-2, Accounting for Registration Payment Arrangements. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. EITF 00-19-2 was effective for fiscal years beginning after December 15, 2006. International Assets adopted EITF 00-19-2 with effect from October 1, 2007. The adoption has not had a material impact on International Assets’ consolidated financial position, results of operations or cash flows.

Recent Accounting Pronouncements Not Yet Adopted

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is not Active. FSP FAS 157-3 is consistent with the joint press release the FASB issued with the Securities and Exchange Commission on September 30, 2008, which provides general clarification guidance on determining fair value under FASB 157 when markets are inactive. FSP FAS 157-3 specifically addresses the use of judgment in determining whether a transaction in a dislocated market represents fair value, the inclusion of market participant risk adjustments when an entity significantly adjusts observable market data based on unobservable inputs, and the degree of reliance to be placed on broker quotes or pricing services. FSP FAS 157-3 is effective October 10, 2008 and should be applied prospectively. International Assets does not believe that FSP FAS 157-3 will have a significant effect on its current fair value measurements.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. FSP FAS 133-1 and FIN 45-4 require enhanced disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument, and require additional disclosure about the current status of the payment/performance risk of a guarantee. FSP FAS 133-1 and FIN 45-4 are effective for International Assets’2009 fiscal first quarter financial statements as of December 31, 2008. International Assets is currently evaluating the potential impact of the adoption of FSP FAS 133-1 and FIN 45-4 on disclosures in its financial statements.

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. International Assets will adopt FSP EITF 03-6-1 for International Assets’ 2010 fiscal year. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions in this FSP. However, early application of the provisions in this FSP is prohibited. International Assets is currently evaluating the potential impact of the adoption of FSP 03-6-1 on its results of operations.

In April 2008, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), Business Combinations, and other U.S. generally accepted accounting principles (GAAP). This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. International Assets will adopt FSP FAS 142-3 for its 2010 fiscal year. International Assets is currently evaluating the potential impact that the adoption of FSP 142-3 will have on its consolidated financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal periods beginning after November 15, 2008. International Assets will adopt SFAS No. 161 effective January 1, 2009. International Assets is currently evaluating the potential impact of the adoption of SFAS No. 161 on disclosures in our financial statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 (FSP 157-2), Effective Date of FASB Statement No. 157. FSP 157-2 deferred the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. As a result of FSP 157-2, International Assets will adopt SFAS No. 157 for its nonfinancial assets and nonfinancial liabilities beginning with the first quarter of its fiscal year 2010. International Assets is currently evaluating the potential impact that the adoption of SFAS No. 157 will have on its consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008, and earlier adoption is prohibited. SFAS No. 160 will be effective for International Assets for its 2010 fiscal year and will be applied prospectively, except for the presentation and disclosure requirements, which will be applied retrospectively. International Assets is currently evaluating the potential impact that the adoption of SFAS No. 160 will have on its consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141(R) (revised 2007), Business Combinations. SFAS No. 141(R) significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under SFAS No. 141(R), changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008, and earlier adoption is prohibited. International Assets will adopt SFAS No. 141(R) beginning October 1, 2009 and will change its accounting treatment for business combinations on a prospective basis for business combinations completed on or after that date.

Note 2 — Earnings (Loss) per Share

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

period using the treasury stock method for options and restricted stock, and the if-converted method for convertible debt. Dilutive potential common shares include outstanding stock options, restricted stock, and convertible debt. The components of basic and diluted earnings per share are as follows:

Year Ended September 30, (In millions, except share amounts)	2008	2007	2006
Numerator:
Income from continuing operations	$29.2	$(4.3)	$3.5
Add: Interest on convertible debt, net of tax	1.4	—	—

Diluted income (loss) from continuing operations	30.6	(4.3)	3.5
Less: loss from discontinued operations	(1.4)	(0.2)	—

Diluted net income (loss)	$29.2	$(4.5)	$3.5

Denominator:
Weighted average number of:
Common shares outstanding	8,434,976	8,086,837	7,636,808
Dilutive potential common shares outstanding:
Share-based awards	492,663	—	750,953
Convertible debt	974,067	—	—

Diluted weighted-average shares	9,901,706	8,086,837	8,387,761

For fiscal years 2008 and 2006, options to purchase 121,341 shares and 10,000 shares of common stock, respectively, were excluded from the calculation of diluted earnings per share because the exercise prices of the stock options were greater than or equal to the average price of the common shares, and therefore their inclusion would have been anti-dilutive. No options to purchase shares of common stock were considered in the calculation of diluted loss per share for the year ended September 30, 2007 because there was a net loss for the period and therefore their inclusion would have been anti-dilutive. For fiscal years 2007 and 2006, 981,547 and 1,058,824 shares, respectively, were excluded from the calculation of diluted earnings per share for convertible subordinated notes payable as they would have been anti-dilutive under the if-converted method.

Note 3 — Consolidation of the ICCAF Fund

International Assets has an investment in the INTL Consilium Convertible Arbitrage Fund (‘the ICCAF fund’). On June 1 and September 1, 2008, International Assets made additional investments in the ICCAF fund, increasing its interest to 73%. Under the provisions of FIN 46 (R) International Assets was required to consolidate the ICCAF fund as a variable interest entity effective June 1, 2008. Accordingly, the minority interest shown in the balance sheet and income statement for 2008 also includes the minority interests of the ICCAF fund with effect from June 1, 2008. The creditors of the ICCAF fund have no recourse to the general assets of International Assets.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

The following table presents a condensed balance sheet of ICCAF at June 1, 2008, the date of consolidation for the ICCAF fund, and at September 30, 2008:

(In millions)	ICCAF as of June 1, 2008 (unaudited)	ICCAF as of September 30, 2008
Cash and cash equivalents	$16.4	$—
Financial instruments owned	44.9	77.1
Other assets	0.4	0.3

Total assets	61.7	77.4

Accounts payable	1.0	0.5
Financial instruments sold, not yet purchased	42.6	49.0
Other liabilities	—	7.8

Total liabilities	43.6	57.3

Equity	18.1	20.1

Total liabilities and equity	$61.7	$77.4

Note 4 — Other Revenues, net

Other revenue is comprised of the following:

(In millions)
Year Ended September 30,	2008	2007	2006
Fees and commissions	$6.2	$3.7	$0.6
Dividend expense, net	(0.2)	(0.2)	(0.1)
Interest income	3.1	0.9	0.4
Other	0.6	0.7	0.7

Total other revenues, net	$9.7	$5.1	$1.6

Note 5 — Receivable from Customers, net

Receivable from customers, net includes a provision for bad debts, which reflects International Assets’ best estimate of probable losses inherent in the receivable from customers, net. International Assets determines the balance based on a specific identification basis. International Assets established a bad debt provision of $1.2 million during the fiscal quarter ended March 31, 2008, arising from the failure of a customer to meet its obligations under a contract with International Assets. The total amount payable by the customer was $2.4 million. In the fiscal quarter ended September 30, 2008, based upon specific circumstances for this particular customer, International Assets increased its bad debt provision by a further $1.2 million, bringing the provision for bad debts to $2.4 million at September 30, 2008 in order to fully provide for the balance due from this customer. Bad debt expense of $2.4 million for fiscal 2008 is included in ‘other’ under the non-interest expenses section of the income statement.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Note 6 — Financial Instruments Owned and Financial Instruments Sold, Not yet Purchased, at Market Value

Financial instruments owned and financial instruments sold, not yet purchased consisted of trading and investment financial instruments at market values, as follows:

	2008		2007
September 30, (In millions)	Owned	Sold, not yet purchased	Owned	Sold, not yet purchased
Common stock and ADR’s	$18.3	$5.8	$20.3	$10.3
Exchangeable foreign ordinary equities and ADR’s	35.0	35.1	30.0	30.1
Corporate and municipal bonds	80.2	44.6	9.5	—
Foreign government obligations	0.8	—	0.2	—
U.S. Treasury Bonds under total return swap transactions	—	—	—	21.9
Derivatives	31.5	13.3	66.8	72.6
Commodities	49.9	52.7	18.8	28.9
U.S. Government obligations	0.5	—	0.1	—
Mutual funds, proprietary securitized trusts and other	1.8	—	1.3	—

	$218.0	$151.5	$147.0	$163.8

The significant increase in corporate and municipal bond balances between September 30, 2007 and September 30, 2008 relates to the consolidation of the assets and liabilities of the INTL Consilium Convertible Arbitrage Fund with effect from the quarter ended June 30, 2008 (see Note 3).

Note 7 — Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

International Assets is party to certain financial instruments with off-balance sheet risk in the normal course of its business. International Assets has sold financial instruments that it does not currently own and will therefore be obliged to purchase such financial instruments at a future date. International Assets has recorded these obligations in the consolidated financial statements at September 30, 2008 at the fair values of the related financial instruments. International Assets will incur losses if the market value of the financial instruments increases subsequent to September 30, 2008. The total of $159.0 million at September 30, 2008 includes $20.0 million for derivative contracts, which represent a liability to International Assets based on their fair values as of September 30, 2008.

Listed below are the fair values of trading-related derivatives. Assets represent net unrealized gains and liabilities represent net unrealized losses.

September 30, (In millions)	2008		2007
	Assets	Liabilities	Assets	Liabilities
Equity index derivatives	$1.8	$0.2	$0.1	$—
Interest rate derivatives	—	0.5	—	—
Commodity price derivatives	29.7	12.6	66.7	72.6

	$31.5	$13.3	$66.8	$72.6

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

The derivatives as of September 30, 2008 mature as follows:

	Assets				Liabilities
(In millions)	Total	Maturing in Fiscal 2009	Maturing in Fiscal 2010	Maturing 2011 & Later	Total	Maturing in Fiscal 2009	Maturing in Fiscal 2010	Maturing 2011 & Later
Equity index derivatives	$1.8	$0.9	$0.1	$0.8	$0.2	$—	$—	$0.2
Interest rate derivatives	—	—	—	—	0.5	—	—	0.5
Commodity price derivatives	29.7	29.7	—	—	12.6	12.6	—	—

	$31.5	$30.6	$0.1	$0.8	$13.3	$12.6	$—	$0.7

Commodity price derivatives:
Base metals	$14.5	$14.5	$—	$—	$3.4	$3.4	$—	$—
Precious metals	$15.2	$15.2	$—	$—	$9.2	$9.2	$—	$—

International Asset’s derivative contracts are principally held in its commodities business segment. International Assets assists its commodities customers in protecting the value of their future production by entering into option or forward agreements with them on an OTC basis. International Assets also provides its commodities customers with sophisticated option products, including combinations of buying and selling puts and calls. International Assets mitigates its risk by effecting offsetting trades with market counterparties. The risk mitigation of these offsetting trades is not within the documented hedging designation requirements of SFAS No. 133.

These derivative contracts are traded along with cash transactions because of the integrated nature of the markets for such products. International Assets manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firm-wide risk management policies. In particular, the risks related to derivative positions may be partially offset by inventory, unrealized gains in inventory or cash collateral paid or received.

In the normal course of business, International Assets purchases and sells financial instruments and foreign currencies as a principal. If either the customer or counterparty fails to perform, International Assets may be required to discharge the obligations of the nonperforming party. In such circumstances, International Assets may sustain a loss if the market value of the financial instrument or foreign currency is different from the contract value of the transaction.

The majority of International Assets’ transactions and, consequently, the concentration of its credit exposure is with customers, broker-dealers and other financial institutions. These activities primarily involve collateralized and uncollateralized arrangements and may result in credit exposure in the event that a customer or counterparty fails to meet its contractual obligations. International Assets’ exposure to credit risk can be directly impacted by volatile financial markets, which may impair the ability of customers or counterparties to satisfy their contractual obligations. International Assets seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits based upon a review of the customers’ and counterparties’ financial condition and credit ratings. International Assets monitors collateral levels on a daily basis for compliance with regulatory and internal guidelines and requests changes in collateral levels as appropriate.

Note 8 — Physical Commodities Inventory

September 30, (In millions)	2008	2007
Commodities in process	$5.5	$10.8
Finished commodities	51.9	28.6

	$57.4	$39.4

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Physical commodities inventory is stated at the lower of cost or market value, determined using the specific identification weighted average price method. Commodities in process include commodities in the process of being recycled. At September 30, 2008, $54.9 million of physical commodities inventory served as collateral under one of International Assets’ credit facilities, as detailed further in Note 14.

Note 9 — Trust Certificates and Total Return Swap

During the quarter ended December 31, 2004, International Assets entered into a series of financial transactions (the ‘Transactions’) with an unaffiliated financial institution for a transaction fee. These Transactions involved three distinct and simultaneous steps:

the acquisition by International Assets of beneficial interests (‘Trust Interests’) in certain trusts (the ‘Trusts’) in exchange for the assumption of a liability to deliver securities, at a transaction value of $29.7 million. This step did not require any prior purchase or delivery of securities by International Assets. The Trusts were previously established by the financial institution to hold a variety of real estate assets;

the entry into a repurchase agreement under the terms of which International Assets notionally repurchased these undelivered securities for cash, at a price of $29.7 million;

the entry into a total return swap (‘TRS’) agreement.

Under the TRS agreement International Assets received, on a notional basis, the cash amount of $29.7 million as collateral for the potential liability of the financial institution to International Assets.

The net result is that International Assets initially reported the effects of a) above as an increase in assets represented by the Trust Interests, and the assumption of a liability to deliver securities, at the initial transaction value of $29.7 million. Over time, as the values of the Trust Interests and securities deliverable changed as a result of changes in value or the sale of the Trust Interests, International Assets recorded equal and offsetting changes in the values of the TRS receivables or payables.

During the quarter ended December 31, 2007, the remaining Trust Interests were sold by International Assets in exchange for the release of its obligation to deliver to the buyer United States Government strip bonds maturing February 15, 2008, at fair value of $22.1 million. As anticipated, the only impact of the transactions on International Assets’ net income and cash flow was the receipt of fee revenue.

Note 10 — Property and Equipment, net

September 30, (In millions)	2008	2007
Property and equipment
Furniture, fixtures and equipment	$3.2	$2.6
Building	0.6	0.6
Leasehold improvements	1.1	0.7

Total property and equipment	4.9	3.9
Less: Accumulated depreciation and amortization	(2.4)	(1.5)

Property and equipment, net	$2.5	$2.4

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Property and equipment, net are stated at cost and are net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. During fiscal years 2008, 2007, and 2006, depreciation expense was $0.8 million, $0.5 million, and $0.3 million, respectively.

Note 11 — Goodwill

International Assets acquired the Gainvest group of companies (“INTL Gainvest”), specialists in local markets securitization and asset management in Argentina, Brazil and Uruguay, in May 2007. Pursuant to this acquisition, International Assets made a payment of $1.4 million to the sellers on June 1, 2008 equal to 25% of the aggregate revenues of INTL Gainvest earned for the year ended April 30, 2008, which has been recorded as additional goodwill. International Assets is obligated to make a further payment on June 1, 2009 equal to 25% of the aggregate revenues that INTL Gainvest will earn during the year ending April 30, 2009. The revenues on which the 25% is calculated are subject to a minimum threshold of $5.5 million and a maximum ceiling of $11 million for the year ending April 30, 2009. As of September 30, 2008, the aggregate revenues of INTL Gainvest since May 1, 2008 had not exceeded the minimum threshold of $5.5 million for the year ending April 30, 2009. An amount equal to 25% of INTL Gainvest’s revenues for the year ending April 30, 2009 will be recorded as additional goodwill if and when the minimum revenue threshold is achieved.

Goodwill allocated to International Assets’ operating segments is as follows:

September 30, (In millions)	2008	2007
International debt capital markets	$2.5	$1.0
Foreign exchange trading	6.3	6.3

Goodwill	$8.8	$7.3

Note 12 — Intangible Assets

September 30, (In millions)	2008	2007
Intangible assets
Noncompete agreement	$0.4	$0.4
Trade name	0.6	0.6
Customer base	0.2	0.2
Other	—	0.1

Total intangible assets	1.2	1.3
Less: Accumulated amortization	(0.6)	(0.5)

Intangible assets, net	$0.6	$0.8

Amortization expense amounted to $0.2 million, $0.3 million, and $0.1 million for the years ended September 30, 2008, 2007 and 2006, respectively. Estimated future amortization expense based on existing intangible assets is $0.2 million, $0.2 million, $0.1 million, and $0.1 million for the years ended September 30, 2009, 2010, 2011 and 2012, respectively. For fiscal 2008 and 2007, all of the unamortized intangible assets were allocated to its international debt and capital markets segment.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Note 13 — Related Party Transactions

As of September 30, 2008, International Assets had investments valued at $14.6 million in two hedge funds managed by INTL Consilium, LLC (‘INTL Consilium’), including $13.9 million in the ICCAF fund. The ICCAF fund has been consolidated and included within the results of International Assets effective June 1, 2008 (see Note 3). International Assets owns a 50.1% interest in INTL Consilium. International Assets also has an investment valued at $11.2 million in the INTL Trade Finance Fund Limited, a fund managed by International Assets’ wholly-owned subsidiary, INTL Capital Limited. This fund invests primarily in global trade finance-related assets. International Assets’ investments in unconsolidated funds are included in ‘Investment in managed funds, at fair value’ on the balance sheet.

One of International Assets’ principal stockholders made an investment, valued at approximately $60 million as of September 30, 2007, in a hedge fund managed by INTL Consilium. An executive of this stockholder is a director of International Assets. This stockholder redeemed its remaining investment during fiscal 2008.

Note 14 — Payable to Lenders under Loans and Overdrafts

As of September 30, 2008 International Assets had four credit facilities under which International Assets may borrow up to $200 million, subject to certain conditions. Interest expense related to International Assets’ credit facilities was approximately $5.5 million, $5.1 million and $1.4 million for the years ended September 30, 2008, 2007 and 2006, respectively.

International Assets’ four credit facilities at September 30, 2008 consisted of the following:

A one-year, renewable, revolving syndicated committed loan facility established on June 27, 2008 under which International Assets’ wholly-owned subsidiary, INTL Commodities, Inc. (‘INTL Commodities’) is entitled to borrow up to $125 million, subject to certain conditions. There are six commercial banks that are the underlying lenders within the syndicate group. The loan proceeds are used to finance the activities of INTL Commodities and are secured by its assets. The interest rate for the facility depends on the ratio of borrowings to equity and ranges between 2.00% and 2.25% over the federal funds rate (2.03% at September 30, 2008) or over the LIBOR rate for the applicable term, at International Assets’ election.

A demand facility established on March 5, 2008, under which International Assets’ Dubai joint venture, INTL Commodities DMCC, may borrow up to $15 million, subject to certain conditions. The facility is secured by inventory and receivables.

Two additional lines of credit with a commercial bank under which International Assets may borrow up to $60 million, subject to certain conditions. One of these lines of credit totaling $25 million is secured by certain of International Assets’s assets and carries a rate of 2.25% over the one-month London Interbank Offered Rates (‘LIBOR’) (approximately 3.93% at September 30, 2008). The other line of credit totaling $35 million is secured by a pledge of shares held in certain of International Assets’ foreign subsidiaries and carries an interest rate of 2.40% over one-month LIBOR.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

At September 30, 2008, International Assets had the following credit facilities and outstanding borrowings:

Security	Maturity Date	Maximum Amount	Amount Outstanding
Certain foreign exchange assets	December 31, 2009	$25.0	$9.0
Certain pledged shares	December 31, 2009	35.0	31.0
Certain commodities assets	On demand	15.0	9.8
Certain commodities assets	June 27, 2009	125.0	70.0

		$200.0	$119.8

International Assets has entered into two interest rate swap transactions totaling $100 million, in order to hedge potential changes in cash flows resulting from International Assets’ variable rate LIBOR based borrowings. Effective from the fourth quarter, these interest rate swaps have been classified under SFAS N0. 133 as cash flow hedges. The effective portion of the swap’s gain or loss was $0.8 million for fiscal 2008 and has been reported as a component of OCI. This balance will subsequently be recognized in earnings when the hedged exposure affects earnings. The ineffective portion of the swap gain or loss was less than $0.1 million for fiscal 2008.

Note 15 — Convertible Subordinated Notes and Debt Issuance Costs

International Assets had $16.8 million and $25.0 million in aggregate principal amount of International Assets’ senior subordinated convertible notes due 2011 (‘Notes’) outstanding as of September 30, 2008 and 2007, respectively. The Notes are general unsecured obligations of International Assets and bear interest at the rate of 7.625% per annum, payable quarterly in arrears. Debt issuance costs are net of accumulated amortization of $0.6 million and $0.3 million at September 30, 2008 and 2007, respectively. Amortization charged to interest expense in the condensed consolidated statements of operations was $0.3 million for fiscal years 2008 and 2007, respectively.

During September 2008, Notes with a principal balance of $8.2 million and accrued interest of $0.1 million were converted into 325,755 common shares at the election of the Note holders. As of September 30, 2008, the Notes are convertible by the holders into 661,294 shares of common stock of International Assets, at a conversion price of $25.47 per share. If the dollar-volume weighted average price of the common stock exceeds $38.25, subject to certain adjustments, for any twenty out of thirty consecutive trading days, International Assets has the right to require the holders of the Notes to convert all or any portion of the Notes into shares of Common Stock at the then-applicable conversion price.

In the event that the Consolidated Interest Coverage Ratio for the 12 months preceding the end of any fiscal quarter is less than 2.0, the interest rate on the Notes will be increased by 2.0% to 9.625% per annum, effective as of the first day of the following fiscal quarter. Through the quarter ended September 30, 2008, no such increase has been necessary. Holders may redeem their Notes at par if the interest coverage ratio set forth in the Notes is less than 2.75 for the twelve-month period ending December 31, 2009.

International Assets entered into a separate Registration Rights Agreement with the holders of the Notes, under which International Assets was required to file with the U.S. Securities and Exchange Commission (‘the SEC’) a Registration Statement on Form S-3 within a specified period of time. The Registration Statement was declared effective by the SEC on October 24, 2006. International Assets is required, under the Registration Rights Agreement, to maintain the effectiveness of the Registration Statement, failing which it could become liable to pay holders of the Notes liquidated damages of 1% of the value of the Notes upon a failure to maintain

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

effectiveness of the Registration Statement, plus a further 1% for every 30 days that it remains ineffective thereafter, up to an aggregate maximum of 10% of the value of the Notes. At September 30, 2008 International Assets was in compliance with its requirements under the Registration Rights Agreement.

Note 16 — Commitments and Contingencies

International Assets is obligated under various noncancelable operating leases for the rental of office facilities, service obligations and certain office equipment, and accounts for these lease obligations on a straight line basis. The expense associated with operating leases amounted to $2.4 million, $2.1 million and $1.1 million for fiscal years 2008, 2007 and 2006, respectively. The expenses associated with the operating leases and service obligations are reported in the income statement within occupancy and equipment rental, clearing and related and other expenses.

Future aggregate minimum lease payments under noncancelable operating leases as of September 30, 2008 are as follows:

Year ending September 30, (In millions)
2009	$1.9
2010	0.9
2011	0.6
2012	0.5
2013	0.2
Thereafter	—

$4.1

International Assets earns performance fees in its investment management segment which are recorded based on estimates of fees due at each period-end date. These include estimated performance fees based on the amount that would be due under the formula for exceeding performance targets as of the period-end date. This revenue may be at risk due to future performance contingencies. At September 30, 2008 there were no accrued performance fees which would be considered to be at risk.

As discussed in Note 11 — Goodwill, International Assets has a contingent liability relating to the acquisition of INTL Gainvest which may result in the payment of additional consideration in June 2009.

As discussed in Note 15 — Convertible Subordinated Notes and Debt Issuance Costs, the Notes may be converted into shares of common stock of International Assets at any time by the holders. The Notes also contain a provision to increase the interest rate by 2%, subject to certain conditions measured on a quarterly basis.

Note 17 — Capital and Other Regulatory Requirements

International Assets’ wholly-owned subsidiary INTL Trading, Inc. (‘INTL Trading’) is a registered broker dealer and member of the Financial Industry Regulatory Authority (“FINRA”) and is subject to the SEC Uniform Net Capital Rule 15c3-1. This rule requires the maintenance of minimum net capital, and requires that the ratio of aggregate indebtedness to net capital not exceed 15 to 1. Equity capital may not be withdrawn if the resulting net capital ratio would exceed 10 to 1. At September 30, 2008, INTL Trading’s net capital was $1.5 million, which was $0.5 million in excess of its minimum requirement.

Another subsidiary, INTL Capital Limited (‘INTL Capital’), is regulated by the Dubai Financial Services Authority, in the United Arab Emirates, and was subject to a minimum capital requirement of approximately $0.5 million as of September 30, 2008.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Note 18 — Employee Stock-Based Compensation and Savings Plans

Stock-based compensation expense is included within Compensation and benefits in the income statements and totaled $0.8 million and $0.7 million for 2008 and 2007, respectively. The pro forma effect of expensing stock options for 2006 was $0.5 million.

Stock Option Plans

The Company sponsors a stock option plan for its directors, officers, employees and consultants. At September 30, 2008, 464,559 shares were authorized for future grant under International Assets’ stock plan. Awards that expire or are canceled generally become available for issuance again under the plan. International Assets settles stock option exercises with newly issued shares of common stock.

Fair value is estimated at the grant date based on a Black-Scholes-Merton option-pricing model using the following weighted average assumptions:

Year Ended September 30,	2008	2007	2006
Expected stock price volatility	61%	66%	84%
Expected dividend yield	0%	0%	0%
Risk free interest rate	3.17%	4.54%	4.36%
Average expected life (in years)	2.96	3.50	2.49

Expected stock price volatility rates are based on the historical volatility of International Assets’ common stock. International Assets has not paid dividends in the past and does not currently expect to do so in the future. Risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the estimated period of time that options or awards granted are expected to be outstanding, based on International Assets’ historical share option exercise experience for similar option grants.

The following is a summary of stock option activity through September 30, 2008:

	Shares Available for Grant	Number of Options Outstanding	Weighted Average Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value ($ millions)
Balances at September 30, 2007	493,392	812,006	$6.70	3.78	$13.3

Granted	(59,382)	59,382	$27.49
Exercised		(256,632)	$5.46
Forfeited	7,149	(7,149)	$16.90
Expired	23,400	(23,400)	$4.75

Balances at September 30, 2008	464,559	584,207	$9.31	3.27	$8.6

Exercisable at September 30, 2008		438,794	$4.99	3.58	$8.4

Total compensation cost not yet recognized for non-vested stock option awards is $0.8 million at September 30, 2008 and has a weighted average period of 1.33 years over which the compensation expense is expected to be recognized. The total intrinsic value of options exercised during fiscal years 2008, 2007 and 2006 was $5.3 million, $3.8 million, and $1.4 million, respectively.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

The options outstanding as of September 30, 2008 are as follows:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)
$ — – $ 5.00	342,799	$2.41	4.22
5.00 – 10.00	45,187	$7.90	0.82
10.00 – 15.00	61,833	$10.14	1.18
15.00 – 20.00	—	$—	—
20.00 – 25.00	35,818	$23.21	2.52
25.00 – 30.00	97,094	$28.26	2.67
30.00 – 35.00	1,476	$34.25	3.84

Outstanding, September 30, 2008	584,207

Restricted Stock Plan

International Assets sponsors a stock plan for its directors, officers and employees. At September 30, 2008, 657,184 shares were authorized for future grant under our restricted stock plan. Awards that expire or are canceled generally become available for issuance again under the plan. International Assets settles restricted stock with newly issued shares of common stock.

The following is a summary of all restricted stock activity through September 30, 2008:

	Shares Available for Grant	Number of Shares Outstanding	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value ($ millions)
Balances at September 30, 2007	733,516	16,484	$21.97	2.70	$0.4

Granted	(85,738)	85,738	$26.56
Vested		(8,419)	$23.31
Forfeited	9,406	(9,406)	$26.38

Balances at September 30, 2008	657,184	84,397	$26.01	2.25	$2.0

Total compensation cost not yet recognized for non-vested stock awards is $1.7 million at September 30, 2008 and has a weighted average period of 2.25 years over which the compensation expense is expected to be recognized. Compensation expense is amortized on a straight-line basis over the vesting period. Restricted stock grants are included in International Assets’ total issued and outstanding common shares.

Savings Plans

International Assets has a Savings Incentive Match Plan for Employees IRA (‘SIMPLE IRA’). Participating U.S. employees may contribute up to 100% of their salary, but not more than statutory limits. International Assets contributes a dollar for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant’s earnings. International Assets’ U.K. based employees are eligible to participate in a defined contribution pension plan (‘pension plan’). International Assets contributes double the employees contribution up to 10% of total base salary for this plan. For both plans, employees are 100% vested in both the employee and employer contributions at all times. For fiscal years 2008, 2007 and 2006, the employer contribution to savings plans was $0.5 million, $0.4 million and $0.3 million, respectively.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Note 19 — Preferred Stock

International Assets is authorized to issue one million shares of its preferred stock at a par value of $.01 per share. As of September 30, 2008 and 2007, no preferred shares were outstanding and the Board of Directors had not yet determined the specific rights and privileges of these shares.

Note 20 — Taxes

The components of the provision for income taxes were as follows:

(In millions)
Year Ended September 30,	2008	2007	2006
Current Taxes:
U.S. Federal	$7.3	$0.9	$(1.1)
U.S. State and Local	0.8	0.3	(0.3)
International	2.1	3.2	1.5

Current taxes	10.2	4.4	0.1
Deferred taxes	7.8	(6.4)	1.6

Income tax expense (benefit)	$18.0	$(2.0)	$1.7

U.S. and international components of income before income taxes was as follows:

(In millions)
Year Ended September 30,	2008	2007	2006
U.S.	$42.4	$(14.6)	$0.2
International	5.2	8.9	5.1

Income before income tax and minority interest	$47.6	$(5.7)	$5.3

Items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

Year Ended September 30,	2008	2007	2006
Federal statutory rate	34.0%	34.0%	34.0%
Effect of:
U.S. State income taxes	3.1%	9.6%	0.6%
Foreign earnings taxed at higher (lower) rates	0.6%	(2.3)%	(2.4)%
Stock-based compensation expense	0.3%	(3.6)%	0.0%
Non-deductible meals and entertainment	0.1%	(0.8)%	0.7%
Other reconciling items	(0.3)%	(2.1)%	0.0%

Effective rate	37.8%	34.8%	32.9%

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

The components of deferred income tax assets and liabilities were as follows:

(In millions)
September 30,	2008	2007
Deferred income tax assets:
Stock-based compensation expense	$0.3	$0.1
Federal and State net operating loss carryforwards	—	6.4
Worthless security deduction	1.0	—
Unrealized loss on inventory	0.4	—
AMT credit carryforward	0.1	0.1
Foreign tax credit carryforward	0.1	0.1

Deferred income tax assets	$1.9	$6.7

Deferred income tax liabilities:
Partnership tax basis timing difference	$(0.1)	$(0.4)
Unrealized gain on OTC derivatives	(3.8)	(0.7)

Deferred income tax liabilities	(3.9)	(1.1)

Net deferred income tax (liabilities) assets	$(2.0)	$5.6

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

The total amount of undistributed earnings in International Assets’ foreign subsidiaries, for income tax purposes, was approximately $14.6 million at September 30, 2008. It is International Assets’ current intention to reinvest undistributed earnings of its foreign subsidiaries in the foreign jurisdictions, resulting in the indefinite postponement of the remittance of those earnings. Accordingly, no provision has been made for foreign withholding taxes or United States income taxes which may become payable if undistributed earnings of foreign subsidiaries were paid as dividends to International Assets. For the same reason, it is not practicable to calculate the unrecognized deferred tax liability on those earnings.

Income taxes paid were $9.4 million in fiscal year 2008, $1.7 million in fiscal year 2007, and $3.2 million in fiscal year 2006.

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. International Assets adopted the provisions of FIN 48 on October 1, 2007 and was not required to record any cumulative effect adjustment to retained earnings as a result of this adoption. International Assets recognizes potential interest and penalties as a component of income tax expense.

International Assets filed income tax returns with the U.S. federal jurisdiction, various states, and various foreign jurisdictions. During the fourth quarter, International Assets completed a review by the Internal Revenue Service (‘IRS’) for fiscal year 2006 which resulted in offsetting changes to International Assets’ current taxes payable and its provision for deferred taxes but had no effect on International Assets’ recorded tax expense.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Note 21 — Discontinued Operations

On August 1, 2008, International Assets notified the employees of its Hong Kong subsidiary, INTL Global Currencies (Asia) Ltd., of its intention to discontinue its foreign exchange margin trading operations. As of September 30, 2008, International Assets was in the process of effecting the orderly liquidation of this subsidiary, which is expected to be completed before the end of the first quarter of fiscal 2009. International Assets incurred losses before taxes of $2.4 million and $0.2 million in this subsidiary during fiscal years 2008 and 2007, respectively. International Assets expects to realize a tax benefit of $1.0 million for the 2008 fiscal year. The results of operations for INTL Global Currencies (Asia) Ltd., which were previously included in the foreign exchange trading segment, are included within discontinued operations on the income statement for all periods presented.

Note 22 — Quarterly Financial Information (Unaudited)

International Assets has set forth certain unaudited financial data for the twelve quarters in fiscal years 2008, 2007 and 2006 in the table below:

(In millions, except per share amounts) Quarter Ended	December 31	January 31	March 31	September 30
Fiscal Year 2008
Operating revenues	$42.0	$32.7	$30.9	$21.8
Interest expense	3.0	2.8	2.4	3.0

Net revenues	39.0	29.9	28.5	18.8
Total non-interest expenses	16.9	18.4	16.5	16.8
Income tax expense	8.2	4.3	4.6	0.9
Minority interest	0.8	0.5	0.2	(1.1)

Income from continuing operations	13.1	6.7	7.2	2.2
Loss from discontinued operations	0.2	0.7	0.4	0.1

Net income	$12.9	$6.0	$6.8	$2.1

Net basic earnings (loss) per share	$1.56	$0.71	$0.80	$0.24
Net diluted earnings (loss) per share	$1.35	$0.64	$0.72	$0.23

Fiscal Year 2007
Operating revenues	$9.2	$14.8	$9.5	$20.1
Interest expense	1.5	1.8	2.5	3.6

Net revenues	7.7	13.0	7.0	16.5
Total non-interest expenses	9.7	11.8	12.6	15.8
Income tax expense	(0.8)	0.5	(2.0)	0.3
Minority interest	0.2	0.1	0.1	0.2

Income from continuing operations	(1.4)	0.6	(3.7)	0.2
Loss from discontinued operations	—	—	0.1	0.1

Net income	$(1.4)	$0.6	$(3.8)	$0.1

Net basic earnings (loss) per share	$(0.19)	$0.08	$(0.46)	$0.01
Net diluted earnings (loss) per share	$(0.19)	$0.08	$(0.46)	$0.01

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

(In millions, except per share amounts) Quarter Ended	December 31	January 31	March 31	September 30
Fiscal Year 2006
Operating revenues	$8.4	$9.0	$14.1	$4.4
Interest expense	0.5	0.5	0.6	0.5

Net revenues	7.9	8.5	13.5	3.9
Total non-interest expenses	6.2	6.8	8.2	7.3
Income tax expense	0.6	0.6	2.0	(1.5)
Minority interest	—	—	—	0.1

Income from continuing operations	1.1	1.1	3.3	(2.0)
Loss from discontinued operations	—	—	—	—

Net income	$1.1	$1.1	$3.3	$(2.0)

Net basic earnings (loss) per share	$0.14	$0.14	$0.43	$(0.25)
Net diluted earnings (loss) per share	$0.13	$0.13	$0.39	$(0.25)

Note 23 — Segment Information

International Assets’ activities are currently divided into five functional areas: international equities market-making, international debt capital markets, foreign exchange trading, commodities trading and asset management.

International Equities Market-Making

Through INTL Trading, International Assets acts as a wholesale market maker in select foreign securities including unlisted ADRs and foreign ordinary shares. INTL Trading provides execution and liquidity to national broker-dealers, regional broker-dealers and institutional investors.

Foreign Exchange Trading

International Assets trades currencies, with a focus on illiquid currencies of developing countries. International Assets’ customers are financial institutions, multi-national corporations, governmental organizations and charitable organizations operating in these developing countries. In addition, International Assets executes trades based on the foreign currency flows inherent in International Assets’ existing business activities. International Assets primarily acts as a principal in buying and selling foreign currencies on a spot basis. International Assets derives revenue from the difference between the purchase and sale prices.

Commodities Trading

International Assets provides a full range of trading and hedging capabilities to select producers, consumers, recyclers and investors in precious metals and certain base metals. Acting as a principal, International Assets commits its own capital to buy and sell the metals on a spot and forward basis.

International Assets records all of its physical commodities revenues on a gross basis. Operating revenues and losses from International Assets’ commodities derivatives activities are recorded in ‘Net dealer inventory and investment gains’. All of International Assets’ other businesses report their revenues on a net basis. Inventory for the commodities business is stated at the lower of cost or market value, under the provisions of ARB No. 43. International Assets generally mitigates the price risk associated with commodities held in inventory through the

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

use of derivatives. This price risk mitigation does not generally qualify for hedge accounting under GAAP. In such situations, unrealized gains in inventory are not recognized under GAAP, but unrealized gains and losses in related derivative positions are recognized under GAAP. Additionally, GAAP does not require International Assets to reflect changes in the estimated values of forward commitments to purchase or sell commodities. As a result, International Assets’ reported earnings from commodities trading are subject to significant volatility.

International Debt Capital Markets

International Assets arranges international debt transactions and asset backed securitizations for issuers located primarily in emerging markets. These transactions include bond issues, syndicated loans, and asset backed securitizations, as well as forms of other negotiable debt instruments. The revenues, expenses, assets and liabilities relating to the Trust Certificate and Total Return Swap discussed in Note 9 are included in this segment.

Asset Management

The asset management segment revenues include fees, commissions and other revenues received by International Assets for management of third party assets and investment gains or losses on International Assets’ investments in managed funds and proprietary accounts managed either by International Assets’ investment managers or by independent investment managers.

Other

All other transactions that do not relate to the operating segments above are classified as ‘Other’. Certain cash accounts and balances were maintained to support the administration of all of the operating segments. These multi-segment assets were allocated to ‘Other’. Revenue reported for ‘Other’ includes interest income but not interest expense.

The total revenues reported combine gross revenues for the commodities business and net revenues for all other businesses. In order to reflect the way that International Assets’ management views the results, the tables below also reflect the segmental contribution to ‘Operating revenues’, which is shown on the face of the Condensed Consolidated Statements of Operations and which is calculated by deducting physical commodities cost of sales from total revenues.

Segment data includes the profitability measure of net contribution by segment. Net contribution is one of the key measures used by management to assess the performance of each segment and for decisions regarding the allocation of International Assets’ resources. Net contribution is calculated as revenue less direct cost of sales, clearing and clearing related charges and variable trader bonus compensation. Variable trader bonus compensation represents a fixed percentage of an amount equal to revenues produced less clearing and related charges, base salaries and an overhead allocation.

Inter-segment revenues, charges, receivables and payables are eliminated between segments, except revenues and costs related to foreign currency transactions undertaken on an arm’s length basis by the foreign exchange trading business for the equity, commodities trading and debt trading businesses. The foreign exchange trading business competes for this business as it does for any other business. If its rates are not competitive the equity, commodities trading and debt trading businesses buy or sell their foreign currency through other market counter-parties. The profit or loss made by the foreign exchange trading business on these transactions is not quantifiable.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Consolidated Financial Statements

Information concerning operations in these segments of business is as follows:

(In millions)
Year Ended September 30,	2008	2007	2006
Total revenues:
International equities market-making	$33.9	$27.5	$18.0
Foreign exchange trading	23.8	14.2	12.9
Commodities trading	18,281.2	4,397.5	441.5
International debt capital markets	4.3	6.4	2.4
Asset management	12.2	14.0	1.3
Other	3.5	0.7	0.4

Total	$18,358.9	$4,460.3	$476.5

Operating revenues:
International equities market-making	33.9	27.5	18.0
Foreign exchange trading	23.8	14.2	12.9
Commodities trading	49.7	(9.2)	0.9
International debt capital markets	4.3	6.4	2.4
Asset management	12.2	14.0	1.3
Other	3.5	0.7	0.4

Total	$127.4	$53.6	$35.9

Net contribution (loss):
(Revenues less cost of sales, clearing and related expenses, variable bonus compensation and bad debt expense):
International equities market-making	$17.6	$13.8	$9.3
Foreign exchange trading	17.7	11.1	9.9
Commodities trading	45.2	(12.0)	(0.5)
International debt capital markets	3.8	4.6	2.0
Asset management	9.4	12.3	0.8
Other	3.3	0.6	0.4

Total	$97.0	$30.4	$21.9

Reconciliation of net contribution (loss) to income (loss) before income tax and minority interest:
Net contribution allocated to segments	$97.0	$30.4	$21.9
Costs not allocated to operating segments	49.4	36.1	16.6

Income (loss) before income tax and minority interest	$47.6	$(5.7)	$5.3

As of September 30,	2008	2007
Total assets:
International equities market-making	$48.9	$49.6
Foreign exchange trading	52.9	61.3
Commodities trading	205.3	166.7
International debt capital markets	11.2	27.2
Asset management	114.4	49.8
Other	5.3	6.6

Total	$438.0	$361.2

INTERNATIONAL ASSETS HOLDING CORPORATION

Condensed Consolidated Balance Sheet

(Unaudited)

(In millions, except par value and share amounts)	March 31, 2009	September 30, 2008
	(Unaudited)
ASSETS
Cash	$32.8	$48.2
Cash and cash equivalents deposited with brokers, dealers and clearing organization	16.4	14.6
Receivable from brokers, dealers and clearing organization	16.3	20.2
Receivable from customers, net	37.6	49.2
Financial instruments owned, at fair value	153.6	218.0
Physical commodities inventory, at cost	75.2	57.4
Investments in managed funds, at fair value	12.1	11.9
Deferred income taxes	1.9	—
Property and equipment, net	3.1	2.5
Intangible assets, net	0.5	0.6
Goodwill	11.1	8.8
Debt issuance costs, net	0.5	0.6
Other assets	4.4	6.0

Total assets	$365.5	$438.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$2.9	$4.3
Financial instruments sold, not yet purchased, at fair value	132.5	151.5
Payable to lenders under loans and overdrafts	80.7	119.8
Payable to brokers, dealers and clearing organization	11.6	25.0
Payable to customers	26.6	26.3
Accrued compensation and benefits	6.5	8.0
Income taxes payable	1.2	1.0
Deferred income taxes	—	2.0
Other long-term liabilities	0.5	0.4

	262.5	338.3
Convertible subordinated notes payable, net	16.7	16.8

Total liabilities	279.2	355.1

Commitments and contingencies (see Note 12)
Minority interest	7.0	8.1

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value. Authorized 17,000,000 shares; 9,047,545 issued and 9,036,288 outstanding at March 31, 2009 and 8,928,711 issued and outstanding at September 30, 2008	0.1	0.1
Common stock in treasury, at cost - 11,257 shares at March 31, 2009	(0.1)	—
Additional paid-in capital	50.0	48.9
Retained earnings	34.0	26.7
Accumulated other comprehensive loss	(4.7)	(0.9)

Total stockholders’ equity	79.3	74.8

Total liabilities and stockholders’ equity	$365.5	$438.0

See accompanying notes.

INTERNATIONAL ASSETS HOLDING CORPORATION

Condensed Consolidated Income Statements

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions, except share and per share amounts)	2009	2008	2009	2008
Revenues:
Sales of physical commodities	$15,417.7	$3,481.4	$25,924.0	$5,605.2
Net dealer inventory and investment gains	10.1	(0.6)	35.4	29.6
Asset management fees	1.2	3.9	2.7	8.6
Other	2.7	2.1	5.8	4.0

Total revenues	15,431.7	3,486.8	25,967.9	5,647.4
Cost of sales of physical commodities	15,404.6	3,454.1	25,911.2	5,572.7

Operating revenues	27.1	32.7	56.7	74.7
Interest expense	2.3	2.8	4.6	5.8

Net revenues	24.8	29.9	52.1	68.9

Non-interest expenses:
Compensation and benefits	10.4	11.0	24.0	21.6
Clearing and related expenses	5.0	3.9	9.9	7.7
Occupancy and equipment rental	0.3	0.3	0.7	0.7
Professional fees	0.3	0.5	1.1	1.0
Depreciation and amortization	0.3	0.3	0.5	0.5
Business development	0.5	0.6	1.0	1.3
Insurance	0.1	0.1	0.2	0.2
Other	2.8	1.7	3.6	2.3

Total non-interest expenses	19.7	18.4	41.0	35.3

Income before income tax and minority interest	5.1	11.5	11.1	33.6
Income tax expense	0.8	4.3	3.3	12.5

Income before minority interest	4.3	7.2	7.8	21.1
Minority interest in income of consolidated entities	0.3	0.5	0.5	1.3

Income from continuing operations	4.0	6.7	7.3	19.8
Loss from discontinued operations, net of taxes	—	0.7	—	0.9

Net income	$4.0	$6.0	$7.3	$18.9

Basic earnings per share:
Income from continuing operations	$0.46	$0.80	$0.82	$2.37
Discontinued operations	—	(0.09)	—	(0.11)

Net basic earnings per share	$0.46	$0.71	$0.82	$2.26

Diluted earnings per share:
Income from continuing operations	$0.44	$0.71	$0.78	$2.06
Discontinued operations	—	(0.07)	—	(0.09)

Net diluted earnings per share	$0.44	$0.64	$0.78	$1.97

Weighted average number of common shares outstanding:
Basic	8,873,440	8,437,124	8,864,298	8,362,265

Diluted	9,898,873	9,940,890	9,972,697	9,945,082

Net income	$4.0	$6.0	$7.3	$18.9
Other comprehensive income:
Interest rate swap	0.4	—	(3.4)	—
Currency translation adjustments	(0.2)	—	(0.4)	—

Total comprehensive income	$4.2	$6.0	$3.5	$18.9

See accompanying notes.

INTERNATIONAL ASSETS HOLDING CORPORATION

Condensed Consolidated Cash Flow Statements

(Unaudited)

	Six Months Ended March 31,
(In millions)	2009	2008
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$31.0	$(24.3)
Cash flows from investing activities:
Capital contribution of consolidated joint venture partner	0.2	—
Capital distribution to consolidated joint venture partner	(1.7)	(2.4)
Payments related to acquisition of joint venture interests	(3.0)	—
Purchase of property and equipment	(1.2)	(0.7)

Net cash used in investing activities	(5.7)	(3.1)

Cash flows from financing activities:
Change in payable to lenders under loans and overdrafts	(39.1)	24.1
Share repurchase	(0.1)	—
Exercise of stock options	0.1	1.1
Income tax benefit on stock awards exercised	—	0.8

Net cash (used in) provided by financing activities	(39.1)	26.0

Effect of exchange rates on cash and cash equivalents	0.2	—

Net decrease in cash and cash equivalents	(13.6)	(1.4)
Cash and cash equivalents at beginning of period	62.8	53.7

Cash and cash equivalents at end of period	$49.2	$52.3

Supplemental disclosure of non-cash investing and financing activities:
Additional goodwill in connection with acquisition	$—	$1.3

Conversion of subordinated notes to common stock, net	$0.1	$—

Release of trust certificates	$—	$11.2

See accompanying notes.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

Note 1 — Basis of Presentation and Consolidation and Recent Accounting Pronouncements

International Assets Holding Corporation and its subsidiaries (collectively “International Assets”) form a financial services group focused on select international markets. International Assets commits its capital and expertise to market-making and dealing in financial instruments, currencies and commodities, and to asset management. International Assets’ activities are divided into five functional areas; international equities market-making, international debt capital markets, foreign exchange trading, commodities trading and asset management.

Basis of Presentation and Consolidation

The accompanying condensed consolidated balance sheet as of September 30, 2008, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. International Assets believes that the disclosures made are adequate to make the information not misleading. All adjustments that, in the opinion of management and consisting only of a normal and recurring nature, are necessary for a fair presentation for the interim periods presented have been reflected as required by Regulation S-X, Rule 10-01.

Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. It is suggested that these financial statements should be read in conjunction with International Assets’ consolidated financial statements and related notes contained in International Assets’ latest stockholders’ annual report and the Company’s Form 10-K for the fiscal year ended September 30, 2008 as filed with the Securities and Exchange Commission.

These condensed consolidated financial statements include the accounts of International Assets Holding Corporation and its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation. Equity investments in which International Assets exercises control or variable interest entities in which we are the primary beneficiary have been consolidated. International Assets’ fiscal year end is September 30, and its fiscal quarters end on December 31, March 31 and June 30. Unless otherwise stated, all dates refer to International Assets’ fiscal years and fiscal periods.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

International Assets adopted Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS No. 161 is effective for the fiscal years and interim periods beginning after November 15, 2008. Accordingly, International Assets adopted SFAS No. 161 effective January 1, 2009. Since SFAS No. 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS No. 161 did not affect International Assets’ financial condition, results of operations or cash flows.

International Assets adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 with effect from October 1, 2008, the

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

beginning of the 2009 fiscal year. International Assets has not applied the fair value option to any additional categories of financial assets or liabilities as a result of the adoption of SFAS No. 159. The categories of financial assets and financial liabilities reported at fair value in International Assets’ condensed consolidated balance sheets under “Financial instruments owned, at fair value”, “Financial instruments sold, not yet purchased, at fair value” and “Investments in managed funds, at fair value” at March 31, 2009 remain consistent with those reported under the same headings at September 30, 2008.

International Assets adopted SFAS No. 157, Fair Value Measurements, with effect from October 1, 2008, the beginning of the 2009 fiscal year. The provisions of SFAS No. 157 are to be applied prospectively, with certain exceptions that do not apply to financial instruments held by International Assets at September 30, 2008. Accordingly, there are no cumulative effect adjustments to be made to opening balances of retained earnings. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). Note 5 below gives the information required by SFAS No. 157 relating to International Assets’ financial assets and liabilities that are carried at fair value.

Effective October 10, 2008, International Assets adopted Financial Accounting Standards Board (“FASB”) FASB Staff Position (“FSP”) FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is not Active. FSP FAS 157-3 is consistent with the joint press release the FASB issued with the Securities and Exchange Commission on September 30, 2008, which provides general clarification guidance on determining fair value under SFAS No. 157 when markets are inactive. FSP FAS 157-3 specifically addresses the use of judgment in determining whether a transaction in a dislocated market represents fair value, the inclusion of market participant risk adjustments when an entity significantly adjusts observable market data based on unobservable inputs, and the degree of reliance to be placed on broker quotes or pricing services. The adoption of FSP FAS 157-3 has not had a significant effect on International Assets’ current fair value measurements.

In September 2008, the FASB issued FSP FAS 133-1 and FASB Interpretation No. (“FIN”) 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 require enhanced disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument, and require additional disclosure about the current status of the payment/performance risk of a guarantee. FSP FAS 133-1 and FIN 45-4 were effective for International Assets’ financial statements for the fiscal quarter ended December 31, 2008. The adoption of FSP FAS 133-1 and FIN 45-4 has had no effect on disclosures in International Assets’ financial statements.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, which amends SFAS No. 140, Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), Consolidation of Variable Interest Entities, to require public enterprises to provide additional disclosures about their involvement with variable interest entities. This FSP is effective for the first reporting period, interim or annual, ending after December 15, 2008, which for International Assets was the quarter ended December 31, 2008. The adoption of this FSP has had no effect on disclosures in International Assets’ financial statements.

FASB’s Emerging Issues Task Force (“EITF”) has reached consensus on EITF Issue No. 08-5, Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement. The objective of this EITF is to determine an issuer’s unit of accounting for a liability issued with an inseparable third-party credit

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

enhancement when it is measured or disclosed at fair value on a recurring basis. This EITF is effective on a prospective basis in the first reporting period beginning on or after December 15, 2008 which for International Assets was the fiscal quarter ended December 31, 2008. The adoption of this pronouncement did not have any effect on disclosures in International Assets’ financial statements.

In January 2009, the FASB issued FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. This FSP amends the impairment guidance in EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. This FSP is effective for the first reporting period, interim or annual, ending after December 15, 2008, which for International Assets was the quarter ended December 31, 2008. The adoption of this FSP has had no effect on disclosures in International Assets’ financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”). FSP FAS 157-4 provides guidance for determining when a transaction is not orderly and for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements (“FAS 157”), when there has been a significant decrease in the volume and level of activity for an asset or liability. FSP FAS 157-4 does not change the measurement objective of FAS 157 which is “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” FSP FAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. International Assets will adopt FSP FAS 157-4 effective for International Assets’ quarter ending June 30, 2009 and is currently evaluating the effect that the adoption will have on International Assets’ financial position and results of operations.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP FAS 115-2”). FSP FAS 115-2 modifies the existing other-than-temporary impairment guidance to require the recognition of an other-than-temporary impairment when an entity has the intent to sell a debt security or when it is more likely than not an entity will be required to sell the debt security before its anticipated recovery. FSP FAS 115-2 shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. International Assets will adopt FSP FAS 115-2 effective for International Assets’ quarter ending June 30, 2009 and is currently evaluating the effect that the adoption will have on International Assets’ financial position and results of operations.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1”). FSP FAS 107-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require fair value of financial instrument disclosures whenever a publicly traded company issues financial information in interim reporting periods in addition to the annual disclosures at year-end. The provisions of FSP FAS 107-1 are effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. International Assets will adopt FSP FAS 107-1 effective for International Assets’ quarter ending June 30, 2009 and is currently evaluating the effect that the adoption will have on disclosures in International Assets’ financial statements.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

The EITF has reached consensus on EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. The objective of EITF 07-5 is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which for International Assets means the 2010 fiscal year, beginning on October 1, 2009. International Assets is currently evaluating the effect that the adoption of EITF 07-5 will have on disclosures in its financial statements.

Note 2 — Reclassifications

Effective for the fiscal quarter ended June 30, 2008, International Assets reclassified certain prior period balances from professional fees to clearing and related expenses. The reclassified fees were fund service accounting charges which are based on the value of the respective fund. The net result of this change for the three months and six months ended March 31, 2008 was an increase in clearing and related expenses of $0.1 million and $0.2 million, respectively, with a corresponding decrease in professional fees.

Note 3 — Earnings per Share

Basic earnings per share has been computed by dividing net income by the weighted average number of common shares outstanding. The following is a reconciliation of the numerator and denominator of the diluted net income per share computations for the periods presented below.

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions, except share amounts)	2009	2008	2009	2008
Numerator:
Income from continuing operations	$4.0	$6.7	$7.3	$19.8
Add: Interest on convertible debt, net of tax	0.3	0.4	0.5	0.7

Diluted income from continuing operations	4.3	7.1	7.8	20.5
Less: Loss from discontinued operations	—	(0.7)	—	(0.9)

Diluted net income	$4.3	$6.4	$7.8	$19.6

Denominator:
Weighted average number of:
Common shares outstanding	8,873,440	8,437,124	8,864,298	8,362,265
Dilutive potential common shares outstanding:
Share-based awards	368,498	522,219	451,391	601,270
Convertible debt	656,935	981,547	657,008	981,547

Diluted weighted-average shares	9,898,873	9,940,890	9,972,697	9,945,082

The dilutive effect of share-based awards is reflected in diluted net income per share by application of the treasury stock method, which includes consideration of unamortized share-based compensation expense required by SFAS No. 123 (R). The dilutive effect of convertible debt has been reflected in diluted net income per share by application of the if-converted method.

Options to purchase 648,673 and 117,028 shares of common stock for the three months ended March 31, 2009 and 2008, respectively, and 567,603 and 117,028 shares of common stock for the six months ended March 31, 2009 and 2008, respectively, were excluded from the calculation of diluted earnings per share because they would have been anti-dilutive.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

Note 4 — Other Revenues, net

Other revenue is comprised of the following:

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2009	2008	2009	2008
Fees and commissions	$1.9	$1.2	$3.9	$2.5
Dividend income (expense), net	0.2	—	0.3	(0.1)
Interest income	0.6	0.6	1.4	1.1
Other	—	0.3	0.2	0.5

Total other revenues, net	$2.7	$2.1	$5.8	$4.0

Note 5 — Financial Assets and Financial Liabilities, at Fair Value

International Assets adopted SFAS No. 159 and SFAS No. 157 with effect from October 1, 2008. International Assets’ financial assets and liabilities that are carried at fair value are:

Financial instruments owned

Financial instruments sold, not yet purchased

Investments in managed funds

The table below sets forth an analysis of financial instruments owned and financial instruments sold, not yet purchased. This is followed by tables that provide the information required by SFAS No. 157 on all financial assets and liabilities that are carried at fair value.

	March 31, 2009		September 30, 2008
(In millions)	Owned	Sold, not yet purchased	Owned	Sold, not yet purchased
Common stock and ADR’s	$8.8	$1.9	$18.3	$5.8
Exchangeable foreign ordinary equities and ADR’s	21.3	21.3	35.0	35.1
Corporate and municipal bonds	41.9	—	80.2	—
U.S. and foreign government obligations	0.3	21.6	1.3	44.6
Derivatives	14.2	20.6	31.5	13.3
Commodities	67.0	67.1	49.9	52.7
Mutual funds and other	0.1	—	1.8	—

	$153.6	$132.5	$218.0	$151.5

Fair Value Hierarchy

The following table sets forth International Assets’ financial assets and liabilities that were accounted for at fair value as of March 31, 2009 by level within the fair value hierarchy. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy under SFAS No. 157 are:

Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

Level 2: quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3: prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

	March 31, 2009
(In millions)	Level 1	Level 2	Level 3	Netting and Collateral	Total
Assets:
Common stock and ADR’s	$27.4	$1.5	$1.2	$—	$30.1
Corporate and municipal bonds	12.9	23.8	5.2	—	41.9
U.S. and foreign government obligations	0.2	0.1	—	—	0.3
Derivatives	0.2	14.0	—	—	14.2
Commodities	—	129.6	—	(62.6)	67.0
Mutual funds and other	0.1	—	—	—	0.1
Investment in managed funds	—	—	12.1	—	12.1

Total assets at fair value	$40.8	$169.0	$18.5	$(62.6)	$165.7

Liabilities:
Common stock and ADR’s	$22.0	$1.2	$—	$—	$23.2
Corporate and municipal bonds		—	—	—	—
U.S. and foreign government obligations	21.6	—	—	—	21.6
Derivatives	6.9	14.3	—	(0.6)	20.6
Commodities	—	73.5	—	(6.4)	67.1

Total liabilities at fair value	$50.5	$89.0	$—	$(7.0)	$132.5

Information on Level 3 Financial Assets and Liabilities

The International Assets’ financial assets at fair value classified within level 3 of the fair value hierarchy are as follows:

(In millions)	As of March 31, 2009
Total level 3 assets	$18.5
Level 3 assets for which the Company bears economic exposure	$18.5
Total assets	$365.5
Total financial assets at fair value	$165.7
Total level 3 assets as a percentage of total assets	5.1%
Total level 3 assets as a percentage of total financial assets at fair value	11.2%

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

The following tables sets forth a summary of changes in the fair value of International Assets’ level 3 financial assets and liabilities during the three months and six months ended March 31, 2009 including a summary of unrealized gains (losses) during the three and six months on International Assets’ level 3 financial assets and liabilities still held at March 31, 2009.

	Level 3 Financial Assets and Financial Liabilities For the Three Months Ended March 31, 2009
(In millions)	Balances at prior reporting date	Realized gains (losses) during period	Unrealized gains (losses) at reporting date	Purchases, issuances, settlements	Transfers in or out of Level 3	Balances at current reporting date
Assets:
Common stock and ADR’s	$1.8	$0.2	$0.2	$(1.1)	$—	$1.1
Corporate and municipal bonds	5.5	—	(0.3)	—	—	5.2
Investment in managed funds	12.5	0.1	0.2	(0.6)	—	12.2

	$19.8	$0.3	$0.1	$(1.7)	$—	$18.5

	Level 3 Financial Assets and Financial Liabilities For the Six Months Ended March 31, 2009
(In millions)	Balances at prior reporting date	Realized gains (losses) during period	Unrealized gains (losses) at reporting date	Purchases, issuances, settlements	Transfers in or out of Level 3	Balances at current reporting date
Assets:
Common stock and ADR’s	$2.9	$0.2	$0.2	$(2.2)	$—	$1.1
Corporate and municipal bonds	4.1	0.1	1.5	(0.5)	—	5.2
Mutual funds and other	—	—	—	—	—	—
Investment in managed funds	11.9	0.1	0.3	(0.1)	—	12.2

	$18.9	$0.4	$2.0	$(2.8)	$—	$18.5

Note 6 — Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

International Assets is party to certain financial instruments with off-balance sheet risk in the normal course of its business. International Assets has sold financial instruments that it does not currently own and will therefore be obliged to purchase such financial instruments at a future date. International Assets has recorded these obligations in the condensed consolidated financial statements at March 31, 2009 at the fair values of the related financial instruments. International Assets will incur losses if the market value of the financial instruments increases subsequent to March 31, 2009. The total of $132.5 million at March 31, 2009 includes $20.6 million for derivative contracts, which represent a liability to International Assets based on their fair values as of March 31, 2009.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

Derivatives

International Assets utilizes derivative products in a trading capacity as a dealer to satisfy client needs and mitigate risk. International Assets manages risks from both derivatives and non-derivative cash instruments on a consolidated basis. The risks of derivatives should not be viewed in isolation, but in aggregate with International Assets’ other trading activities. International Assets’ derivative positions are included within the balance sheets under the caption ‘financial instruments owned, at fair value’ and ‘financial instruments sold, not yet purchased, at fair value’.

Listed below are the fair values of trading-related derivatives as of March 31, 2009 and September 30, 2008. Assets represent net unrealized gains and liabilities represent net unrealized losses.

	March 31, 2009		September 30, 2008
(In millions)	Assets	Liabilities	Assets	Liabilities
Derivative contracts for trading activities:
Equity index derivatives	$0.6	$1.2	$1.8	$0.2
Commodity price derivatives	13.6	14.3	29.7	12.6

Derivative contracts accounted for as hedges under SFAS No. 133:
Interest rate derivatives	—	5.7	—	0.5

Gross fair value of derivative contracts	14.2	21.2	31.5	13.3
Cash collateral netting	—	(0.6)	—	—
Fair value included in ‘Financial instruments owned, at fair value’	$14.2		$31.5

Fair value included in ‘Financial instruments sold, not yet purchased, at fair value’		$20.6		$13.3

The derivatives as of March 31, 2009 mature as follows:

	Assets				Liabilities
(In millions)	Total	Maturing in Fiscal 2009	Maturing in Fiscal 2010	Maturing 2011 & Later	Total	Maturing in Fiscal 2009	Maturing in Fiscal 2010	Maturing 2011 & Later
Equity index derivatives	$0.6	$0.2	$0.2	$0.2	$1.2	$1.2	$—	$—
Interest rate derivatives	—	—	—	—	5.7	—	—	5.7
Commodity price derivatives	13.6	12.3	1.3	—	13.7	12.6	1.1	—

	$14.2	$12.5	$1.5	$0.2	$20.6	$13.8	$1.1	$5.7

Commodity price derivatives:
Base metals	$4.2	$4.1	$0.1	$—	$6.3	$6.2	$0.1	$—
Precious metals	$9.4	$8.2	$1.2	$—	$7.4	$6.4	$1.0	$—

International Assets’ derivative contracts are principally held in its commodities trading business segment. International Assets assists its commodities customers in protecting the value of their future production by entering into option or forward agreements with them on an over-the-counter (“OTC”) basis. International Assets also provides its commodities customers with sophisticated option products, including combinations of buying and selling puts and calls. International Assets mitigates its risk by effecting offsetting OTC options with market counterparties or through the purchase or sale of exchange-traded commodities futures. The risk mitigation of offsetting options is not within the documented hedging designation requirements of SFAS No. 133.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

These derivative contracts are traded along with cash transactions because of the integrated nature of the markets for such products. International Assets manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firm-wide risk management policies. In particular, the risks related to derivative positions may be partially offset by inventory, unrealized gains in inventory or cash collateral paid or received.

The following table sets forth by major risk type the firm’s gains/ (losses) related to trading activities, including both derivative and nonderivative financial instruments, for the three months ended March 2009 in accordance with SFAS No. 161. The gains/ (losses) set forth below are included in ‘Net dealer inventory and investment gains’ in the condensed consolidated income statements.

	Three Months Ended March 31,
(In millions)	2009	2008
Asset management	$1.6	$1.1
Commodities	(5.6)	(15.7)

Total	$(4.0)	$(14.6)

International Assets invests in equity derivatives as part of its asset management business, whose total revenues, including trading revenues are shown in the table above.

International Assets has two interest rate swap contracts totaling $100 million in nominal amount at March 31, 2009, which were entered into in order to hedge potential changes in cash flows resulting from International Assets’ variable rate LIBOR based borrowings, that are classified under SFAS No. 133 as cash flow hedges. The effective portion of the swap’s gain or loss for the three months and six months ended March 31, 2009, as calculated using the long-haul method, was a gain of $0.4 million and a loss of $3.4 million, respectively, which has been reported in the balance sheets as a component of accumulated other comprehensive income (loss). This balance will be recognized in earnings over the remaining term of the swaps, as the hedged exposure affects interest expense. The ineffective portion of the swap gain or loss was a loss of $0.3 million and $1.4 million for the three months and six months ended March 31, 2009, respectively, which is included in ‘Net dealer inventory and investment gains’ on the income statements.

Credit Risk

In the normal course of business, International Assets purchases and sells financial instruments and foreign currencies as either principal or agent on behalf of its customers. If either the customer or counterparty fails to perform, International Assets may be required to discharge the obligations of the nonperforming party. In such circumstances, International Assets may sustain a loss if the market value of the financial instrument or foreign currency is different from the contract value of the transaction.

The majority of International Assets’ transactions and, consequently, the concentration of its credit exposure is with customers, broker-dealers and other financial institutions. These activities primarily involve collateralized and uncollateralized arrangements and may result in credit exposure in the event that a counterparty fails to meet its contractual obligations. International Assets’ exposure to credit risk can be directly impacted by volatile financial markets, which may impair the ability of counterparties to satisfy their contractual obligations. International Assets seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits based upon a review of the counterparties’ financial condition and credit ratings. International Assets monitors collateral levels on a daily basis for compliance with regulatory and internal guidelines and requests changes in collateral levels as appropriate.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

Note 7 — Physical Commodities Inventory

Physical commodities inventory is valued at the lower of cost or market value, determined using the specific identification weighted average price method. Commodities in process include commodities in the process of being recycled. The carrying values of International Assets’ inventory at March 31, 2009 and September 30, 2008 are shown below.

(In millions)	March 31, 2009	September 30, 2008
Commodities in process	$0.7	$5.5
Finished commodities	74.5	51.9

	$75.2	$57.4

Note 8 — Goodwill

International Assets acquired the Gainvest group of companies (“INTL Gainvest”), specialists in local markets securitization and asset management in Argentina, Brazil and Uruguay, in May 2007. Pursuant to this acquisition, International Assets is obligated to make a further payment on June 1, 2009 equal to 25% of the aggregate revenues that INTL Gainvest earns during the 12 months ending April 30, 2009. The revenues on which the 25% is calculated are subject to a minimum threshold of $5.5 million and a maximum ceiling of $11 million for this period. As of March 31, 2009, the aggregate revenues of INTL Gainvest since May 1, 2008 had not exceeded the minimum threshold of $5.5 million for the 12 months ending April 30, 2009. An amount equal to 25% of INTL Gainvest’s revenues for the 12 months ending April 30, 2009 will be recorded as additional goodwill if and when the minimum revenue threshold is achieved.

International Assets acquired the 50% interest held by Nilesh Ved in INTL Commodities DMCC, International Assets ‘ Dubai commodities joint venture, in February of 2009. The completion of the purchase accounting for this transaction resulted in goodwill of $2.3 million being recorded during the quarter ended March 31, 2009.

Note 9 — Related Party Transactions

As of March 31, 2009, International Assets had investments valued at $12.4 million in two hedge funds managed by INTL Consilium, LLC (“INTL Consilium”), including $11.6 million in the INTL Consilium Convertible Arbitrage Fund (“the ICCAF fund”). As of March 31, 2009 International Assets owned a 50.1% interest in INTL Consilium. Under the provisions of FIN 46(R), International Assets is required to consolidate the ICCAF fund as a variable interest entity. Accordingly, the minority interest shown in the condensed consolidated income statements for the three and six months ended March 31, 2009 also includes the minority interests in the ICCAF fund. The creditors of the ICCAF fund have no recourse to the general assets of International Assets. International Assets also has an investment valued at $11.3 million in the INTL Trade Finance Fund Limited, a fund managed by International Assets’ wholly-owned subsidiary, INTL Capital Limited. This fund invests primarily in global trade finance-related assets. International Assets’ investments in unconsolidated hedge funds are included in ‘Investment in managed funds, at fair value’ on the condensed consolidated balance sheets.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

Note 10 — Payable to Lenders under Loans and Overdrafts

As of March 31, 2009, International Assets had four credit facilities under which International Assets may borrow up to $200 million, subject to certain conditions. Interest expense related to International Assets’ credit facilities was approximately $1.9 million and $1.8 million for the three months ended March 31, 2009 and 2008, respectively, and approximately $3.7 million and $3.5 million for the six months ended March 31, 2009 and 2008.

International Assets’ four credit facilities at March 31, 2009 consisted of the following:

A one-year, renewable, revolving syndicated committed loan facility established on June 27, 2008 under which International Assets’ wholly-owned subsidiary, INTL Commodities, Inc. (‘INTL Commodities’) is entitled to borrow up to $125 million, subject to certain conditions. There are six commercial banks that are the underlying lenders within the syndicate group. The loan proceeds are used to finance the activities of INTL Commodities and are secured by its assets. The interest rate for the facility depends on the ratio of borrowings to equity and ranges between 2.00% and 2.25% over the federal funds rate (0.18% at March 31, 2009) or over the LIBOR rate for the applicable term, at International Assets’ election.

A demand facility established on March 5, 2008, under which International Assets’ Dubai joint venture, INTL Commodities DMCC, may borrow up to $15 million, subject to certain conditions. The facility is secured by inventory and receivables and is guaranteed by International Assets.

Two additional lines of credit with a commercial bank under which International Assets may borrow up to $60 million, subject to certain conditions. One of these lines of credit is secured by certain of International Assets’ assets. The other is secured by a pledge of shares held in certain of International Assets’ foreign subsidiaries. The interest rate on these facilities was 2.40% over one-month LIBOR (approximately 0.98% at March 31, 2009).

At March 31, 2009, International Assets had the following credit facilities and outstanding borrowings:

Security	Maturity Date	Maximum Amount	Amount Outstanding
Certain foreign exchange assets	December 31, 2009	$25.0	$8.8
Certain pledged shares	December 31, 2009	35.0	21.9
Certain commodities assets	On demand	15.0	—
Certain commodities assets	June 27, 2009	125.0	50.0

		$200.0	$80.7

Note 11 — Convertible Subordinated Notes and Debt Issuance Costs

International Assets had $16.7 million and $16.8 million in aggregate principal amount of International Assets’ senior subordinated convertible notes due 2011 (‘Notes’) outstanding as of March 31, 2009 and September 30, 2008, respectively. The Notes are general unsecured obligations of International Assets and bear interest at the rate of 7.625% per annum, payable quarterly in arrears.

During October 2008, Notes with a principal balance of $0.1 million were converted into 4,359 common shares at the election of the holders of those Notes. As of March 31, 2009, the remaining Notes are convertible by the holders into 656,936 shares of common stock of International Assets, at a conversion price of $25.47 per

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

share. If the dollar-volume weighted average price of the common stock exceeds $38.25, subject to certain adjustments, for any twenty out of thirty consecutive trading days, International Assets will have the right to require the holders of the Notes to convert all or any portion of the Notes into shares of common stock at the then-applicable conversion price.

In the event that the consolidated interest coverage ratio for the 12 months preceding the end of any fiscal quarter is less than 2.0, the interest rate on the Notes will be increased by 2.0% to 9.625% per annum, effective as of the first day of the following fiscal quarter. Through the quarter ended March 31, 2009, no such increase has been necessary. Holders may redeem their Notes at par if the interest coverage ratio set forth in the Notes is less than 2.75 for the twelve-month period ending December 31, 2009.

International Assets entered into a separate Registration Rights Agreement with the holders of the Notes, under which International Assets was required to file with the U.S. Securities and Exchange Commission (‘SEC’) a Registration Statement on Form S-3 within a specified period of time. The Registration Statement was declared effective by the SEC on October 24, 2006. International Assets is required, under the Registration Rights Agreement, to maintain the effectiveness of the Registration Statement, failing which it could become liable to pay holders of the Notes liquidated damages of 1% of the value of the Notes upon a failure to maintain effectiveness of the Registration Statement, plus a further 1% for every 30 days that it remains ineffective thereafter, up to an aggregate maximum of 10% of the value of the Notes. At March 31, 2009, International Assets was in compliance with its requirements under the Registration Rights Agreement.

Note 12 — Commitments and Contingencies

As discussed in Note 8 — Goodwill, International Assets has a contingent liability relating to the acquisition of INTL Gainvest which may result in the payment of additional consideration in June 2009.

As discussed in Note 11 — Convertible Subordinated Notes and Debt Issuance Costs, the Notes may be converted into shares of common stock of International Assets at any time by the holders. The Notes also contain a provision to increase the interest rate by 2%, subject to certain conditions measured on a quarterly basis.

Note 13 — Capital and Other Regulatory Requirements

International Assets’ wholly-owned subsidiary INTL Trading, Inc. (‘INTL Trading’) is a registered broker dealer and member of the Financial Industry Regulatory Authority (“FINRA”) and is subject to the SEC Uniform Net Capital Rule 15c3-1. This rule requires the maintenance of minimum net capital, and requires that the ratio of aggregate indebtedness to net capital not exceed 15 to 1. A further requirement is that equity capital may not be withdrawn if this ratio would exceed 10 to 1 after such withdrawal. At March 31, 2009, INTL Trading’s net capital was $1.5 million, which was $0.5 million in excess of its minimum requirement.

INTL Capital Limited (‘INTL Capital’) is regulated by the Dubai Financial Services Authority in the United Arab Emirates, and is subject to a minimum capital requirement of approximately $0.5 million as of March 31, 2009.

Note 14 — Stock-Based Compensation

Stock-based compensation expense is included within ‘Compensation and benefits’ in the condensed consolidated income statements and totaled $0.5 million and $0.4 million for the three months, and $0.9 million and $0.7 million for the six months ended March 31, 2009 and 2008, respectively.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

Stock Option Plans

International Assets sponsors a stock option plan for its directors, officers, employees and consultants. At March 31, 2009, 782,344 shares were authorized for future grant under our stock plan. Awards that expire or are canceled generally become available for issuance again under the plan.

Fair value is estimated at the grant date based on a Black-Scholes-Merton option-pricing model using the following weighted average assumptions:

	Six Months Ended March 31,
	2009	2008
Expected stock price volatility	71%	60%
Expected dividend yield	0%	0%
Risk free interest rate	1.67%	3.25%
Average expected life (in years)	2.80	2.99

Expected stock price volatility rates are based on the historical volatility of International Assets’ common stock. International Assets has not paid dividends in the past and does not currently expect to do so in the future. Risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the estimated period of time that options or awards granted are expected to be outstanding, based on International Assets’ historical share option exercise experience for similar option grants.

The following is a summary of stock option activity through March 31, 2009:

	Shares Available for Grant	Number of Options Outstanding	Weighted Average Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value ($ millions)
Balances at September 30, 2008	464,559	584,207	$9.31	3.27	$8.6

Additional shares authorized	750,000
Granted	(432,215)	432,215	7.06
Exercised		(23,450)	4.35

Balances at March 31, 2009	782,344	992,972	$8.45	4.01	$1.7

Exercisable at March 31, 2009		489,337	$6.99	2.89	$1.6

International Assets settles stock option exercises with newly issued shares of common stock. The total compensation cost not yet recognized for non-vested awards of $1.6 million has a weighted average period of 2.89 years over which the compensation expense is expected to be recognized.

Restricted Stock Plan

The Company sponsors a restricted stock plan for its directors, officers and employees. At March 31, 2009, 543,645 shares were authorized for future grant under our restricted stock plan. Awards that expire or are canceled generally become available for issuance again under the plan. The Company settles restricted stock with newly issued shares of common stock.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

The following is a summary of restricted stock activity through March 31, 2009:

	Shares Available for Grant	Number of Unvested Shares Outstanding	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value ($ millions)
Balances at September 30, 2008	657,184	84,397	$26.01	2.25	$2.0

Granted	(113,539)	113,539	8.02
Vested		(18,197)	26.47

Balances at March 31, 2009	543,645	179,739	$14.60	2.99	$1.8

The total compensation cost not yet recognized of $2.2 million has a weighted average period of 2.99 years over which the compensation expense is expected to be recognized. Compensation expense is amortized on a straight-line basis over the vesting period. Restricted stock grants are included in International Assets’ total issued and outstanding common shares.

Note 15 — Taxes

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. International Assets adopted the provisions of FIN 48 on October 1, 2007 and was not required to record any cumulative effect adjustment to retained earnings as a result of this adoption. International Assets recognizes potential interest and penalties as a component of income tax expense.

International Assets and its subsidiaries file income tax returns with the U.S. federal jurisdiction and various state and foreign jurisdictions.

Note 16 — Discontinued Operations

On August 1, 2008, International Assets notified the employees of its Hong Kong subsidiary, INTL Global Currencies (Asia) Ltd., of its intention to discontinue its foreign exchange margin trading operations. International Assets has effected an orderly liquidation of this subsidiary. The results of operations for INTL Global Currencies (Asia) Ltd., which were previously included within the foreign exchange trading segment, are included within discontinued operations on the income statement for all periods presented.

Note 17 — Subsequent Events

On April 7, 2009, International Assets acquired Compania Inversora Bursatil Sociedad de Bolsa (“CIBSA”), a leading securities broker-dealer based in Argentina. International Assets paid approximately $1.7 million on the date of purchase and is obligated to make additional payments over the next two years, depending on the level of

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

revenues achieved. International Assets anticipates recording goodwill once the initial purchase allocation has been finalized, and for any subsequent payments. The acquisition of CIBSA is not expected to have an immediate material impact on International Assets.

On May 8, 2009, International Assets agreed to redeem its partnership interest in INTL Consilium, LLC (“INTL Consilium”), effective April 30, 2009. International Assets has recorded an impairment charge in connection with this transaction of approximately $0.5 million for the three months and six months ended March 31, 2009, which is recorded as ‘Other’ within ‘Non-interest expenses’ on the income statements. The results of INTL Consilium, previously consolidated, will qualify to be treated by International Assets for accounting purposes as discontinued operations with effect from the fiscal quarter ending on June 30, 2009. Operating revenues for INTL Consilium were $0.8 million and $1.9 million for the three months and $1.9 million and $7.7 million for the six months ended March 31, 2009 and 2008, respectively.

Note 18 — Segment Analysis

International Assets’ activities are currently divided into five functional areas: international equities market-making, foreign exchange trading, commodities trading, international debt capital markets and asset management.

International Equities Market-Making

Through INTL Trading, International Assets acts as a wholesale market maker in select foreign securities including unlisted ADR’s and foreign ordinary shares. INTL Trading provides execution and liquidity to national broker-dealers, regional broker-dealers and institutional investors.

Foreign Exchange Trading

International Assets trades currencies, with a focus on illiquid currencies of developing countries. International Assets’ customers are financial institutions, multi-national corporations, government organizations and charitable organizations operating in these developing countries. In addition, International Assets executes trades based on the foreign currency flows inherent in International Assets’ existing business activities. International Assets primarily acts as a principal in buying and selling foreign currencies on a spot basis. International Assets derives revenue from the difference between the purchase and sale prices.

Commodities Trading

International Assets provides a full range of trading and hedging capabilities to select producers, consumers, recyclers and investors in precious metals and certain base metals. Acting as a principal, International Assets commits its own capital to buy and sell the metals on a spot and forward basis.

International Assets records all of its physical commodities revenues on a gross basis. Operating revenues and losses from International Assets’ commodities derivatives activities are recorded in ‘Net dealer inventory and investment gains’. All of International Assets’ other businesses report their revenues on a net basis. Inventory for the commodities business is valued at the lower of cost or market value, under the provisions of ARB No. 43. International Assets generally mitigates the price risk associated with commodities held in inventory through the use of derivatives. This price risk mitigation does not generally qualify for hedge accounting under GAAP. In such situations, unrealized gains in inventory are not recognized under GAAP, but unrealized gains and losses in related derivative positions are recognized under GAAP. As a result, International Assets’ reported earnings from commodities trading are subject to significant volatility.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

International Debt Capital Markets

International Assets arranges international debt transactions and asset backed securitizations for issuers located primarily in emerging markets. These transactions include bond issues, syndicated loans, and asset backed securitizations, as well as forms of other negotiable debt instruments.

Asset Management

The asset management segment revenues include fees, commissions and other revenues received by International Assets for management of third party assets and investment gains or losses on International Assets’ investments in managed funds and proprietary accounts managed either by International Assets’ investment managers or by independent investment managers.

Other

All other transactions that do not relate to the operating segments above are classified as ‘Other’. Certain cash accounts and balances were maintained to support the administration of all of the operating segments. These multi-segment assets were allocated to ‘Other’. Revenue reported for ‘Other’ includes interest income but not interest expense.

The total revenues reported combine gross revenues for the commodities business and net revenues for all other businesses. In order to reflect the way that International Assets’ management views the results, the tables below also reflect the segmental contribution to ‘Operating revenues’, which is shown on the face of the condensed consolidated income statements and which is calculated by deducting physical commodities cost of sales from total revenues.

Segment data includes the profitability measure of net contribution by segment. Net contribution is one of the key measures used by management to assess the performance of each segment and for decisions regarding the allocation of International Assets’ resources. Net contribution is calculated as revenue less direct cost of sales, clearing and clearing related charges and variable trader bonus compensation. Variable trader bonus compensation represents a fixed percentage of an amount equal to revenues produced less clearing and related charges, base salaries and an overhead allocation.

Inter-segment revenues, charges, receivables and payables are eliminated between segments, except revenues and costs related to foreign currency transactions undertaken on an arm’s length basis by the foreign exchange trading business for the equity and debt trading business. The foreign exchange trading business competes for this business as it does for any other business. If its rates are not competitive, the equity and debt trading businesses buy or sell their foreign currency through other market counter-parties.

INTERNATIONAL ASSETS HOLDING CORPORATION

Notes to Condensed Consolidated Financial Statement

(Unaudited)

Information concerning operations in these segments of business is shown in accordance with SFAS No. 131 as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2009	2008	2009	2008
Total revenues:
International equities market-making	$6.9	$8.5	$25.4	$17.4
Foreign exchange trading	8.0	5.3	13.3	11.6
Commodities trading	15,413.1	3,466.0	25,925.9	5,603.1
International debt capital markets	0.5	1.0	1.2	2.1
Asset management	3.2	5.3	2.4	12.0
Other	—	0.7	(0.3)	1.2

Total	$15,431.7	$3,486.8	$25,967.9	$5,647.4

Operating revenues:
International equities market-making	$6.9	$8.5	$25.4	$17.4
Foreign exchange trading	8.0	5.3	13.3	11.6
Commodities trading	8.5	11.9	14.7	30.4
International debt capital markets	0.5	1.0	1.2	2.1
Asset management	3.2	5.3	2.4	12.0
Other	—	0.7	(0.3)	1.2

Total	$27.1	$32.7	$56.7	$74.7

Net contribution:
(Revenues less cost of sales, clearing and related expenses, variable bonus compensation and bad debt expense):
International equities market-making	$3.5	$4.4	$14.5	$8.8
Foreign exchange trading	5.7	4.0	9.6	8.9
Commodities trading	6.2	10.3	10.1	27.6
International debt capital markets	0.5	0.9	1.2	1.9
Asset management	3.0	4.4	1.9	9.9
Other	(0.1)	0.7	(0.4)	1.2

Total	$18.8	$24.7	$36.9	$58.3

Reconciliation of net contribution to income before income tax and minority interest:
Net contribution allocated to segments	$18.8	$24.7	$36.9	$58.3
Costs not allocated to operating segments	13.7	13.2	25.8	24.7

Income before income tax and minority interest	$5.1	$11.5	$11.1	$33.6

	Balances as of
	March 31, 2009	September 30, 2008
Total assets:
International equities market-making	$33.8	$48.9
Foreign exchange trading	34.8	52.9
Commodities trading	208.5	205.3
International debt capital markets	10.7	11.2
Asset management	66.0	114.4
Other	11.7	5.3

Total	$365.5	$438.0

See accompanying notes.

ANNEX A

MERGER AGREEMENT

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERNATIONAL ASSETS HOLDING CORPORATION,

INTERNATIONAL ASSETS ACQUISITION CORP.

AND

FCSTONE GROUP, INC.

DATED AS OF JULY 1, 2009

A-i

(continued)

A-ii

(continued)

Exhibits:

A.	Support Agreement
B.	Option Agreement
C.	Governance Matters
D.	Amended and Restated Certificate of Incorporation of Parent
E.	Knowledge of the Company
F.	Knowledge of Parent

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2009 (this “Agreement”), by and among INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (“Parent”), INTERNATIONAL ASSETS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FCSTONE GROUP, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub and the Board of Directors of the Company (the “Company Board”) have deemed it in the best interests of Parent, Merger Sub and the Company, respectively, and their respective members and stockholders that Parent, Merger Sub and the Company consummate the business combination and other transactions provided for herein; and

WHEREAS, the Board of Directors of Merger Sub and the Company Board have approved, in accordance with the Delaware General Corporation Law (the “DGCL”), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”), all in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company Board has resolved to recommend to the Company’s stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Parent Board has resolved to recommend to the Parent’s stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and the issuance of shares of Parent Common Stock as provided herein; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, as an inducement and condition to the entrance of the Company into this Agreement, the Parent agreed to deliver to the Company a support agreement in the form set forth in Exhibit A (the “Support Agreement”); executed by certain shareholders of Parent as designated therein;

WHEREAS, as an inducement and condition to the entrance of Parent into this Agreement, the Company agreed to deliver to the Parent an option agreement in the form set forth in Exhibit B (the “Option Agreement”), executed by Parent and the Company;

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

SECTION 1.3 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the rights, privileges, powers and franchises of each of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to each of the Company and Merger Sub on whatever account (including stock subscriptions and all other things in action) or belonging to each of such corporations shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

SECTION 1.5 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation.

(b) At the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

(c) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Certificate of Incorporation and Bylaws, or as otherwise provided by applicable law.

(d) Immediately following the Effective Time, the members of the Board of Directors of Parent will be determined as set forth on Exhibit C and will serve until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. Immediately following the Effective Time, the individuals set forth on Exhibit C will have the offices at Parent as set forth therein, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. In addition, certain other matters with respect to the Parent at the Effective Time are set forth on Exhibit C.

SECTION 1.6 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c)) will be converted into the right to receive 0.2950 (the “Exchange Ratio”) shares of fully paid and nonassessable Parent Common Stock (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Merger Sub Common Stock. Each share of Merger Sub’s common stock that is issued and outstanding immediately prior to the Effective Time (the “Merger Sub Common Stock”) shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock. All shares of Company Common Stock that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub or held in the treasury of the Company (other than shares held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d) Adjustments to Prevent Dilution. In the event that either the Company or the Parent changes the number of shares of Company Common Stock or Parent Common Stock, or securities convertible or exchangeable into or exercisable for such shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company or the Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 1.7 Share Exchange.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, the Merger Consideration issuable pursuant to Section 1.6(a) in exchange for issued and outstanding Shares in the Merger pursuant to Section 1.6(a). Parent agrees to make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 1.10 and any dividends and other distributions pursuant to Section 1.9. The Exchange Agent shall invest any cash it so receives, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(b) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of certificates representing ownership of the Shares outstanding immediately prior to the Effective Time (“Certificates”) shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable law. Merger Consideration issuable in the Merger shall be deemed to have been issued at the Effective Time. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.10 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.9 without interest.

(c) As soon as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Certificate(s), which immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted into the right to receive Merger Consideration pursuant to Section 1.6(a) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificate(s) to the Exchange Agent (or affidavits of loss in lieu of such Certificate(s) as required by Section 1.7(d)), and which letter shall be in such form and have such other provisions as the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions to which such holder is entitled pursuant to Section 1.9. Upon (x) in the case of shares of Company Common Stock represented by a Certificate, surrender of a Certificate to the Exchange Agent, or (y) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor (A) the whole number of shares of Merger Consideration that such holder has the right to receive pursuant to Section 1.6(a), and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 1.9 and 1.10 (after giving effect to any required tax withholdings from cash payments), and in each case the Shares so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.9 or 1.10.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as to indemnify against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, and any cash that such holder has the right to receive pursuant to Sections 1.9 or 1.10.

(e) If any share of Parent Common Stock is to be issued in a name other than the name of the holder registered in the transfer records of the Company for the corresponding Shares to be surrendered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer (or, if the Shares are held in book-entry form, there shall be proper evidence of such transfer or exchange), and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for Merger Consideration in any name other than that of the registered holder of the Shares surrendered, or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

SECTION 1.8 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a)(1) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The parties hereto agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a) of the Code. None of the parties hereto will take or cause to be taken any action, or omit to take any action, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 1.9 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate, and no cash payment that such holder has the right to receive pursuant to this Agreement, including cash in lieu of fractional shares of Parent Common Stock, shall be paid to any such holder pursuant to Section 1.10, until such holder shall surrender such Certificate in accordance with Section 1.7. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash that such holder has the right to receive pursuant to the provisions of this Agreement, including cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.10 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

SECTION 1.10 No Fractional Shares of Parent Common Stock.

(a) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of Parent Common Stock.

(b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to the product of (x) such fractional part of a share of Parent Common Stock multiplied by (y) the Parent Common Stock Market Value.

SECTION 1.11 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of Parent Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of Parent Common Stock pursuant to this Agreement, would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable Law, be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with the provisions of this Agreement shall thereafter look only to Parent only as general creditors thereof for satisfaction of their claims for the payment of such Merger Consideration, dividends or distributions in respect thereof or such cash (without any interest thereon).

SECTION 1.12 Withholding Rights. The Surviving Corporation, the Parent, and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation and/or the Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent.

SECTION 1.13 Stock Options.

(a) At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock (each a “Company Option”) will cease to represent an option to purchase Company Common Stock and will be converted automatically into options to purchase Parent Common Stock (“Parent Options”), and Parent will assume each Company Option subject to its terms; provided, however, that after the Effective Time:

(i) The number of shares of Parent Common Stock that may be acquired upon exercise of each Company Option will equal the product of (x) the number of shares of Company Common Stock that could have been acquired under the Company Option immediately before the Effective Time and (y) the Exchange Ratio, rounded down to the nearest whole share; and

(ii) The per share exercise price for each Company Option will equal the quotient of (x) the per share exercise price of the Company Option immediately before the Effective Time and (y) the Exchange Ratio, rounded down to the nearest cent.

(b) Notwithstanding the foregoing, (i) the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with any applicable requirements of Section 409A of the Code and (ii) in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including applicable vesting requirements and any accelerated vesting thereof) as were applicable under such Company Option immediately prior to the Effective Time (after giving effect to any rights resulting from the transactions contemplated under this Agreement pursuant to the Company Option Plan and the award agreements thereunder).

SECTION 1.14 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will be held at the offices of Stinson Morrison Hecker LLP, Kansas City, Missouri, at 10:00 a.m., local time, no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VI are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Parent, then Parent may postpone the Closing until the first full week after the end of that fiscal quarter.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (x) the Disclosure Schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), subject to Section 8.15, or in (y) any Parent SEC Reports (as defined in Section 2.6(a)) filed or furnished after September 30, 2006 and publicly available prior to the date of this Agreement to the extent any disclosure included therein would be readily apparent as an exception to any representation or warranty contained herein, but excluding any forward-looking statements contained in such Parent SEC Reports, Parent hereby represents and warrants on behalf of itself and its Subsidiaries to the Company as follows:

SECTION 2.1 Organization and Qualification. Parent and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for any such failure which, when taken together with all other such failures, would not result in a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the Parent’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 2.1 of the Parent Disclosure Schedule contains a correct and complete list of each Subsidiary of Parent and of each jurisdiction where Parent and its Subsidiaries are organized and qualified to do business.

SECTION 2.2 Capitalization. The authorized capital stock of Parent consists of (i) 17,000,000 shares of Common Stock, par value $0.01, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of the date of this Agreement: (A) 9,106,009 shares of Parent Common Stock were issued and outstanding; (B) 11,257 shares of Parent Common Stock were held by Parent as treasury stock; (C) no shares of Parent Preferred Stock were issued and outstanding; (D) 938,695 shares of Parent Common Stock were reserved for grants of Parent Options under the Parent Option Plan; and (E) all Parent Options were granted under the Parent Option Plan and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the Parent Option Plan, forms of which have been made available to the Company). The shares of Parent Common Stock issuable pursuant to the Parent Option Plan have been duly reserved for issuance by Parent, and upon any issuance of such shares in accordance with the terms of the Parent Option Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Parent Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Except as disclosed in Section 2.2 of the Parent Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating Parent or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in Parent or any securities convertible into or exchangeable for any capital stock or other equity interests, including restricted stock, restricted stock units and similar securities, or any debt securities of Parent or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote (whether or not dependent on conversion or other trigger event). Except as disclosed in Section 2.2 of the Parent Disclosure Schedule, there are no existing registration covenants with respect to Parent Common Stock or any other securities of Parent and its Subsidiaries. Section 2.2 of the Parent Disclosure Schedule sets forth a correct and complete list of each Parent Option outstanding as of the date of this Agreement, including the holder, date of grant, exercise price, if applicable, vesting schedule and number of shares of Parent Common Stock subject thereto. No stockholder is a party to or holds shares of Parent Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement to which Parent is also a party. Each Parent Option was (A) granted in compliance with all applicable Laws and all of the terms and conditions of the Parent Option Plan pursuant to which it was issued, (B) has an exercise price per share of Parent Common Stock equal to or greater than the fair market value of a share of Parent Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Parent Board or compensation committee actually awarded such Parent Option, and (D) qualifies for the tax and accounting treatment afforded to such Parent Option in the Parent’s Tax Returns and the Parent’s financial statements, respectively.

SECTION 2.3 Subsidiaries. Each Subsidiary of Parent is identified in Section 2.3 of the Parent Disclosure Schedule. All the outstanding equity interests of each Subsidiary of Parent are owned by Parent, by another wholly-owned Subsidiary of Parent or by Parent and another wholly-owned Subsidiary of Parent, free and clear of all Liens except as set forth in Section 2.3 of the Parent Disclosure Schedule. All of the capital stock or other equity interests of each Subsidiary of Parent has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. Except as set forth in Section 2.3 of Parent Disclosure Schedule and except for the ownership of the Subsidiaries of Parent, neither Parent nor any Subsidiary of Parent, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 2.4 Authority. Parent has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Stockholder Approval, to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent, and, subject to obtaining the Parent Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 2.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.5(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the certificate or articles of incorporation or bylaws of Parent or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the requirements, filings, consents and approvals referred to in Section 2.5(b), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, except for Parent Permitted Liens, on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Parent Material Contract, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.5(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, Permit or Laws applicable to Parent or any of its Subsidiaries or by which any of their respective properties are bound or subject except in the case of clause (ii), as individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) Except for applicable requirements of the Exchange Act and the Securities Act, including the filing of the Joint Proxy Statement/Prospectus, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing of the Certificate of Merger under the DGCL, and except the filing of amended registration forms with the applicable Governmental Entities, approval by each Self Regulatory Organization of which Parent and each Subsidiary of Parent is a member, and such other actions, as in each case set forth in Section 2.5(b) of the Parent Disclosure Schedule, Parent and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing material to the business of Parent and its Subsidiaries, taken as a whole, or obtain any consent, authorization, approval, registration or confirmation from any Governmental Entity or from any third party, in connection with the execution, delivery or performance of this Agreement by Parent and the consummation of the transactions contemplated hereby.

SECTION 2.6 SEC Filings; Financial Statements.

(a) Except as set forth in Section 2.6(a) of the Parent Disclosure Schedule, Parent has timely filed or furnished, as applicable, all forms, statements, certifications, reports, documents, proxy statements and exhibits and any amendments thereto required to be filed by Parent with the SEC since October 1, 2006

(collectively with all forms, reports, statements, documents, proxy statements and exhibits filed or furnished subsequent to the date of this Agreement, and any amendments thereto, the “Parent SEC Reports”). The Parent SEC Reports (i) complied in all material respects, or, if not yet filed or furnished, will comply, as of their respective dates of filing with the SEC, with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, or, if not yet filed or furnished, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 2.6(a) of the Parent Disclosure Schedule, none of Parent’s Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.

(b) Except as set forth in Section 2.6(b) of the Parent Disclosure Schedule, the consolidated financial statements contained in the Parent SEC Reports complied, as of their respective dates of filing with the SEC, and the consolidated financial statements contained in the Parent SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been, and the consolidated financial statements contained in the Parent SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) consistently applied during the periods involved, and fairly present, and the financial statements contained in the Parent SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments. Except as set forth on Section 2.6(b) of the Parent Disclosure Schedule, there are no material off balance sheet arrangements, within the meaning of Item 303 of Regulation S-K of the SEC, to which Parent or any of its Subsidiaries is a party or by which any of its assets is bound which is not disclosed in the consolidated financial statements contained in the Parent SEC Reports.

(c) Except as set forth in Section 2.6(c) of the Parent Disclosure Schedule and except for those liabilities and obligations that are reflected or reserved against on the statement of financial condition dated September 30, 2008, contained in Parent’s Annual Report on Form 10-K for the year ended September 30, 2008, or in the footnotes to such statement of financial condition, neither Parent nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) liabilities or obligations incurred since September 30, 2008, in the Parent’s Ordinary Course of Business, none of which has had or is likely to have a Parent Material Adverse Effect, (ii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) obligations specifically set forth in this Agreement and (iv) liabilities that, individually or in the aggregate, are immaterial to the financial condition or operating results of Parent and its Subsidiaries, taken as a whole.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of the Parent Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company (i) a summary of any such disclosure made by management to Parent’s auditors and audit committee since October 1, 2006, and (ii) any communication since October 1, 2006, made by management or Parent’s auditors to the audit committee required or contemplated by the audit committee’s charter or the professional standards of the Public Company Accounting Oversight Board. Since October 1, 2006, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. Parent has made available to the Company a summary of all complaints or concerns relating to other matters made since October 1, 2006, through Parent’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Parent Board or the Parent Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

(e) Parent has devised and maintained systems of internal accounting controls that are sufficient to be in compliance, in all material respects, with applicable Laws.

(f) Parent has heretofore furnished the Company with its Regulatory Accounting Reports and Regulatory Accounting Reports filed by any Subsidiary after October 1, 2006 and prior to the date hereof.

SECTION 2.7 Absence of Certain Changes or Events. Since September 30, 2008, except as expressly contemplated by this Agreement or as set forth in Section 2.7 of the Parent Disclosure Schedule, there has not been:

(a) any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, would have a Parent Material Adverse Effect; or

(b) any event, action or occurrence taken on or prior to the date hereof, that, if taken after the date hereof without the consent of the Company, would violate any of the provisions of Section 4.2.

SECTION 2.8 Litigation. Except as disclosed in Section 2.8 of the Parent Disclosure Schedule, there are no material claims, actions, suits, arbitrations, grievances, proceedings or investigations (collectively “Proceedings”) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or rights, or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations (other than investigations in the ordinary course of Parent’s or any of its Subsidiaries’ compliance programs) being conducted by Parent or any of its Subsidiaries nor have any acts of alleged misconduct by Parent or any of its Subsidiaries been reported to Parent. Except as disclosed in Section 2.8 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree of any Governmental Entity material to the conduct of the businesses of Parent or its Subsidiaries.

SECTION 2.9 Employee Benefit Plans.

(a) Section 2.9(a) of the Parent Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, termination, retention, vacation, deferred compensation and other similar fringe or employee benefit plans, programs, policies, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into by Parent or any other entity, whether or not incorporated, that together with Parent would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, Parent or any of its Subsidiaries to which Parent or any Subsidiary has any liability (together, the “Parent Employee Plans”). Section 2.9(a) of the Parent Disclosure Schedule separately lists each Parent Employee Plan that is maintained outside of the United States primarily for the benefit of employees working outside of the United States (each, a “Non-U.S. Parent Employee Plan”).

(b) Parent has made available to the Company true and complete copies of (i) all Parent Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Parent Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, (vi) any trust documents or other funding vehicles, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c) Neither Parent nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any Parent Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to Parent or any of its Subsidiaries or any Parent Employee Plan except for any penalty or Tax that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) All Parent Employee Plans have been approved and administered in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Parent Employee Plans, including, but not limited to, ERISA and the Code. All Parent Employee Plans providing deferred compensation or benefits subject to Section 409A of the Code were, between January 1, 2005 and December 31, 2008, operated in compliance with the plan’s terms, to the extent consistent with Section 409A, and the applicable guidance issued by the Internal Revenue Service and the Department of the Treasury, including Notice 2005-1, and to the extent an issue was not addressed in Notice 2005-1 or other applicable guidance, each applicable Parent Employee Plan was operated between January 1, 2005 and December 31, 2008 by applying reasonable, good faith interpretation of Section 409A of the Code.

(e) There are no pending or, to the knowledge of Parent, threatened material claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Parent Employee Plans, or the assets of any trust for any Parent Employee Plan.

(f) Each Parent Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received either a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(g) All contributions or payments required to be made or accrued before the Effective Time under the terms of any Parent Employee Plan will have been made by the Effective Time and all obligations in respect of each Parent Employee Plan have been properly accrued and reflected in the Parent’s financial statements.

(h) Except as set forth in Section 2.9(h) of the Parent Disclosure Schedule, neither Parent nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any Pension Plan. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guarantee Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed by Parent for any Pension Plan or by an ERISA Affiliate of Parent within the 12-month period ending on the date hereof or will be required to be filed by Parent in connection with the transaction contemplated by this Agreement. No notices have been required to be sent by Parent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of Parent has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of Parent has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of Parent has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Except as set forth in Section 2.9(h) of the Parent Disclosure Schedule, under each Pension Plan of Parent or of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(i) Except as set forth in Section 2.9(i) of the Parent Disclosure Schedule, no Parent Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(j) Except as set forth in Section 2.9(j) of the Parent Disclosure Schedule or as may be prohibited by applicable Law, no condition exists that would prevent Parent or any of its Subsidiaries from amending or terminating any Parent Employee Plan providing health or medical benefits in respect of any active employee of Parent or any of its Subsidiaries in accordance with such Parent Employee Plan’s terms.

(k) Except as set forth in Section 2.9(k)(i) through (v) of the Parent Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of Parent or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, (iii) require Parent to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit, (iv) limit or restrict the right of Parent, its Subsidiaries or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any of the Parent Employee Plans, or (v) result in payments under any of the Parent Employee Plans which would not be deductible under Section 280G of the Code.

(l) All Non-U.S. Parent Employee Plans comply in all material respects with applicable local Law. Parent and its Subsidiaries have no material unfunded liabilities with respect to any Non-U.S. Parent Employee Plan.

SECTION 2.10 Information Supplied. None of the information to be supplied by Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus contemplated by Section 5.1 will, on the date such document is filed and on the date it is first published, sent or given to the holders of Company Common Stock, and at the time of the meeting of the Company’s stockholders to consider and vote upon the Merger Agreement (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholders’ Meeting, any event with respect to Parent or any of its Subsidiaries, or with respect to information supplied by Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, such Joint Proxy Statement/Prospectus such event shall be so described by Parent and promptly provided to the Company. All documents that Parent or its Subsidiaries are responsible for filing with the SEC in connection with the transactions contemplated hereby, to the extent relating to the Parent or its Subsidiaries or other information supplied by the Parent or its Subsidiaries for inclusion or incorporation by reference therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body including, without limitation, the CFTC, the NFA, the FINRA, the U.S. Department of Agriculture, all U.S. futures exchanges and any Self Regulatory Organization (each, a “Governmental Entity”), will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

SECTION 2.11 Conduct of Business; Compliance with Laws.

(a) Except as disclosed in Section 2.11(a) of the Parent Disclosure Schedule, the business of Parent and each of its Subsidiaries is not being (and, since October 1, 2006, has not been) conducted (i) in default or violation of any term, condition or provision of the certificate or articles of incorporation or bylaws of Parent or the comparable charter documents or Bylaws of any of its Subsidiaries, or (ii) in material default or violation of (X) any Parent Material Contract or (Y) any Laws applicable to Parent or any of its Subsidiaries or their respective businesses and material to the business of Parent and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the preceding paragraph (a), since October 1, 2006, Parent, its Subsidiaries and each of their employees and, to the knowledge of Parent, third party brokers with which Parent or its Subsidiaries transact business:

(i) has complied in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable to its business or to the employees thereof and with the applicable rules of all Self Regulatory Organizations including (A) all applicable regulatory net capital requirements, including the “early warning” provisions, (B) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and (C) the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the rules and regulations thereunder;

(ii) is not the subject of any pending or, to Parent’s knowledge, any threatened, investigation, review or disciplinary proceedings of any Government Entity or Self Regulatory Organization that relates to Parent and its Subsidiaries or any of their respective directors, officers or employees, except as disclosed in Section 2.11(b) of the Parent Disclosure Schedule; and

(iii) has all material Memberships and has made all material notifications, registrations, certifications and filings with all Governmental Entities necessary for the operation of Parent’s business, as currently conducted.

(c) Section 2.11(c) of the Parent Disclosure Schedule lists each current registration of each Subsidiary of Parent with respect to its business as (i) a broker-dealer with the SEC, the securities commission or similar authority of any state and any Self Regulatory Organization and (ii) as a futures commission merchant, introducing broker or commodity pool operator with the CFTC and any Self Regulatory Organization. Each such registration is in full force and effect. Parent has made available to the Company a true and complete copy of each currently effective Form BD as filed with the SEC, currently effective Form 7-R registration as filed with the CFTC, and Form 1-FRs and annual audits and all other material reports filed with the CFTC or any Self Regulatory Organization within the last two years, and will make available to the Company such material forms and reports as are filed from and after the date hereof and prior to the Closing Date. To Parent’s knowledge, the information contained in such forms and reports was true and complete in all material respects as of the time of filing.

(d) Neither Parent nor any Subsidiary of Parent is subject to registration under the Investment Advisers Act or the Investment Company Act. Except as set forth in Section 2.11(d) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is, or has been during the past two years, an “investment adviser” or a “commodity trading advisor” within the meaning of the Investment Advisers Act and the Commodity Exchange Act, respectively, required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or a commodity trading advisor under the Commodity Exchange Act.

(e) Neither Parent nor any Subsidiary of Parent is subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act, as amended, the Natural Gas Act, as amended, or the Natural Gas Policy Act, as amended, or to regulation by any state Governmental Entity under any comparable state statute or regulation.

(f) Except as set forth in Section 2.11(f) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is subject to regulation by any Governmental Entity with respect to any activities of Parent or any of its Subsidiaries related to the purchase, sale, transportation or storage of grain or any other agricultural commodities.

SECTION 2.12 Customer Accounts; Reports; Registrations.

(a) Except as set forth on Section 2.12(a) of the Parent Disclosure Schedule, no Customer Balances deposited by or held with Parent or any of its Subsidiaries is beneficially owned or controlled by Parent or any of its employees, except in material compliance with and as necessary to meet the requirements of applicable Governmental Entities and except to the extent that such ownership or control would not have a Parent Material Adverse Effect.

(b) Except as set forth on Section 2.12(b) of the Parent Disclosure Schedule and except where such failure to file would not, individually or in the aggregate, have a Parent Material Adverse Effect, Parent has filed all reports and filings, together with any amendments required to be made with respect thereto, concerning Parent or any of its Subsidiaries that were required to be filed with any Governmental Entity (all such reports and filings being collectively referred to herein as the “Parent SRO Reports”) since October 1, 2006. Except as set forth on Section 2.12(b) of the Parent Disclosure Schedule, each of the Parent SRO Reports, when filed, if any, complied in all material respects with applicable Laws.

(c) Except as set forth on Section 2.12(c) of the Parent Disclosure Schedule and except where such act or fact, individually or in the aggregate, would not have a Parent Material Adverse Effect:

(i) Parent, its Subsidiaries, and each of their respective employees or principals (as defined under the Commodity Exchange Act), is not reasonably likely to be subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, and is not reasonably likely to be subject to any of the provisions of Section 8a of the Commodity Exchange Act that would permit the CFTC to refuse to register or to suspend or revoke its registration;

(ii) neither Parent nor any of its Subsidiaries has at any time since January 1, 2006, entered into or been subject to any Order or any other material prohibition or, as of the date hereof, received any notice of the institution against it of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity; and

(iii) neither Parent nor any of its Subsidiaries has at any time since January 1, 2006, received any sanction or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity (each such item referred to in this Section 2.12(c)(iii), a “Regulatory Order”) that restricts in any material respect the conduct of the business of Parent, or in any manner relates to its capital adequacy, credit policies or management relating to the business of Parent, other than any Regulatory Order applicable to all similarly situated Persons subject to such supervision or regulation.

(d) Neither Parent nor any of its Subsidiaries guarantees any introducing broker or local floor trader except as set forth on Section 2.12(d) of the Parent Disclosure Schedule.

SECTION 2.13 Taxes. Except as set forth in Section 2.13 of the Parent Disclosure Schedule:

(a) each of Parent and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it (taking into account extensions of time in which to file), and all such Tax Returns are true, correct and complete in all material respects;

(b) each of Parent and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return);

(c) each of Parent and its Subsidiaries has made adequate provision in the consolidated financial statements contained in the Parent SEC Reports discussed in Section 2.6(b) (in accordance with GAAP) for all Taxes of Parent and its Subsidiaries not yet due;

(d) each of Parent and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(e) no pending or threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of Parent or any of its Subsidiaries;

(f) there are not any unresolved questions or claims concerning Parent’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, would have a Parent Material Adverse Effect and are not disclosed or provided for in the Parent SEC Reports.

(g) no written claim has been made by any tax authority in a jurisdiction where any of Parent or its Subsidiaries does not file a Tax Return that Parent or any of its Subsidiaries is or may be subject to material taxation in that jurisdiction;

(h) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries;

(i) no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or any of its Subsidiaries, and no power of attorney granted by either Parent or any of its Subsidiaries with respect to any material Taxes, is currently pending or in force; and

(j) neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(k) The federal income Tax Returns of Parent and its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through December 31, 2003. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(l) Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) and neither Parent nor any of its Subsidiaries has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(m) There are no material Liens for Taxes upon the assets or properties of Parent or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

(n) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the tax year of the most recently filed U.S. federal income Tax Return of Parent as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) ruling received from the Internal Revenue Service.

(o) Parent has previously delivered or made available to the Company complete and accurate copies of (A) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the U.S. federal, state, local or foreign Taxes due from or with respect to Parent and its Subsidiaries that have continuing applicability or were issued in the last three years, and (B) any closing agreements entered into by any of Parent and its Subsidiaries with any tax authority in each case existing on the date hereof.

(p) Neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

SECTION 2.14 Environmental Matters.

(a) Except as disclosed in Section 2.14(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is and has at all times been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Parent and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Except as disclosed in Section 2.14(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that Parent or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) Except as set forth in Section 2.14(b) of the Parent Disclosure Schedule, there is no Environmental Claim pending or threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law. Neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Materials.

(c) Except as disclosed in Section 2.14(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations pursuant to any Environmental Law or otherwise relating to any Hazardous Materials.

(d) Except as disclosed in Section 2.14(d) of the Parent Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Materials which could form the basis of any Environmental Claim or result in liability against Parent or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim Parent has or may have retained or assumed either contractually or by operation of law.

(e) Parent has made available to the Company true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by Parent or any of its Subsidiaries which have been prepared pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by Parent or any of its Subsidiaries, or regarding Parent’s or any of its Subsidiaries’ compliance with or potential liability under any applicable Environmental Laws.

SECTION 2.15 Real Property; Title to Assets; Liens.

(a) Leased Real Property.

(i) Set forth in Section 2.15(a) of the Parent Disclosure Schedule is a list of all real property leased by Parent or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of the leases relating to Parent Leased Real Property is a valid and subsisting leasehold interest of Parent or any of its Subsidiaries, is a valid and binding obligation of Parent or one of its Subsidiaries and each other party thereto, enforceable against Parent or one of its Subsidiaries and each other party thereto in accordance with its terms;

(ii) except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are no disputes with respect to any Parent Real Property Lease; and neither Parent nor, to the knowledge of Parent, any other party to each Parent Real Property Lease is in breach or default under such Parent Real Property Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Parent Real Property Lease;

(iii) except as disclosed on Section 2.15(a)(iii) of the Parent Disclosure Schedule, no consent by the landlord under the Parent Real Property Leases is required in connection with the consummation of the transaction contemplated herein; and

(iv) none of the Parent Leased Real Property has been pledged or assigned by Parent or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Parent Permitted Liens).

(b) Owned Real Property. Section 2.15(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the real property owned by either Parent or any of its Subsidiaries (“Parent Owned Real Property”). Except as specified on Section 2.15(b) of the Parent Disclosure Schedule, Parent or one of its Subsidiaries has valid and marketable fee simple title to the Parent Owned Real Property free and clear of all Liens, except Parent Permitted Liens.

(c) Personal Property. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of Parent and its Subsidiaries as currently conducted, free and clear of any Liens, except Parent Permitted Liens.

SECTION 2.16 Intellectual Property. All registrations and applications relating to Intellectual Property Rights owned or used by Parent or any of its Subsidiaries are set forth in Section 2.16 of the Parent Disclosure Schedule, and such Intellectual Property Rights are valid and enforceable. Except as disclosed in Section 2.16 of the Parent Disclosure Schedule: (a) Parent or its Subsidiaries are the sole and exclusive owner of all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property Rights that are currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to own or possess such Intellectual Property Rights would not, individually or in the aggregate, have a Parent Material Adverse Effect; (b) no Proceeding has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned, licensed or used by Parent or its Subsidiaries or the business of Parent and its Subsidiaries as currently conducted, including any claim or suit that alleges that any such conduct or Intellectual Property Right infringes, impairs, dilutes or otherwise violates the rights of others, and none of Parent or its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party’s Intellectual Property Rights, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; (c) none of Parent or its Subsidiaries is aware of, or has threatened or initiated, any claim or action against any third party with respect to any Intellectual Property Rights, except for those claims or actions that would not, individually or in the aggregate, have a Parent Material Adverse Effect; and (d) Parent and its Subsidiaries have no knowledge of any conflict with or infringements of any Intellectual Property Rights of any third party which would, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 2.17 Material Contracts.

(a) Except as set forth in Section 2.17 of the Parent Disclosure Schedule, and except for contracts for the purchase or sale of physical commodities, securities, currencies, option, forward, futures and similar contracts incurred or entered into with or on behalf of customers in Parent’s Ordinary Course of Business, contracts for the provision of risk management services incurred or entered into with or on behalf of customers in Parent’s Ordinary Course of Business, and contracts entered into in accordance with Section 4.2, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to Parent or any of its Subsidiaries that involves future aggregate annual payments by Parent or any of its Subsidiaries of $250,000 or more;

(iii) any contract or agreement for the sale, license or lease (as lessor) by Parent or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by Parent or any of its Subsidiaries, that involves future aggregate annual payments to Parent or any of its Subsidiaries of $500,000 or more;

(iv) any contract that results, or is expected to result, in annual revenues to Parent in excess of $500,000;

(v) any non-competition agreement or any other agreement or obligation which purports to limit Parent or any of its Affiliates from conducting its business as currently conducted;

(vi) (A) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any director or executive officer of Parent or any Subsidiary of Parent, or

(B) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any other officer or employee of Parent or any Subsidiary of Parent that requires future aggregate annual payments by Parent or any of its Subsidiaries of $200,000 or more;

(vii) any contract, including any consulting, compensation, incentive, loan, or other arrangement, with any consultant, sales representative, or introducing broker retained or contracted with by Parent or any Subsidiary of Parent that requires future aggregate annual payments by Parent or any of its Subsidiaries of $200,000 or more;

(viii) any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by Parent or any of its Subsidiaries with any other Person;

(ix) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $1,000,000;

(x) any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $1,000,000;

(xi) other contracts involving annual payments made to or by Parent or any of its Subsidiaries in excess of $500,000;

(xii) any contract for the sale of any of the assets of Parent or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $250,000 individually, or $500,000 in the aggregate;

(xiii) any contract relating to the ownership, management or control of any Person in which Parent or a Subsidiary of Parent owns any equity interest other than direct and indirect wholly owned Subsidiaries of Parent or another Subsidiary of Parent;

(xiv) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes;

(xv) any contract, agreement, license or arrangement (A) granting or obtaining any right to use any material Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $250,000 per contract, agreements, license or arrangement) or (B) restricting Parent’s right, or permitting third Persons to use, any material Intellectual Property Rights.

The foregoing contracts and agreements to which Parent or any of its Subsidiaries is a party or is bound are collectively referred to herein as “Parent Material Contracts.”

(b) (i) Each Parent Material Contract is valid and binding on Parent or one of its Subsidiaries and each other party thereto, and is in full force and effect, (ii) Parent or one of its Subsidiaries, as applicable, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it to date under each Parent Material Contract; or (iii) neither Parent nor any of its Subsidiaries, as applicable, nor, to the knowledge of Parent, any other party thereto, has violated or defaulted in any material respect or terminated, nor has Parent or any of its Subsidiaries, as applicable, nor, to the knowledge of Parent, any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the knowledge of Parent, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Parent Material Contract. Parent has provided, or made available, to the Company true and correct copies of each of the Parent Material Contracts.

SECTION 2.18 Insurance. Section 2.18 of the Parent Disclosure Schedule sets forth a true and complete list of all of the Insurance Policies of Parent and its Subsidiaries as of the date hereof (the “Parent Insurance

Policies”). Each Parent Insurance Policy is in full force and effect and is valid, outstanding and enforceable, except where any failure to be in effect would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as disclosed in Section 2.18 of the Parent Disclosure Schedule, none of the Parent Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, except where any such termination or lapse would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has complied with the provisions of each Parent Insurance Policy under which it is the insured party, except where any failure to comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. Since October 1, 2006, no insurer under any Parent Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to Parent’s knowledge, indicated any intent to do so or not to renew any such policy.

SECTION 2.19 Collective Bargaining; Labor Disputes; Compliance.

(a) Parent and its Subsidiaries are and have been since October 1, 2006, in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”). Except as set forth on Section 2.19(a) of the Parent Disclosure Schedule, none of the employees of Parent and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(b) None of Parent or its Subsidiaries has been, or is now, a party to any collective bargaining agreement or other labor contract and (a) there is no unionization or organizational activity relating to the employees of, or affecting, Parent; and (b) there is not threatened any strike, slowdown, picketing, work stoppage, work slowdown or employee grievance process involving Parent or any of its Subsidiaries. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance, unfair labor practice charge or arbitration proceeding exists that would have a Parent Material Adverse Effect. There is no lockout of any employees by Parent or its Subsidiaries, and no such action is contemplated by Parent or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or as otherwise set forth in Section 2.19(b) of the Parent Disclosure Schedule, there has been no charge of discrimination filed or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity. Parent is in compliance with all federal and state Laws respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, the Occupational Safety and Health Act of 1970, as amended, the Family and Medical Leave Act of 1993, as amended, and federal and state Laws regarding wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 2.20 Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has made available to the Company true and complete information concerning the financial and other arrangements between Parent and its Subsidiaries and MLPFS pursuant to which MLPFS would be entitled to any payment as a result of the transactions contemplated hereby.

SECTION 2.21 Vote/Approval Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock present in person or by proxy and voting at a meeting thereof duly called and held is the only vote of the Parent’s stockholders (“Parent Stockholder Approval”) necessary (under applicable law or listing standards) to approve this Agreement and the transactions contemplated hereby, including the Merger, other than the proposed deletion of the provision of the Certificate of Incorporation of Parent that relates to the removal or change of the Chairman of the Board of Parent, which shall require the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of Parent Common Stock present in person or by proxy and voting at a meeting thereof duly called and held. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 2.22 Board Action. The Parent Board, at a meeting duly called and held, at which all of the directors were present, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; and (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and the stockholders of Parent.

SECTION 2.23 Opinion of Financial Advisor. The Parent Board has received, and has provided Company with a true and correct copy of, the written opinion of Houlihan Lokey, the Parent Board’s financial advisor, dated July 1, 2009, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Parent.

SECTION 2.24 AML Standards. Parent has provided the Company with copies of policies and procedures used by Parent and its Subsidiaries for verification of the identity of new and existing customers and counterparties and compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) and similar Laws.

SECTION 2.25 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, other than in connection with its formation, and has not engaged in any business or activities of any type or kind whatsoever.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), subject to Section 8.15, or in (y) any Company SEC Reports (as defined in Section 3.6(a)) filed or furnished after August 31, 2006 and publicly available prior to the date of this Agreement to the extent any disclosure included therein would be readily apparent as an exception to any representation or warranty contained herein, but excluding any forward-looking statements contained in such Company SEC Reports, the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Parent as follows:

SECTION 3.1 Organization and Qualification. The Company and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for any such failure which, when taken together with all other such failures, would not result in a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and Bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 3.1 of the Company Disclosure Schedule contains a correct and complete list of each Subsidiary of the Company and of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

SECTION 3.2 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 27,930,188 shares of

Company Common Stock were issued and outstanding; (B) 106,556 shares of Company Common Stock were held by the Company as treasury stock; (C) no shares of Company Preferred Stock were issued and outstanding; (D) 2,761,055 shares of Company Common Stock were reserved for grants of Company Options under the Company Option Plan; and (E) all Company Options were granted under the Company Option Plan and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the Company Option Plan, forms of which have been made available to Parent). The shares of Company Common Stock issuable pursuant to the Company Option Plan have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Company Option Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests, including restricted stock, restricted stock units and similar securities, or any debt securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event). Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are no existing registration covenants with respect to Company Common Stock or any other securities of the Company and its Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth a correct and complete list of each Option outstanding as of the date of this Agreement, including the holder, date of grant, exercise price, if applicable, vesting schedule and number of shares of Company Common Stock subject thereto. No stockholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement to which the Company is also a party. Each Option was (A) granted in compliance with all applicable Laws and all of the terms and conditions of the Option Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Option, and (D) qualifies for the tax and accounting treatment afforded to such Option in the Company’s Tax Returns and the Company’s financial statements, respectively.

SECTION 3.3 Subsidiaries. All the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens except as set forth on Section 3.3 of the Company Disclosure Schedule. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, and except for the ownership of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 3.4 Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Company, and, subject to obtaining the Company Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This

Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(b), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, except for Company Permitted Liens, on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, Permit or Laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or subject except in the case of clause (ii), as individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Except for applicable requirements of the Exchange Act and the Securities Act, including the filing of the Joint Proxy Statement/Prospectus, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing of the Certificate of Merger under the DGCL, and except the filing of amended registration forms with the applicable Governmental Entities, approval by each Self Regulatory Organization of which the Company and each Subsidiary of the Company is a member, and such other actions, as in each case set forth in Section 3.5(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing material to the business of the Company and its Subsidiaries, taken as a whole, or obtain any consent, authorization, approval, registration or confirmation from any Governmental Entity or from any third party, in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

SECTION 3.6 SEC Filings; Financial Statements.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, the Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports, documents, proxy statements and exhibits and any amendments thereto required to be filed by the Company with the SEC since September 1, 2006 (collectively with all forms, reports, statements, documents, proxy statements and exhibits filed or furnished subsequent to the date of this Agreement, and any amendments thereto, the “Company SEC Reports”). The Company SEC Reports (i) complied in all material respects, or, if not yet filed or furnished, will comply, as of their respective dates of filing with the SEC, with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, or, if not yet filed or furnished, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 3.6(a) of the Company Disclosure Schedule, none of the Company’s Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, and the consolidated financial statements contained in the Company SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been, and the consolidated financial statements contained in the Company SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) consistently applied during the periods involved, and fairly present, and the financial statements contained in the Company SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments. Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, there are no material-off balance sheet arrangements, within the meaning of Item 303 of Regulation S-K of the SEC, to which the Company or any of its Subsidiaries is a party or by which any of its assets is bound which is not disclosed in the consolidated financial statements contained in the Company SEC Reports.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Schedule and except for those liabilities and obligations that are reflected or reserved against on the statement of financial condition dated February 28, 2009, contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2009 or in the footnotes to such statement of financial condition, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) liabilities or obligations incurred since February 28, 2009 in the Company’s Ordinary Course of Business, none of which has had or is likely to have a Company Material Adverse Effect, (ii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) obligations specifically set forth in this Agreement and (iv) liabilities that, individually or in the aggregate, are immaterial to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since August 31, 2005 and (ii) any communication since September 1, 2006 made by management or the Company’s auditors to the audit committee required or contemplated by the audit committee’s charter or the professional standards of the Public Company Accounting Oversight Board. Since September 1, 2006, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since September 1, 2006 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(e) The Company has devised and maintained systems of internal accounting controls that are sufficient to be in compliance, in all material respects, with applicable Laws.

(f) The Company has heretofore furnished Parent with its Regulatory Accounting Reports and Regulatory Accounting Reports filed by any Subsidiary after September 1, 2006 and prior to the date hereof.

SECTION 3.7 Absence of Certain Changes or Events. Since February 28, 2009, except as expressly contemplated by this Agreement or as set forth in Section 3.7 of the Company Disclosure Schedule, there has not been:

(a) any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, would have a Company Material Adverse Effect; or

(b) any event, action or occurrence taken on or prior to the date hereof, that, if taken after the date hereof without the consent of Parent, would violate any of the provisions of Section 4.1.

SECTION 3.8 Litigation. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights, or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations (other than investigations in the ordinary course of the Company’s or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree of any Governmental Entity material to the conduct of the businesses of the Company or its Subsidiaries.

SECTION 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of ERISA, employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, termination, retention, vacation, deferred compensation and other similar fringe or employee benefit plans, programs, policies, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed an ERISA Affiliate for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries to which the Company or any subsidiary has any liability (together, the “Company Employee Plans”). Section 3.9(a) of the Company Disclosure Schedule separately lists each Company Employee Plan that is maintained outside of the United States primarily for the benefit of employees working outside of the United States (each, a “Non-U.S. Company Employee Plan”).

(b) The Company has made available to Parent true and complete copies of (i) all Company Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Company Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, (vi) any trust documents or other funding vehicles, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any “prohibited transaction”(as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Company Employee Plan except for any penalty or Tax that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) All Company Employee Plans have been approved and administered in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Company Employee Plans, including, but not limited to, ERISA and the Code. All Company Employee Plans providing deferred compensation or benefits subject to Section 409A of the Code were, between January 1, 2005 and December 31, 2008, operated in compliance with the plan’s terms, to the extent consistent with Section 409A, and the applicable guidance issued by the Internal Revenue Service and the Department of the Treasury, including Notice 2005-1, and to the extent an issue was not addressed in Notice 2005-1 or other applicable guidance, each applicable Company Employee Plan was operated between January 1, 2005 and December 31, 2008 by applying reasonable, good faith interpretation of Section 409A of the Code

(e) There are no pending or, to the knowledge of the Company, threatened material claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Company Employee Plans, or the assets of any trust for any Company Employee Plan.

(f) Each Company Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received either a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(g) All contributions or payments required to be made or accrued before the Effective Time under the terms of any Company Employee Plan will have been made by the Effective Time and all obligations in respect of each Company Employee Plan have been properly accrued and reflected in the Company’s financial statements.

(h) Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any Pension Plan. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by an ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed by the Company in connection with the transaction contemplated by this Agreement. No notices have been required to be sent by the Company to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of the Company has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of the Company has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of the Company has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, under each Pension Plan of the Company or its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(i) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, no Company Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(j) Except as set forth in Section 3.9(j) of the Company Disclosure Schedule or as may be prohibited by applicable Law, no condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Company Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries in accordance with such Company Employee Plan’s terms.

(k) Except as set forth in Section 3.9(k)(i) through (v) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit, (iv) limit or restrict the right of the Company, its Subsidiaries or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any of the Company Employee Plans, or (v) result in payments under any of the Company Employee Plans which would not be deductible under Section 280G of the Code.

(l) All Non-U.S. Company Employee Plans comply in all material respects with applicable local Law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Non-U.S. Company Employee Plan.

SECTION 3.10 Information Supplied. None of the information to be supplied by the Company or any of its Subsidiaries, specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus contemplated by Section 5.1 will, on the date such document is filed and on the date it is first published, sent or given to the holders of Parent Common Stock, and at the time of the meeting of Parent’s stockholders to consider and vote upon the Merger Agreement (the “Parent Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Shareholders’ Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, the Joint Proxy Statement/Prospectus, such event shall be so described by the Company and promptly provided in writing to Parent. All documents that the Company or its Subsidiaries are responsible for filing with the SEC in connection with the transactions contemplated hereby, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

SECTION 3.11 Conduct of Business; Compliance with Laws.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being (and, since September 1, 2006, has not been) conducted (i) in default or violation of any term, condition or provision of the Certificate of Incorporation or Bylaws of the Company or the comparable charter documents or Bylaws of any of its Subsidiaries, or (ii) in material default or violation of (X) any Company Material Contract or (Y) any Laws applicable to the Company or any of its Subsidiaries or their respective businesses and material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the preceding paragraph (a), since September 1, 2006, the Company, its Subsidiaries and each of their employees and, to the knowledge of the Company, third party brokers with which the Company or its Subsidiaries transact business:

(i) has complied in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable to its business or to the employees thereof and with the applicable rules of all Self Regulatory Organizations including (A) all applicable regulatory net capital requirements, including the “early warning” provisions, (B) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and (C) the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the rules and regulations thereunder;

(ii) is not the subject of any pending or, to the Company’s knowledge, any threatened, material investigation, review or disciplinary proceedings of any Government Entity or Self Regulatory Organization that relates to the Company and its Subsidiaries or any of their respective directors, officers or employees, except as disclosed in Section 3.11(b)(ii) of the Company Disclosure Schedule; and

(iii) has all material Memberships and has made all material notifications, registrations, certifications and filings with all Governmental Entities necessary for the operation of the Company’s business, as currently conducted.

(c) Section 3.11(c) of the Company Disclosure Schedule lists each current registration of each Subsidiary of the Company with respect to its business as (i) a broker-dealer with the SEC, the securities commission or similar authority of any state and any Self Regulatory Organization and (ii) as a futures commission merchant, introducing broker or commodity pool operator with the CFTC and any Self Regulatory Organization. Each such registration is in full force and effect. The Company has made available to Parent a true and complete copy of each currently effective Form BD as filed with the SEC, currently effective Form 7-R registration as filed with the CFTC, and Form 1-FRs and annual audits and all other material reports filed with the CFTC or any Self Regulatory Organization within the last two years, and will make available to Parent such material forms and reports as are filed from and after the date hereof and prior to the Closing Date. To the Company’s knowledge, the information contained in such forms and reports was true and complete in all material respects as of the time of filing.

(d) Neither the Company nor any Subsidiary of the Company is subject to registration under the Investment Advisers Act or the Investment Company Act. Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is, or has been during the past two years, an “investment adviser” or a “commodity trading advisor” within the meaning of the Investment Advisers Act and the Commodity Exchange Act, respectively, required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or a commodity trading advisor under the Commodity Exchange Act.

(e) Neither the Company nor any Subsidiary of the Company is subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act, as amended, the Natural Gas Act, as amended, or the Natural Gas Policy Act, as amended, or to regulation by any state Governmental Entity under any comparable state statute or regulation.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to regulation by any Governmental Entity with respect to any activities of the Company or any of its Subsidiaries related to the purchase, sale, transportation or storage of grain or any other agricultural commodities.

SECTION 3.12 Customer Accounts; Reports; Registrations.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, no Customer Balances deposited by or held with the Company or any of its Subsidiaries is beneficially owned or controlled by the Company or any of its employees, except in material compliance with and as necessary to meet the requirements of applicable Governmental Entities and except to the extent that such ownership or control would not have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedule and except where such failure to file would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has filed all reports and filings, together with any amendments required to be made with respect thereto, concerning the Company or any of its Subsidiaries that were required to be filed with any Governmental Entity (all such reports and filings being collectively referred to herein as the “Company SRO Reports”) since September 1, 2006. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, each of the Company SRO Reports, when filed, if any, complied in all material respects with applicable Laws.

(c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedule and except where such act or fact, individually or in the aggregate, would not have a Company Material Adverse Effect:

(i) the Company, its Subsidiaries, and each of their respective employees or principals (as defined under the Commodity Exchange Act), is not reasonably likely to be subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, and is not reasonably likely to be subject to any of the provisions of Section 8a of the Commodity Exchange Act that would permit the CFTC to refuse to register or to suspend or revoke its registration;

(ii) neither the Company nor any of its Subsidiaries has at any time since September 1, 2006, entered into or been subject to any Order or any other material prohibition or, as of the date hereof, received any notice of the institution against it of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity; and

(iii) neither the Company nor any of its Subsidiaries has at any time since September 1, 2006, received any Regulatory Order that restricts in any material respect the conduct of the business of the Company, or in any manner relates to its capital adequacy, credit policies or management relating to the business of the Company, other than any Regulatory Order applicable to all similarly situated Persons subject to such supervision or regulation.

(d) Neither the Company nor any of its Subsidiaries guarantees any introducing broker or local floor trader except as set forth on Section 3.12(d) of the Company Disclosure Schedule.

SECTION 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a) each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it (taking into account extensions of time in which to file), and all such Tax Returns are true, correct and complete in all material respects;

(b) each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return);

(c) each of the Company and its Subsidiaries has made adequate provision in the consolidated financial statements contained in the Company SEC Reports discussed in Section 3.6(b) (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due;

(d) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it, except as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(e) no pending or threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of the Company or any of its Subsidiaries;

(f) there are not any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, would have a Company Material Adverse Effect and are not disclosed or provided for in the Company SEC Reports.

(g) no written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to material taxation in that jurisdiction;

(h) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries;

(i) no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes, is currently pending or in force; and

(j) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(k) The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through August 31, 2003. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) and neither the Company nor any of its Subsidiaries has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(m) There are no material Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the tax year of the most recently filed U.S. federal income Tax Return of the Company as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) ruling received from the Internal Revenue Service.

(o) The Company has previously delivered or made available to Parent complete and accurate copies of (A) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the U.S. federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries that have continuing applicability or were issued in the last three years, and (B) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority in each case existing on the date hereof.

(p) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation”(within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

SECTION 3.14 Environmental Matters.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and has at all times been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law. Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Materials.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations pursuant to any Environmental Law or otherwise relating to any Hazardous Materials.

(d) Except as disclosed in Section 3.14(d) of the Company Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Materials which could form the basis of any Environmental Claim or result in liability against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(e) The Company has made available to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries which have been prepared pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with or potential liability under any applicable Environmental Laws.

SECTION 3.15 Real Property; Title to Assets; Liens.

(a) Leased Real Property.

(i) Set forth in Section 3.15(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the leases relating to Company Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries, is a valid and binding obligation of the Company or one of its Subsidiaries and each other party thereto, enforceable against the Company or one of its Subsidiaries and each other party thereto in accordance with its terms;

(ii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no disputes with respect to any Company Real Property Lease; and neither the Company nor, to the knowledge of the Company, any other party to each Company Real Property Lease is in breach or default under such Company Real Property, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Real Property Lease;

(iii) except as disclosed on Section 3.15(a)(iii) of the Company Disclosure Schedule, no consent by the landlord under the Company Real Property Leases is required in connection with the consummation of the transaction contemplated herein; and

(iv) none of the Company Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Company Permitted Liens).

(b) Owned Real Property. Section 3.15(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property owned by either the Company or any of its Subsidiaries (“Company Owned Real Property”). Except as specified on Section 3.15(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has valid and marketable fee simple title to the Company Owned Real Property free and clear of all Liens, except Company Permitted Liens.

(c) Personal Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except Company Permitted Liens.

SECTION 3.16 Intellectual Property. All registrations and applications relating to Intellectual Property Rights owned or used by the Company or any of its Subsidiaries are set forth in Section 3.16 of the Company Disclosure Schedule, and such Intellectual Property Rights are valid and enforceable. Except as disclosed in Section 3.16 of the Company Disclosure Schedule: (a) the Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property Rights that are currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to own or possess such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) no Proceeding has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned, licensed or used by the Company or its Subsidiaries or the business of the Company and its Subsidiaries as currently conducted, including any claim or suit that alleges that any such conduct or Intellectual Property Right infringes, impairs, dilutes or otherwise violates the rights of others, and none of the Company or its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party’s Intellectual Property Rights, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) none of the Company or its Subsidiaries is aware of, or has threatened or initiated, any claim or action against any third party with respect to any Intellectual Property Rights, except for those claims or actions that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (d) the Company and its Subsidiaries have no knowledge of any conflict with or infringements of any Intellectual Property Rights of any third party which would, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.17 Material Contracts.

(a) Except as set forth in Section 3.17 of the Company Disclosure Schedule, and except for contracts for the purchase or sale of physical commodities, securities, currencies, option, forward, futures and similar contracts incurred or entered into with or on behalf of customers in the Company’s Ordinary Course of Business, contracts for the provision of commodity risk management services incurred or entered into with or on behalf of customers in the Company’s Ordinary Course of Business, and contracts entered into in accordance with Section 4.1, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $250,000 or more;

(iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that involves future aggregate annual payments to the Company or any of its Subsidiaries of $500,000 or more;

(iv) any contract that results, or is expected to result, in annual revenues to the Company in excess of $500,000;

(v) any non-competition agreement or any other agreement or obligation which purports to limit the Company or any of its Affiliates from conducting its business as currently conducted;

(vi) (A) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any director or executive officer of the Company or any Subsidiary of the Company, or (B) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any other officer or employee of the Company or any Subsidiary of the Company that requires future aggregate annual payments by Company or any of its Subsidiaries of $200,000 or more;

(vii) any contract, including any consulting, compensation, incentive, loan, or other arrangement, with any consultant, sales representative, or introducing broker retained or contracted with by the Company or any Subsidiary of the Company that requires future aggregate annual payments by the Company or any of its Subsidiaries of $200,000 or more;

(viii) any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any other Person;

(ix) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $1,000,000;

(x) any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $1,000,000;

(xi) other contracts involving annual payments made to or by the Company or any of its Subsidiaries in excess of $500,000;

(xii) any contract for the sale of any of the assets of the Company or any Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $250,000 individually, or $500,000 in the aggregate;

(xiii) any contract relating to the ownership, management or control of any Person in which the Company or a Subsidiary owns any equity interest other than direct and indirect wholly owned Subsidiaries of the Company or another Subsidiary of the Company;

(xiv) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes;

(xv) any contract, agreement, license or arrangement (A) granting or obtaining any right to use any material Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $250,000 per contract, agreements, license or arrangement) or (B) restricting the Company’s right, or permitting third Persons to use, any material Intellectual Property Rights.

The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or is bound are collectively referred to herein as “Company Material Contracts.”

(b) (i) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and each other party thereto, and is in full force and effect, (ii) the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it to date under each Company Material Contract; or (iii) neither the Company nor any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted in any material respect or terminated, nor has the Company or any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract. The Company has provided, or made available, to Parent true and correct copies of each of the Company Material Contracts.

SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all of the Insurance Policies of the Company and its Subsidiaries as of the date hereof (the “Company Insurance Policies”). Each Company Insurance Policy is in full force and effect and is valid, outstanding and enforceable, except where any failure to be in effect would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, none of the Company Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, except where any such termination or lapse would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied with the provisions of each Company Insurance Policy under which it is the insured party, except where any failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect. Since September 1, 2006, no insurer under any Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy.

SECTION 3.19 Collective Bargaining; Labor Disputes; Compliance.

(a) The Company and its Subsidiaries are and have been since September 1, 2006, in compliance in all material respects with all notice and other requirements under the WARN Act. Except as set forth on Section 3.19(a) of the Company Disclosure Schedule, none of the Employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(b) None of the Company or its Subsidiaries has been, or is now, a party to any collective bargaining agreement or other labor contract and (a) there is no unionization or organizational activity relating to the employees of, or affecting, the Company; and (b) there is not threatened any strike, slowdown, picketing, work stoppage, work slowdown or employee grievance process involving the Company or any of its Subsidiaries. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance, unfair labor practice charge or arbitration proceeding exists that would have a Company Material Adverse Effect. There is no lockout of any employees by the Company or its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or as otherwise set forth in Section 3.19(b) of the Company Disclosure Schedule, there has been no charge of discrimination filed or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity. The Company is in compliance with all federal and state Laws respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, the Occupational Safety and Health Act of 1970, as amended, the Family and Medical Leave Act of 1993, as amended, and federal and state Laws regarding wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.20 Brokers. Except for BMO Capital Markets Corp. (“BMO”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true and complete information concerning the financial and other arrangements between the Company and its Subsidiaries and BMO pursuant to which BMO would be entitled to any payment as a result of the transactions contemplated hereby.

SECTION 3.21 Board Action. The Company Board, at a meeting duly called and held, at which all of the directors were present, duly and unanimously: (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (b) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger; and (d) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company.

SECTION 3.22 Opinion of Financial Advisor. The Company Board has received, and has provided Parent with a true and correct copy of, the written opinion of BMO, the Board of Directors’ financial advisor, dated July 1, 2009, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to such holders.

SECTION 3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only vote of the Company’s stockholders (the “Company Stockholder Approval”) necessary (under applicable Law or otherwise) to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

SECTION 3.24 AML Standards. The Company has provided Parent with copies of policies and procedures used by the Company and its Subsidiaries for verification of the identity of new and existing customers and counterparties and compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) and similar Laws.

ARTICLE IV

COVENANTS AND AGREEMENTS

SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent shall otherwise consent in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action except (a) in the Company’s Ordinary Course of Business or (b) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries, to preserve the present relationships of the Company and its Subsidiaries with customers, clients, suppliers and other Persons with which the Company and its Subsidiaries have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Company or one of its Subsidiaries challenges in good faith in appropriate proceedings and which are fully reserved for to the extent required under GAAP) and to maintain in full force and effect all permits necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company Permits”). Without limiting the generality of the foregoing, except as (x) in the Company’s Ordinary Course of Business, (y) expressly contemplated by this Agreement or (z) set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent, to:

(a) amend (i) its Certificate of Incorporation or Bylaws or comparable organizational documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii) except as set forth on Section 4.1(b) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, or (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company or any of its Subsidiaries, other than (1) the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with the Company Option Plan as in effect on the date hereof, (2) the repurchase or redemption of shares from the ESOP as required by the terms and conditions of the ESOP, (3) in connection with the Company’s tax withholding requirements, the repurchase or redemption of shares issued pursuant to the exercise of Options outstanding on the date hereof, (4) the issuance of shares of Company Common Stock to the ESOP upon payment therefor pursuant to the terms and conditions of the ESOP, or (5) the issuance of stock options to officers, directors and employees of the Company and its Subsidiaries in the Ordinary Course of Business, provided that the aggregate number of shares of common stock of the Company issuable upon the exercise of such options does not exceed 338,983 shares. For avoidance of doubt, the parties acknowledge that any grant of restricted shares to officers, directors or employees of the Company and its Subsidiaries shall not be deemed to be in the Company’s Ordinary Course of Business.

(c) other than the acquisition of property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) pursuant to binding agreements in effect on the date hereof and set forth on Section 4.1(c) of the Company Disclosure Schedule, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate;

(d) materially amend, extend or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, or enter into any new contract that would be deemed a Company Material Contract if entered into prior to the date of this Agreement;

(e) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets;

(f) except as required to comply with applicable Law or this Agreement and except for salary increases and bonuses payable after the date hereof in the Company’s Ordinary Course of Business (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and any regulations (whether in proposed or final form) and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, other than salary increases or bonuses payable in the Company’s Ordinary Course of Business with respect to employees who are not officers or directors as set forth in Section 4.1(f)(ii) of the Company Disclosure Schedule, (iii) other than benefits accrued through the date hereof, pay any benefit not provided for under any Company Employee Plan as in effect on the date hereof, (iv) other than bonuses earned through the date hereof, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Plan; provided that, without limiting any Person’s right to exercise any outstanding Company Option in accordance with Section 4.1(b)(1) of this Agreement, there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Company Employee Plan or agreements or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Plan or (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(g) except for drawdowns on a Company Credit Facility in the Company’s Ordinary Course of Business, extensions of the terms of a Company Credit Facility, or increases in the available borrowings under a Company Credit Facility as may be reasonably necessary or appropriate to address increased margin requirements or potential margin calls incurred in the Company’s Ordinary Course of Business, (i) incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects the Company, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the Company’s Ordinary Course of Business, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person other than customary loans or advances to employees and customers in accordance with past practice;

(h) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by the Company’s registered independent public auditors, applicable law or GAAP;

(i) make any material Tax election or material change in any Tax election, change or consent to change the Company’s or any of its Subsidiaries’ method of accounting for Tax purposes, file any amended Tax Return or enter into any settlement or compromise of any Tax liability of the Company or its Subsidiaries in an amount in excess of $100,000;

(j) pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $250,000, but subject to an aggregate maximum of $500,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(k) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(l) adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement;

(m) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(n) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(o) make, authorize or agree to make any capital expenditures in an aggregate amount exceeding $1,000,000 for each quarterly period;

(p) dispose of, license or permit to abandon, invalidate or lapse, any rights in, to or for the use of any material Intellectual Property;

(q) change, in any material respect, policies regarding (i) the pricing of the execution and/or clearing of trades, or (ii) the amount of interest rebated to customers on, or interest associated with, customer margin accounts;

(r) change, in any material respect, policies regarding the commissions paid to brokers;

(s) engage in hiring, firing, or redeploying of employees;

(t) make any material change to any credit or risk management policies, practices or procedures; or

(u) agree or commit to do any of the foregoing.

SECTION 4.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless the Company shall otherwise consent in writing, the businesses of Parent and its Subsidiaries shall be conducted only in, and Parent shall not, and Parent shall not permit any of its Subsidiaries to, take any action except (a) in the Parent’s Ordinary Course of Business or (b) as set forth in Section 4.2 of the Parent Disclosure Schedule; and Parent will use its commercially reasonable efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its Subsidiaries, to preserve the present relationships of Parent and its Subsidiaries with customers, clients, suppliers and other Persons with which Parent and its Subsidiaries have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which Parent or one of its Subsidiaries challenges in good faith in appropriate proceedings and which are fully reserved for to the extent required under GAAP) and to maintain in full force and effect all permits necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (“Parent Permits”). Without limiting the generality of the foregoing, except as (x) in the Parent’s Ordinary Course of Business, (y) expressly contemplated by this Agreement or (z) set forth in Section 4.2 of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries, without the prior written consent of the Company, to:

(a) amend (i) its certificate or articles of incorporation or bylaws or comparable organizational documents or (ii) any material term of any outstanding security issued by Parent or any of its Subsidiaries;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of Parent to Parent or another wholly-owned Subsidiary of Parent), (ii) except as set forth on Section 4.2(b) of the Parent Disclosure Schedule, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, or (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of Parent or any of its Subsidiaries, other than (1) the issuance of shares of Parent Common Stock upon the exercise of Parent Options outstanding on the date hereof in accordance with the Parent Option Plan as in effect on the date hereof, (2) in connection with Parent’s tax withholding requirements, the repurchase or redemption of shares issued pursuant to the exercise of Parent Options outstanding on the date hereof, or (3) the issuance of stock options to officers, directors and employees of Parent and its Subsidiaries in the Ordinary Course of Business, provided that the aggregate number of shares of common stock of Parent issuable upon the exercise of such options does not exceed 100,000 shares;

(c) other than the acquisition of property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) pursuant to binding agreements in effect on the date hereof and set forth on Section 4.2(c) of the Parent Disclosure Schedule, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate;

(d) materially amend, extend or terminate any Parent Material Contract, or waive, release or assign any material rights or claims thereunder, or enter into any new contract that would be deemed a Parent Material Contract if entered into prior to the date of this Agreement;

(e) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets;

(f) except as required to comply with applicable Law or this Agreement and except for salary increases and bonuses payable after the date hereof in Parent’s Ordinary Course of Business (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Parent Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and any regulations (whether in proposed or final form) and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, other than salary increases or bonuses payable in the Parent’s Ordinary Course of Business with respect to employees who are not officers or directors as set forth in Section 4.2(f)(ii) of the Parent Disclosure Schedule, (iii) other than benefits accrued through the date hereof, pay any benefit not provided for under any Parent Employee Plan as in effect on the date hereof, (iv) other than bonuses earned through the date hereof, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Parent Employee Plan; provided that, without limiting any Person’s right to exercise any outstanding Option in accordance with Section 4.2(b)(1) of this Agreement, there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Parent Employee Plan or agreements or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Parent Employee Plan or (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Parent Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(g) except for drawdowns on a Parent Credit Facility in the Parent’s Ordinary Course of Business, or increases in the available borrowings under a Parent Credit Facility as may be reasonably necessary or appropriate to address increased margin requirements or potential margin calls incurred in the Parent’s Ordinary Course of Business, (i) incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects Parent, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the Parent’s Ordinary Course of Business, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person other than customary loans or advances to employees and customers in accordance with past practice;

(h) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by Parent’s registered independent public auditors, applicable law or GAAP;

(i) make any material Tax election or material change in any Tax election, change or consent to change Parent’s or any of its Subsidiaries’ method of accounting for Tax purposes, file any amended Tax Return or enter into any settlement or compromise of any Tax liability of Parent or its Subsidiaries in an amount in excess of $100,000;

(j) pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $250,000, but subject to an aggregate maximum of $500,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(k) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(l) adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement;

(m) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act), except as are in Parent’s Ordinary Course of Business;

(n) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(o) make, authorize or agree to make any capital expenditures in an aggregate amount exceeding $1,000,000 for each quarterly period;

(p) dispose of, license or permit to abandon, invalidate or lapse, any rights in, to or for the use of any material Intellectual Property;

(q) change, in any material respect, policies regarding (i) the pricing of the execution and/or clearing of trades, or (ii) the amount of interest rebated to customers on, or interest associated with, customer margin accounts;

(r) change, in any material respect, policies regarding the commissions paid to brokers;

(s) engage in any hiring, firing or redeploying of employees, other than in Parent’s Ordinary Course of Business;

(t) make any material change to any credit or risk management policies, practices or procedures; or

(u) agree or commit to do any of the foregoing.

SECTION 4.3 No Solicitation by Company.

(a) The Company agrees that, prior to the Effective Time, neither it nor any of its Subsidiaries shall, and that it shall cause its and each of its Subsidiaries’ officers, directors, employees, advisors, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of providing information), or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Company Acquisition Proposal, (ii) provide or disclose any non-public information to any Person relating to the Company or its Subsidiaries in connection with a Company

Acquisition Proposal, participate or engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, endorse, recommend, agree to or accept, or propose publicly to approve, recommend, endorse, agree to or accept, any Company Acquisition Proposal, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to Parent, (v) approve, recommend, endorse, agree to or accept, or propose to approve, recommend, endorse, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal or (vi) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Company’s Subsidiaries or any of the Company’s or the Company Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by the Company or the Company Subsidiaries) shall be a breach of this Section 4.3(a) by the Company. The Company shall promptly inform its advisors and representatives of the Company’s obligations under this Section 4.3(a). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) The Company shall notify Parent promptly (and in any event within 24 hours) upon receipt after the date hereof by it or its Subsidiaries or representatives from any third party of any Company Acquisition Proposal. The Company shall notify Parent promptly (and in any event within two business days) of the identity of such third party and provide a copy of such Company Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of the material terms and conditions of such Company Acquisition Proposal, indication, inquiry or request), including any material modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event within five business days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Company Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within five business days) notify Parent orally and in writing if it determines to begin negotiations concerning a Company Superior Proposal pursuant to Section 4.3(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Parent.

(c) Notwithstanding Section 4.3(a), nothing contained in this Agreement shall prevent the Company or the Company Board from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person a bona fide written Company Superior Proposal, or a Company Acquisition Proposal, which was not solicited by the Company and did not otherwise violate the provisions of Section 4.3(b), and which the Company Board concludes in good faith (after consultation with its outside legal counsel and outside financial advisors) could reasonably be expected to result in a Company Superior Proposal and (after consultation with its outside legal counsel) that the failure to act on the Company Superior Proposal or Company Acquisition Proposal, as the case may be, could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, (ii) prior to providing or disclosing any non-public information to any Person in connection with such proposal, the Company Board receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 4.3, and (iii) the Company concurrently discloses any such non-public information to Parent if such non-public information has not been disclosed previously to Parent.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Stockholder Approval, in response to a material development or change in circumstances which occurs or arises after the date of this Agreement (an “Intervening Event”), that was not known by the Company Board as of the date of this Agreement, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, withdraw, modify or change its recommendation of this Agreement and the Merger (a “Company Change of Recommendation”), but only at a time that is after the fifth business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so; provided that, if such action is in response to or relates to a Company Acquisition Proposal, then the Company Change of Recommendation shall be taken only in compliance with Section 4.3(e).

(e) Notwithstanding anything in this Agreement to the contrary, in response to a Company Acquisition Proposal which was not solicited by the Company or otherwise in violation of Section 4.3(a), if the Company Board concludes in good faith (after consultation with its outside legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, the Company Board may at any time prior to the Company Stockholder Approval (i) effect a Company Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Company Superior Proposal; provided, however, that the Company Board may not effect such Company Change of Recommendation or termination unless and until (i) five business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and of the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal, and, during such five business day period, the Company reasonably cooperates with Parent and Merger Sub with respect thereto with the intent of enabling Parent and Merger Sub to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that such Company Acquisition Proposal would no longer represent a Company Superior Proposal, including negotiating in good faith with Parent and its representatives with respect to any proposed revisions to the terms of this Agreement, (ii) at the end of such five business day period, the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, that (A) in the case of a Company Change of Recommendation, failure to take such action could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) in the case of a termination of this Agreement, that such Company Acquisition Proposal remains a Company Superior Proposal as compared to the Merger, as supplemented by any counterproposals made by Parent; provided that, in the event the Company Board does not make the determination referred to in this clause (ii) of this paragraph but thereafter determines to effect a Company Change of Recommendation or termination pursuant to this Section 4.3(e), the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification, and (iii) contemporaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal.

(f) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with its legal advisors), concludes that its failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law; it being understood that any such disclosure that does not reaffirm the Company Board’s recommendation of this Agreement and the Merger (and recommend that the Company’s shareholders reject the applicable tender offer or exchange offer within the ten day period specified by Rule 14d-9) or which is otherwise adverse to Parent and Merger Sub shall be deemed a Company Change of Recommendation for purposes of this Agreement.

(g) Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 5.2 whether or not the Company Board makes a Company Change of Recommendation or recommends any other offer or proposal. Any action pursuant to and in accordance with Sections 4.3(d),(e) or (f) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

SECTION 4.4 No Solicitation by Parent.

(a) Parent agrees that, prior to the Effective Time, neither it nor any of its Subsidiaries shall, and that it shall cause its and each of its Subsidiaries’ officers, directors, employees, advisors, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of providing information), or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Parent Acquisition Proposal, (ii) provide or disclose any non-public information to any Person relating to the Parent or its Subsidiaries in connection with a Parent Acquisition Proposal, participate or engage in any discussions or negotiations concerning a Parent Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement a Parent Acquisition Proposal, (iii) approve, endorse, recommend, agree to or accept, or propose publicly to approve, recommend, endorse, agree to or accept, any Parent Acquisition Proposal, (iv) withdraw, modify or amend the Parent Recommendation in any manner adverse to Company, (v) approve, recommend, endorse, agree to or accept, or propose to approve, recommend, endorse, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Parent Acquisition Proposal or (vi) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Parent’s Subsidiaries or any of the Parent’s or the Parent Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by Parent or the Parent Subsidiaries) shall be a breach of this Section 4.4(a) by Parent. Parent shall promptly inform its advisors and representatives of Parent’s obligations under this Section 4.4(a). Parent agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Parent Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) Parent shall notify the Company promptly (and in any event within 24 hours) upon receipt after the date hereof by it or its Subsidiaries or representatives from any third party of any Parent Acquisition Proposal. Parent shall notify the Company promptly (and in any event within two business days) of the identity of such third party and provide a copy of such Parent Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of the material terms and conditions of such Parent Acquisition Proposal, indication, inquiry or request), including any material modifications thereto. Parent shall keep the Company reasonably informed on a current basis (and in any event within five business days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Parent Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, Parent shall promptly (and in any event within five business days) notify the Company orally and in writing if it determines to begin negotiations concerning a Parent Superior Proposal pursuant to Section 4.4(c). Parent shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither Parent nor any of its Subsidiaries is party to any agreement, which prohibits Parent from providing such information to the Company.

(c) Notwithstanding Section 4.4(a), nothing contained in this Agreement shall prevent Parent or the Parent Board from, prior to the adoption of this Agreement by the holders of Parent Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) Parent receives from such Person a bona fide written Parent Superior Proposal, or a Parent Acquisition Proposal, which was not solicited by Parent in violation of Section 4.4(b), and which the Parent Board concludes in good faith (after consultation with its outside legal counsel and outside financial advisors) could reasonably be expected to result in a Parent Superior Proposal and (after consultation with its outside legal counsel) that the failure to act on the Parent Superior Proposal or Parent Acquisition Proposal, as the case may be, could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Laws, (ii) prior to providing or disclosing any non-public information to any Person in connection with such proposal, the Parent Board receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 4.3, and (iii) Parent concurrently discloses any such non-public information to the Company if such non-public information has not been disclosed previously to the Company.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Stockholder Approval, in response to an Intervening Event that was not known by the Parent Board as of the date of this Agreement, the Parent Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Laws, withdraw, modify or change its recommendation of this Agreement and the Merger (a “Parent Change of Recommendation”), but only at a time that is after the fifth business day following the Company’s receipt of written notice from Parent advising the Company of its intention to do so; provided that, if such action is in response to or relates to a Parent Acquisition Proposal, then the Parent Change of Recommendation shall be taken only in compliance with Section 4.4(e).

(e) Notwithstanding anything in this Agreement to the contrary, in response to a Parent Acquisition Proposal which was not solicited by Parent in violation of Section 4.4(a), if the Parent Board concludes in good faith (after consultation with its outside legal and financial advisors) that a Parent Acquisition Proposal constitutes a Parent Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Laws, the Parent Board may at any time prior to the Parent Stockholder Approval, (i) effect a Parent Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Parent Superior Proposal, provided, however, that the Parent Board may not effect such Parent Change of Recommendation or termination unless and until (i) five business days have elapsed following delivery to the Company of a written notice of such determination by the Parent Board and of the material terms and conditions of the Parent Acquisition Proposal and the identity of the Person making the Parent Acquisition Proposal, and, during such five business day period, Parent reasonably cooperates with the Company with respect thereto with the intent of enabling the Company to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that such Parent Acquisition Proposal would no longer represent a Parent Superior Proposal, including negotiating in good faith with the Company and its representatives with respect to any proposed revisions to the terms of this Agreement, and (ii) at the end of such five business day period, the Parent Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, that (A) in the case of a Parent Change of Recommendation, failure to take such action could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Laws and (B) in the case of a termination of this Agreement, that such Parent Acquisition Proposal remains a Parent Superior Proposal as compared to the Merger, as supplemented by any counterproposals made by the Company; provided that, in the event the Parent Board does not make the determination referred to in this clause (ii) of this paragraph but thereafter determines to effect a Parent Change of Recommendation or to terminate this Agreement pursuant to this Section 4.4(e), the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification, and (iii) contemporaneously with such termination, Parent enters into a definitive acquisition, merger or similar agreement to effect the parent Superior Proposal.

(f) Nothing in this Agreement shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders if the Parent Board (after consultation with its legal advisors), concludes that its failure to do so could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Law; it being understood that any such disclosure that does not reaffirm the Parent Board’s recommendation of this Agreement and the Merger (and recommend that Parent’s shareholders reject the applicable tender offer or exchange offer within the ten day period specified by Rule 14d-9) or which is otherwise adverse to the Company shall be deemed a Parent Change of Recommendation for purposes of this Agreement.

(g) Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, Parent shall comply with its obligations under Section 5.2 whether or not the Parent Board makes a Parent Change of Recommendation or recommends any other offer or proposal. Any action pursuant to and in accordance with Sections 4.4(d),(e) or (f) shall not constitute a breach of Parent’s representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Joint Proxy Statement/Prospectus. As promptly as reasonably practicable after the date of this Agreement, the Company and Parent shall jointly prepare and file with the SEC a joint proxy statement to be sent to the stockholders of the Company and Parent with respect to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting (the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus (the “Joint Proxy Statement/Prospectus”), (ii) the Parent will respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to the Company promptly upon receipt and copies of proposed responses to the Company a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable, the Parent will prepare and file (after the Company has had a reasonable opportunity to review and comment on) any amendments or supplements to the Form S-4 necessary to be filed in response to any SEC comments or as required by Law, (iv) the Company and Parent will use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act and thereafter mail to their stockholders, as promptly as reasonably practicable, the Joint Proxy Statement/Prospectus and all other customary proxy or other materials for meetings such as the Company Stockholders’ Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the Company stockholders and the Parent stockholders any supplement or amendment to the Joint Proxy Statement/Prospectus if any event shall occur which requires such action at any time prior to the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting and the Merger. Each of the parties hereto shall cooperate with the other parties in connection with the preparation of the Form S-4 and the Joint Proxy Statement/Prospectus, including promptly furnishing Parent or the Company upon request with any and all information as may be required to be set forth in the Form S-4 and the Joint Proxy Statement/Prospectus under applicable Law. Parent will provide the Company a reasonable opportunity to review and comment upon the Form S-4 or any amendments or supplements thereto, prior to mailing the Joint Proxy Statement/Prospectus to its stockholders.

SECTION 5.2 Stockholder Meetings.

(a) The Company shall as promptly as practicable following the date of this Agreement, (i) take all action necessary to duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with applicable Law, as promptly as reasonably practicable, after the SEC declares the Form S-4 effective; (ii) use commercially reasonable efforts to solicit the approval of this Agreement by the stockholders of the

Company, and (iii) except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.3(d), (e) or (f) hereof, include in the Joint Proxy Statement/Prospectus the recommendation of the Company Board that the stockholders of the Company approve this Agreement (the “Company Recommendation”).

(b) Parent shall as promptly as practicable following the date of this Agreement, (i) take all action necessary to duly call, give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of obtaining the approval of this Agreement and the amendment to the Certificate of Incorporation of Parent in a form set forth on Exhibit D by the Parent stockholders in accordance with applicable Law (the “Amendment”), as promptly as reasonably practicable, after the SEC declares the Form S-4 effective, (ii) use commercially reasonable efforts to solicit the approval of this Agreement and the Amendment by the stockholders of Parent, and (iii) except to the extent that the Parent Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.4(d), (e) or (f) hereof, include in the Joint Proxy Statement/Prospectus the recommendation of the Parent Board that the stockholders of Parent approve this Agreement and the Amendment (the “Parent Recommendation”).

SECTION 5.3 Nasdaq Listing. Parent shall cause the shares of capital stock of Parent to be issued in exchange for capital stock of the Company that is currently listed on Nasdaq Stock Market upon consummation of the Merger to have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.4 Registration Statement. As promptly as reasonably practicable after the date of this Agreement, the Parent shall prepare a shelf Registration Statement on Form S-1 or such other form under the Securities Act then available to Parent, including Form S-3, providing for the sale or resale of securities of Parent (a “Registration Statement”).

SECTION 5.5 Additional Agreements. The Company, Merger Sub and Parent will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

SECTION 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any failure of the Company, Parent or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence or non-occurrence of any fact, event or circumstance which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (d) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (e) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (f) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other communication regarding any pending or threatened Proceedings of the type required to be disclosed in Section 2.8 or Section 3.8; and (g) any event or occurrence that would be reasonably likely to prevent the satisfaction of any of the conditions set forth in Article VI, provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. From the date hereof to the Effective Time, each party shall furnish promptly to the other parties (i) copies of all reports, schedules, and other documents filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the securities Laws, and (ii) copies of all filings made with any Governmental Entities in connection with the transactions contemplated by this Agreement and copies of all written communications received from such Governmental Entities related thereto.

SECTION 5.7 Access to Information.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, representatives and agents of Parent and Merger Sub reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Parent and Merger Sub with all financial, operating and other data and information that Parent and Merger Sub, through their directors, officers, employees, consultants or agents, may reasonably request.

(b) Each of Parent and Merger Sub agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from the Company or its directors, officers, employees, financial advisors, consultants or agents, in accordance with the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Section 7.1 hereof.

(c) From the date hereof to the Effective Time, Parent shall, and shall cause its Subsidiaries and their respective directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, representatives and agents of the Company reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish the Company with all financial, operating and other data and information that the Company, through their directors, officers, employees, consultants or agents, may reasonably request.

(d) The Company agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from Parent or its directors, officers, employees, financial advisors, consultants or agents, in accordance with the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Section 7.1 hereof.

(e) Each of the parties shall, and shall cause its respective advisors and representatives, to (x) conduct its activities under this Section 5.7 in such a manner that they will not unreasonably interfere with the normal operations, customers or employee relations of the other parties and their respective Subsidiaries and shall be in accordance with reasonable procedures established by the parties having due regard for the foregoing.

(f) No information received by the Company, Parent or Merger Sub pursuant to this Section 5.7 shall affect or be deemed to modify or update any of the representations and warranties of the Company or Parent contained in this Agreement.

SECTION 5.8 Public Announcements. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable Law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent reasonably practicable under the circumstances.

SECTION 5.9 Approval and Consents; Cooperation; Integration.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”), and (ii) taking all steps as may be reasonably necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary in connection with the Joint Proxy Statement/Prospectus or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.9(a) hereof, each of the Company, Parent and Merger Sub shall take all action reasonably necessary to obtain the approval of the Merger and the other transactions contemplated by this Agreement under the HSR Act and any other applicable Laws governing competition. As soon as practicable after the date hereof, the Company, Parent and Merger Sub shall file Notification and Report Forms with the DOJ and the FTC with respect to the Merger and the other transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to cooperate with the other parties hereto in connection with such filing, and each such party shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information in connection therewith.

(c) In furtherance and not in limitation of Sections 5.9(a) and (b) hereof, each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to obtain such approvals, including (i) entering into discussions with any Governmental Entity, (ii) promptly complying with (or promptly seeking to reduce the scope of) all formal or informal requests for additional information or documentary material received by it from any Governmental Entity, (iii) promptly making notifications or applications (as applicable) to any Governmental Entity, (iv) applying for such governmental or regulatory licenses, permits or authorizations as may be required including, by or from any Governmental Entity, and (v) consulting with each other after receiving and before responding to, any material communication with any Governmental Entity.

SECTION 5.10 Further Assurances. In case at any time before or after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such reasonably necessary action.

SECTION 5.11 Director and Officer Indemnification and Insurance.

(a) Subject to the limitations on indemnification contained in the DGCL and the Certificate of Incorporation of the Company, the Company and, after the Effective Time, the Surviving Corporation, shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to: (i) the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any Subsidiary, a fiduciary under any Company Employee Plan or is or was serving at the request of the Company or any Company Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or (ii) this Agreement and the transactions and actions contemplated hereby (and the Company and the Surviving Corporation shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted under applicable Law, provided that such Indemnified Party provides an undertaking to repay such expenses if such person is determined to not be entitled to indemnification). The rights of each Indemnified Person under this Section 5.11 shall be in addition to any rights such Indemnified Person may have under the Certificate of Incorporation of the Company, or under any Delaware Law or any other applicable Laws or under any agreement of such Indemnified Person with the Company or any Company Subsidiary. The Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.11 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.

(b) For a period of not less than six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers’ and directors’ liability insurance or a “tail” policy covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts, and containing substantially similar terms and conditions as existing policies; provided, however, that the Surviving Corporation may substitute therefor policies with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Company’s existing policies; provided further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case, the Surviving Corporation shall provide the maximum coverage that is then available for 250% of such annual premiums. This Section 5.11 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.11 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.11.

SECTION 5.12 Employee Benefits.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms as in effect on the date of this Agreement all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants described on Section 5.12 of the Company Disclosure Schedule. Nothing in this Section 5.12 or this Agreement shall (i) be treated as an amendment of any particular Company Employee Plan, (ii) give any third party any right to enforce the provisions of this Section 5.12 or (iii) alter the nature of the employment of any Employee of the Company and its Subsidiaries, or shall otherwise obligate Parent or the Surviving Corporation to (A) employ or otherwise retain any Employee for a certain length of time or (B) maintain any particular Company Employee Plan. Nothing in this Section 5.12 or this Agreement creates, or is intended to create, any employment agreement or contract, whether express or implied.

(b) Without limiting Section 5.12(a), each Employee of the Company and its Subsidiaries immediately prior to the Effective Time shall remain an employee of the Surviving Corporation (the “Continuing Employees”) and continue to participate in the employee benefit plans of the Surviving Corporation on terms and conditions which are substantially the same as for any similarly situated employee of the Surviving Corporation.

(c) To the extent of any changes in medical, dental or health plans covering Continuing Employees after the Effective Time, and to the extent permissible under such plans, Surviving Corporation shall cause such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

(d) Nothing in this Section 5.12 or any other section of this Agreement shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to: (i) amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require the Parent or any of its Subsidiaries (including, following the Closing Date, Surviving Corporation and its Subsidiaries) to continue the employment of any particular Covered Employee for any fixed period of time following the Effective Time.

(e) The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

(f) The Company shall, to the extent such action is in compliance with all Laws, discontinue any further contributions to the Company employee stock ownership plan (“ESOP”), and, prior to the Effective Time, take such other action with respect to the ESOP as may be reasonably requested by Parent in order to minimize or eliminate the continuing obligations of the Company with respect to the ESOP.

(g) Prior to the Closing, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable Company Employee Plan, the Company and/or its Subsidiaries, as applicable, shall cause the Company Employee Plans to be amended to the extent necessary to comply with Section 409A of the Code.

SECTION 5.13 Takeover Statutes. If any Takeover Statute enacted under state or federal Law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the Board of Directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby. For avoidance of doubt, no Company Change of Recommendation or Parent Change of Recommendation shall negate or change the approval of the Company Board or the Parent Board, as the case may be, for the purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

SECTION 5.14 Exemption From Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of Shares or conversion of any derivative securities in respect of such Shares in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.15 Appointment of Directors. Effective as of the Effective Time, Parent shall cause the number of directors constituting its Board of Directors to be increased to thirteen (13) members, and shall take all actions necessary to cause six (6) of such members to be Company Directors, each to hold office in accordance with the Articles of Incorporation and Bylaws of Parent until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of Parent, or as otherwise provided by applicable law.

ARTICLE VI

CONDITIONS OF MERGER

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a) Stockholder Approval. The Merger and this Agreement shall have received the Company Stockholder Approval and the Parent Stockholder Approval.

(b) Nasdaq Listing. The shares of Parent Common Stock to be issued as Merger Consideration upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(c) Form S-4 Effective. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e) Company Consents. The Company shall have obtained the consents and approvals of the Governmental Entities and third parties listed on Section 6.1(e) of the Company Disclosure Schedule, the failure of which to be received would reasonably be expected to have either a Parent Material Adverse Effect or a Company Material Adverse Effect.

(f) Parent and Merger Sub Consents. Parent and Merger Sub (and all principals thereof, to the extent applicable) shall have received all consents and approvals of Governmental Entities and third parties listed on Section 6.1(f) of the Parent Disclosure Schedule, the failure of which to be received would reasonably be expected to have either a Parent Material Adverse Effect or a Company Material Adverse Effect.

(g) Injunctions; Illegality. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 6.2 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

(b) Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent contained in Section 2.1 (Organization), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries), Section 2.4 (Authority), Section 2.7 (Absence of Certain Changes or Events), Section 2.21 (Vote/Approval Required), and Section 2.22 (Board Action), shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The representations and warranties of Parent contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time, except where any effects, changes, facts, events, occurrences, developments or circumstances causing the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality,” or “Parent Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

(c) Opinion of Tax Counsel. The Company shall have received an opinion of Stinson Morrison Hecker LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Stinson Morrison Hecker LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence which had, or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 6.3 Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a) Performance of Obligations of the Company and its Subsidiaries. The Company and its Subsidiaries shall have performed in all material respects their respective covenants contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.

(b) Representations and Warranties of the Company and its Subsidiaries. The representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authority), Section 3.7 (Absence of Certain Changes or Events), Section 3.21 (Board Action), Section 3.22 (Opinion of Financial Advisor), and Section 3.23 (Vote Required) shall be true and correct in all respects, in each case, as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any “materiality,” or “Company

Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where any effects, changes, facts, events, occurrences, developments or circumstances causing the failure of such representations and warranties to be true and correct (without giving effect to any “materiality,” or “Company Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).

(c) Opinion of Tax Counsel. Parent shall have received an opinion of Shutts & Bowen LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Shutts & Bowen LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

(d) Material Adverse Event. Since the date hereof, there shall not have been any event, change or occurrence which had, or is reasonably likely to have individually or in the aggregate, a Company Material Adverse Effect.

(e) Termination of Accounts. The accounts listed on Section 6.3 of the Company Disclosure Schedule shall have been closed or become inactive accounts without any open trades, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval:

(a) by mutual written consent of the Parent and the Company; or

(b) by any party hereto, if the Effective Time shall not have occurred by December 31, 2009 (the “Termination Date”), provided, however, that the Termination Date may be extended for a period of 30 days by Parent or the Company by giving written notice to the other party at least three (3) business days prior to the initial Termination Date if (i) the conditions set forth in Section 6.1(c) or Section 6.1(d) have not been satisfied on or prior to the initial Termination Date, and (ii) all other conditions to the consummation of the Merger are satisfied on or prior to the Termination Date or capable of then being satisfied at the Closing; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the cause of, or resulted in, the failure of the Merger to have become effective on or before such date; or

(c) by any party hereto, if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a Governmental Entity shall have issued an order, decree, ruling or injunction or taken any other action (including the failure to have taken action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or injunction shall have become final and non-appealable; or

(d) by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in

Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and Merger Sub shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and Merger Sub’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) by Parent or the Company, if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not have been obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(g) by Parent or the Company, if, at the Parent Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Parent Stockholder Approval shall not have been obtained; except that the right to terminate this Agreement under this Section 7.1(g) shall not be available to Parent where the failure to obtain Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement; or

(h) by Parent prior to the Company Stockholders’ Meeting, if the Company Board shall (A) fail to recommend the Merger, (B) effect a Company Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to constitute a Company Change of Recommendation), or (C) resolve to do any of the foregoing; or

(i) by the Company prior to the Parent Stockholders’ Meeting, if the Parent Board shall (A) fail to recommend the Merger, (B) effect a Parent Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Parent Board to the stockholders of Parent pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to constitute a Parent Change of Recommendation), or (C) resolve to do any of the foregoing; or

(j) by the Company, if each of the stockholders of Parent identified on Schedule I to the Support Agreement shall have not executed a Joinder Agreement (as that term is defined in the Support Agreement) by the 45th day following the date of this Agreement.

(k) by the Company pursuant to Section 4.3(e); or

(l) by Parent pursuant to Section 4.4(e).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.3, Section 7.4 and Sections 8.2 through 8.18), without any liability on the part of any party or its stockholders, partners, members, affiliates, directors, officers or agents except as set forth in Sections 7.3 and 7.4; provided that no party shall be relieved or released from any liability or damages arising from any fraud or intentional breach of this Agreement.

SECTION 7.3 Termination Fee and Other Amounts Payable by the Company upon Termination.

(a) In the event that this Agreement is terminated pursuant to Section 7.1(f), then the Company shall pay Parent a fee, in immediately available funds, in an amount equal to $4,900,000 (the “Company Termination Fee”), at the time of such termination; provided, however, that the Company Termination Fee shall not be payable if a Purchase Event (as that term is defined in the Option Agreement) shall be deemed to have occurred.

(b) In the event of: (i) the termination of this Agreement pursuant to Section 7.1(f), or (ii) the occurrence of any Purchase Event, the Company shall pay Parent any Parent Expenses at the time of such termination or Purchase Event, as applicable.

(c) Except with respect to any fraud or intentional breach of this Agreement by the Company, Parent’s right to receive the Company Termination Fee and the payment of the Parent Expenses pursuant to this Section 7.3 shall be the exclusive remedy of Parent or Merger Sub against the Company or any of its stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by the Company or the failure of the Merger to be consummated upon termination of this Agreement.

(d) The parties each agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

SECTION 7.4 Termination Fee and Other Amounts Payable by Parent Upon Termination.

(a) In the event that (i) (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) and any Person shall have made a Parent Acquisition Proposal after the date of this Agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of this Agreement by any party pursuant to Section 7.1(b), and (B) within twelve (12) months after the termination of this Agreement, any Parent Acquisition shall have been consummated or any definitive agreement with respect to any Parent Acquisition shall have been entered into, (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(g) (iii) Parent terminates this Agreement pursuant to Section 7.1(l), or (iv) the Company terminates this Agreement pursuant to Section 7.1(i); or (v) the Company terminates this Agreement pursuant to Section 7.1(d) due to the Parent’s willful breach of or willful failure to perform its obligations under any covenant contained in this Agreement, then Parent shall pay the Company a fee, in immediately available funds, in an amount equal to $4,900,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be payable, in the case of subsection (i) above, on the date that such Parent Acquisition shall have been consummated or any definitive agreement with respect to such Parent Acquisition shall have been entered into, and in the case of subsections (ii) through (v), above, upon the termination of this Agreement.

(b) In the event that the Parent is required to pay the Parent Termination Fee pursuant to Section 7.4(a), Parent shall also be required to pay the Company any Company Expenses at the time that Parent is obligated to pay the Parent Termination Fee.

(c) Except with respect to any fraud or intentional breach of this Agreement by Parent, the Company’s right to receive the Parent Termination Fee and the payment of the Company Expenses pursuant to this Section 7.4 shall be the exclusive remedy of the Company against Parent, Merger Sub or any of their stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by Parent or Merger Sub or the failure of the Merger to be consummated upon termination of this Agreement.

(d) The parties each agree that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Parent fails promptly to pay any amounts due under this Section 7.4 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for such amounts, Parent shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the Company (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Section 5.9 and Section 5.10 shall survive the Effective Time indefinitely.

SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally, (ii) on the first business day following the date of dispatch if delivered by recognized next-day courier service, and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or Merger Sub, to:

International Assets Holding Corporation 708 Third Avenue, Suite 702 New York, New York 10017 Attention: Sean O’Connor, Chief Executive Officer

With a copy, which shall not serve as a notice, to:

Shutts & Bowen LLP 1500 Miami Center 201 S. Biscayne Boulevard, Miami, Florida 33131
Attention:	Alfred G. Smith William G. McCullough

(b) if to the Company, to:

FCStone Group, Inc. 1251 NW Briarcliff Parkway Suite 800 Kansas City, Mo. 64116 Attention: Paul G. (Pete) Anderson, Chief Executive Officer

With a copy, which shall not serve as a notice, to:

Stinson Morrison Hecker LLP 1201 Walnut Street Suite 2900 Kansas City, Missouri 64106 Attention: Craig L. Evans, Esq.

SECTION 8.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 8.4 Definitions. For purposes of this Agreement, the term:

“Amendment” shall have the meaning set forth in Section 5.2(b).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“BMO” shall have the meaning set forth in Section 3.20.

“Bylaws” shall mean the Bylaws of the Company, as may be amended or restated from time to time.

“Cash and Segregated Funds” means any cash held by the Company or any of its Subsidiaries for the accounts of its customers or any cash deposited with any exchange, clearing organization or other broker or counterparty on behalf of any such customers and pledged in favor of the Company or such Subsidiary.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as may be amended or restated from time to time.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.7(b).

“CFTC” shall mean the Commodity Futures Trading Commission.

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 1.14.

“Closing Date” shall have the meaning set forth in Section 1.14.

“Code” shall have the meaning set forth in Section 1.12.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition” shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries as a result of which any Person would acquire the securities or assets described in either of clauses (ii) or (iii) below; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting 10% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for 10% or more of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 10% or more of the outstanding shares of Company Common Stock.

“Company Acquisition Proposal” shall mean any proposal regarding a Company Acquisition.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Change of Recommendation” shall have the meaning set forth in Section 4.3(d).

“Company Common Stock” shall mean the Common Stock, par value $0.0001 per share of the Company.

“Company Credit Facility” means any Credit Facility pursuant to which the Company has borrowed or may borrow money, including any such Credit Facility which may come into existence after the date of this Agreement.

“Company Directors” shall mean individuals who shall be mutually selected by the Company and Parent from the members of the Company’s Board of Directors immediately prior to the Effective Time to become members of the Board of Directors of Parent as of the Effective Time pursuant to Section 5.15.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Employee Plans” shall have the meaning set forth in Section 3.9(a).

“Company Expenses” shall mean shall mean the Company’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that in no event shall the Company Expenses exceed $2,000,000.

“Company Insurance Policies” shall have the meaning set forth in Section 3.18.

“Company Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Company Real Property Leases.

“Company Material Adverse Effect” shall mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance:

(i) is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect, or a Company Material Adverse Effect could reasonably be expected to occur: (A) changes or conditions generally affecting the economy or the financial, credit or securities markets as a whole, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, (B) political or regulatory conditions (including any changes thereto), to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, (C) changes in, or events or conditions affecting, the commodities brokerage industry, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, (D) changes, after the date hereof, in GAAP or the accounting rules or regulations of the SEC, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, (E) actions expressly permitted by this Agreement or that are taken with the prior informed written consent of Parent or Merger Sub, or (F) changes in any Law, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, or

(ii) does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger.

“Company Material Contracts” shall have the meaning set forth in Section 3.17(a).

“Company Option Plan” shall mean the 2006 Equity Incentive Plan of the Company, as such plan may be amended from time to time.

“Company Option” shall have the meaning set forth in Section 1.13(a).

“Company Owned Real Property” shall have the meaning set forth in Section 3.15(b).

“Company Permits” shall have the meaning set forth in Section 4.1.

“Company Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the Ordinary Course of Business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Company Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (iv) as to any Company Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Company Leased Real Property; and (v) Liens securing indebtedness of the Company or its Subsidiaries under any Company Credit Facility.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2.

“Company Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

“Company Recommendation” shall have the meaning set forth in Section 5.2(a).

“Company Reverse Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Company SRO Reports” shall have the meaning set forth in Section 3.12(b).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.23.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 2.10.

“Company Superior Proposal” means a Company Acquisition Proposal (except that solely for purposes of the definition of “Company Superior Proposal” all references in the definition of “Company Acquisition” to “10%” shall be deemed to be references to 50.1%) which, if consummated, is on terms which the Company Board concludes in good faith (after consultation with its legal and financial advisors) (x) would be, if consummated, more favorable to the stockholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as well as any other factors deemed relevant by the Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(a).

“Confidentiality Agreement” shall mean the letter agreement regarding confidentiality, dated March 9, 2009, by and between the Company and Parent, as amended.

“Continuing Employees” shall have the meaning set forth in Section 5.12(b).

“Control,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Copyright” has the meaning set forth in the definition of Intellectual Property in this Section 8.4.

“Credit Facility” means any credit facility, line of credit, loan agreement or other borrowing arrangement.

“Customer Balances” means any Cash and Segregated Funds, Segregated Securities, ledger, account, exchange or clearing organization balances, marked-to-market open positions (including market value of options) and any non-segregated cash, securities, funds or other collateral, in each case, only to the extent held by or for the benefit of the Company or any of its Subsidiaries on behalf of customers of the Company or such Subsidiary.

“DGCL” shall have the meaning set forth in the Recitals hereto.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employees” shall mean all individuals employed by the Company or its Subsidiaries.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, or (ii) circumstances forming the basis of any violation, or alleged violation, of, or liability under any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws, regulations and common law standards of conduct relating to pollution or protection of the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” shall have the meaning set forth in Section 2.9(a).

“ERISA Affiliate” shall have the meaning set forth in Section 2.9(a).

“ESOP” shall mean the Employee Stock Ownership Plan of the Company, as amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall have the meaning set forth in Section 1.6(a).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” shall have the meaning set forth in Section 2.10.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 5.11(a).

“Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks “), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof with respect to the foregoing.

“Intervening Event” shall have the meaning set forth in Section 4.3(d).

“Joint Proxy Statement” shall have the meaning set forth in Section 5.1.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1.

“knowledge of the Company” “or “the Company’s knowledge” shall mean the actual knowledge of the individuals listed on Exhibit E to the Agreement, after reasonable inquiry.

“knowledge of Parent” “or “the Parent’s knowledge” shall mean the actual knowledge of the individuals listed on Exhibit F to the Agreement, after reasonable inquiry.

“Law” shall mean any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization.

“Liabilities” means all debts, adverse claims, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, whether direct, indirect, absolute or contingent, matured or unmatured, whether accrued, vested or otherwise, whether known or unknown, foreseen or unforeseen, and whether or not actually reflected, or required to be reflected, in any balance sheets or other books and records.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Memberships” means the memberships, seats on exchanges, permits, licenses, trading rights, authorizations and ownership interests in exchanges, markets, clearinghouses or similar organizations which are held by or designated for the benefit of any Person.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.6(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” shall have the meaning set forth in Section 1.6(b).

“NFA” shall mean the Financial Industry Regulatory Authority.

“NLRA” shall mean the National Labor Relations Act, as amended

“NLRB” shall mean the National Labor Relations Board.

“Non-U.S. Company Employee Plan” shall have the meaning set forth in Section 3.9(a).

“NLRB” shall mean the National Labor Relations Board.

“Non-U.S. Parent Employee Plan” shall have the meaning set forth in Section 2.9(a).

“Option Agreement” shall have the meaning set forth in the Recitals hereto.

“Order” means any judgment, order, injunction, decree, writ, or ruling of any Governmental Entity.

“Ordinary Course of Business” shall mean, with respect to a Person, the routine business operations of such Person consistent with such Person’s past practice and custom.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Acquisition” shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions involving Parent or any of its Subsidiaries as a result of which any Person would acquire the securities or assets described in either of clauses (ii) or (iii) below; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of Parent’s Subsidiaries) of Parent and its Subsidiaries, taken as a whole, constituting 10% or more of the total consolidated assets of Parent and its Subsidiaries, taken as a whole, or accounting for 10% or more of the total consolidated revenues of Parent and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 10% or more of the outstanding shares of Parent Common Stock.

“Parent Acquisition Proposal” shall mean any proposal regarding a Parent Acquisition.

“Parent Board” shall mean the Board of Directors of Parent.

“Parent Change of Recommendation” shall have the meaning set forth in Section 4.4(d).

“Parent Common Stock” shall mean shares of Parent Common Stock, par value $0.01.

“Parent Common Stock Market Value” shall mean an amount equal to the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of Parent Common Stock, as reported on the Nasdaq Stock Market (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten (10) consecutive full trading days immediately preceding the two (2) consecutive full trading days immediately preceding the date of the Company Stockholders’ Meeting.

“Parent Credit Facility” means any Credit Facility pursuant to which the Parent has borrowed or may borrow money, including any such Credit Facility which may come into existence after the date of this Agreement.

“Parent Directors” shall mean members of Parent’s Board of Directors immediately prior to the Effective Time.

“Parent Disclosure Schedule” shall have the meaning set forth in Article II.

“Parent Employee Plans” shall have the meaning set forth in Section 2.9(a).

“Parent Expenses” shall mean Parent’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that in no event shall the Parent Expenses exceed $2,000,000.

“Parent Insurance Policies” shall have the meaning set forth in Section 2.18.

“Parent Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by Parent or any of its Subsidiaries under the Parent Real Property Leases.

“Parent Material Adverse Effect” shall mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance:

(i) is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of Parent and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect, or a Parent Material Adverse Effect could reasonably be expected to occur: (A) changes or conditions generally affecting the economy or the financial, credit or securities markets as a whole, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, (B) political or regulatory conditions (including any changes thereto), to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, (C) changes in, or events or conditions affecting, any of the securities brokerage, commodities brokerage or foreign exchange industries, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, (D) changes, after the date hereof, in GAAP or the accounting rules or regulations of the SEC, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, (E) actions expressly permitted by this Agreement or that are taken with the prior informed written consent of the Company, or (F) changes in any Law, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, or

(ii) does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger..

“Parent Material Contracts” shall have the meaning set forth in Section 2.14(a).

“Parent Option Plan” shall mean the 2003 Stock Option Plan of Parent, as such plan may be amended from time to time.

“Parent Options” shall have the meaning set forth in Section 1.13(a).

“Parent Owned Real Property” shall have the meaning set forth in Section 2.15(b).

“Parent Permits” shall have the meaning set forth in Section 4.2.

“Parent Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Parent SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the Ordinary Course of Business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Parent SEC Reports; (iii) with respect to the Parent Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of Parent and its Subsidiaries; (iv) as to any Parent Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Parent Leased Real Property; and (v) Liens securing indebtedness of parent or its Subsidiaries under any Parent Credit Facility.

“Parent Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which Parent or any of its Subsidiaries is a party.

“Parent Recommendation” shall have the meaning set forth in Section 5.2(b).

“Parent Reverse Termination Fee” shall have the meaning set forth in Section 7.4(b).

“Parent SEC Reports” shall have the meaning set forth in Section 2.6(a).

“Parent SRO Reports” shall have the meaning set forth in Section 2.12(b).

“Parent Stockholder Approval” shall have the meaning set forth in Section 2.21.

“Parent Stockholders’ Meeting” shall have the meaning set forth in Section 3.10.

“Parent Superior Proposal” means a Parent Acquisition Proposal (except that solely for purposes of the definition of “Parent Superior Proposal” all references in the definition of “Parent Acquisition” to “10%” shall be deemed to be references to 50.1%) which, if consummated, is on terms which the Parent Board concludes in good faith (after consultation with its legal and financial advisors) (x) would be, if consummated, more favorable to the stockholders of Parent than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by the Company to amend the terms of this Agreement) as well as any other factors deemed relevant by the Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Parent Termination Fee” shall have the meaning set forth in Section 7.4(a).

“PBGC” shall have the meaning set forth in Section 2.9(h).

“Pension Plan” shall mean any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Proceedings” shall have the meaning set forth in Section 2.8.

“Purchase Event” shall have the meaning set forth in Section 7.3(a).

“Registration Statement” shall have the meaning set forth in Section 5.4.

“Regulatory Accounting Report” means CFTC Form 1-FR-FCM “Statement of the Computation of the Minimum Capital Requirements” or SEC Form X-17A-5, Focus Report, Financial and Operational Combined Uniform Single Report, Part II, as applicable.

“Regulatory Order” shall have the meaning set forth in Section 2.12(c)(iii).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Required Approvals” shall have the meaning set forth in Section 5.9(a).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Segregated Securities” means any securities held by a party to this Agreement or any of its Subsidiaries with respect to its customers’ accounts or any securities deposited with an exchange, clearing organization or other broker or counterparty on behalf of any such customers and pledged in favor of such party to this Agreement or such Subsidiary or any exchange.

“Self Regulatory Organization” shall mean any U.S. or foreign commission, board, agency or body that is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, commodity intermediaries, commodity pools, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Software” has the meaning set forth in the definition of Intellectual Property in this Section 8.4.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

“Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Surviving Corporation Common Stock” shall mean the common stock, par value $0.0001 per share, of the Surviving Corporation.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets, and including any amended return, report, information return or other document) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any U.S. federal, state, or local taxing authority or by any non-U. S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; and (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i), and any interest on any fines, penalties, or additions.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Trademark” has the meaning set forth in the definition of Intellectual Property Rights in this Section 8.4.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” shall have the meaning set forth in Section 2.19(a).

SECTION 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 8.7 Entire Agreement. This Agreement, the Support Agreement, the Option Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 8.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors.

SECTION 8.9 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES). EACH PARTY HEREBY AGREES AND CONSENTS TO BE SUBJECT TO THE JURISDICTION OF FEDERAL AND STATE COURTS LOCATED IN THE STATE OF DELAWARE, AND ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

SECTION 8.10 Amendment. This Agreement may be amended by the parties hereto at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.11 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.14 Interpretation.

(a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 8.15 Disclosure Generally. Information furnished in any particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be included in another Section of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, and refer to another corresponding section of this Agreement, only to the extent that a matter in such Section of the Company Disclosure Schedule or Parent Disclosure Schedule (as applicable) is disclosed in such a way as to make its relevance to the information called for by such other Section of this Agreement readily apparent on its face.

SECTION 8.16 No Third Party Beneficiaries. Except for (i) the rights of the Indemnified Parties pursuant to Section 5.11 and (ii) as provided in Section 5.12 with respect to certain directors, officers, and employees of the Company and its Subsidiaries, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any

Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.17 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:	/s/ SEAN O’CONNOR
Name:	Sean O’Connor
Title:	Chief Executive Officer

INTERNATIONAL ASSETS ACQUISITION CORP.

By:	/s/ SEAN O’CONNOR
Name:	Sean O’Connor
Title:	President

FCSTONE GROUP, INC.

By:	/s/ PAUL G. ANDERSON
Name:	Paul G. Anderson
Title:	Chief Executive Officer

ANNEX B

STOCK OPTION AGREEMENT

Annex B

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN

RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT, dated as of July 1, 2009 (this “Agreement”), is made by and between FCSTONE GROUP, INC., a Delaware corporation (“Issuer”), and INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (“Grantee”).

WHEREAS, Issuer, Grantee and International Assets Acquisition Corp., a Delaware corporation (“Merger Sub”), are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Issuer will be merged with Merger Sub, with Issuer being the surviving corporation (the “Merger”); and

WHEREAS, as a condition and inducement to Grantee’s execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

1. Defined Terms.

(a) Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(b) The term “person” shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

2. Grant of Option. Issuer hereby grants to Grantee an irrevocable option (the “Option”) to purchase, subject to the terms and conditions set forth herein, up to 5,558,107 shares (as adjusted as set forth herein, the “Option Shares”) of common stock, par value $0.0001 per share, of Issuer (the “Issuer Common Stock”) at a purchase price per Option Share (as adjusted as set forth herein, the “Purchase Price”) of $4.15; provided that in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option. Issuer shall make proper provision so that each Option Share issued upon exercise of the Option shall be accompanied by the applicable number of rights or other benefits as may be provided in any Issuer rights agreement or similar agreement that may be adopted after the date hereof.

3. Exercise of Option.

(a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined in Section 3(b)) on or after the date hereof; provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof so long as, in the case of this clause (B), such termination did not result in a Purchase Event pursuant to Section 3(b)(ii)(A), (B), (C) or (E) of this Agreement and such termination did not occur after a Person shall have made a Company Acquisition Proposal described in Section 3(b)(ii)(D)(I), (C) twelve months after the termination of the Merger Agreement if a Person shall have made a Company Acquisition Proposal described in Section 3(b)(ii)(D)(I) and no Company Acquisition shall have been consummated and no definitive agreement with respect to any Company Acquisition shall have been entered into, and (D) the date which is six months after the occurrence of a Purchase Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; and provided, further, that Grantee shall have sent the written notice of such exercise (as provided in Section 3(d)) within six months following such Purchase Event. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

(b) As used herein, a “Purchase Event” means any of the following events:

(i) prior to the termination of the Merger Agreement, any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock or other voting securities representing 20% or more of the voting power of Issuer; or

(ii)(A) the Issuer terminates the Merger Agreement pursuant to Section 7.1(k) thereof, (B) the Grantee terminates the Merger Agreement pursuant to Section 7.1(h) thereof, (C) any Person shall have made a Company Acquisition Proposal during the term of the Merger Agreement which proposal has been publicly disclosed and not withdrawn prior to the Company Stockholders’ Meeting and thereafter the Merger Agreement is terminated by any party pursuant to Section 7.1(f) thereof, (D) (I) any Person shall have made a Company Acquisition Proposal during the term of the Merger Agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of the Merger Agreement and the Merger Agreement is terminated by any party pursuant such Section 7.1(b) and (II) within twelve months after the termination of the Merger Agreement, any Company Acquisition shall have been consummated or a definitive agreement with respect to any Company Acquisition shall have been entered into, or (E) the Parent terminates the Merger Agreement pursuant to Section 7.1 (e), due to the Issuer’s willful breach of or willful failure to perform its obligations under any covenant contained in the Merger Agreement.

(c) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event described in Section 3(b)(i) or Section 3(b)(ii)(C) or (D) of this Agreement, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

(d) In the event Grantee wishes to exercise the Option, Grantee shall give Issuer written notice (the date of which is herein referred to as the “Notice Date”) specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing (the “Closing”) of such purchase (the date of such Closing, the “Closing Date”); provided that if the Closing cannot be consummated by reason of any applicable law, rule, regulation or order or the need to obtain any necessary approvals or consents of applicable Governmental Entities, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification or application to, approval of or authorization by any Governmental Entity is required in connection with such purchase, Issuer shall use its reasonable best efforts to cooperate with Grantee in the prompt filing of the required notice or application for approval or authorization, and the Closing shall occur immediately following the date on which such approvals have been obtained and any required notification or waiting periods have expired.

(e) In the event Grantee receives official notice that an approval or consent of any Governmental Entity required for the purchase of Option Shares will not be issued or granted, Grantee shall be entitled to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10 to the extent permitted by applicable law. The provisions of this Section 3 and Section 4 shall apply with appropriate adjustments to any such exercise.

4. Payment and Delivery of Certificates.

(a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer (provided that the failure or refusal of Issuer to designate a bank account shall not preclude Grantee from exercising the Option), an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 13(f).

(b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be fully paid, validly issued and non-assessable, free and clear of all liens, claims, charges, security interests or other encumbrances (“Liens”) other than those created by the express terms of this Agreement, and subject to no preemptive or other similar rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state securities laws or of the provisions of this Agreement.

(c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(d) It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

(e) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, regardless of whether the stock transfer books of Issuer are then closed or certificates representing such shares of Issuer Common Stock are then actually delivered to Grantee. Issuer shall pay all expenses, and any and all federal, foreign, state, and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Grantee or its assignee, transferee, or designee.

(f) Issuer agrees (i) that it shall at all times maintain, free from Liens and preemptive or similar rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock then outstanding, (ii) that it will not, by charter amendment or through reorganization, recapitalization, consolidation, merger, dissolution, liquidation, spin-off, sale of assets or similar transaction, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, agreements, stipulations or conditions to be observed or performed hereunder by Issuer, and (iii) that it will promptly take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval or authorization of or notice or application to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to such Governmental Entities as may be required) in order to permit Grantee to exercise the Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto on a timely basis.

5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

(a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer and (assuming due authorization, execution and delivery by Grantee) constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance, upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock and other shares and securities which are at any time and from time to time purchasable upon exercise of the Option, and all such shares and other securities, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all Liens (other than those created by the express terms of this Agreement) and not subject to any preemptive or other similar rights.

(c) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, regulation or order or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, that would in any case give any other person the ability to prevent or enjoin Issuer’s performance under this Agreement in any material respect.

(d) Board Action. The Board of Directors of Issuer has approved this Agreement and the consummation of the transactions contemplated hereby as required under Section 203 of the DGCL and, to its knowledge, any other applicable state takeover laws so that any such state takeover laws do not and will not apply to this Agreement or any of the transactions contemplated hereby (including the purchase of shares of Issuer Common Stock pursuant to the Option).

(e) No Restrictions. No Delaware law applicable generally to corporations or, to Issuer’s knowledge, other takeover statute applicable generally to corporations or similar corporate law and no provision of the certificate of incorporation or by-laws of Issuer or any agreement to which Issuer is a party (i) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (ii) as a result of the consummation of the transactions contemplated by this Agreement, (A) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a shareholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (B) would or would purport to entitle any person to acquire securities of Issuer.

6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

(a) Corporate Authority. Grantee has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and, subject to obtaining any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee and (assuming due authorization, execution and delivery by Issuer) constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be acquired with a view to the public distribution thereof in violation of any federal or state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and any applicable state securities laws.

7. Adjustment upon Changes in Issuer Capitalization, Etc.

(a) In the event of any change from time to time in Issuer Common Stock or any other shares or securities subject to the Option by reason of a stock dividend, subdivision, spinoff, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares, or dividend or distribution, other than regular cash dividends, on or in respect of the Issuer Common Stock, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or upon exercise of the Option or upon the exercise of any stock option issued to an officer, director or employee of Issuer or any of its Subsidiaries pursuant to the Issuer’s equity incentive plan that is outstanding as of the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants, agreements, representations or warranties in the Merger Agreement.

(b) Without limiting the parties’ relative rights, remedies, liabilities and obligations under the Merger Agreement or this Agreement, in the event that, prior to the termination of the Option, Issuer shall enter into an agreement (other than the Merger Agreement)

(i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger,

(ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for another class or series of stock or other securities of Issuer or any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents having general voting power of the merged company, or

(iii) to sell or otherwise transfer all or substantially all of its assets (or those of its Subsidiaries taken as a whole) in one transaction or a series of related transactions, to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined), or (y) any person that controls the Acquiring Corporation (such person being referred to as the “Substitute Option Issuer”).

(c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 7 and the repurchase rights relating thereto shall be as set forth in Section 9; provided, further, that if a Purchase Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Purchase Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Market/Offer Price (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the “Substitute Option Price”) shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e) The following terms have the meanings indicated:

(i) “Acquiring Corporation” shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), or at Grantee’s election, any person that controls such surviving corporation, (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer’s assets (or of the assets of its Subsidiaries taken as a whole).

(ii) “Market/Offer Price” shall mean the highest of (v) the highest price per share of Issuer Common Stock at which a tender offer or an exchange offer therefor has been made, (w) the highest price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (x) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), (y) the highest closing price for shares of Issuer Common Stock within the 12-month period immediately preceding the date on which the merger, consolidation, asset sale or other transaction in question is consummated, and (z) in the event of a sale of all or substantially all of Issuer’s assets (or those of its Subsidiaries taken as a whole) an amount equal to (I) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally-recognized independent investment banking firm selected by Grantee, divided by (II) the number of shares of Issuer Common Stock outstanding at such time. In calculating the Market/Offer Price, in the event that a tender offer or an exchange offer is made for Issuer Common Stock or an agreement is entered into involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

(iii) “Average Price” shall mean the average closing sales price per share of a share of Substitute Common Stock quoted on the NASDAQ Stock Market (or if Substitute Common Stock is not quoted on the NASDAQ Stock Market, the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 12-month period immediately preceding the date of consummation of the consolidation, merger or sale in question; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, by the person merging into Issuer or by any company which controls such person, as Grantee may elect.

(iv) “Substitute Common Stock” shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

(f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

(g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

8. Repurchase at the Option of Grantee.

(a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(c)) and prior to the termination of the Option pursuant to Section 3(a), Issuer (or any successor) shall repurchase from Grantee (x) the Option and (y) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the “Request Date”. Such repurchase shall be at an aggregate price (the “Section 8 Repurchase Consideration”) equal to the sum of:

(i) the Purchase Price paid by Grantee for each share of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares;

(ii) the excess, if any, of (x) the Market/Offer Price for each share of Issuer Common Stock over (y) the Purchase Price (as adjusted pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

(iii) the excess, if any, of the Market/Offer Price over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable, as adjusted pursuant to Section 7) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

(b) If Grantee exercises its rights under this Section 8, Issuer shall, within 5 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Issuer’s proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Issuer shall promptly (x) deliver to Grantee that portion of the Section 8 Repurchase Consideration that Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 8 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 8 Repurchase Consideration, or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under this Section 8 until the expiration of such period of 30 business days. Grantee shall notify Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

(c) As used herein, a “Repurchase Event” shall occur if (A) (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) has been consummated and (B) a Purchase Event shall have occurred prior to the termination of the Option.

9. Repurchase of Substitute Option.

(a) At the request of Grantee at any time prior to the termination of the Substitute Option as set forth in Section 3(a), Substitute Option Issuer (or any successor) shall repurchase from Grantee (x) the Substitute Option and (y) all shares of Substitute Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 9 is referred to as the “Section 9 Request Date”. Such repurchase shall be at an aggregate price (the “Section 9 Repurchase Consideration”) equal to the sum of:

(i) the purchase price paid by Grantee for each share of Substitute Common Stock acquired pursuant to the Option or Substitute Option with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares;

(ii) the excess, if any, of (x) the Substitute Applicable Price (as hereinafter defined) for each share of Substitute Common Stock over (y) the Substitute Option Price (as adjusted pursuant to Section 7) multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

(iii) the excess, if any, of the Substitute Applicable Price over the purchase price paid (or in the case of shares with respect to which the Option or Substitute Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Substitute Common Stock with respect to which the Option or Substitute Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

(b) If Grantee exercises its rights under this Section 9, Substitute Option Issuer shall, within 5 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 9 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Substitute Option Issuer’s proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Substitute Option Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Substitute Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Substitute Option as to the number of Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the sum of the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) and the number of shares covered by the portion of the Substitute Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Substitute Option Issuer shall promptly (x) deliver to Grantee that portion of the Section 9 Repurchase Consideration that Substitute Option Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 9 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 9 Repurchase Consideration or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided that if the Substitute Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the 30th business day after such date, Grantee shall nonetheless have the right so to exercise the Substitute Option or exercise its rights under Section 9 until the expiration of such period of 30 business days. Grantee shall notify Substitute Option Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

(c) For purposes of this Agreement, the “Substitute Applicable Price” means the highest closing sales price per share of Substitute Common Stock during the six months preceding the Section 9 Request Date.

(d) Following the conversion of the Option into a Substitute Option, all references to “Issuer”, “Issuer Common Stock” and “Section 8” contained herein shall also be deemed to be references to “Substitute Option Issuer”, “Substitute Common Stock” and “Section 9”, respectively.

10. Registration Rights.

(a) Demand Registration Rights. Issuer shall, subject to the conditions of Section 10(c) below, if requested by any Grantee following a Purchase Event that occurs prior to the termination of the Option, including Grantee and any permitted transferee (“Selling Stockholder”), as expeditiously as possible prepare, file and keep current a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Stockholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Stockholder in such request, including, without limitation, a “shelf” registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

(b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of any Selling Stockholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Stockholder), Issuer will cause all such shares for which a Selling Stockholder requests participation in such registration to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if in the reasonable good faith opinion of the underwriters for such offering, the inclusion of all such shares by the Selling Stockholder would materially interfere with the marketing of such offering (in which case Issuer shall register as many shares as possible without materially interfering with the marketing of the offering), or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Stockholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Stockholder bears to the total number of shares requested to be registered by all such Selling Stockholders then desiring to have Issuer Common Stock registered for sale.

(c) Conditions to Required Registration. Issuer shall use its reasonable best efforts to cause each registration statement referred to in Section 10(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering of other securities by Issuer then in registration, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) above:

(i) prior to the earlier of (a) termination of the Merger Agreement pursuant to Article VII thereof and (b) a Purchase Event;

(ii) on more than three occasions;

(iii) within 90 days after the effective date of a registration referred to in Section 10(b) above pursuant to which the Selling Stockholder or Selling Stockholders concerned were afforded the opportunity to register all such shares under the Securities Act and shares were registered to the extent requested;

(iv) unless a request therefor is made to register at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock and other securities issuable upon exercise of the Option) then outstanding; and

(v) after the first date upon which the aggregate number of Option Shares (including shares of Issuer Common Stock and other securities issuable upon exercise of the Option) then outstanding is less than 1% of the aggregate issued and outstanding shares of Issuer Common Stock.

In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement (other than a shelf registration statement referred to in Section 10(a)) after the expiration of three months from the effective date of such registration statement. Issuer shall use its reasonable best efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 10 from any Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 10, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

(d) Notwithstanding anything else in this Section 10, in lieu of complying with its obligations pursuant to a request made by any Grantee under this Section 10, Issuer may, at its election, repurchase the Option Shares requested to be registered by such Grantee at a purchase price per share equal to the average closing price of such Option Shares during the 10 business days preceding the date on which Issuer gives notice to Grantee of its intention to repurchase such Option Shares (which notice shall be given no later than 15 days after Grantee has given notice to Issuer of its election to exercise its registration rights under Section 10(a) or 10(b)).

(e) Expenses. Except where applicable state law prohibits such payments and except for underwriting discounts or commissions and brokers’ fees, Issuer will pay all expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal fees and expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or “cold comfort” letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) above.

(f) Indemnification.

(i) In connection with any registration under Section 10(a) or 10(b) above, Issuer hereby indemnifies the Selling Stockholders, and each underwriter thereof, including each person, if any, who controls such Selling Stockholders or underwriter within the meaning of Section 15 of the Securities Act, and including each director, officer, stockholder, partner, member, employee, representative and agent of any thereof, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each person, if any, who controls Issuer within the meaning of Section 15 of the Securities Act, and each director, officer, stockholder, partner, member, employee, representative and agent of Issuer shall be indemnified by such Selling Stockholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Selling Stockholders or such underwriter, as the case may be, expressly for such use.

(ii) Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this Section 10(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

(iii) If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Stockholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Selling Stockholder to indemnify shall be several and not joint with other Selling Stockholders.

(iv) In connection with any registration pursuant to Section 10(a) or 10(b) above, Issuer and each Selling Stockholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 10(e).

(g) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Stockholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. Issuer shall at its expense provide the Selling Stockholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of the FINRA or any stock exchange.

(h) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Stockholders harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

11. Quotation or Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on any securities exchange or securities quotation system, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or any other securities to be acquired upon exercise of the Option on such securities exchange or securities quotation system and will use its reasonable best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any other Stock Option Agreement and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification to protect Issuer from any loss which it may suffer if this Agreement is replaced, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

13. Miscellaneous.

(a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

(b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

(c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto (or their respective successors and assigns) (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 13(h)) any rights, remedies, obligations or liabilities hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

(d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(e) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

(g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Grantee may assign this Agreement to a wholly-owned Subsidiary of Grantee (in which event the term “Grantee” as used herein shall be deemed to refer to such Subsidiary). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. For the avoidance of doubt, nothing in this paragraph (h) shall prohibit Issuer from engaging in a transaction contemplated by Section 7(b) in accordance with the provisions of Section 7(b), provided that the terms of this Agreement and the Merger Agreement shall remain applicable with respect to any such transaction.

(i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

(j) Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the federal and state courts located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal and state courts located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Delaware shall have no effect for any purpose except as provided in this Section. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court as provided in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

(l) WAIVER OF JURY TRIAL . EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

FCSTONE GROUP, INC.
By:	/s/ PAUL G. ANDERSON
Name:	Paul G. Anderson
Title:	President and Chief Executive officer

INTERNATIONAL ASSETS HOLDING CORPORATION
By:	/s/ SEAN O’CONNOR
Name:	Sean O’Connor
Title:	Chief Executive Officer

ANNEX C

SUPPORT AGREEMENT

Annex C

Execution Copy

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of July 1, 2009, is by and between FCStone Group, Inc., a Delaware corporation (“FCStone”), and the stockholders of International Assets Holding Corporation, a Delaware corporation (“INTL” or the “Parent”), signatories hereto (collectively with the stockholders of INTL identified on Schedule I hereto which have now or hereafter executed a Joinder Agreement (as defined below), the “Stockholders” and individually, a “Stockholder”).

WHEREAS, FCStone, INTL and International Assets Acquisition Corp., a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, each Stockholder is the beneficial owner, for itself or the benefit of certain funds and/or accounts managed by him, of that number of shares of common stock, par value $0.01 per share, of the Parent (the “Shares”) set forth below the Stockholder’s name on the signature page hereto or to the Joinder Agreement, as applicable (the Shares beneficially owned by such Stockholder, together with any additional Shares of the Parent acquired after the date hereof, being collectively referred to herein as the Stockholder’s “Subject Shares”); and

WHEREAS, each Stockholder identified on Schedule I (the “Unbound Stockholders”) hereto is an affiliate of one of the Stockholders signatory hereto (the “Bound Stockholders”) as identified on Schedule I; and

WHEREAS, as a condition to the willingness of FCStone to enter into the Merger Agreement, and as an inducement to it to do so, the Bound Stockholders have agreed for the benefit of FCStone as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the parties hereto hereby severally, and not jointly, agree as follows:

ARTICLE I

VOTING AGREEMENT AND PROXY

Section 1.1 Joinder Agreements

As soon as reasonably practicable, and in no event later than 45 days after the date hereof, each Bound Stockholder shall use his reasonable best efforts to cause the Unbound Stockholders that are identified as affiliates of such Bound Stockholder on Schedule I hereof to execute and deliver a Joinder Agreement in the form (appropriately completed) attached hereto as Annex A (the “Joinder Agreement”).

Section 1.2 Agreement to Vote

At any meeting of the holders of the Parent’s Shares held prior to the termination of Article I of this Agreement pursuant to Section 2.13 hereof (the “Article I Termination Date”), however called, and at every adjournment or postponement thereof prior to the Article I Termination Date, each Stockholder shall vote or cause to be voted the Subject Shares (a) in favor of (i) the adoption of the Merger Agreement by the Parent, (ii) the merger (the “Merger”) and other transactions contemplated by the Merger Agreement, (iii) the amendment and restatement of the certificate of incorporation of Company as contemplated by the Merger Agreement, and (iv) any actions required in furtherance of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any Parent Acquisition Proposal (as defined in the Merger Agreement), (ii) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger

Agreement or that is reasonably likely to result in any of the conditions to the obligations of the Parent under the Merger Agreement not being fulfilled, or (iii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated (clauses (a) and (b) together, the “Proxy Matters”).

Section 1.3 Proxies and Voting Agreements

Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Subject Shares with respect to the Proxy Matters. Prior to the Article I Termination Date, each Stockholder agrees not to, directly or indirectly, with respect to the Subject Shares (a) grant any proxies or powers of attorney (other than pursuant to this Agreement and the Merger proxy statement), (b) deposit any of such Shares into any voting trust or (c) enter into any other voting agreement or understanding, in each case relating to the Proxy Matters.

Section 1.4 Transfer of Shares by the Stockholder

Prior to the Article I Termination Date, each Stockholder agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Subject Shares held by the Stockholder to any persons controlling, controlled by or under common control with the Stockholder who do not agree to become bound by the terms of this Agreement or to any other Person for the primary purpose of the circumvention of the obligations under this Agreement.

Section 1.5 Stockholder Representations and Warranties

Each Stockholder represents and warrants to FCStone that (i) the Stockholder has duly authorized, executed and delivered this Agreement and that this Agreement constitutes a valid and binding agreement, (ii) the consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of law applicable to the Stockholder, other than notice filings or other information required to be included in filings pursuant to the Securities Exchange Act of 1934, as amended, and, if applicable, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney or voting agreements relating to, the Subject Shares, other than this Agreement, (iv) the Shares set forth below the Stockholder’s name on the signature page hereto or to the Joinder Agreement, as applicable, constitute all of the securities of the Parent owned of record by the Stockholder on the date hereof and (v) the Stockholder has the present power and right to direct, as to the voting of all of the issued and outstanding Shares set forth below the Stockholder’s name on the signature page hereto, or to the Joinder Agreement, as applicable, the record owner thereof as contemplated herein.

ARTICLE II

MISCELLANEOUS

Section 2.1 Further Assurances

From time to time, at the reasonable request of FCStone, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement.

Section 2.2 Specific Performance

Each Stockholder agrees that FCStone would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement, and that FCStone would not have an adequate remedy at law for money damages in such event. Accordingly, FCStone shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that FCStone may have against the Stockholder for any failure to perform its obligations under this Agreement.

Section 2.3 Notices

All notices to be given pursuant hereto shall be given in accordance with Section 8.2 of the Merger Agreement, with the address for the Stockholder as set forth on the signature page hereof.

Section 2.4 Definitions and Interpretation

Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section 8.4 of the Merger Agreement shall govern the interpretation hereof.

Section 2.5 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

Section 2.6 Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

Section 2.7 Governing Law; Jurisdiction; Waiver of Jury Trial

To the maximum extent permitted by applicable law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least U.S. $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the “Delaware Courts”), including the Delaware Court of Chancery in and for New Castle County, for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

Section 2.8 Entire Agreement; Amendments and Waivers

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 2.9 Severability

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

Section 2.10 Attorneys’ Fees

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

Section 2.11 Stockholder Capacity

Each Stockholder signs solely in the Stockholder’s capacity as the record holder or beneficial owner of the Subject Shares and nothing in this Agreement shall limit or affect any actions taken by the Stockholder in the Stockholder’s capacity as an officer or director of the Parent.

Section 2.12 Several Obligations

The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability for any violation of the terms and conditions of this Agreement by any other Stockholders.

Section 2.13 Termination

This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), or (iii) a Parent Change of Recommendation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FCSTONE GROUP, INC.

By:	/S/ PAUL G. ANDERSON
Name:	Paul G. Anderson
Title:	President and Chief Executive Officer

BOUND STOCKHOLDERS:

SEAN M. O’CONNOR
708 Third Avenue, 7th Floor
New York, New York, 10017

/S/ SEAN M. O’CONNOR
Number of Shares: 248,864 Shares

SCOTT J. BRANCH
708 Third Avenue, 7th Floor
New York, New York, 10017

/S/ SCOTT J. BRANCH
Number of Shares: 534,964 Shares

JOHN RADZIWILL
1st Floor
9 Walton Street
London SW3 2JD

/S/ JOHN RADZIWILL
Number of Shares: 2,909 Shares

Schedule I

UNBOUND STOCKHOLDERS

		Number of Shares
Affiliates of Sean M. O’Connor:
The St. James Trust		780,434
Affiliates of Scott J. Branch:
Barbara Branch		367,647
Affiliates of John Radziwill:
Goldcrown Asset Management Limited		569,853
Humble Trading Limited		272,913
	TOTAL:	1,990,847

ANNEX A

JOINDER AGREEMENT

The undersigned, [                    ] (the “Stockholder”), by execution and delivery of this Joinder Agreement:

1. Acknowledges receipt of a copy of the Support Agreement (the “Support Agreement”), dated as of July     , 2009, initially by and among FCStone Group, Inc., a Delaware corporation (“FCStone”), Sean M. O’Connor, Scott J. Branch and John Radziwill. Capitalized terms used herein not otherwise defined herein shall have the meaning given to such terms in the Support Agreement as in effect on the date hereof.

2. In accordance with Section 1.1 of the Support Agreement, agrees to be fully bound by all the terms, restrictions and requirements of the Support Agreement, which hereafter shall be binding upon and inure to the benefit of the Stockholder.

Name:
Number of Shares of INTL:

ANNEX D

OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

July 1, 2009

Board of Directors

International Assets Holding Corporation

220 East Central Parkway, Suite 2060

Altamonte Springs, FL 32701

Dear Members of the Board of Directors:

We understand that International Assets Holding Corporation (“IAHC”), International Assets Acquisition Corp., a wholly owned subsidiary of IAHC (“Sub”), and FCStone Group, Inc. (“FCStone”) propose to enter into a Merger Agreement (as defined below) pursuant to which, among other things, Sub will be merged with and into FCStone (the “Transaction”) and that, in connection with the Transaction, each issued and outstanding share of common stock, par value $0.0001, of FCStone (“FCStone Common Stock”) shall be automatically converted into the right to receive 0.2950 shares (the “Exchange Ratio”) of common stock, par value $0.01, of IAHC (“IAHC Common Stock”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Exchange Ratio is fair to IAHC from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements and documents:

a.	Execution Copy of the Agreement and Plan of Merger, dated as of July 1, 2009, by and among IAHC, Merger Sub and FCStone (the “Merger Agreement”);

b.	Execution Copy of the Support Agreement, dated as of July 1, 2009, by and among FCStone and Sean M. O’Connor, Scott J. Branch, John Radziwill and certain other affiliated shareholders of IAHC referred to therein;

c.	Form of Stock Option Agreement, dated as of July 1, 2009, by and between FCStone and IAHC; and

d.	Form of Amended and Restated Certificate of Incorporation of IAHC.

2.	reviewed certain publicly available business and financial information relating to IAHC and FCStone that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of IAHC and FCStone made available to us by IAHC and FCStone, including (a) financial projections (and adjustments thereto) prepared by or discussed with the managements of IAHC and FCStone relating to IAHC for the fiscal years ending 2009 through 2011, and relating to FCStone for the fiscal years ending 2009 through 2013, including projections relating to FCStone’s underfunded pension obligations, and (b) certain forecasts and estimates of potential cost savings expected to result from the Transaction, as prepared by the management of IAHC (the “Synergies”);

4.	spoken with certain members of the managements of IAHC and FCStone regarding the respective businesses, operations, financial condition and prospects of IAHC and FCStone, the Transaction and related matters;

5.	compared the financial and operating performance of IAHC and FCStone with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices for IAHC Common Stock and FCStone Common Stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	compared the relative contributions of FCStone and IAHC to certain financial statistics of the combined company on a pro forma basis;

9.	reviewed certain potential pro forma financial effects of the Transaction on earnings per share of IAHC; and

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, managements of IAHC and FCStone have advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of IAHC and FCStone, including the assumption that each company’s outstanding indebtedness will be refinanced on substantially similar terms to its existing indebtedness, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the management of IAHC, we have assumed that the estimated Synergies reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of IAHC and that the Synergies will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such Synergies or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of IAHC or FCStone since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which either of IAHC or FCStone may be a party (other than as specifically described herein with respect to the Transaction). We are not experts in the evaluation of provisions for bad debts and have not independently verified such provisions of FCStone or examined any individual extensions of credit. We assumed, with your consent, that the aggregate provision for bad debts set forth in the financial statements of FCStone are adequate to cover such losses and comply fully with applicable law and regulatory policy as of the date of such financial statements.

With respect to outstanding litigation involving FCStone, we have, at your instruction, relied, without independent verification, solely upon the judgment of the management of IAHC and its counsel as to the outcome of the litigation and its effect on the financial condition and results of operations of FCStone.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto. We have also assumed, with your consent, that the Transaction will be treated as a tax-free transaction. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of IAHC or FCStone, or otherwise have an effect on IAHC or FCStone or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of IAHC or FCStone or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which IAHC or FCStone are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which IAHC or FCStone are or may be a party or are or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of IAHC or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors of IAHC or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We are not expressing any opinion as to what the value of IAHC Common Stock actually will be when issued in connection with the Transaction or the price or range of prices at which IAHC Common Stock or FCStone Common Stock may be purchased or sold at any time.

This Opinion is furnished for the use and benefit of the Board of Directors of IAHC in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of IAHC, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, IAHC, FCStone or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to IAHC and FCStone and other participants in the Transaction and certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. IAHC has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of IAHC, its respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of IAHC or FCStone, or to any other party, except as expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for IAHC, FCStone or any other party or the effect of any other transaction in which IAHC, FCStone or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of IAHC’s, FCStone’s or any other party’s security holders vis-à-vis any other class or group of IAHC’s, FCStone’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not IAHC, FCStone, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of IAHC, FCStone or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by IAHC and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to IAHC, FCStone and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Merger Agreement is fair to IAHC from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX E

OPINION OF BMO CAPITAL MARKETS CORP.

Annex E

BMO Capital Markets Corp. 115 South LaSalle Street 35th Floor West Chicago, IL 60603

July 1, 2009

CONFIDENTIAL

Board of Directors

FCStone Group, Inc.

1251 NW Briarcliff Parkway

Kansas City MO 64116

Ladies and Gentlemen:

You have requested that BMO Capital Markets Corp. (“BMOCM” or “we”) render an opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than Buyer, Merger Sub and their respective affiliates) (collectively the “Stockholders”) of FCStone Group, Inc., a Delaware corporation (the “Company”), of the Exchange Ratio (as defined below) specified in the Agreement and Plan of Merger dated as of June 30, 2009 (the Merger Agreement) by and among International Assets Holding Corp. (“Buyer”), International Assets Acquisition Corp., a wholly-owned subsidiary of Buyer (“Merger Sub”) and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Company (the “Merger), with the Company surviving the Merger as a wholly-owned subsidiary of Buyer. Upon the effectiveness of the Merger, each outstanding share of common stock, par value $0.0001 per share, of the Company (other than shares held by Buyer, Merger Sub or their respective affiliates (“Buyer Shares”) will be converted into 0.2950x of a share of common stock, par value $0.01 per share, of Buyer (the “Exchange Ratio”). For purposes of this opinion, we have reviewed a draft of the Merger Agreement provided to us by the Company on June 30, 2009 and have assumed that the final form of this agreement will not differ in any material respect from the draft Merger Agreement provided to us.

Our opinion does not address the fairness of the consideration to be paid to Buyer, Merger Sub or any of their respective affiliates in respect of any Buyer Shares. We have assumed that all of the conditions to the Merger will be satisfied and that the Merger and related transactions will be consummated on the terms reflected in the Merger Agreement, without waiver or amendment thereof.

In arriving at our opinion set forth below, we have, among other things:

(1) reviewed the draft Merger Agreement;

(2) reviewed the Company’s Form 10-K and related financial information included therein for the fiscal years ended August 31, 2008, and August 31, 2007, and the Company’s 10-Q for the quarter ended February 28, 2009, in addition to selected unaudited financial information for the quarter ending May 31;

(3) reviewed Buyer’s Form 10-K and related financial information included therein for the fiscal years ended September 30, 2008 and September 30, 2007, and the Company’s 10-Q for the quarter ended March 31, 2009;

(4) reviewed certain financial and operating information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Buyer, including estimated synergies, furnished to us by the Company and Buyer;

(5) conducted discussions with members of senior management of the Company and Buyer concerning their respective operations, financial condition and prospects;

Board of Directors

FCStone, Inc.

July 1, 2009

(6) reviewed the relative contribution of earnings, cash flow, equity, and equity values of the Company and Buyer to the resulting entity;

(7) reviewed historical stock prices of the common stock of the Company and Buyer;

(8) reviewed the pro forma impact of the Merger on the Company, based on assumptions relating to transaction expenses, purchase accounting assumptions and cost savings determined by senior management of the Company and Buyer;

(9) performed discounted cash flow analyses for the Company and Buyer; and

(10) reviewed such other financial studies and performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Buyer or their representatives or advisors or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Buyer, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of the Company or Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to financial projections, including estimated synergies, for the Company and Buyer, we have been advised by the Company and Buyer, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgments of senior management of the Company and Buyer of the expected future competitive, operating and regulatory environments and related financial performance of the Company and Buyer. We express no opinion with respect to such projections, including estimated synergies, or the assumptions on which they are based. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company or Buyer.

Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion.

Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the Merger or related transactions and proposals. Our opinion relates solely to the fairness, from a financial point of view, to the Stockholders of the Exchange Ratio. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger, nor do we express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement. We are not experts in, and this opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction, including, without limitation, whether or not the transactions contemplated by the Merger Agreement constitute a change of control under any contract or agreement to which the Company, Buyer or any of their respective subsidiaries is a party. We have relied solely on the Company’s legal, tax and accounting advisors for such matters.

Board of Directors

FCStone, Inc.

July 1, 2009

We will receive a fee for rendering this opinion, which fee will not be contingent on the completion of the Merger. In addition, BMOCM has acted as financial advisor to the Company with respect to the Merger and will receive a fee for such services, a substantial portion of which fee payable to BMOCM is contingent upon the successful completion of the Merger.

In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are providing, and have in the past provided, certain investment banking services to the Company or its affiliates, and certain of our affiliates are providing, and may have in the past provided, corporate banking services to the Company, or its affiliates from time to time, and we or our affiliates may provide investment and corporate banking services to the Company, Buyer and their respective affiliates in the future for which we or they may have received or will receive customary fees. In particular, BMOCM was lead underwriter on the Company’s April 2007 initial public offering of common stock and a subsequent secondary offering of common stock. Additionally, BMOCM was the Syndication Agent and a lender for the Company’s (1) $75 million unsecured, 364 day committed revolver, which replaced a similar $250 million facility for which BMOCM acted in a similar capacity, and (2) $55 million subordinated debt facility. BMOCM provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or its affiliates for its own account and for the accounts of customers.

Our opinion has been approved by a fairness opinion committee of BMOCM. Our opinion has been prepared at the request and solely for the benefit and use of the Board of Directors of the Company in evaluating the fairness, from a financial point of view, to the Stockholders of the Exchange Ratio. Our opinion may not be relied upon by any other person (including, without limitation, any securityholder or creditor of the Company) or used for any other purpose. Our opinion may not be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Stockholders.

Very truly yours,

BMO Capital Markets Corp.

ANNEX F

AMENDMENT TO CERTIFICATE OF

INCORPORATION OF INTERNATIONAL

ASSETS TO INCREASE THE AUTHORIZED

NUMBER OF SHARES OF COMMON STOCK

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INTERNATIONAL ASSETS HOLDING CORPORATION

INTERNATIONAL ASSETS HOLDING CORPORATION, a corporation organized and existing under the General Corporation law of the State of Delaware does hereby certify:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 26, 1987.

TWO: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article 4(a) shall be amended to remove the following provisions in their entirety:

“(a) Number and Class of Shares Authorized: Par Value. The Corporation is authorized to issue the following shares of capital stock:

(i) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 17,000,000 with a par value of $0.01 per share.

(ii) Preferred Stock: The aggregate number of shares of preferred Stock which the Corporation shall have the authority to issue is 1,000,000 with a par value of $0.01 per share.”

Article 4(a) shall be amended to add the following provisions in their entirety to the existing provisions of Article 4(a):

“(a) Number and Class of Shares Authorized: Par Value. The Corporation is authorized to issue the following shares of capital stock:

(i) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 30,000,000 with a par value of $0.01 per share.

(ii) Preferred Stock: The aggregate number of shares of preferred Stock which the Corporation shall have the authority to issue is 1,000,000 with a par value of $0.01 per share.”

THREE: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the corporation for their consideration and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware at a special meeting of the stockholders.

IN WITNESS WHEREOF, INTERNATIONAL ASSETS HOLDING CORPORATION has caused this CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chief Executive Officer this [    ] day of [                    ], 2009.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:
Sean O’Connor, its Chief Executive Officer

F-1

ANNEX G

AMENDMENT TO CERTIFICATE

OF INCORPORATION OF INTERNATIONAL ASSETS

TO ESTABLISH A CLASSIFIED BOARD

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INTERNATIONAL ASSETS HOLDING CORPORATION

INTERNATIONAL ASSETS HOLDING CORPORATION, a corporation organized and existing under the General Corporation law of the State of Delaware does hereby certify:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 26, 1987.

TWO: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

A new Article [    ] shall be added that shall provide as follows:

“[    ]. Board of Directors.

(a) The number of directors of the Corporation shall be as follows:

(i) The number of directors of the Corporation shall be fixed at thirteen (13) until the first annual meeting of shareholders that occurs after December 31, 2011 (the “2012 Annual Meeting”);

(ii) The number of directors of the Corporation shall be reduced to, and fixed at, eleven (11) commencing as of the 2012 Annual Meeting and continuing until the first annual meeting of shareholders that occurs after December 31, 2012 (the “2013 Annual Meeting”);

(iii) The number of directors of the Corporation shall be reduced to, and fixed at, nine (9) commencing as of the 2013 Annual Meeting, and shall thereafter be fixed from time to time by resolution of the Board of Directors, provided, however that the number of directors fixed by the Board of Directors shall not be less than five (5) or more than twenty-five (25).

(b) Until the 2013 Annual Meeting, the Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III. The number of directors in each Class shall be as follows:

(i) Until the 2012 Annual Meeting, Class I shall have four (4) members, Class II shall have four (4) members; and Class III shall have five (5) members;

(ii) Commencing as of the 2012 Annual Meeting and continuing until the 2013 Annual Meeting, Class I shall have four (4) members, Class II shall have four (4) members; and Class III shall have three (3) members.

(c) The members of Class I shall initially serve for a term expiring at the first annual shareholders meeting that occurs after December 31, 2009 (the “2010 Annual Meeting”), and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(d) The members of Class II shall initially serve for a term expiring at the first annual shareholders meeting that occurs after December 31, 2010 (the “2011 Annual Meeting”), and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(e) The members of Class III shall initially serve for a term expiring at the 2012 Annual Meeting, and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(f) Commencing as of the 2013 Annual Meeting, the Board of Directors shall no longer be classified, and directors elected at any annual meeting of shareholders shall serve until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.

(g) Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next annual meeting of stockholders.”

G-1

THREE: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the corporation for their consideration and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware at a special meeting of the stockholders.

IN WITNESS WHEREOF, INTERNATIONAL ASSETS HOLDING CORPORATION has caused this CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chief Executive Officer this [    ] day of [                    ], 2009.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:
Sean O’Connor, its Chief Executive Officer

G-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, we are required to indemnify any present or former officer or director against expenses reasonably incurred by the officer or director in connection with legal proceedings in which the officer or director becomes involved by reason of being an officer or director if the officer or director is successful in the defense of such proceedings. Section 145 also provides that we may indemnify an officer or director in connection with a proceeding against which he or she is not successful in defending if it is determined that the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, and in the case of a criminal action, if it is determined that the officer or director had no reasonable cause to believe his or her conduct was unlawful. Liabilities for which an officer or director may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses incurred in connection with such proceedings. In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to us (except for expenses allowed by a court).

Pursuant to the provisions of Article VII of our bylaws, we are required to indemnify our officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, our bylaws generally state that an officer or director will be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with any threatened, pending or completed action, suit or proceeding, provided that (i) such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests; and (ii) with respect to criminal actions or proceedings, such officer or director had no reasonable cause to believe his conduct was unlawful. With respect to stockholder derivative actions, our bylaws generally state that an officer or director will be indemnified against expenses actually and reasonably incurred by the officer or director in connection with the defense or settlement of any threatened, pending or completed action or suit provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, except that no indemnification (except for indemnification allowed by a court) will be made with respect to any claim, issue or matter as to which such officer or director has been adjudged to be liable for negligence or misconduct in the performance of the officers or director’s duty to us. Our bylaws also provide that under certain circumstances, we will advance expenses for the defense of any action for which indemnification may be available.

Additionally, pursuant our certificate of incorporation, a director is not personally liable to us or any of our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability resulting from (i) any breach of the director’s duty of loyalty to us or to our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) violation of Section 174 of the Delaware General Corporation Law, which generally holds directors liable for unlawful dividends, stock purchases or stock redemptions in the event of our dissolution or insolvency; or (iv) any transaction from which the director derived an improper personal benefit.

The indemnification provided by the Delaware General Corporation Law, our certificate of incorporation, and our bylaws is not exclusive of any other rights to which our directors or officers may be entitled. We also carry directors’ and officers’ liability insurance.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.    Description of Exhibit

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger and Reorganization, dated as of July 1, 2009, among International Assets Holding Corporation, International Assets Acquisition Corp., and FCStone Group Inc. (included as Annex A to the joint proxy statement/prospectus).

3.1	Restated Certificate of Incorporation of International Assets Holding Corporation

3.2	Certificate of Amendment to Certificate of Incorporation of International Assets Holding Corporation

3.3	Amended and Restated Bylaws of International Assets, Holding Corporation, as amended (previously filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q filed with the SEC on August 17, 2007, and incorporated herein by reference).

4.1*	FCStone Group, Inc. 2006 Equity Incentive Plan (filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed by FCStone Group, Inc. on June 12, 2006 and incorporated by reference herein).

5.1*	Opinion of Shutts & Bowen LLP regarding the legality of the securities.

8.1*	Opinion of Shutts & Bowen LLP regarding tax matters.

8.2*	Opinion of Stinson Morrison Hecker LLP regarding tax matters.

10.1	Stock Option Agreement dated as of July 1, 2009 between International Assets, Inc. and FCStone Group Inc. (included as Annex B to the joint proxy statement/prospectus).

10.2	Support Agreement July 1, 2008 between FCStone Group Inc. and certain stockholders of International Assets, Holding Corporation (included as Annex C to the joint proxy statement/prospectus).

10.3	Uncommitted Credit Agreement dated as of April 30, 2007 among INTL Commodities Inc., Fortis Capital Corp., and certain Lenders named therein

10.4	Fifth Amendment to Credit Agreement and Agreement Regarding Departing Lenders dated as of June 26, 2009 among INTL Commodities Inc., Fortis Bank SA/NV, Fortis Capital Corp., and certain Lenders named therein

10.5	Amended and Restated Credit Agreement dated as of July 31, 2007 among International Assets Holding Corporation, INTL Commodities, Inc. and Bank of America

10.6	First Amendment to Amended and Restated Credit Agreement dated July 29, 2008 among International Assets Holding Corporation, INTL Commodities, Inc. and Bank of America

10.7	Credit and Security Agreement dated as of December 8, 2006 between INTL Global Currencies Limited and Bank of America

10.8	First Amendment to Credit and Security Agreement dated as of February 29, 2008 between INTL Global Currencies Limited and Bank of America

10.9	Second Amendment to Credit and Security Agreement dated as of July 29, 2008 between INTL Global Currencies Limited and Bank of America

Exhibit Number	Description of Exhibit

21.1	List of Subsidiaries of International Assets Holding Corporation

23.1	Consent of Rothstein Kass & Company, P.C., independent registered public accounting firm, with respect to International Assets Holding Corporation

23.2	Consent of KPMG LLP, independent registered public accounting firm, with respect to FCStone Group, Inc.

23.4*	Consent of Shutts & Bowen LLP (set forth in Exhibit 5.1).

23.5*	Consent of Shutts & Bowen LLP (set forth in Exhibit 8.1).
23.6*	Consent of Stinson Morrison Hecker (set forth in Exhibit 8.2).

24.1	Powers of Attorney (see page II-5 to the Registration Statement on Form S-4)

99.1*	Form of International Assets Proxy.

99.2*	Form of FCStone Proxy.

99.3*	Form of FCStone ESOP Voting Instruction Form

99.4	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

99.5	Consent of BMO Capital Markets, Inc.

99.6	Consent of Paul G. Anderson to be named as a director of the combined company.

99.7	Consent of Brent Bunte, to be named as a director of the combined company.

99.8	Consent of Jack Friedman, to be named as a director of the combined company.

99.9	Consent of Daryl Henze, to be named as a director of the combined company.

99.10	Consent of Bruce Krehbiel, to be named as a director of the combined company.

99.11	Consent of Eric Parthemore, to be named as a director of the combined company.

*	to be filed by amendment

(1)	The exhibits and schedules to this agreement were omitted by International Assets. International Assets. agrees to furnish any exhibit or schedule to this agreement supplementally to the Securities and Exchange Commission upon written request.

(2)	Management contract or compensatory plan or arrangement

ITEM 22.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 27, 2009.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:	/S/ SEAN M. O’CONNOR
Sean M. O’Connor, Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Sean M. O’Connor and Scott J. Branch, and each of them severally, the undersigned’s true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ SCOTT J. BRANCH Scott J. Branch	Director and President	July 27, 2009

/S/ JOHN M. FOWLER John M. Fowler	Director	July 27, 2009

/S/ ROBERT A. MILLER Robert A. Miller	Director	July 27, 2009

/S/ SEAN M. O’CONNOR Sean M. O’Connor	Director and Chief Executive Officer	July 27, 2009

/S/ JOHN RADZIWILL John Radziwill	Director	July 27, 2009

/S/ DIEGO J. VEITIA Diego J. Veitia	Director and Chairman of the Board	July 27, 2009

/S/ JUSTIN R. WHEELER Justin R. Wheeler	Director	July 27, 2009

/S/ BRIAN T. SEPHTON Brian T. Sephton	Chief Financial Officer and Treasurer	July 27, 2009

EXHIBITS INDEX

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of International Assets Holding Corporation

3.2	Certificate of Amendment to Certificate of Incorporation of International Assets Holding Corporation

10.3	Uncommitted Credit Agreement dated as of April 30, 2007 among INTL Commodities Inc., Fortis Capital Corp., and certain Lenders named therein

10.4	Fifth Amendment to Credit Agreement and Agreement Regarding Departing Lenders dated as of June 26, 2009 among INTL Commodities Inc., Fortis Bank SA/NV, Fortis Capital Corp., and certain Lenders named therein

10.5	Amended and Restated Credit Agreement dated as of July 31, 2007 among International Assets Holding Corporation, INTL Commodities, Inc. and Bank of America

10.6	First Amendment to Amended and Restated Credit Agreement dated July 29, 2008 among International Assets Holding Corporation, INTL Commodities, Inc. and Bank of America

10.7	Credit and Security Agreement dated as of December 8, 2006 between INTL Global Currencies Limited and Bank of America

10.8	First Amendment to Credit and Security Agreement dated as of February 29, 2008 between INTL Global Currencies Limited and Bank of America

10.9	Second Amendment to Credit and Security Agreement dated as of July 29, 2008 between INTL Global Currencies Limited and Bank of America

21.1	List of Subsidiaries of International Assets Holding Corporation

23.1	Consent of Rothstein Kass & Company, P.C., independent registered public accounting firm, with respect to International Assets Holding Corporation

23.2	Consent of KPMG LLP, independent registered public accounting firm, with respect to FCStone Group, Inc.

24.1	Powers of Attorney (see page II-5 to the Registration Statement on Form S-4)

99.4	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

99.5	Consent of BMO Capital Markets Corp.

99.6	Consent of Paul G. Anderson to be named as a director of the combined company

99.7	Consent of Brent Bunte, to be named as a director of the combined company

99.8	Consent of Jack Friedman, to be named as a director of the combined company

99.9	Consent of Daryl Henze, to be named as a director of the combined company

99.10	Consent of Bruce Krehbiel, to be named as a director of the combined company

99.11	Consent of Eric Parthemore, to be named as a director of the combined company